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Filed Pursuant to Rule 424(B)(3)
Registration no. 333-138425

Prospectus

$190,000,000

Offer to Exchange
Floating Rate Senior Notes due 2011,
which have been registered under the Securities Act of 1933, for any and all outstanding
Floating Rate Senior Notes due 2011,
which have not been registered under the Securities Act of 1933, of

MxEnergy Holdings Inc.

  •
  We will exchange all original notes that are validly tendered and not withdrawn before the end of the exchange offer for an equal principal amount of new notes that we have registered under the Securities Act of 1933.

  •
  The new notes are substantially identical to the original notes except that, unlike the original notes, the new notes will have no transfer restrictions or registration rights.

  •
  This exchange offer expires at 5:00 p.m., New York City time, on August 31, 2007, unless extended.

  •
  No public market exists for the original notes or the new notes. We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system.

  •
  The new notes will be general unsecured obligations and will rank equally with all of our existing and future unsecured debt.

  •
  All of our domestic restricted subsidiaries will fully and unconditionally guarantee the new notes on a senior basis. The new guarantees will be unsecured obligations of our subsidiary guarantors ranking equally with all their existing and future unsecured senior debt.

  •
  The new notes and the new guarantees will be effectively subordinated to all of our and our subsidiary guarantors' secured debt to the extent of the value of the assets securing such debt.

        See "Risk Factors" beginning on page 13 for a discussion of the risks that holders should consider prior to making a decision to exchange original notes for new notes.

        Each broker-dealer that receives the new notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with the resale of the new notes. If the broker-dealer acquired the original notes as a result of market making or other trading activities, the broker-dealer may use the prospectus for the exchange offer, as supplemented or amended, in connection with the resale of the new notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 1, 2007.

        This prospectus incorporates important business and financial information about the company that is not included in or delivered with this prospectus. Such information is available without charge to security holders upon written or oral request. Please send written requests to the Chief Financial Officer at MxEnergy Holdings Inc., 595 Summer Street, Suite 300, Stamford, Connecticut 06901 or call (203) 356-1318. To obtain timely delivery, security holders must request the information no later than August 24, 2007 which is five business days before the expiration date of the exchange offer.

TABLE OF CONTENTS

Market and Industry Data	i
Prospectus Summary	1
Risk Factors	13
Special Note Regarding Forward-Looking Statements	25
The Exchange Offer	27
Use of Proceeds	37
Capitalization	38
Unaudited Pro Forma Condensed Consolidated Financial Statements	39
Selected Historical Financial and Other Data of MXenergy	46
Selected Historical Financial and Other Data of SESCo	49
Management's Discussion and Analysis of Financial Condition and Results of Operations	50
Industry Overview	76
Business	79
Management	96
Security Ownership of Certain Beneficial Owners and Management	109
Certain Relationships and Related Transactions	112
Description of Other Indebtedness	114
Description of New Notes	117
Material U.S. Federal Income Tax Consequences	150
Plan of Distribution	156
Legal Matters	157
Experts	157
Where You Can Find More Information	157
Index to Consolidated Financial Statements and Financial Statement Schedule	F-1

MARKET AND INDUSTRY DATA

        Market and industry data and other statistical information and forecasts used in this prospectus, including information relating to our relative position in our industry, is based on publicly available industry and government publications. Some of the data, statistical information and forecasts are also based on our good faith estimates, which are derived from management's review of internal surveys, and other independent sources and publicly available information. Market share data and other market capacity data are generally based upon information from customers and internal estimates derived from information gathered by our sales and marketing force in connection with their roles, although occasionally local distribution companies have disclosed relative market shares of participants.

i

PROSPECTUS SUMMARY

        This summary highlights information appearing in other sections of this prospectus. This summary is not complete and may not contain all of the information you should consider prior to making a decision to exchange original notes for new notes. You should read this entire prospectus carefully, including the "Risk Factors" section beginning on page 13 and the financial statements and related notes included elsewhere in this prospectus.

        In this prospectus, the term "Issuer" refers to MxEnergy Holdings Inc., a Delaware corporation and the issuer of the original notes and the new notes, the term "MXenergy" refers to the Issuer and its subsidiaries before giving effect to the acquisition of the assets of Shell Energy Services Company, L.L.C., a Delaware limited liability company which is referred to herein as "SESCo," which acquisition took place on August 1, 2006. Unless the context requires otherwise, the terms "Company," "we," "us," "our," or similar terms, refer to MXenergy after giving effect to the acquisition of the SESCo assets.

        In this prospectus, the term "original notes" refers to the Issuer's Floating Rate Senior Notes due 2011 which are not registered under the Securities Act of 1933, as amended, or the Securities Act, and the term "new notes" refers to the Issuer's Floating Rate Senior Notes due 2011 which have been registered under the Securities Act. The original notes and the new notes are collectively referred to in this prospectus as the "notes."

        References in this prospectus to "RCEs" refer to residential customer equivalents, each of which represents a natural gas customer with a standard consumption of 100 MMBtus per year or an electricity customer with a standard consumption of 10 MWhrs per year. This represents the approximate amount of natural gas or power used by a typical household in the northeastern United States. "MMBtu" refers to a million British thermal units, a standard unit of heating equivalent measure for natural gas. A unit of heat equal to 1,000,000 Btus, or 1 MMBtu, is the thermal equivalent of almost 1,000 cubic feet of natural gas. "MWhrs" refers to a million watt hours or a thousand kilowatt hours, which is the amount of electric energy produced or consumed in one hour expressed in megawatts.

The Company

Overview

        We are an independent energy provider of retail natural gas and electric power to residential and commercial customers in deregulated markets in the U.S. and Canada. MXenergy has natural gas customers located in 28 market areas across 11 states and Ontario and British Columbia, Canada, and electricity customers in 13 market areas in Massachusetts, New York, Connecticut and Texas.

        We provide customers a choice in natural gas and electricity supply with alternative price structures. We principally market two products: (i) fixed price contracts with terms of up to three years that provide consumers with price protection against fluctuations in natural gas and electricity prices and (ii) variable price contracts that are usually priced competitively with the price offered by the region's incumbent utility. We derive margin or gross profit from the difference between the price at which we are able to sell natural gas or electricity to customers and the price at which we purchase the offsetting volumes. Both natural gas and electricity are supplied to the consumer using the distribution infrastructure of the respective local distribution company, or LDC, which is the natural gas distributor for a particular geographic franchise area.

        It is our policy to match the estimated requirements of fixed price customers by purchasing or hedging offsetting volumes of natural gas and electricity in advance of entering into a fixed price contract with our customers. Due to the price volatility of natural gas and electricity, we believe it more prudent to purchase anticipatory hedges in line with short term marketing estimates for sales of fixed price contracts to residential and small commercial customers instead of purchasing hedges after such sales are made. Any unused anticipatory hedges are typically sold within a short period of time or the volumes are applied toward fixed price customers whose contracts come up for renewal. In addition, our forward hedged volumes are reduced by the amount of attrition we expect to realize over the customers' contract terms. By following a policy of purchasing or hedging all estimated fixed price customer supply obligations in advance, we are able to achieve more stable and predictable cash flows.

        We have grown both organically and through acquisitions, having completed eight acquisitions since 1999, including the acquisition of SESCo's assets (see discussion below).

Recent Developments

        On August 1, 2006, MXenergy acquired substantially all of the assets of SESCo, a wholly owned subsidiary of Shell Oil Company, serving primarily residential and small commercial markets. As of August 1, 2006, SESCo supplied natural gas to approximately 315,000 residential and small commercial residential customer equivalents, or RCEs, in the deregulated markets of Georgia and Ohio. Such transaction is referred to herein as the SESCo acquisition. In addition to expanding MXenergy's relationships with customers in two LDC markets it already serves in Ohio, the SESCo acquisition also expanded MXenergy's operations in Ohio to include customers in the service territory of Vectren Energy Delivery of Ohio, or Vectren, and added Georgia to the list of states in which MXenergy operates. We consummated the SESCo acquisition with the proceeds from a $190.0 million senior unsecured loan, referred to herein as the bridge loan. On August 4, 2006, we sold $190.0 million aggregate principal amount of Floating Rate Senior Notes due 2011, referred to herein as the notes, in a Rule 144A offering. The net proceeds from the sale of the notes were used to repay the bridge loan. The aggregate consideration payable in connection with the purchase equaled approximately $126.0 million. See Note 3 to our March 31, 2007 consolidated financial statements included elsewhere in this prospectus.

        Concurrently with the closing of the SESCo acquisition, we entered into a committed exclusive hedge facility with Société Générale, referred to herein as the hedge facility. The hedge facility has an initial term of two years with subsequent one year renewal terms. The hedge facility provides us with the ability to enter into financial swaps based on settlement prices of the New York Mercantile Exchange, or NYMEX, natural gas contract for the Henry Hub delivery point as well as basis swaps settled against widely published indices for a tenor of up to 39 months. The hedge facility is secured by a first lien on customer contracts and a second lien on substantially all other assets of the Company. Through June 30, 2007, we procured the majority of our physical supply for customers in LDC markets where MXenergy operated prior to the SESCo acquisition under our agreement with Virginia Power Energy Marketing, or VPEM. Beginning July 1, 2007, we are able to purchase from a portfolio of approximately 30 energy suppliers under standard North American Energy Standards Board, or NAESB, contracts.

        Concurrently with the SESCo acquisition, we amended and restated our existing credit facility with Société Générale and a syndicate of lenders. The amended and restated revolving credit facility, which is referred to herein as the revolving credit facility, provides up to $280.0 million of borrowing availability and is secured by a second priority lien on customer contracts and a first priority lien on substantially all of our and our subsidiaries' other existing and future assets.

        In this prospectus, the offering of the notes, the funding and repayment of the bridge loan, the SESCo acquisition and the payment of related fees and expenses are referred to as the Transactions.

        During April 2007, we obtained our power marketer license to market electricity in the State of Connecticut, and began offering power in Connecticut in May 2007. In May 2007, the Company, through its subsidiary MxEnergy Electric Inc., acquired substantially all of the assets of Vantage Power Services, L.P., or Vantage, and began supplying power to approximately 12,000 former RCEs of Vantage in and around Houston, Dallas/Ft. Worth and Corpus Christi, Texas.

        On May 1, 2007, we commenced an exchange offer for the original notes. On May 30, 2007, we announced that we were restating our interim financial statements for the three and six months ended December 31, 2006 and were indefinitely extending the expiration date of the exchange offer. The exchange offer was terminated on June 27, 2007. Pursuant to the registration rights agreement relating to the notes, the interest rate applicable to the original notes increased by 0.25% per annum effective as of June 1, 2007 because we did not complete the exchange offer by the 300th day following the issue date of the original notes. If we do not complete the exchange offer by August 29, 2007, the interest rate applicable to the original notes will increase another 0.25% per annum beginning on August 30, 2007. Once the exchange offer is completed, the notes will no longer accrue additional interest.

        On June 22, 2007, we launched a cash tender offer to purchase any or all of the outstanding original notes. In connection with the tender offer, we are soliciting consents to effect certain proposed amendments to the indenture governing the notes. The tender offer and consent solicitation may be amended or supplemented from time to time. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement and a related Letter of Transmittal and Consent, each dated as of June 22, 2007 and which may be amended or supplemented from time to time, which more fully set forth the terms and conditions of the tender offer and consent solicitation. The tender offer will expire at midnight on July 31, 2007, unless extended. There can be no assurance that the tender offer and consent solicitation will be completed.

        We have initiated an auction process with the goal of identifying a prospective purchaser of all or substantially all of the stock of the Issuer and thereafter entering into definitive documentation pursuant to which the prospective purchaser will acquire all or substantially all of the stock of the Issuer. We have received first round indications of interest from several parties, none of which is binding. The closing of the tender offer is conditioned upon the completion of a transaction resulting from the auction process. There can be no assurance that any transaction resulting from the auction process will be completed prior to the expiration of the tender offer or at all.

Competitive Strategies

        Our retail energy sales depend upon our ability to identify and enter profitable, deregulated, retail energy markets, manage the cost of customer acquisitions, integrate acquired businesses successfully, retain customers and attract new customers in our existing markets. The principal components of our strategy are to:

  •
  offer a competitively priced product;

  •
  maintain prudent and proven hedging and risk management policies;

  •
  build and maintain an excellent commodity supply team;

  •
  pursue organic growth and opportunistic acquisitions;

  •
  maintain a low cost operating structure;

  •
  uphold high customer service standards; and

  •
  leverage our investment in information systems.

        Our principal executive offices are located at 595 Summer Street, Stamford, CT 06901, and our telephone number is (203) 356-1318. Our website address is www.mxenergy.com. The information on our website is not deemed to be part of this prospectus.

The Exchange Offer

        The summary below describes the principal terms of the new notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of New Notes" section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

        We previously commenced an exchange offer for the original notes which was subsequently terminated. The terms and conditions of this exchange offer are identical to those of the prior exchange offer except for the expiration date.

The Exchange Offer	We are offering to exchange up to $190,000,000 aggregate principal amount of our new Floating Rate Senior Notes due 2011 for up to $190,000,000 aggregate principal amount of our original Floating Rate Senior Notes due 2011, which are currently outstanding. Original notes may only be exchanged in $1,000 principal increments. In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged promptly upon such expiration. Any original notes not accepted for tender for any reason will be returned promptly after termination or expiration of the exchange offer.
Resales Without Further Registration
We believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended, or the Securities Act, provided that:
	•	you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;
•
you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the new notes issued to you in the exchange offer in violation of the provisions of the Securities Act; and
	•	you are not our "affiliate," as defined under Rule 405 of the Securities Act.

Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be deemed to be a statutory underwriter within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

The letter of transmittal states that, by so acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to use our reasonable best efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for a period of 90 days after the date of this prospectus for use in connection with any such resale. See "Plan of Distribution."
Expiration Date	5:00 p.m., New York City time, on August 31, 2007, unless we extend the exchange offer.
Accrued Interest on the New Notes and Original Notes
The new notes will bear interest from August 1, 2007 or the last interest payment date on which interest was paid on the original notes surrendered in exchange therefor. Holders of original notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such original notes accrued to the date of issuance of the new notes.
Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions which we may waive. See "The Exchange Offer—Conditions."
Procedures for Tendering Original Notes
Each holder of original notes wishing to accept the exchange offer must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or if the original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent's message to the exchange agent at the address listed in this prospectus. You must mail or otherwise deliver the required documentation together with the original notes to the exchange agent.

Special Procedures for Beneficial Holders
If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact such registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your original notes, either arrange to have your original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
Guaranteed Delivery Procedures	You must comply with the applicable guaranteed delivery procedures for tendering if you wish to tender your original notes and:
	•	your original notes are not immediately available; or
	•	time will not permit your required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer; or
	•	you cannot complete the procedures for delivery by book-entry transfer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.
Withdrawal Rights	You may withdraw your tender of original notes at any time prior to 5:00 p.m., New York City time, on the date the exchange offer expires.
Failure to Exchange Will Affect You Adversely
If you are eligible to participate in the exchange offer and you do not tender your original notes, you will not have further exchange or registration rights and your original notes will continue to be subject to restrictions on transfer under the Securities Act. Accordingly, the liquidity of the original notes will be adversely affected.
Material United States Federal Income Tax Consequences	The exchange of original notes for new notes pursuant to the exchange offer will not result in a taxable event. Accordingly, we believe that:
	•	no gain or loss will be realized by a United States holder upon receipt of a new note;
	•	holder's holding period for the new notes will include the holding period of the original notes; and
	•	the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the original notes exchanged at the time of such exchange.
See "Material U.S. Federal Income Tax Consequences."

Exchange Agent
Deutsche Bank Trust Company Americas is serving as exchange agent in connection with the Exchange Offer. Deliveries by hand, registered, certified, first class or overnight mail should be addressed to DB Services Tennessee, Inc., Reorganization Unit, P.O. Box 292737, Nashville, TN 37229-2737, Reference: MxEnergy Holdings Inc. Exchange. For information with respect to the Exchange Offer, contact the Exchange Agent at telephone number (800) 735-7777 or facsimile number (615) 835-3701.
Use of Proceeds	We will not receive any proceeds from the exchange offer. See "Use of Proceeds."

        On June 22, 2007, we commenced a cash tender offer to purchase any or all of the outstanding original notes. Holders of original notes may either tender their original notes in the tender offer and consent solicitation or exchange their original notes in the exchange offer, but are not permitted to both tender their original notes in the tender offer and consent solicitation and exchange their original notes in the exchange offer. There can be no assurance that the tender offer and consent solicitation will be completed. However, we have agreed that if holders of a majority of the original notes tender their original notes in the tender offer and deliver their consents in the consent solicitation and the tender offer and consent solicitation are subsequently not completed, we will commence another exchange offer similar to this exchange offer so that holders of original notes would have the opportunity to exchange their original notes for registered notes.

Summary of Terms of New Notes

        The exchange offer constitutes an offer to exchange up to $190,000,000 million aggregate principal amount of the new notes for up to an equal aggregate principal amount of the original notes. The new notes will be obligations of MxEnergy Holdings Inc. evidencing the same indebtedness as the original notes, and will be entitled to the benefit of the same indenture. The form and terms of the new notes are substantially the same as the form and terms of the original notes except that the new notes have been registered under the Securities Act. See "Description of New Notes."

Terms of New Notes

Issuer	MxEnergy Holdings Inc.
Notes Offered	The form and terms of the new notes will be the same as the form and terms of the original notes except that:
• the new notes will bear a different CUSIP number from the original notes;
• the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and
• you will not be entitled to any exchange or registration rights with respect to the new notes.

The new notes will evidence the same debt as the original notes. They will be entitled to the benefits of the indenture governing the original notes and will be treated under the indenture as a single class with the original notes. We refer to the new notes and the original notes collectively as the notes in this prospectus.
Maturity Date	August 1, 2011.
Interest Rate	The notes will bear interest at a rate of LIBOR plus 7.5% per annum. Interest on the notes will be reset semi-annually.
Interest Payment Dates	Interest will be paid on each February 1 and August 1. The first interest payment date on the new notes will be February 1, 2008.
Subsidiary Guarantees	Each of the Issuer's domestic subsidiaries will jointly and severally, fully and unconditionally guarantee the notes on a senior basis.
Ranking	The original notes are, and the new notes will be:
• senior unsecured obligations of the Issuer,
• rank equally in right of payment with the Issuer's existing and future senior unsecured obligations,
• senior to all of the Issuer's existing and future subordinated indebtedness, and

•
effectively subordinated to any of the Issuer's existing and future secured debt, to the extent of the value of the assets securing such debt, which debt would include amounts outstanding under our revolving credit facility.
The subsidiaries' guarantees of the original notes ranked, and the subsidiaries' guarantees of the new notes will rank:
	•	equally with existing and future senior unsecured obligations of such subsidiaries,
	•	senior to all existing and future subordinated indebtedness of such subsidiaries, and
	•	effectively subordinated to any of such subsidiaries' existing and future secured debt, to the extent of the value of the assets securing such debt.

At March 31, 2007, we had $11 million of borrowings outstanding under our credit facility with Denham Commodity Partners Fund LP, or Denham (formerly known as Sowood Commodity Partners Fund LP), in addition to the debt outstanding under the notes.
Optional Redemption	Except as described below, the Issuer cannot redeem the notes prior to maturity.
Optional Redemption After Equity Offerings	At any time (which may be more than once) on or before August 1, 2009, the Issuer may redeem up to 35% of the outstanding notes with money we raise in one or more equity offerings, as long as:
•
the Issuer pays 100% of the principal amount of the notes plus a premium equal to the rate per annum on the notes on the date on which the notice of redemption is given, plus accrued and unpaid interest to the redemption date;
	•	the Issuer redeems the notes within 90 days of completing the equity offering; and
	•	at least 65% of the aggregate principal amount of notes issued remains outstanding afterwards.
Original Issue Discount
The original notes were issued with original issue discount for U.S. federal income tax purposes. Thus, holders of the notes will generally be required to include the amounts representing the original issue discount in gross income for U.S. federal income tax purposes on a constant yield basis in advance of receipt of cash payments to which such income is attributable. See "Material U.S. Federal Income Tax Consequences."
Change of Control	If a change of control occurs, we must give holders of the notes the opportunity to sell us their notes at 101% of their face amount, plus accrued interest.

Asset Sale Proceeds
If the Issuer or its subsidiaries engage in an asset sale, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay senior secured debt or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued interest.
Certain Covenants	The indenture governing the notes contains certain covenants that, among other things, limit the Issuer's (and most or all of its subsidiaries') ability to:
	•	incur additional indebtedness or issue certain preferred shares;
	•	pay dividends on, redeem or repurchase our capital stock or make other restricted payments;
	•	make investments;
	•	create certain liens;
	•	sell certain assets;
	•	enter into agreements that restrict the ability of the Issuer's subsidiaries to make dividend or other payments to the Issuer;
	•	guarantee indebtedness;
	•	engage in transactions with affiliates;
	•	prepay, repurchase or redeem the notes;
	•	create or designate unrestricted subsidiaries; and
	•	consolidate, merge or transfer all or substantially all of the Issuer's or its subsidiaries' assets on a consolidated basis.
These covenants are subject to a number of important limitations and exceptions. See "Description of New Notes—Certain Covenants."
No Listing on any Securities Exchange	We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated system.
Risk Factors
You should carefully consider the information under "Risk Factors" beginning on page 13 of this prospectus and all other information included in this prospectus prior to making a decision to exchange original notes for new notes.

        For additional information regarding the notes, see the "Description of New Notes" section of this prospectus.

Comparison with Original Notes

Freely Transferable
The new notes will be freely transferable under the Securities Act by holders who are not restricted holders. Restricted holders are restricted from transferring the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. The new notes will be identical in all material respects (including interest rate, maturity and restrictive covenants) to the original notes, with the exception that the new notes will be registered under the Securities Act. See "The Exchange Offer."
Registration Rights
The holders of the original notes currently are entitled to certain registration rights pursuant to the registration rights agreement entered into on the issue date of the original notes by and among the Issuer, the subsidiary guarantors named therein and the initial purchasers named therein, including the right to cause the Issuer to register the original notes for resale under the Securities Act if the exchange offer is not consummated prior to the 300th day after August 4, 2006. However, pursuant to the registration rights agreement, such registration rights will expire upon consummation of the exchange offer. Accordingly, holders of original notes who do not exchange their original notes for new notes in the exchange offer will not be able to reoffer, resell or otherwise dispose of their original notes unless such original notes are subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available. Notwithstanding the foregoing, we have agreed that if holders of a majority of the original notes tender their original notes in the tender offer and deliver their consents in the consent solicitation and the tender offer and consent solicitation are subsequently not completed, we will commence another exchange offer similar to this exchange offer so that holders of original notes would have the opportunity to exchange their original notes for registered notes.

Ratio of Earnings to Fixed Charges

        The following table sets forth MXenergy's historical ratios of earnings to fixed charges for the periods indicated. The historical ratios are prepared on a consolidated basis in accordance with GAAP and, therefore, reflect all consolidated earnings and fixed charges.

        The ratio of earnings to fixed charges for each of the periods is determined by dividing earnings by fixed charges. Earnings consist of income (loss) from operations before income taxes, amortization of previously capitalized interest and fixed charges, exclusive of capitalized interest cost. Fixed charges consist of interest incurred, unrealized losses on interest rate swaps and amortization of deferred loan costs and hedge facility fees.

	Three Months Ended March 31, 2007		Nine Months Ended March 31, 2007	Year Ended June 30,
				2006	2005		2004		2003		2002
	(dollars in thousands)
Earnings before fixed charges:
Income (loss) before income taxes	$55,945		$(6,739)	$(66,783)	$41,230		$50,293		$22,460		$5,504
Interest and other debt expense	10,525		29,001	4,261	3,472		3,219		2,270		1,416
Estimated interest portion of rental expense	121		412	176	130		56		41		22

Earnings (loss) before fixed charges	$66,591		$22,674	$(62,346)	$44,832		$53,568		$24,771		$6,942

Fixed charges:
Interest and other debt expense	$10,525		29,001	$4,261	$3,472		$3,219		$2,270		$1,416
Estimated interest portion of rental expense	121		412	176	130		56		41		22

Total fixed charges	$10,646		$29,413	$4,437	$3,602		$3,275		$2,311		$1,438

Ratio of earnings to fixed charges(1)(2)	6.26	x	—	—	12.45	x	16.36	x	10.72	x	4.83	x

(1)
The ratio of earnings to fixed charges was less than one-to-one for the nine months ended March 31, 2007 and the year ended June 30, 2006. Earnings for such periods were insufficient to cover fixed charges by $6.7 million and $66.8 million, respectively.

(2)
On a pro forma basis after giving effect to the Transactions, the ratio of earnings to fixed charges would have been less than one-to-one for the nine months ended March 31, 2007 and the year ended June 30, 2006. Earnings for such periods would have been insufficient to cover fixed charges by $1.4 million and $92.2 million, respectively.

RISK FACTORS

        You should consider carefully the following risks and other information in this prospectus before you decide whether or not to exchange original notes for new notes. Any of the following risks could materially adversely affect our business, financial condition and operating results. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or which we currently deem to be immaterial may also materially and adversely affect our business, financial condition and operating results.

Risks Related To Our Business

We may not fully hedge our commodity supply or other market positions against changes in commodity prices and consumption volumes, and our risk management policies and hedging procedures may not work as planned, which would adversely affect our business.

        To provide energy to our customers, we purchase the relevant commodity in the wholesale energy markets, which are often highly volatile. It is our policy to match estimated requirements of our customers by purchasing offsetting volumes of natural gas and electricity. To lower our financial exposure related to commodity price fluctuations and changes in consumption volumes, we routinely enter into contracts to hedge our fixed price sale commitments, fuel requirements and inventory of natural gas, as well as fixed price sale commitments and line loss of electricity.

        We have contractual obligations to many of our customers to provide full requirements service and as a result, our hedging procedures require constant monitoring and adjustment. Failure to continue to use valid assumptions may lead to inappropriate hedging positions. In addition, there are a number of factors that are beyond our control, such as risk of loss from counterparties' nonperformance, volumetric risks related to customer demand and seasonal fluctuations. Although we try to purchase anticipatory hedges that represent volume we expect to sell to residential and small commercial customers for up to one month of projected marketing, we are exposed to the risk of a shortfall in marketing that could result in our purchases exceeding our supply commitments to those customers. We cannot fully protect ourselves against these factors and if our risk management policies are insufficient, this will have a detrimental effect on our business.

Our customers may terminate their contracts at any time, and the resulting attrition can result in a cost of cover for previously purchased fixed price hedges and physical supplies, which could have a negative impact on our financial results.

        Customers are subject to the terms of written contracts which are governed by the tariff rules of utilities and LDCs as well as regulations administered by public service commissions. Although our fixed price contracts with residential customers may have terms of up to three years, those customers may terminate their contracts at any time for a termination fee that, in most cases, is relatively modest and does not bear any relation to our costs or lost profit with respect to the remainder of the contract. Our small and mid-market commercial customers cannot terminate their fixed price contracts without triggering a damages provision designed to cover the cost related to the termination of those contracts. However, seeking to enforce contracts for relatively small volumes is often impractical. As a result, we depend on our hedging strategies to cover the costs related to terminations by residential and small commercial customers. To hedge effectively against terminations, we must, at the inception of the contracts, attempt to accurately forecast the number of residential and small commercial customers that will terminate their contracts prior to the end of their term. If we experience a number of cancellations greater than originally forecasted and if we are not able to replace terminating customers with new customers, our financial results may be negatively impacted.

We may not have sufficient liquidity to hedge market risks effectively or conduct our business which would adversely affect our financial condition.

        We enter into physical hedges and financial hedges for our natural gas supply obligations. MXenergy historically entered into financial hedges for its natural gas supply obligations, under agreements with VPEM, a wholly owned subsidiary of Dominion Resources Inc. Under our new hedge facility, we will enter into financial hedges for our supply with Société Générale. To date, we have been successful at negotiating arrangements that do not require us to provide cash margining for changes in the market value of forward positions. Under the hedge facility, we posted an initial $25.0 million of cash collateral, but no additional amounts are required for changes in market prices of the commodity unless our forward hedged positions exceed 65,000 MMBtu. In April 2007, we replaced the $25.0 million of cash collateral with a letter of credit. Under the hedge facility, we have the flexibility to either post cash collateral or issue a letter of credit as margin for the hedge facility. These hedging arrangements are for a limited duration and typically need to be renegotiated or replaced every two to five years. We may not be able to replace these agreements upon expiration under similar terms and may be required to provide guarantees, letters of credit, or additional cash collateral to protect counterparties against the risk of our default or insolvency.

        In addition, our contractual agreements with LDCs require us to maintain restricted cash balances or letters of credit as collateral for the performance risk associated with the future delivery of natural gas. These collateral requirements may increase as we grow our customer base. Additionally, we must post letters of credit with our natural gas and electricity supply providers. The amount of such credit support that must be provided typically is based on the volume of the commodity purchased in any given month. Significant movements in market prices can result in our being required to provide cash collateral and letters of credit in very large amounts. The effectiveness of our operations may be dependent on the amount of collateral available to enter into or maintain these contracts, and liquidity requirements may be greater than we anticipate or are able to meet. Without a sufficient amount of working capital to post as collateral in support of performance guarantees or as cash margin, we may not be able to manage price volatility effectively or to implement our strategy. An increase in demands from our counterparties to post letters of credit or cash collateral may negatively affect our liquidity position and financial condition.

Our financial results may fluctuate on a seasonal and quarterly basis and are susceptible to changing weather conditions and commodity price fluctuations.

        Our business is affected by weather. Consequently, our overall operating results may fluctuate substantially on a seasonal basis, and the pattern of this fluctuation may change depending on the nature and location of any customer we acquire and the terms of any contract to which we become a party. Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities.

        Generally, demand for electricity peaks in the summer and demand for gas peaks in the winter. Recent growth in natural gas-fired electric generation has introduced a secondary peak for natural gas in the summer. Typically, when winters are warmer than expected and summers are cooler than expected, demand for energy is lower, resulting in less electric and gas consumption than forecasted. Likewise, when winters are colder than expected or summers warmer, consumption may be greater than we have hedged and greater than we are able to meet with storage, swing supply or full requirements contracts that we have negotiated. Depending on prevailing market prices for electricity and gas, these and other unexpected conditions may reduce our sales or increase our costs and negatively impact our results of operations. We may experience lower consumption volumes and, therefore, lower sales. We may experience losses from the purchase of additional volumes at higher prices or the sale of excess volumes at prices below acquisition cost. Our failure to anticipate changing weather demands or to effectively manage our supply in response to changing demands could negatively impact our financial results.

        In addition, our marketing efforts may be hindered in a market where our offers are less competitive relative to price offerings of the utilities or other marketers. Utilities historically react more slowly to changing commodity prices, whereas our products generally reflect the prevailing market prices. These factors may result in less effective marketing or higher than anticipated attrition.

Integration of the SESCo assets into our operations may not be successful and our pro forma financial results may not reflect our results after such integration. If we are unable to successfully integrate the SESCO assets into our business, it may adversely affect our financial performance.

        The SESCo acquisition is the largest acquisition we have undertaken. In order to accommodate the new customers, we purchased and utilize the systems used by SESCo in Georgia and Ohio and moved MXenergy's existing Ohio customers onto such systems, as well. We have now transferred approximately 65% of our residential and small commercial business onto the systems used by SESCo. If we are unable to utilize successfully the SESCo systems and maintain the SESCo employees' expertise or train other personnel, our results of operations could suffer. We had never arranged physical supply for Georgia and it is the first market in which we have primary responsibility for direct customer billing of our commodity and LDC distribution charges. Prior to the closing of the SESCo acquisition, each SESCo residential customer in Georgia had the option not to continue the customer contract with us without penalty. As a result, we have experienced higher than usual customer attrition, which could have a negative impact on our financial results. In-contract customer attrition for the three and nine months ended March 31, 2007 was approximately 7% and 21%, respectively, resulting in an annualized rate of 28%. Results for the fourth quarter of fiscal 2007 continued to be impacted by above average annualized in-contract customer attrition of approximately 26%, although in-contract customer attrition has generally improved every month since December 2006.

The accounting for our hedging activities may increase the volatility in our quarterly and annual financial results.

        We engage in price-risk management activities related to our natural gas and electricity purchases in order to economically hedge our exposure to commodity price risk. Through the use of financial and physical derivative contracts, we attempt to balance our physical and financial purchases and sales commitments. These derivatives are accounted for in accordance with Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended and interpreted. SFAS No. 133 requires us to record all derivatives on the balance sheet at fair value. Changes in the fair value of a derivative as a result of fluctuations in the underlying commodity price, are recognized immediately in earnings, unless the derivative qualifies for hedge accounting treatment. Since MXenergy has not designated the derivative instruments as hedges for accounting purposes under SFAS No. 133, changes in forward prices of natural gas and electricity will cause volatility in our earnings. As a result, we are unable to fully anticipate the impact that our risk management decisions may have on our quarterly and annual operating results.

We depend on our billing systems and the utilities with whom we have billing service agreements, and we bear the related credit risk for certain customers. If these customers fail to pay their bills as they become due, it may adversely affect our financial condition.

        We are responsible for the billing and collection functions for all of our customers in Georgia and our mid-market commercial customers in our New York, New Jersey and Ohio markets. This group of customers represents approximately 39% of our total volumes. In these markets we bear the risk of customers' failure to pay their utility bills. With the exception of customers in Georgia, we only have the ability to terminate our agreement with customers for non-payment, not to terminate their electric or gas service. Even if we terminate service to customers who fail to pay their utility bill, we remain liable to our suppliers of electricity and natural gas for the cost of those commodities. Furthermore, in the Georgia market, we are responsible for billing the distribution charges for the local utility and are at risk for these charges, in addition to the cost of the commodity, in the event customers fail to pay their bills. The failure of our customers to pay their bills or our failure to maintain adequate billing and collection procedures could materially adversely affect our business.

        For approximately 61% of our RCEs, we have billing service agreements with utilities that require the utilities to prepare and send a bill to our customers and collect the cost of energy supply from customers before remitting the proceeds to us. The majority of these utilities have guaranteed the payment of the energy supply portion of customer bills net of a pre-determined discount. We rely on the utilities to perform timely and accurate billing under these agreements. As we grow, the proportion of customers we serve that are billed by utilities could increase. The bankruptcy of a utility could result in a default in the utilities' payment obligations to us.

        The number of territories within which we provide natural gas and electricity supply poses a constant challenge that demands considerable personnel, management time and resources. Each territory requires unique and often varied electronic data interface systems. Rules that govern the exchange of data may be changed by LDCs. In certain instances, we must rely on manual processes and procedures and from time to time we have had difficulties uploading new customer files, contract rates and changes on a timely basis. Our failure to provide the local utilities with accurate billing information to include on the customer bills could negatively impact our results of operations.

We depend on local transportation and transmission facilities of third parties to supply our customers. Our financial results may be harmed if transportation and transmission availability are limited or unreliable.

        We depend on transportation and transmission facilities owned and operated by utilities and other energy companies to deliver the electricity and natural gas we sell to customers. Under the regulatory structures adopted in most jurisdictions, we are required to enter into agreements with local incumbent utilities for use of the local distribution systems and to establish functional data interfaces necessary to serve our customers. Any delay in these negotiations or our inability to enter into reasonable agreements could delay or negatively impact our ability to serve customers in those jurisdictions, which could have a materially negative impact on our business, results of operations, and financial condition.

        We also depend on local utilities for maintenance of the infrastructure through which we deliver electricity and natural gas to our customers. We are limited in our ability to control the level of service the utilities provide to our customers. Any infrastructure failure that interrupts or impairs delivery of electricity or natural gas to our customers could cause customer dissatisfaction, which could materially adversely affect our business.

        If transportation or transmission is disrupted, or transportation or transmission capacity is inadequate, our ability to sell and deliver products may be hindered. Such disruptions could also hinder our providing electricity or natural gas to our customers and materially adversely affect our financial results.

        Regulations in many markets require that meter reading and the billing and collection processes be retained by the local utility. In those states, we also are required to rely on the local utility to provide us with our customers' information regarding energy usage. Our inability to confirm information received from the utilities may negatively impact our sales and results of operations.

We depend on continued state and federal regulation to permit us to operate in deregulated segments of the electric and gas industries. If competitive restructuring of the electric or gas utility industries is altered, reversed, discontinued or delayed, our business prospects and financial results could be materially adversely affected.

        The regulatory environment applicable to the electric and gas LDC distribution systems has undergone substantial change over the past several years as a result of restructuring initiatives at both the state and federal levels. These initiatives have had a significant impact on the nature of the electric and gas LDCs. We have targeted the deregulated segments of the electric and gas markets created by these initiatives. Regulations may be revised or reinterpreted or new laws and regulations may be adopted or become applicable to us or our operations. Such changes may have a detrimental effect on our business.

        In certain deregulated electricity markets, proposals have been made by governmental agencies and/or other interested parties to re-regulate areas of these markets. Other proposals to re-regulate may be made and legislated or other attention to the electric and gas restructuring process may delay or reverse the deregulation process or interfere with our ability to do business. If competitive restructuring of the electric and gas markets is altered, reversed, discontinued or delayed, our business prospects and financial results would be negatively impacted.

We have identified a material weakness in the design and operation of our internal controls as of June 30, 2006 which continued to exist as of March 31, 2007, which, if not properly remediated, could result in material misstatements in our financial statements in future periods.

        In connection with the audit of MXenergy's financial statements for the year ended June 30, 2006, we and MXenergy's independent auditors reported to the audit committee of the board of directors that certain significant deficiencies in internal controls, when evaluated in the aggregate, resulted in a material weakness in the design and operation of our internal controls as of June 30, 2006 and which we and our independent auditors believe continues to exist through March 31, 2007. Specifically, the material weakness in our controls and procedures led to a restatement of our condensed consolidated financial statements for the three and six months ended December 31, 2006.

        A material weakness is defined as a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

        In connection with the audit of MXenergy's financial statements for the year ended June 30, 2006, MXenergy's independent auditors communicated to the audit committee of MXenergy's board of directors that MXenergy had inadequate staffing levels in the accounting department which resulted in the lack of a proper segregation of duties at the Controller level and that the overall supervision and review of the daily accounting function and the accounting for transactions may not operate at a level which could detect errors of significance and that improved monitoring of transactions with the LDCs was appropriate. In addition, MXenergy's independent auditors advised MXenergy's audit committee that the lack of formalization of MXenergy's policies and procedures pertaining to change management controls and logical security over its information technology systems resulted in an ineffective information technology general controls environment. We further communicated to the audit committee that we had identified billing errors specific to one of our customer relationship management systems. The billing errors affected customers within a variety of LDCs and principally related to under-billing customers during fiscal 2006. The billing errors arose due to improper controls surrounding the customer sales price renewal process.

        In response to these identified control deficiencies, we have implemented certain disclosure control enhancements, policies and procedures, including:

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  doubling our finance personnel since our June 30, 2006 audit, including a director of financial reporting (this position is currently filled by a consultant), director of tax, treasury manager, an accounts payable clerk, a tax manager, and an accounting systems manager, as well as the core group of well-qualified and experienced accounting personnel that joined us in connection with the SESCo acquisition;

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  creating a co-sourced internal audit function with a professional services firm;

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  purchasing and implementing an accounting system designed to facilitate reconciliation and reporting of transactions;

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  initiating a process whereby the Controller and/or the Chief Financial Officer sign-off on the review and approval of significant accounting entries;

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  purchasing and implementing a risk management system designed to help better track our risks and to facilitate reconciliation and reporting of transactions and risks and, in the interim, centralizing the risk management reporting function to a risk manager and initiating monthly meetings between supply and operations and the accounting team to ensure that all transactions are appropriately recorded;

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  continuing to employ a risk oversight committee, chaired by a member of the board of directors, which has adopted policies and guidelines regarding the management of our supply portfolio and hedging instruments;

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  implementing various controls throughout the customer sales price renewal process to timely identify and address pricing errors;

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  initiating the process to add additional personnel to the office of the General Counsel; and

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  implementing information technology policies and procedures, including increased regulation of network access, enhanced database management and added segregation of responsibilities.

        The remediation process has not yet been completed and there can be no assurance that the measures we have taken or will take to remediate the identified control deficiencies will result in adequate controls over our financial processes and reporting in the future. If we are unable to establish appropriate internal controls over financial reporting, it could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements.

Risks Related To Our Indebtedness

Our substantial debt obligations could adversely affect our financial health and prevent us from fulfilling such obligations, including our obligations under the notes, and we might have difficulty obtaining more financing.

        We have a substantial amount of indebtedness in relation to our equity. As of March 31, 2007, we had approximately $185.2 million total outstanding indebtedness and $121.1 million in issued letters of credit (plus an additional $90.2 million of unused availability under our revolving credit facility and $1.0 million of unused availability under our credit facility with Denham (formerly known as Sowood Commodity Partners Fund LP), referred to herein as the Denham credit facility). Our substantial debt obligations could have important consequences to holders of the notes. For example, they could:

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  make it more difficult for us to satisfy our obligations with respect to the notes;

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  increase our vulnerability to general adverse economic and industry conditions;

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  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate;

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  place us at a competitive disadvantage compared to our competitors that have less debt; and

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  limit our ability to borrow additional funds.

        We may incur substantial additional indebtedness in the future. The terms of the indenture governing the notes and our credit facilities will allow us to incur additional debt subject to certain limitations. If new debt is added to current debt levels, the related risks described above could intensify. If such debt financing is not available when required or is not available on acceptable terms, we may be unable to grow our business, take advantage of business opportunities, respond to competitive pressures or refinance maturing debt, any of which could have a material adverse effect on our operating results and financial condition.

Our interest expense would increase if interest rates increase which would have a negative impact on our financial performance.

        As of March 31, 2007, we had $178.0 million of outstanding floating rate debt and the ability to incur up to $90.2 million of floating rate debt under our revolving credit facility. In August 2006, we entered into interest rate swaps to hedge the floating rate interest expense on the notes. The swaps are fixed-for-floating and settle against the six month LIBOR rate. The fixed rates under the swaps range from 5.68% to 5.72%. The total notional amount of the interest rate swaps is $130 million with an average term of five years. Any increase in short-term interest rates would result in higher interest costs which would increase our interest expense. A 1% change in LIBOR, after taking into account the average outstanding notional amount of our interest rate swap agreements, would result in our interest expense fluctuating approximately $0.4 million per year based on our average monthly balance for the twelve month period ended March 31, 2007. While we may utilize interest rate swaps to hedge portions of our floating rate exposure, we may not be successful in renewing or obtaining additional hedges on acceptable terms or at all, which could have a material adverse effect on our ability to service our outstanding indebtedness, including the notes.

We will require a significant amount of cash to service our debt obligations. Our ability to generate cash depends on many factors beyond our control, including cash flow from our operating subsidiaries. If certain of our subsidiaries cannot make distributions to us, or such distributions decrease, we may not be able to make payments on the notes.

        Our ability to make payments on and to refinance our debt, including the notes, and to fund planned capital expenditures and expansion efforts and any strategic acquisitions we may make in the future, if any, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control.

        We have no operations except for those conducted through our operating subsidiaries. Accordingly, our only material source of cash, including cash to make payments on or to redeem the notes, comes from distributions with respect to our ownership interests in our operating subsidiaries that are derived from the earnings and cash flow generated by such operating subsidiaries. Distributions to us from our operating subsidiaries will depend on:

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  the financial performance of our operating subsidiaries;

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  covenants contained in our debt agreements, including the agreements governing our revolving credit facility;

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  covenants contained in other agreements to which we or our subsidiaries are or may become subject;

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  business and tax considerations; and

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  applicable law, including laws regarding the payment of distributions.

        Based on the current level of operations of our subsidiaries, we believe that our cash flow from operations, together with available cash and available borrowings under our credit facilities, would be adequate to meet liquidity needs for at least the next twelve months. However, there can be no assurance that our business will generate sufficient cash flow from operations in the future, that our currently anticipated growth in net sales and cash flow will be realized on schedule or that future borrowings will be available to us in an amount sufficient to enable us to repay indebtedness, including the notes, or to fund other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. There can be no assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

The interests of our significant stockholders may conflict with your interests.

        Our significant stockholders own the majority of our outstanding capital stock. Accordingly, the significant stockholders may exercise a controlling influence over our business and affairs and will have the power to determine all matters submitted to a vote of our stockholders. Circumstances may occur in which the interests of the significant stockholders could be in conflict with the interests of holders of the notes. In addition, the significant stockholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment. This could occur even though such transactions might increase risks to the holders of the notes if the transactions resulted in our being more leveraged or significantly changed the nature of our business operations or strategy. In addition, if we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our stockholders might conflict with those of the holders of the notes. In that situation, for example, the holders of the notes might want us to raise additional equity from the significant stockholders or other investors to reduce our leverage and pay our debts, while the significant stockholders might not want to increase their investment in us or have their respective ownership diluted and may instead choose to take other actions, such as selling our assets. Additionally, the significant stockholders and certain of their respective affiliates are in the business of making investments in companies and may, from time to time in the future, acquire interests in businesses engaged in the energy industry that directly or indirectly compete with certain portions of our business.

Risks Related to the Notes, the Offering and the Exchange

A holder's right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of the notes by the subsidiary guarantors are effectively subordinated to the subsidiary guarantors' existing and future secured debt.

        Holders of our secured debt and the secured debt of the subsidiary guarantors will have claims that are superior to the claims of holders of the notes to the extent of the value of the assets securing that other debt. Notably, we and certain of our subsidiaries, including the subsidiary guarantors, are parties to credit facilities, which are secured by liens on, among other things, our accounts receivable, inventory and some fixed assets. In addition, our obligations under the Hedge Facility are secured by a lien on our assets. The notes will be effectively subordinated to all such secured obligations. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured debt will have prior claim to our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our senior unsecured debt, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. We may apply proceeds of certain asset sales to reduce our secured debt or other secured obligations, but such application will not permanently reduce our ability to incur secured debt and other secured obligations under the indenture governing the notes in the future. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured debt. As of March 31, 2007, we and our subsidiary guarantors had no borrowings outstanding under our revolving credit facility and $121.1 million in issued letters of credit plus an additional $90.2 million of unused availability under our revolving credit facility and $1.0 million of unused availability under the Denham credit facility.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

        Any default under the agreements governing our indebtedness, including a default under our revolving credit facility, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our revolving credit facility and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness, including our revolving credit facility and the indenture governing the notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our revolving credit facility to avoid being in default. If we breach our covenants under our revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our revolving credit facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation.

The terms of our indebtedness contain covenants that will restrict our ability to engage in certain transactions and may impair our ability to respond to changing business and economic conditions. Our failure to comply with these covenants could result in defaults under our debt instruments even though we may be able to meet our debt service obligations.

        The terms of our outstanding indebtedness impose operating and financial restrictions on us and our subsidiaries. The restrictions that will be imposed under these debt instruments will include, among other things, limitations on our ability to:

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  incur additional debt or issue certain preferred shares;

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  pay dividends on, redeem or repurchase our capital stock or make other restricted payments;

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  make investments;

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  create certain liens;

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  sell certain assets;

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  enter into agreements that restrict the ability of our subsidiaries to make dividend or other payments to us;

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  guarantee indebtedness;

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  engage in transactions with affiliates;

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  prepay, repurchase or redeem the notes;

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  create or designate unrestricted subsidiaries; and

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  consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

        These restrictive covenants may limit our ability to expand our operations, pursue our business strategies and react to events and opportunities as they unfold or present themselves. If we are unable to capitalize on future business opportunities, our business may be harmed.

        Our ability to comply with these provisions may be affected by general economic conditions, industry conditions and other events beyond our control. As a result, we cannot assure you that we will be able to comply with these covenants. Our failure to comply with the covenants contained in our revolving credit facility, the Denham credit facility or the indenture governing the notes, including failure as a result of events beyond our control, could result in an event of default, which could materially and adversely affect our operating results and our financial condition.

Under specific circumstances, federal and state laws may allow courts to void guarantees and require noteholders to return payments received from guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

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  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

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  was insolvent or rendered insolvent by reason of such incurrence; or

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  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

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  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

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  the sum of its debts, including contingent liabilities, was greater than the then fair saleable value of all of its assets; or

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  the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

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  it cannot pay its debts as they became due.

You will be required to include original issue discount in your U.S. federal taxable income, which may exceed the amount of interest paid on the notes in cash.

        For U.S. federal income tax purposes, the notes will be treated as issued with original issue discount. As a result, interest will accrue from the issue date of the notes on a constant yield to maturity basis, and a holder will be required to include such accrued amounts in taxable income as original issue discount. Holders of the notes will generally be required to include original issue discount in gross income in advance of the receipt of cash payments attributable to that income (but will not be taxed again when such cash is received). See "Material U.S. Federal Income Tax Consequences."

There is no established trading market for the new notes, which means there are uncertainties regarding the ability of a holder to dispose of the new notes and the potential sale price.

        The new notes will constitute a new issue of securities and there is no established trading market for the new notes, which means you may be unable to sell your notes at a particular time and the prices that you receive when you sell your notes might not be favorable. We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchasers of the original notes have advised us that they intend to make a market in the new notes, but they are not obligated to do so. The initial purchasers may discontinue any market making in the new notes at any time, in their sole discretion. As a result, an active trading market for the new notes may not develop.

        The trading market for the new notes or, in the case of any holders of original notes that do not exchange them, the trading market for the original notes following the offer to exchange the original notes for the new notes, may not be liquid. Future trading prices of the notes will depend on many factors, including

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  our operating performance and financial condition;

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  our ability to complete the offer to exchange the original notes for the new notes; and

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  the market for similar securities.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the new notes will be subject to disruptions, which could reduce the market price of our securities.

Noteholders may not be entitled to require us to repurchase the notes in connection with certain transactions because the term "all or substantially all" in the context of a change of control has no established meaning under the relevant law.

        One of the ways a change of control can occur under the indenture governing the notes is upon a sale of all or substantially all of our assets. The meaning of the phrase "all or substantially all" as used in that definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under applicable law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a change of control has occurred and whether noteholders have the right to require us to repurchase the notes.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.

        Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our senior credit facilities will not allow such repurchases. Moreover, certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a "change of control" under the indenture governing the notes. Under certain circumstances, the holders of our Series A Preferred Stock may require us to redeem their shares of Series A Preferred Stock at a price equal to the greater of (x) their fair market value or (y) their liquidation value. If we do not redeem such shares when required, the holders of our Series A Preferred Stock would have the right to either (a) appoint a majority of the members of our Board of Directors or (b) cause us to establish the director appointed by the holders of our Series A Preferred Stock as a separate class of director and such director would be entitled to cast a number of votes equal to the number of votes entitled to be cast by all members of the Board plus one. If such rights are exercised, it could constitute a "change of control" under the indenture governing the notes. For more information see "Description of New Notes."

If you fail to exchange your original notes, you will face restrictions that will make the sale or transfer of your original notes more difficult.

        If you do not exchange your original notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from those requirements. We do not intend to register the original notes under the Securities Act. To the extent other original notes are tendered and accepted in the exchange offer and you elect not to exchange your original notes, the trading market, if any, for your original notes would be adversely affected because your original notes will be less liquid than the new notes. See "The Exchange Offer—Consequences of Failure to Exchange."

Some holders that exchange their original notes may be required to comply with registration and prospectus delivery requirements in connection with the sale or transfer of their new notes.

        If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives new notes for its own account in exchange for original notes which were acquired by such broker-dealer as a result of market-making or other trading activities, may be deemed to be a statutory underwriter under the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. If you are required to comply with the registration and prospectus delivery requirements, then you may face additional burdens on the transfer of your notes and could incur liability for failure to comply with applicable requirements.

If you exchange your original notes in the exchange offer, you will not receive any payments which will be made in connection with the tender offer and consent solicitation.

        On June 22, 2007, we launched a cash tender offer to purchase any or all of the outstanding original notes. In connection with the tender offer, we are soliciting consents to effect certain proposed amendments to the indenture governing the notes. Holders of original notes may either tender their original notes in the tender offer and consent solicitation or exchange their original notes in the exchange offer but may not participate in both offers. Holders who exchange their original notes in the exchange offer, therefore, will not be eligible to receive any payments which will be made in connection with the tender offer and consent solicitation. There can be no assurance that the tender offer and consent solicitation will be completed. However, we have agreed that if holders of a majority of the original notes tender their original notes in the tender offer and deliver their consents in the consent solicitation and the tender offer and consent solicitation are subsequently not completed, we will commence another exchange offer similar to this exchange offer so that holders of original notes would have the opportunity to exchange their original notes for registered notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Industry Overview," "Business" and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology like "may," "will," "should," "expects," "plans," "projected," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. All projections as to future events contained in this prospectus are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our company's or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then actual results, levels of activity, performance or achievements could differ significantly from those expressed in, or implied by, the forward-looking statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking statements. Except as required by law, we do not intend to update or revise any of the forward-looking statements after the date of this prospectus to conform these statements to actual results. All forward-looking statements attributable to us are expressly qualified by these cautionary statements. Our forward-looking statements in this prospectus include, but are not limited to, statements relating to:

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  future performance generally;

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  our business goals, strategy, plans, objectives and intentions;

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  our integration of the assets of SESCo post-acquisition;

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  expectations concerning future operations, margins, profitability, attrition, bad debt, interest rates, liquidity and capital resources; and

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  expectations regarding the effectiveness of our hedging practices and the performance of suppliers, pipelines and transmission companies, storage operators, independent system operators, and other counterparties supplying, transporting, and storing physical commodity.

        These forward-looking statements are subject to risks, uncertainties, and assumptions about us and our operations that are subject to change based on various important factors, some of which are beyond our control. The following factors, among others, could cause our financial performance to differ significantly from the goals, plans, objectives, intentions and expectations expressed in our forward-looking statements:

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  changes in weather patterns from historical norms that affect consumer consumption patterns;

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  shortfalls in marketing or unusual customer attrition that result in our purchases exceeding our supply commitments;

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  insufficient liquidity to properly implement our hedging strategy or manage commodity supply;

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  changes in forward commodity pricing curves reflecting short and long-term demand expectations;

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  changes in interest rates and financing costs;

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  competition from utilities and other marketers;

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  disruptions in local transportation and transmission facilities;

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  failure to properly manage our growth;

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  the loss of key members of management;

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  changes in statutes or regulations that inhibit growth or increase costs and impact profitability;

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  changes in regulations that affect our ability to use marketing channels; and

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  malfunctions in computer hardware or software or in database management systems or power systems, due to mechanical or human error, that result in billing errors or problems with collections, reconciliation, accounting or risk management.

THE EXCHANGE OFFER

The Exchange Offer

Purpose of the Exchange Offer

        The Issuer sold $190.0 million in principal amount of the original notes on August 4, 2006, in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the original notes subsequently resold the original notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act.

        In connection with the sale of original notes to the initial purchasers pursuant to a purchase agreement dated August 1, 2006, among the Issuer, the guarantors named therein and the initial purchasers named therein, the holders of the original notes became entitled to the benefits of a registration rights agreement dated August 4, 2006 among the Issuer, the guarantors named therein and the initial purchasers named therein.

        The registration rights agreement provides that:

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  The Issuer will file an exchange offer registration statement with the Securities and Exchange Commission, referred to herein as the Commission;

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  We will use our commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act;

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  Unless the exchange offer would not be permitted by applicable law or Commission policy, we will use our commercially reasonable efforts to complete, on or prior to the 300th day or, if that day is not a business day, then the next succeeding day that is a business day, after August 4, 2006, the exchange of the new notes for all original notes tendered prior thereto in the exchange offer; and

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  We will keep the registered exchange offer open for at least 30 days (or longer if required by applicable law or otherwise extended by the Issuer, at its option) after the date notice of the registered exchange offer is mailed to the holders of the original notes.

        On May 1, 2007, we commenced an exchange offer for the original notes. On May 30, 2007, we announced that we were restating our interim financial statements for the three and six months ended December 31, 2006 and were indefinitely extending the expiration date of the exchange offer. The exchange offer was terminated on June 27, 2007. Pursuant to the registration rights agreement relating to the notes, the interest rate applicable to the original notes increased by 0.25% per annum effective as of June 1, 2007 because we did not complete the exchange offer by the 300th day following the issue date of the original notes. If we do not complete the exchange offer by August 29, 2007, the interest rate applicable to the original notes will increase another 0.25% per annum beginning on August 30, 2007. Once the exchange offer is completed, the notes will no longer accrue additional interest.

        The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the registration rights agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders of original notes known to us.

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all original notes properly tendered and not withdrawn prior to the expiration date. The Issuer will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer.

        Based on no-action letters issued by the staff of the Commission to third parties, we believe that holders of the new notes issued in exchange for original notes may offer for resale, resell and otherwise transfer the new notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the new notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the new notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes. A broker-dealer that acquired original notes directly from the Issuer cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution" for additional information.

        We will accept validly tendered original notes promptly following the expiration of the tender offer by giving oral or written notice of the acceptance of such notes to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving the new notes from the Issuer and delivering new notes to such holders.

        If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under "—Conditions" without waiver by us, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of any such original notes promptly after the expiration or termination of the exchange offer.

        Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See "—Fees and Expenses."

Shelf Registration Statement

        Pursuant to the registration rights agreement, we have agreed to file a shelf registration statement if:

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  the Issuer is not permitted to file the exchange offer registration statement or consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy,

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  the exchange offer is not consummated on or before the 300th day following the issue date of the original notes or, if that day is not a business day, then the next succeeding day that is a business day, after the issue date of the original notes,

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  the initial purchasers of the original notes request that we file such a shelf registration with respect to original notes not eligible to be exchanged for new notes in the registered exchange offer or, in the case of any initial purchasers that participates in any registered exchange offer, such initial purchasers does not receive freely tradable exchange securities, or

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  in the case of any holder that participates in the exchange offer, such holder does not receive new notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours) and so notified the Issuer within 30 days after such holder becomes aware of such restrictions.

        A holder that sells original notes pursuant to the shelf registration statement generally must be named as a selling securityholder in the related prospectus and must deliver a prospectus to purchasers, because a seller will be subject to civil liability provisions under the Securities Act in connection with these sales. A seller of the original notes also will be bound by applicable provisions of the applicable registration rights agreement, including indemnification obligations. In addition, each holder of original notes must deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement in order to have its original notes included in the shelf registration statement and benefit from the provisions regarding any liquidated damages in the registration rights agreement.

        We have agreed to file a shelf registration statement with the Commission as promptly as practicable and thereafter use our commercially reasonable best efforts to cause a shelf registration statement to be declared effective by the Commission within 300 days of the issue date of the original notes. In addition, we agreed to use our commercially reasonable efforts to keep such shelf registration statement continuously effective for a period of two years following the date the shelf registration statement is declared effective, or such shorter period which terminates when all notes covered by that shelf registration statement have been sold under it.

Additional Interest in Certain Circumstances

        If any of the following, each a "registration default," occurs:

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  the exchange offer or the shelf registration statement is not filed by the 180th day following the issue date of the original notes or, if that day is not a business day, then the next succeeding day that is a business day;

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  the exchange offer or the shelf registration statement is not declared effective by the 270th day following the issue date of the original notes or, if that day is not a business day, then the next succeeding day that is a business day; or

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  the exchange offer or the shelf registration statement is not complete by the 300th day following the issue date of the original notes or, if that day is not a business day, then the next succeeding day that is a business day;

commencing on the day after such missed effectiveness date, the interest rate applicable to the notes shall be increased by 0.25% per annum for the first 90 days immediately following such missed effectiveness date, and will continue to increase by 0.25% per annum at the beginning of each subsequent 90-day period, provided that the interest rate on the notes may not be increased under more than one of the three foregoing paragraphs at any one time and at no time shall additional interest on the notes accrue at an interest rate greater than 1.0% per annum, and provided further that additional interest on the notes will cease to accrue if (i) upon the filing of a registration statement or a shelf registrations statement after the 180th day following the issue date of the original notes, (ii) upon the effectiveness of the exchange offer registration statement or shelf registration statement after the 270th day following the issue date of the original notes, (iii) after the 300th day following the issue of the original notes, upon the exchange of new notes for all original notes properly tendered or (iv) upon the effectiveness of a shelf registration statement that ceased to be effective.

        The exchange offer was not completed by the 300th day following the issue date of the original notes. Accordingly, the interest rate applicable to the original notes increased by 0.25% per annum, effective as of June 1, 2007, which results in us accruing approximately $1,200 per day in additional interest on the notes. If we do not complete the exchange offer by August 29, 2007, the interest rate applicable to the original notes will increase another 0.25% per annum beginning on August 30, 2007. Once the exchange offer is completed, the notes will no longer accrue additional interest.

Expiration Date; Extensions; Amendment

        The Issuer will keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the original notes. The term "expiration date" means the expiration date set forth on the cover page of this prospectus, unless the Issuer extends the exchange offer, in which case the term "expiration date" means the latest date to which the exchange offer is extended.

        In order to extend the expiration date, the Issuer will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        The Issuer reserves the right

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  to delay accepting any original notes and to extend the exchange offer or to terminate the exchange offer and not accept original notes not previously accepted if any of the conditions set forth under "—Conditions" shall have occurred and shall not have been waived by the Issuer, if permitted to be waived by the Issuer, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

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  to amend the terms of the exchange offer in any manner deemed by the Issuer to be advantageous to the holders of the original notes. (The Issuer is required to extend the offering period for certain types of changes in the terms of the exchange offer, for example, a change in the consideration offered or percentage of original notes sought for tender.)

        All conditions set forth under "—Conditions" must be satisfied or waived prior to the expiration date.

        Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice. If the exchange offer is amended in a manner determined by the Issuer to constitute a material change, the Issuer will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the original notes of such amendment. In the event of a material change in the exchange offer, including the waiver of a material condition by the Issuer, the Issuer will extend the exchange offer, if necessary, so that at least five business days remain prior to the expiration date following the notice of the material change.

        Without limiting the manner in which the Issuer may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

Exchange Offer Procedures

        To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures on the letter of transmittal guaranteed if required by instruction 2 of the letter of transmittal, and mail or otherwise deliver the letter of transmittal or such facsimile or an agent's message in connection with a book entry transfer, together with the original notes and any other required documents. To be validly tendered, such documents must reach the exchange agent before 5:00 p.m., New York City time, on the expiration date. Delivery of the original notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

        The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the original notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

        The tender by a holder of original notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

        Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

        The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent before 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or original notes should be sent to us.

        Only a holder of original notes may tender original notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name original notes are registered on the Issuer's books or any other person who has obtained a properly completed bond power from the registered holder.

        Any beneficial holder whose original notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the letter of transmittal and delivering its original notes, either make appropriate arrangements to register ownership of the original notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, unless the original notes are tendered:

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  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

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  for the account of an eligible guarantor institution.

        In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by an eligible guarantor institution.

        If a letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, such original notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the original notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the original notes.

        If a letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Issuer, evidence satisfactory to the Issuer of their authority so to act must be submitted with such letter of transmittal.

        All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered original notes will be determined by the Issuer in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, would be unlawful. The Issuer also reserves the absolute right to waive any irregularities or defects as to the original notes. If the Issuer waives any condition of the notes for any note holder, it will waive such condition for all note holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of original notes without cost to such holder, unless otherwise provided in the relevant letter of transmittal, promptly following the expiration date.

        In addition, the Issuer reserves the absolute right in its sole discretion to:

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  purchase or make offers for any original notes that remain outstanding subsequent to the expiration date or, as set forth under "—Conditions," to terminate the exchange offer in accordance with the terms of the registration rights agreement; and

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  to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any such purchases or offers may differ from the terms of the exchange offer.

        By tendering, each holder will represent to us that, among other things:

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  such holder or other person is not our "affiliate," as defined under Rule 405 of the Securities Act, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

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  the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder or other person,

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  neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such new notes in violation of the Securities Act, and

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  if such holder is not a broker-dealer, neither such holder nor such other person is engaged in or intends to engage in a distribution of the new notes.

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at The Depository Trust Company for the purpose of facilitating the exchange offer, and subject to the establishment of such accounts, any financial institution that is a participant in The Depository Trust Company's system may make book-entry delivery of original notes by causing The Depository Trust Company to transfer such original notes into the exchange agent's account with respect to the original notes in accordance with The Depository Trust Company's procedures for such transfer. Although delivery of the original notes may be effected through book-entry transfer into the exchange agent's account at The Depository Trust

Company, a letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent's message in lieu of a letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

        Holders who wish to tender their original notes and

  •
  whose original notes are not immediately available; or

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  who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer; or

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  who cannot complete the procedures for delivery by book-entry transfer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, may effect a tender if:

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  the tender is made by or through an "eligible guarantor institution";

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  prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, the exchange agent receives from such "eligible guarantor institution" a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the original notes, the certificate number or numbers of such original notes and the principal amount of original notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, a letter of transmittal, or facsimile thereof or agent's message in lieu of such letter of transmittal, together with the certificate(s) representing the original notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  a properly completed and duly executed letter of transmittal (or facsimile thereof) together with the certificate(s) representing all tendered original notes in proper form for transfer or an agent's message in the case of delivery by book-entry transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the depositor, who is the person having deposited the original notes to be withdrawn;

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  identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes or, in the case of original notes transferred by book-entry transfer, the name and number of the account at The Depository Trust Company to be credited;

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  be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the original notes register the transfer of such original notes into the name of the depositor withdrawing the tender; and

  •
  specify the name in which any such original notes are to be registered, if different from that of the depositor.

        All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to the original notes withdrawn unless the original notes so withdrawn are validly retendered. Any original notes which have been tendered but which are not accepted for exchange will be returned to its holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under "—Exchange Offer Procedures" at any time prior to the expiration date.

Conditions

        Notwithstanding any other term of the exchange offer, the Issuer will not be required to accept for exchange, or exchange, any new notes for any original notes, and may terminate or amend the exchange offer before the expiration date, if:

  •
  in the opinion of our counsel, the exchange offer or any part thereof contemplated herein violates any applicable law or interpretation of the staff of the Commission;

  •
  any action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or any material adverse development shall have occurred in any such action or proceeding with respect to us;

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  any governmental approval has not been obtained, which approval we shall deem necessary for the consummation of the exchange offer as contemplated hereby;

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  any cessation of trading on any securities exchange, or any banking moratorium, shall have occurred, as a result of which we are unable to proceed with the exchange offer; or

  •
  a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the registration statement or proceedings shall have been initiated or, to our knowledge, threatened for that purpose.

        If any of the foregoing conditions exist, the Issuer may, in its reasonable discretion

  •
  refuse to accept any original notes and return all tendered original notes to the tendering holders;

  •
  extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered such original notes to withdraw their tendered original notes; or

  •
  waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered original notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, the Issuer will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and the Issuer will extend the exchange offer, if necessary, so that at least five business days remain prior to the expiration date following the date of the prospectus supplement.

Exchange Agent

        We have appointed Deutsche Bank Trust Company Americas as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to Deutsche Bank Trust Company Americas addressed as follows:

By Mail:
DB Services Tennessee, Inc.
Reorganization Unit
P.O. Box 292737
Nashville, TN 37229-2737

Fax: (615) 835-3701

By Overnight Mail or Courier:
DB Services Tennessee, Inc.
Corporate Trust & Agency Services
Reorganization Unit
648 Grassmere Park Road
Nashville, TN 37211
Reference: MxEnergy Holdings Inc. Exchange

Confirm by Telephone (615) 835-3572

SPU-Reorg.Operations@db.com
Information (800) 735-7777

        Deutsche Bank Trust Company Americas is the registrar and paying agent under the indenture governing the original notes and the new notes.

Fees and Expenses

        We will pay the expenses of soliciting original notes for exchange. The principal solicitation is being made by mail by Deutsche Bank Trust Company Americas as exchange agent. However, additional solicitations may be made by telephone, facsimile or in person by our officers and regular employees and our affiliates and by persons so engaged by the exchange agent.

        We will pay Deutsche Bank Trust Company Americas as exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

        We will pay all transfer taxes, if any, applicable to the exchange of the original notes in connection with the exchange offer. If, however, certificates representing the new notes or the original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the original notes in this exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

Accounting Treatment

        The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The unamortized expenses related to the issuance of the original notes will be amortized over the term of the new notes.

Consequences of Failure to Exchange

        Holders of original notes who are eligible to participate in the exchange offer but who do not tender their original notes will not have any further registration rights, and their original notes will continue to be subject to restrictions on transfer of the original notes as described in the legend on the original notes as a consequence of the issuance of the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Regulatory Approvals

        We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

        Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

        On June 22, 2007, we commenced a cash tender offer to purchase any or all of the outstanding original notes. Holders of original notes may either tender their original notes in the tender offer and consent solicitation or exchange their original notes in the exchange offer, but are not permitted to both tender their original notes in the tender offer and consent solicitation and exchange their original notes in the exchange offer. There can be no assurance that the tender offer and consent solicitation will be completed. However, we have agreed that if holders of a majority of the original notes tender their original notes in the tender offer and deliver their consents in the consent solicitation and the tender offer and consent solicitation are subsequently not completed, we will commence another exchange offer similar to this exchange offer so that holders of original notes would have the opportunity to exchange their original notes for registered notes.

        Neither our affiliates nor the affiliates of the guarantors have any interest, direct or indirect, in the exchange offer.

USE OF PROCEEDS

        This exchange offer is intended to satisfy the Issuer's obligations to register an exchange offer of the new notes for the original notes required by the registration rights agreement entered into in connection with the offering of the original notes. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive the outstanding original notes in like principal amount, the terms of which are identical in all material respects to the terms of the new notes, except as otherwise described herein. The original notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued.

        As set forth in the chart below, the net proceeds of the bridge loan were $187.6 million after deducting $2.4 million of fees directly relating to the bridge loan. The net proceeds of the bridge loan were used to pay the purchase price of $125.6 million and fees and expenses of $0.4 million related to the SESCo acquisition, pay fees and expenses of $4.6 million related to the offering of the original notes, pay fees and expenses of $4.8 million related to other financings directly attributable to the SESCo acquisition and provide $52.2 million for general corporate purposes.

        The net proceeds from the sale of the original notes was $185.1 million, after deducting the original issue discount of $4.7 million and fees and expenses directly related to the offering of the original notes of $0.2 million. The net proceeds that we received from the sale of the original notes and $3.3 million of operating cash balances were used to repay the bridge loan of $188.2 million, which is net of a $1.8 million refund of fees specific to the bridge loan as a result of consummating the offering of the original notes, and $0.2 million of accrued interest on the bridge loan.

        The following is a summary of the use of proceeds from the bridge loan and the issuance of the original notes (in millions):

Bridge Loan Use of Proceeds			Original Notes Use of Proceeds
Original proceeds, net of $2.4 of fees directly related to the bridge loan(a)	$187.6		Original proceeds, net of original issue discount of $4.7	$185.3
SESCo acquisition purchase price, including $0.4 of directly attributable fees and expenses	(126.0)		Original issue discount	(4.7	)(b)
Fees and expenses related to the offering of the original notes	(4.6	)(b)	Fees and expenses related to the offering of the original notes	(0.2	)(b)
Fees and expenses related to other financings directly attributable to the SESCo acquisition	(4.8	)(b)	Cash from operations	3.3
Cash for general corporate purposes	(52.2)		Repay $190 bridge loan, net of $1.8 refund	(188.2)
			Repay interest on bridge loan	(0.2)

(a)
Upon consummation of the original notes offering, $1.8 million of the $2.4 million of fees was refunded and the net $0.6 million of fees was written off to interest expense.

(b)
The total of fees and expenses related to the offering of the original notes and other financings directly attributable to the SESCo acquisition are $14.9 million, including the $0.6 million of fees directly relating to the bridge loan as discussed in footnote (a) above.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2007. The information in the table should be read in conjunction with "Use of Proceeds," "Selected Historical Financial and Other Data of MXenergy," "Selected Historical Financial and Other Data of SESCo," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto and our unaudited pro forma condensed consolidated financial statements included in this prospectus.

	As of March 31, 2007
	(dollars in thousands)
Debt:
Revolving credit facility	$—	(a)
Denham credit facility	11,000	(b)
Notes(c)	174,181

Total debt	185,181
Redeemable convertible preferred stock	29,357
Stockholders' equity	35,473

Total capitalization	$250,011

(a)
As of March 31, 2007, we had $121.1 million in issued letters of credit. As of March 31, 2007, we had $90.2 million of unused availability under our revolving credit facility.

(b)
As of March 31, 2007, we had $1.0 million of unused availability under the Denham credit facility.

(c)
$178.0 million aggregate principal amount at maturity issued at 97.5% of par value ($173.6 million).

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        We derived the unaudited pro forma condensed consolidated financial data set forth below by the application of pro forma adjustments to the historical financial statements of MXenergy and SESCo.

        The unaudited pro forma statement of operations for the year ended June 30, 2006, the nine months ended March 31, 2007 and the nine months ended March 31, 2006 give effect to the Transactions as if each had occurred on July 1, 2005, July 1, 2006 and July 1, 2005, respectively. The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations, balance sheet data or financial information would have been if the Transactions had occurred as of such dates, or what such results will be for any future periods.

        The unaudited pro forma condensed consolidated financial data has been prepared giving effect to the SESCo acquisition, which is accounted for in accordance with SFAS No. 141 "Business Combinations." The estimated total purchase price for the SESCo acquisition was allocated to the net assets acquired and liabilities assumed based upon estimates of fair value. The purchase price allocations for the SESCo acquisition is preliminary and further refinements are likely to be made based on the results of final valuations.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable and exclude certain non-recurring charges. You should read the unaudited pro forma condensed consolidated financial data and the accompanying notes in conjunction with the historical financial statements of MXenergy and SESCo and the accompanying notes thereto included elsewhere in this prospectus and other financial information contained in "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Unaudited Pro Forma Condensed Consolidated Statement of Operations
for the Year Ended June 30, 2006

	Historical
	MXenergy	SESCo	Adjustments		Pro Forma
	(dollars in thousands)
Sales of natural gas and electricity	$362,560	$646,670	$1,044	(a)	$1,010,274
Cost of goods sold (excluding depreciation and amortization below):
Cost of natural gas and electricity sold	392,612	546,464	4,033	(b)	943,109
Realized (gains) losses from risk management activities	(82,983)	26,316	—		(56,667)
Unrealized losses from risk management activities	79,897	—	—		79,897

Total cost of goods sold	389,526	572,780	4,033		966,339

Gross profit (loss) (excluding depreciation and amortization below)	(26,966)	73,890	(2,989)		43,935
Operating expenses:
General and administrative expenses	22,622	27,412	—		50,034
Advertising and marketing expenses	2,096	3,188	—		5,284
Reserves and discounts	3,395	3,138	1,044	(a)	7,577
Depreciation and amortization	8,504	5,449	22,790	(c)	36,743
Allocated overhead from parent company	—	1,346	(1,346	)(d)	—

Total operating expenses	36,617	40,533	22,488		99,638
Operating profit (loss)	(63,583)	33,357	(25,477)		(55,703)
Interest expense, net	3,200	2,171	31,135	(e)	36,506

Income (loss) before income tax benefit (expense)	(66,783)	31,186	(56,612)		(92,209)
Income tax benefit (expense)	27,001	(12,274)	23,052	(f)	37,779

Net income (loss)	$(39,782)	$18,912	$(33,560)		$(54,430)

(a)
Certain amounts have been reclassified to conform to MXenergy's presentation.

(b)
Reflects increase in cost of goods sold due to additional consideration paid for assumed SESCo in-the-money fixed price contracts.

(c)
Reflects increased depreciation and amortization of acquired assets, computer systems and other fixed assets $(3,996) and customer accounts ($18,794).

(d)
Reflects the elimination of $1,346 of parent company overhead charges. These charges reflect the allocation of parent company restructuring charges, which were not directly related to the operations of SESCo.

(e)
The pro forma change in interest expense, net as a result of the new financing arrangements entered into in connection with the SESCo acquisition, is calculated as follows:

Twelve month estimated interest expense on notes	$24,725
Less: SESCo's historical interest expense	(2,171)
Add: Recasting SESCo's historical average outstanding debt using revolver ($43,200 at 7.888%) outstanding for twelve months	3,408
Add: Amortization of deferred fees and expenses related to the offering of the original notes	1,914
Add: Amortization of deferred fees and expenses related to other financings directly attributable to the SESCo acquisition	2,662
Add: Write-off of deferred financing fees and expenses related to the bridge loan	597

Net pro forma adjustment to interest expense	$31,135

Included in the amortization of deferred fees and expenses related to the offering of the original notes is the amortization of the $4,750 original issue discount on the notes of $950. The original issue discount is being amortized on a straight-line basis over the life of the notes.

The net proceeds from the offering of the notes were used to repay the bridge loan which was used to finance the SESCo acquisition. Upon repayment of the bridge loan, we incurred a charge to earnings of approximately $597 ($354 after tax) to reflect the write-off of costs associated with the bridge loan.

The interest rate utilized to compute the pro forma interest expense for the notes was based on the current LIBOR rate (i.e., the LIBOR rate as of the date of the SESCo acquisition) plus 7.5%. This interest rate does not reflect additional interest of 0.25% per annum effective as of June 1, 2007, as a result of the exchange offer not being completed by the 300th day following the issue date of the original notes.

The interest rate utilized to recast SESCo's historical average outstanding debt was based on the interest rate applicable to our revolving credit facility entered into on August 1, 2006. A 1/8% variance in interest rates would change our pro forma interest expense by $292.

(f)
Tax benefit calculated at MXenergy's statutory tax rate of 40.72%.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
for the Nine Months Ended March 31, 2007

	Historical
	MXenergy	SESCo(a)	Adjustments		Pro Forma
	(dollars in thousands)
Sales of natural gas and electricity	$592,289	$16,200	$—		$608,489
Cost of goods sold (excluding depreciation and amortization below):
Cost of natural gas and electricity sold	461,420	12,500	—		473,920
Realized losses from risk management activities	26,253	—	—		26,253
Unrealized losses (gains) from risk management activities	12,989	(8,450)	—		4,539

Total cost of goods sold	500,662	4,050	—		504,712

Gross profit (excluding depreciation and amortization below)	91,627	12,150	—		103,777
Operating expenses:
General and administrative expenses	41,980	2,100	—		44,080
Advertising and marketing expenses	3,942	—	—		3,942
Reserves and discounts	3,883	400	—		4,283
Depreciation and amortization	21,398	—	1,538	(b)	22,936
Allocated overhead from parent company	—	—	—		—

Total operating expenses	71,203	2,500	1,538		75,241
Operating profit	20,424	9,650	(1,538)		28,536
Interest expense, net	27,163	—	2,726	(c)	29,889

(Loss) income before income tax benefit (expense)	(6,739)	9,650	(4,264)		(1,353)
Income tax benefit (expense)	2,588	(3,650)	1,648	(d)	586

Net (loss) income	$(4,151)	$6,000	$(2,616)		$(767)

(a)
Represents results of operations for July 2006. The SESCo acquisition took place on August 1, 2006.

(b)
Reflects increased depreciation and amortization of acquired assets, computer systems and other fixed assets ($307) and customer accounts ($1,231).

(c)
The pro forma change in interest expense, net as a result of the new financing arrangements entered into in connection with the SESCo acquisition, is calculated as follows:

One month estimated interest expense on notes	$2,060
Less: SESCo's historical interest expense	—
Add: Recasting SESCo's historical average outstanding debt levels using MXenergy revolver ($43.2 million at 7.888%) for one month	284
Add: Amortization of deferred fees and expenses related to the offering of the original notes	159
Add: Amortization of deferred fees and expenses related to other financings directly attributable to the SESCo acquisition	223

Net pro forma adjustment to interest expense	$2,726

Included in the amortization of deferred fees and expenses related to the offering of the original notes is the amortization of one month of the $4,750 original issue discount on the notes of $79. The original issue discount is being amortized on a straight-line basis over the life of the notes.

The interest rate utilized to compute the pro forma interest expense for the notes was based on the current LIBOR rate (i.e. the LIBOR rate as of the date of the SESCo acquisition) plus 7.5%. This interest rate does not reflect additional interest of 0.25% per annum effective as of June 1, 2007, as a result of the exchange offer not being completed by the 300th day following the issue date of the original notes.

The interest rate utilized to recast SESCo's historical average outstanding debt was based on the interest rate applicable to our revolving credit facility entered into on August 1, 2006.

A 1/8% variance in interest rates would change our pro forma interest expense by $24.

(d)
Tax benefit calculated at MXenergy statutory tax rate of 38.65%.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
for the Nine Months Ended March 31, 2006

	Historical
	MXenergy	SESCo	Adjustments		Pro Forma
	(dollars in thousands)
Sales of natural gas and electricity	$306,035	$581,534	$901	(a)	$888,470
Cost of goods sold (excluding depreciation and amortization below):
Cost of natural gas and electricity sold	347,356	498,985	11,870	(b)	$858,211
Realized (gains) losses from risk management activities	(86,188)	21,397	—		(64,791)
Unrealized losses from risk management activities	57,571	—	—		57,571

Total cost of goods sold	318,739	520,382	11,870		850,991

Gross (loss) profit (excluding depreciation and amortization below)	(12,704)	61,152	(10,969)		37,479
Operating expenses:
General and administrative expenses	16,646	20,441	—		37,087
Advertising and marketing expenses	2,129	2,866	—		4,995
Reserves and discounts	1,510	2,665	901	(a)	5,076
Depreciation and amortization	6,067	5,142	13,853	(c)	25,062
Allocated overhead from parent company	—	1,265	(1,265	)(d)	—

Total operating expenses	26,352	32,379	13,489		72,220
Operating (loss) profit	(39,056)	28,773	(24,458)		(34,741)
Interest expense,net	2,277	2,055	23,073	(e)	27,405

(Loss) income before income tax benefit (expense)	(41,333)	26,718	(47,531)		(62,146)
Income tax benefit (expense)	16,595	(10,525)	19,355	(f)	25,425

Net (loss) income	$(24,738)	$16,193	$(28,176)		$(36,721)

(a)
Certain amounts have been reclassified to conform to MXenergy's presentation.

(b)
Reflects increase in cost of goods sold due to additional consideration paid for assumed SESCo in-the-money fixed price contracts.

(c)
Reflects increased depreciation and amortization of acquired assets, computer systems and other fixed assets ($2,767) and customer accounts ($11,086).

(d)
Reflects the elimination of $1,265 of parent company overhead charges. These charges reflect the allocation of parent company restructuring charges, which were not directly related to the operations of SESCo.

(e)
The pro forma change in interest expense, net as a result of the new financing arrangements entered into in connection with the SESCo acquisition, is calculated as follows:

Nine months estimated interest expense on notes	$18,544
Less: SESCo's historical interest expense	(2,055)
Add: Recasting SESCo's historical average outstanding debt using revolver ($43.2 million at 7.888%) outstanding for nine months	2,555
Add: Amortization of deferred fees and expenses related to the offering of the original notes	1,435
Add: Amortization of deferred fees and expenses related to other financings directly attributable to the SESCo acquisition	1,997
Add: Write-off of deferred financing fees and expenses related to the bridge loan	597

Net pro forma adjustment to interest expense	$23,073

Included in the amortization of deferred fees and expenses related to the offering of the original notes is the amortization of the $4,750 original issue discount on the notes of $712. The original issue discount is being amortized on a straight-line basis over the life of the notes.

The net proceeds from the offering of the notes were used to repay the bridge loan which was used to finance the SESCo acquisition. Upon repayment of the bridge loan, we incurred a charge to earnings of approximately $597 ($354 after tax) to reflect the write-off of costs associated with the bridge loan.

The interest rate utilized to compute the pro forma interest expense for the notes was based on the current LIBOR rate (i.e. the LIBOR rate as of the date of the SESCo acquisition) plus 7.5%. This interest rate does not reflect additional interest of 0.25% per annum effective as of June 1, 2007, as a result of the exchange offer not being completed by the 300th day following the issue date of the original notes.

The interest rate utilized to recast SESCo's historical average outstanding debt was based on the interest rate applicable to our revolving credit facility entered into on August 1, 2006.

A 1/8% variance in interest rates would change our pro forma interest expense by $146.

(f)
Tax benefit calculated at MXenergy statutory tax rate of 40.72%.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF MXENERGY

        We derived the historical financial data as of June 30, 2006, 2005, 2004, 2003 and 2002 and for the years ended June 30, 2006, 2005, 2004, 2003 and 2002 from MXenergy's audited consolidated financial statements. We derived the historical financial data as of March 31, 2007 and for the three and nine months ended March 31, 2007 from MXenergy's unaudited interim condensed consolidated financial statements. The interim results set forth below for the three and nine months ended March 31, 2007 are not necessarily indicative of MXenergy's financial condition or results of operations to be expected for any future period. In the opinion of MXenergy's management, the unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and contain all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial positions and results of operations for these periods. You should read the following selected financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and MXenergy's financial statements and notes thereto included elsewhere in this prospectus.

	Three Months Ended March 31, 2007(a)	Nine Months Ended March 31, 2007(a)	Year Ended June 30,
			2006	2005	2004	2003	2002
Statement of Income Data
Sales of natural gas and electricity(b)(c)	$311,057	$592,289	$362,561	$277,196	$185,659	$102,475	$52,292
Cost of goods sold (excluding depreciation and amortization below):
Cost of natural gas and electricity sold	238,593	461,420	392,612	255,724	172,178	106,240	37,947
Realized (gains) losses from risk management activities	7,220	26,253	(82,983)	(37,608)	(15,892)	(18,578)	13,184
Unrealized (gains) losses from risk management activities	(28,927)	12,989	79,897	(16,004)	(46,360)	(17,889)	(11,146)

Total cost of goods sold(b)	216,886	500,662	389,526	202,112	109,926	69,773	39,985

Gross profit (loss) (excluding depreciation and amortization below)	94,171	91,627	(26,965)	75,084	75,733	32,702	12,307
Operating expenses:
General and administrative expenses	16,183	41,980	22,623	17,938	11,597	5,386	3,314
Reserves and discounts	2,402	3,883	3,395	4,533	3,432	1,753	1,336
Depreciation and amortization(d)	8,722	21,398	8,504	6,166	6,894	906	737
Advertising and marketing expenses	1,096	3,942	2,096	2,359	408	—	—

Total operating expenses	28,403	71,203	36,618	30,996	22,331	8,045	5,387

Operating profit (loss)	65,768	20,424	(63,583)	44,088	53,402	24,657	6,920
Interest expense, net	9,823	27,163	3,200	2,858	3,109	2,197	1,416

Income (loss) before income tax benefit (expense)	55,945	(6,739)	(66,783)	41,230	50,293	22,460	5,504
Income tax benefit (expense)	(21,357)	2,588	27,001	(18,142)	(20,117)	(2,971)	—

Net income (loss)	$34,588	$(4,151)	$(39,782)	$23,088	$30,176	$19,489	$5,504

Other Data
No. of RCEs(e)	636,300	636,300	387,000	348,000	361,000	226,000	169,000
Sales in MMBtu's (in thousands)	25,152	49,257	35,488	32,957	25,771	19,961	9,397
Sales per MMBtu	$12.16	$11.75	$9.74	$8.03	$7.04	$5.13	$5.56
Gross profit per MMBtu(f)	$2.58	$2.07	$1.39	$1.75	$1.11	$0.74	$0.12
Adjusted EBITDA(g)	$48,674	$59,187	$25,729	$36,283	$15,830	$8,370	$(3,489)
Balance Sheet Data (at period end)
Total current assets	$271,012	$271,012	$67,517	$157,122	$122,363	$46,646	$15,419
Customer acquisition costs, net	44,404	44,404	10,822	7,171	10,439	7,393	4,663
Total assets	353,748	353,748	97,969	191,592	162,221	57,697	21,252
Total current liabilities	96,071	96,071	29,893	74,640	60,607	32,921	25,607
Redeemable convertible preferred stock(h)	29,357	29,357	29,357	29,357	29,730	—	—
Total debt	185,181	185,181	—	21,379	27,221	22,561	17,446
Total liabilities, redeemable convertible preferred stock and stockholders' equity	353,748	353,748	97,969	191,592	162,221	57,697	21,252

(a)
We recorded an increase to operating results of $6.4 million during the three and nine months ended March 31, 2007 in connection with the annual revenue reconciliation performed for the LDCs through which we record revenue when title of the natural gas passes to the LDC.

(b)
Electricity sales and related cost of goods sold started in April 2004.

(c)
Sales growth in 2005 and 2006 primarily resulted from the acquisition of Total Gas & Electric, Inc. effective April 2004 and the acquisition of certain natural gas customer contracts of Castle Power, LLC effective November 2005, respectively. The increase in sales in 2006 was also attributable to higher natural gas prices. Results for the three and nine months ended March 31, 2007 include the operations of SESCo beginning on August 1, 2006. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments."

(d)
Beginning July 1, 2005, direct response advertising costs which consist primarily of hourly-based telemarketing costs associated with proven customer generation, are capitalized and amortized over the estimated average life of a customer in accordance with the provisions of Statement of Position No. 93-7 "Reporting on Advertising Costs." In 2003 and prior years, MXenergy amortized capitalized customer acquisition costs over a seven year period. A change was made in 2004 to conform the amortization to the estimated average life of a customer contract of three years, based on the most recent information available. MXenergy accounted for this change as a change in estimate. The effect of this change is reflected in 2004 and resulted in an incremental charge of approximately $4.6 million.

(e)
Represents gas and electricity RCEs serviced at end of period.

(f)
Adjusted to exclude the effect of unrealized gains or losses from risk management activities.

(g)
Management believes that Adjusted EBITDA is a measure commonly used by financial analysts in evaluating operating performance and liquidity of companies, including energy companies. Management also believes that this measure allows a standardized comparison between companies in the energy industry, while minimizing the differences from depreciation policies, financial leverage, hedging strategies and tax strategies. Accordingly, management believes that Adjusted EBITDA is useful in assessing our operating performance and liquidity. Adjusted EBITDA, as used herein, is not necessarily comparable to similarly titled measures of other companies.

        EBITDA is defined as net income (loss) before provision (credit) for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA is defined by management as net income (loss) before provision (credit) for income taxes, interest expense, depreciation and amortization, stock compensation and unrealized gains (losses) from risk management activities. Management believes the items excluded from EBITDA to calculate Adjusted EBITDA are not indicative of true operating performance or liquidity of the business and reflect non-cash charges. Therefore, we believe that EBITDA would not provide an accurate reflection of the economic performance of the business since it includes the unrealized gains (losses) from risk management activities without giving effect to the offsetting changes in market value of the underlying customer contracts, which are being economically hedged. In addition, as the underlying customer contracts are not marked to market, the unrealized gains (losses) from risk management activities do not offer an accurate indication of the ultimate cash impact to the business, as the ultimate cash impact to the business is not determinable until delivery of natural gas under the customer contracts and the associated realized gain (loss) on risk management activity.

        Management uses Adjusted EBITDA for a variety of purposes including assessing the performance and liquidity of the Company, allocating resources for operational initiatives (e.g., revising margins on sales initiatives), allocating resources for business growth strategies (e.g., considering acquisition opportunities), determining new marketing initiatives, determining market entry, rationalizing of internal resources, estimating the equity value of the Company, including its various equity instruments (such as common stock, preferred stock, stock options and warrants), and assessing compensation incentives for employees. Management also provides financial performance measures to its senior executive team and significant shareholders with an emphasis on Adjusted EBITDA, on a consolidated basis, as the appropriate basis in which to measure the performance and liquidity of the business. Furthermore, certain financial covenants in our revolving credit facility contain ratios based on EBITDA and the items excluded to calculate Adjusted EBITDA, as defined above. Accordingly, management and its significant shareholders utilize Adjusted EBITDA as the primary measure when assessing the operating performance and liquidity of the business.

        EBITDA and Adjusted EBITDA (including pro forma presentations thereof) have limitations as analytical tools in comparison to operating income or other combined income data prepared in accordance with GAAP. Some of these limitations are:

  •
  they do not reflect cash outlays for capital expenditures or contractual commitments;

  •
  they do not reflect changes in or cash requirements for, working capital;

  •
  they do not reflect the interest expense or the cash requirements necessary to service interest or principal payments, on indebtedness;

  •
  they do not reflect income tax expense or the cash necessary to pay income taxes;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA (including pro forma presentations thereof) do not reflect cash requirements for such replacements;

  •
  Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

  •
  other companies, including other companies in our industry, may calculate these measures differently than as presented in this prospectus, limiting their usefulness as a comparative measure.

        Because of these limitations, EBITDA and Adjusted EBITDA and the related ratios should not be considered as a measure of discretionary cash available to invest in business growth or reduce indebtedness. For more information, see the consolidated financial statements and related notes included elsewhere in this prospectus.

        The table below represents a reconciliation of net income (loss) for the three and nine months ended March 31, 2007 and for each of the five fiscal years ended June 30, 2006, respectively, to EBITDA and Adjusted EBITDA (in thousands).

	MXenergy Historical Data
			Year Ended June 30,
	Three Months Ended March 31, 2007	Nine Months Ended March 31, 2007
			2006	2005	2004	2003	2002
	(dollars in thousands)
Net income (loss)	$34,588	$(4,151)	$(39,782)	$23,088	$30,176	$19,489	$5,504
Add: Interest expense, net	9,823	27,163	3,200	2,858	3,109	2,197	1,416
Income tax (benefit) expense	21,357	(2,588)	(27,001)	18,142	20,117	2,971	—
Depreciation and amortization	8,722	21,398	8,504	6,166	6,894	906	737

EBITDA	$74,490	$41,822	$(55,079)	$50,254	$60,296	$25,563	$7,657
Subtract: Unrealized gains (losses) from risk management activities	28,927	(12,989)	(79,897)	16,004	46,360	17,889	11,146
Add: stock compensation	3,111	4,376	911	2,033	1,894	696	54

Adjusted EBITDA	$48,674	$59,187	$25,729	$36,283	$15,830	$8,370	$(3,435)

        The following table provides a reconciliation of Adjusted EBITDA to net cash (used in) provided by operating activites.

	MXenergy Historical Data
	Three Months Ended March 31, 2007
		Nine Months Ended March 31, 2007	Year ended June 30,
			2006	2005	2004	2003	2002
Adjusted EBITDA	$48,674	$59,187	$25,729	$36,283	$15,830	$8,370	$(3,435)
Interest expense, net	(9,823)	(27,163)	(3,200)	(2,858)	(3,109)	(2,197)	(1,416)
Income tax (benefit) expense	(23,747)	2,588	27,001	(18,142)	(20,117)	(2,971)	—
Deferred tax (benefit) expense	10,129	(14,008)	(32,764)	6,552	19,730	2,872	—
Unrealized losses on interest rate swaps and amortization of deferred financing fees	2,554	7,295	1,057	349	207	—	—
Non-cash amortization of Castle contracts	—	—	(3,277)	—	—	—	—
Change in assets and liabilities, net of effects of acquisition:
Net inflow (outflow) in restricted cash and short term investments	—	102	6,953	2,195	(192)	(7,723)	(1,410)
Accounts receivable	(6,527)	(82,226)	(13,003)	3,272	1,976	(3,079)	(2,219)
Inventories	50,356	34,157	(2,685)	(72)	(970)	(7,012)	(1,577)
Margin deposit on hedge facility	—	(25,000)	—	—	—	—	—
Option premiums	—	1,834	(1,834)	—	—	—	—
Income taxes receivable	12,054	5,535	(5,535)	—	—	—	—
Security deposits and other assets	10,443	14,905	2,645	894	(4,610)	(311)	5
Accounts payable and accrued expenses	(21,155)	53,118	(4,454)	2,821	2,646	11,259	5,488

Net cash (used in) provided by operating activities	$72,958	$30,324	$(3,367)	$31,294	$11,391	$(792)	$(4,564)

Net cash used in investing activities	$(2,659)	$(129,136)	$(18,825)	$(8,296)	$(16,154)	$(12,376)	$(5,471)

Net cash provided by (used in) financing activities	$(157)	$175,049	$(25,345)	$24,396	$7,718	$5,115	$10,440

(h)
We have reflected our Series A Convertible Preferred Stock outside of the equity section under the provisions of SEC Accounting Series Release 268 (Reg. S-X 5-02.28) which require that redeemable equity securities be presented separately from "stockholders' equity" if they are redeemable at the option of the holder, or at a fixed date and a fixed price, or redemption is otherwise beyond the control of the issuer. The holders of our Series A Convertible Preferred Stock will have the right to "put" such stock to the Company after June 30, 2009 if the fair market value of our Common Stock as of the date a notice of redemption is delivered is at a level that would not provide such holders an annualized internal rate of return of at least 25% on their investment. For a more detailed description of our Series A Convertible Preferred Stock, see Notes 7 and 10 to our March 31, 2007 and June 30, 2006 consolidated financial statements included elsewhere in this prospectus.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF SESCO

        We derived the historical financial data as of December 31, 2003, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005 from SESCo's audited financial statements. We derived the historical financial data as of June 30, 2005 and 2006 and for the six months ended June 30, 2005 and 2006 from SESCo's unaudited interim financial statements. In the opinion of SESCo's management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and contain all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial positions and results of operations for these periods. You should read the following selected financial data together with SESCo's financial statements and the notes thereto included elsewhere in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(in thousands, except for customer data)
	(audited)			(unaudited)
Statement of Income Data
Revenue
Natural gas revenue	$368,046	$482,490	$561,525	$296,587	$315,305
Passthrough revenue	70,501	71,315	70,230	38,256	34,453

Total revenue	438,547	553,805	631,755	334,843	349,758
Cost of sales (excluding depreciation and amortization below)
Cost of natural gas sold	(339,277)	(426,528)	(490,621)	(254,987)	(244,603)
Realized gains (losses) from risk management activities	26,387	12,990	(1,188)	(6,239)	(31,366)
Passthrough costs	(70,611)	(71,310)	(70,125)	(38,358)	(34,461)

Total cost of sales	383,501	484,848	561,934	299,584	310,430
Gross profit (excluding of depreciation and amortization below)	55,046	68,957	69,821	35,259	39,328
Operating expenses
General and administrative expenses	29,391	30,216	27,774	14,448	14,085
Advertising and marketing	3,934	2,743	3,135	980	1,032
Bad debt expense	2,463	2,828	3,182	1,769	1,725
Depreciation and amortization	8,608	9,708	8,085	4,016	1,380
Allocated overhead	—	5,709	1,531	340	155

Total operating expenses	44,396	51,204	43,707	21,553	18,377

Operating profit	10,650	17,753	26,114	13,706	20,951
Interest expense	(2,383)	(2,875)	(1,714)	(623)	(1,080)

Income before taxes	8,267	14,878	24,400	13,083	19,871
Income tax provision	(3,277)	(5,798)	(9,606)	(5,153)	(7,821)

Net Income	$4,990	$9,080	$14,794	$7,930	$12,050

Other Data (unaudited)
No. of RCEs(a)	472,000	524,000	504,000	536,000	327,000
Sales in MMBtu's (in thousands)	51,300	59,300	52,300	32,803	24,722
Sales per MMBtu	$8.55	$9.34	$12.08	$10.21	$14.15
Gross profit per MMBtu	$1.07	$1.16	$1.34	$1.07	$1.59
Balance Sheet Data (at period end)
Total assets	$235,235	$236,779	$272,095	$136,735	$139,765
Total current assets	151,211	167,041	225,934	80,781	102,194
Total current liabilities	342,379	195,148	215,104	80,951	69,376
Total debt	229,948	62,613	68,261	1,889	—
Owner's equity (deficit)	(111,055)	36,465	51,402	50,441	64,609

(a)
Represents natural gas RCEs serviced at end of period. RCEs for the period ended June 30, 2006 reflects the exclusion of 169,500 RCEs as of June 30, 2005 representing "Percent of Income Payment Plan" accounts whose supply agreements expired during the six month period ended June 30, 2006.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        In "Management's Discussion and Analysis of Financial Condition and Results of Operations," the terms "Company," "we," "us," "our," or similar terms, refer to MXenergy after giving effect to the SESCo acquisition as if it had occurred on June 30, 2006 for all respective disclosures at such date or as of July 1, 2005 for all respective disclosures for the year then ended.

        Except as previously mentioned or as the context otherwise requires, references to "MXenergy," "the Company," "we," "us," "our," or similar terms, refer to MxEnergy Holdings Inc., a Delaware corporation, and its subsidiaries as of March 31, 2007 or for the three and nine months then ended.

        The following discussion should be read in conjunction with our condensed consolidated financial statements and notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors including, but not limited to, those under "Risk Factors" and elsewhere in this prospectus.

Overview

        We are a retail energy marketing company primarily engaged in the marketing and sale of natural gas and electricity to residential and commercial accounts throughout the eastern half of the United States and in Ontario and British Columbia, Canada. We serve a diverse portfolio of customers across several LDC markets with both fixed rate and variable rate contracts. This diversification in customer segment, geography, and sales product helps to mitigate our risk from volatility in market prices and weather-related demand. We intend to maximize operating income through continued customer growth, improved operational performance, opportunistic acquisitions and the efficient procurement and risk management of our commodity supply positions. As natural gas accounts for approximately 98% of our sales, the operating results of the electricity segment, which was initiated in 2004, are not discussed herein. On November 1, 2005, MXenergy acquired certain natural gas customer contracts of Castle Power LLC, or Castle. In connection with such acquisition, MXenergy added the mid-market commercial natural gas segment (see our consolidated financial statements included elsewhere in this prospectus for more information). As the mid-market commercial natural gas segment was established in fiscal 2006 and accounts for approximately 10%, 4% and 5% of total MXenergy sales for the year ended June 30, 2006 and the three months and nine months ended March 31, 2007, respectively, the operating results of such segment are not discussed herein.

        MXenergy was formed in 1999 as a retail energy marketer. As of March 31, 2007, we served approximately 636,300 RCEs across 27 LDC gas markets and seven electricity market areas in 12 states and the Province of Ontario. The business has expanded through a combination of organic growth and acquisitions. Over the past three years, we acquired substantially all of the assets of SESCo, a portfolio of 315,000 natural gas RCEs throughout Georgia and Ohio, the shares of Total Gas & Electric, Inc., or TG&E, a portfolio of 103,000 gas and electricity RCEs throughout New York and New Jersey, and a portfolio of 2,200 mid-market commercial customers (representing approximately 53,000 RCEs) from Castle also based in New York and New Jersey. In addition to SESCo, TG&E and Castle, we have successfully completed the acquisition of four customer portfolios since our inception. SESCo's operating activities included Percent of Income Payment Plan, or PIPP, accounts for the three and nine months ended March 31, 2006. The PIPP account contract expired on March 31, 2006 with the Dominion East Ohio utility and is not expected to recur. SESCo's PIPP accounts represented approximately 142,500 RCEs at March 31, 2006. We did not acquire any PIPP accounts in connection with the SESCo acquisition.

        Our financial performance is affected by many factors. Approximately 61% of our RCEs are billed for commodity charges directly by the LDC on our behalf. Accordingly, we are exposed to credit risk from utilities that collect and remit customer payments as well as from a number of customers that pay us directly. Our operating results would be negatively affected by defaults in such payments. Receivables from approximately 49% of our RCEs are guaranteed by LDCs, the vast majority of which are investor-owned utilities with an investment grade rating from Moody's or Standard & Poor's. The remaining 51% of our annual volume is exposed to credit risk of the end use customer.

        Our risk management strategy is to hedge 100% of our forecasted volumes on our fixed price customer contracts. The sufficiency of such hedges is affected by unanticipated attrition and by changes in weather-related volumetric demand. Average in-contract customer attrition for the fiscal years 2003 through 2006 was approximately 23%. In-contract customer attrition for the three months and nine months ended March 31, 2007 was approximately 7% and 21%, respectively, resulting in an annualized rate of 28%. For both the three months and nine months ended March 31, 2007, attrition includes customer losses experienced in connection with the SESCo acquisition as well as challenging pricing and market conditions. Average annualized in-contract customer attrition for the fourth quarter of fiscal 2007 was approximately 26%. However, in-contract customer attrition has generally improved every month since December 2006. The loss of customer accounts in all the above mentioned periods was primarily due to: (i) customer-initiated switches, (ii) residential moves and (iii) customer payment defaults. We use historical experience to determine the amount of in-contract attrition to project demand from fixed price customers over the terms of their contracts. If the actual demand from fixed price customers is significantly different from our projection, we may suffer financial losses if the market price of gas has increased or decreased from the original hedge price. Customer demand is also impacted by weather. We use utility-provided historical, actual or forward projected customer volumes as a basis for our forecasted volumes and mitigate the risk of winter volume fluctuation for some customers by purchasing excess fixed rate hedges by up to 10% of normalized winter projections. Should winter weather demand exceed our weather-normalized projections or if weather is warmer than normal and volumes are less than projected, our financial results may suffer.

        We use both physical instruments and derivative financial instruments to reduce our exposure to fluctuations in the price of natural gas. We account for derivatives under the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended and interpreted. SFAS No. 133 requires all derivatives to be carried on the balance sheet at fair value. We enter into physical forward contracts to purchase and sell natural gas and power. Such contracts are derivative financial instruments based on the provisions of SFAS No. 133. As of March 31, 2007, MXenergy had documented that all of these physical forward purchase and sale contracts met the "normal purchases and normal sales" exception under SFAS No. 133 and accordingly, such contracts were not carried on the balance sheet at fair value. All contracts documented for the "normal purchases and normal sales" exception are accounted for as executory contracts with the corresponding purchase and sale recorded for accounting purposes at the time title to the natural gas or power passes. If a derivative is designated as a cash flow hedge, changes in the fair value of the derivative are recorded in accumulated other comprehensive income and recognized as a component of cost of natural gas and electricity sold in the condensed consolidated statements of operations when the hedged item affects earnings. Derivatives that are not designated as hedges or that do not qualify for hedge accounting treatment must be adjusted to fair value through earnings. Since we have not designated any of our derivatives as cash flow hedges, any change in the forward price of natural gas or electricity will be reflected in the statement of operations as unrealized gains or losses from risk management activities. The underlying fixed price contracts that are being hedged do not meet the definition of a derivative under SFAS No. 133 and as a result, the corresponding change in fair value of these customer contracts is not reflected in the statement of operations. The application of this accounting treatment results in earnings volatility.

        In addition to the volatility described above, we incur volatility from quarter to quarter associated with gains and losses on settled hedges relating to natural gas in inventory. Inventory is typically purchased from April to October and drawn down from November through March. Since a portion of the inventory is used to satisfy delivery obligations to fixed priced accounts over the winter months, we hedge the associated price risk using derivative contracts. Any gains or losses associated with settled derivative contracts are reflected in the statement of operations as a component of cost of goods sold under the caption "Realized gains or losses from risk management activities." As a portion of these settled hedges are used to mitigate the price risk associated with the inventory purchases, we may experience a timing difference between when the gain or loss on the hedge is recognized in the statement of operations and when the gas is consumed by the customer and sales are recognized.

        We rely on utilities to provide billing and collection of receivables from residential and small commercial customers as well as to provide other services. Receivables from approximately 49% of our volumetric RCEs are guaranteed by the utilities at a weighted average discount rate of approximately 1%. Should a utility increase the discount or discontinue the guarantee of such receivables, the forecasted margin for the fixed rate contracts currently in place may be reduced. We incorporate into the calculation of our fixed prices the current prevailing billing charges, switching fees, volumetric conversion rates, and other such factors. Though we are advised in advance of future changes in these items through tariff filings and notices by the utilities, ultimate changes in these charges, fees, rates and other factors could take place prior to the termination date of current fixed price contracts and could negatively impact projected margin on these contracts.

        We market to new customers using direct mail, internet, telemarketing, and door to door channels. Based on historical experience plus costs associated with specific contracts, our marketing costs for a new customer are estimated and revised from time to time. Should marketing expenses exceed those which we have forecasted, our financial results can be negatively impacted.

        In determining the selling price for fixed and variable customers, we target a per unit gross profit rather than a percentage gross margin. The target margin is set in relation to the cost of acquiring new customers with the objective of earning a contribution margin in excess of the acquisition cost of a customer within the first year. We consider all direct variable costs associated with servicing new customers prior to application of the per unit margin. Since we are targeting a per unit gross profit and commodity prices are highly volatile, a gross margin percentage would not be a meaningful indicator of financial performance.

Market and Regulatory

        MXenergy has natural gas customers in 28 LDC markets in 11 states and Ontario and British Columbia, Canada and electricity in 13 market areas in four states. Among other things, tariff filings by LDCs for changes in the billing rate to their regulated customers in the markets in which we operate, may significantly impact the viability of our sales and marketing plans and our overall operating and financial results. Although regulatory requirements are determined, administered and monitored by the public utility commission, or PUC, of each state, operating rules and rate filings for each utility are unique. Accordingly, we generally treat each utility distribution territory as a distinct market.

Natural Gas

        At March 31, 2007, we provided natural gas to approximately 606,200 RCEs in 27 LDC markets within Florida, Georgia, Illinois, Indiana, Kentucky, Michigan, Maryland, New Jersey, New York, Ohio, Pennsylvania and Ontario, Canada. Due to recent and significant decreases in the price of natural gas, a number of LDCs have decreased rates to their regulated customers. Although the impact of these price decreases cannot currently be estimated, they are not anticipated to adversely impact our financial results.

        In Ohio, we provide natural gas service to residential and small commercial customers in the Dominion East Ohio Gas, or DEO, Vectren and the Columbia Gas of Ohio service areas. In May 2006, the PUC of Ohio approved the first phase of a plan whereby DEO will exit the merchant function. The first phase was a wholesale auction of the supply associated with the customers served by the utility which took place on August 28, 2006 and was approved by the PUC of Ohio on August 29, 2006. The second phase is anticipated to start by 2008 and could involve the transfer of the utility customers to retail energy marketers. We are taking an active role in the regulatory process for reviewing and implementing rules that will govern phase two of the deregulation plan. While the ultimate outcome of this is unknown, at this point, the process it is not expected to adversely impact our financial results.

        During January 2007, we obtained our gas marketer license to market natural gas in the Terasen market in British Columbia. We began selling natural gas to customers in the Terasen market in May 2007.

        As natural gas accounts for approximately 98% of our sales, our operating results are significantly impacted by the price movement in natural gas. Price volatility in the natural gas market generally exceeds volatility in most energy and other commodity markets. There are various factors that contribute to price volatility in the natural gas market, including basic supply and demand, pipeline capacity, storage capacity and weather. The prices of natural gas during the nine months ended March 31, 2007 were at a two-year low, which provides us with both opportunities and challenges. During our recent history we have been able to effectively manage our business through volatile market conditions.

Electricity

        At March 31, 2007, we provided electricity to approximately 30,100 RCEs in seven market areas within the States of New York and Massachusetts. There are no current rate cases or filings in the states of New York or Massachusetts that are anticipated to impact our financial results.

        During April 2007, we obtained our power marketer license to market electricity in the State of Connecticut, and began offering power in Connecticut in May 2007. In May 2007, the Company, through its subsidiary MxEnergy Electric Inc., acquired substantially all of the assets of Vantage, and began supplying power to approximately 12,000 former RCEs of Vantage in and around Houston, Dallas/Ft. Worth and Corpus Christi, Texas.

Recent Developments

        On August 1, 2006, MXenergy acquired substantially all of the assets of SESCo, a wholly owned subsidiary of Shell Oil Company and retail energy marketer, which as of that date, supplied natural gas to approximately 315,000 residential and small commercial RCEs in the deregulated markets of Georgia and Ohio. In addition to expanding our relationships with customers in two LDC markets we already served in Ohio, the SESCo acquisition also expanded our operations in Ohio to include customers served by Vectren and added Georgia to the list of states in which we operate. The aggregate consideration paid in connection with the purchase equaled $126.0 million. For more information, see the notes to our condensed consolidated financial statements included elsewhere in this prospectus.

        As a result of the SESCo acquisition, our customer mix changed. MXenergy's historical percentage of fixed price customers decreased from 70% to 60% after the SESCo acquisition. The higher percentage of variable priced accounts created diversity in the overall supply risk of the business. We are responsible for billing and collection of all commodity and utility distribution charges to customers in the Georgia market. In addition, we assume the credit risk associated with billing the utility distribution charges in that market. We assumed the billing systems, processes and personnel associated with billing and collections as part of the SESCo acquisition.

        During fiscal 2007, we moved several of our operational functions to Houston, including IT, customer data solutions, accounting operations and collections. Our corporate functions, including marketing, finance, risk management and legal remain in Connecticut, as do our corporate headquarters. We believe that the majority of our integration goals have been achieved, with a small number of targeted personnel remaining in former locations.

Our Hedge Facility

        Concurrently with the closing of the SESCo acquisition, we entered into a committed exclusive hedging facility with Société Générale. The hedge facility has an initial term of two years with subsequent one year renewal terms. The hedge facility provides us with the ability to enter into NYMEX natural gas and natural gas basis swaps for a tenor of up to 39 months. Fees under the hedge facility include an annual management fee, a volumetric fee based on the tenor of the swap and fees to allow Société Générale to hedge its potential risks arising from material declines of natural gas market prices based on our overall hedge position with them.

        The hedge facility is secured by a first lien on the customer contracts and a second lien on substantially all of our other assets. In addition, we provided a total of $25.0 million as cash collateral for potential negative mark-to-market changes in the value of the forward hedged position. In April 2007, we replaced the $25.0 million of cash collateral with a letter of credit. Under the hedge facility, we have the flexibility to either post cash collateral or issue a letter of credit as margin for the hedge facility. We will not be required to post additional collateral beyond the initial margin requirements unless our forward hedged positions exceed 65,000 MMBtu. Our forward hedged positions as of March 31, 2007 was an unrealized loss of $13.9 million and totaled approximately 23,535 MMBtus which provides us with the ability to increase our forward hedged positions by 176% before we would be required to post any additional collateral.

Our Revolving Credit Facility

        In connection with the SESCo acquisition, we, through our wholly owned subsidiaries MxEnergy Inc. and MxEnergy Electric Inc., entered into an amended and restated credit facility with Société Générale, as administrative agent, and the lenders party thereto. Our revolving credit facility is guaranteed by us and all of our domestic subsidiaries and is secured by a second priority lien on customer contracts and a first priority lien on substantially all of our and our subsidiaries' other existing and future assets.

        MxEnergy Inc. and MxEnergy Electric Inc. are permitted to borrow up to the lesser of (x) $280.0 million (which may be increased to up to $400.0 million under certain circumstances) and (y) the amount of the then applicable borrowing base. Borrowings under our revolving credit facility generally bear interest at a fluctuating rate based upon a base rate or a Eurodollar rate plus an applicable margin. The applicable margin for base rate loans ranges from 0.5% to 1.375% and the applicable margin for Eurodollar loans ranges from 1.5% to 2.375% during the first year of the revolving credit facility, such interest rates will be re-established during subsequent years, with the expectation that such margin percentages will not increase. All outstanding borrowings under our revolving credit facility are due on December 19, 2008. Letters of credit issued under our revolving credit facility will incur charges ranging from 1.375% to 2% per annum.

Our Floating Rate Senior Notes due 2011

        On August 1, 2006, we entered into a $190.0 million senior unsecured bridge loan, the proceeds of which were used to fund the SESCo acquisition. On August 4, 2006, we issued $190.0 million aggregate principal amount of Floating Rate Senior Notes due 2011 at 97.5% of par value in a private placement pursuant to Rule 144A promulgated under the Securities Act. The net proceeds from the sale of the notes were used to repay the bridge loan. Interest on the notes is payable semi-annually at a rate of LIBOR plus 7.5% per annum and is reset semi-annually, in each case, on February 1 and August 1 of each year. In the event we complete one or more equity offerings, we may redeem up to 35% of the aggregate principal amount of the notes on or before August 1, 2009 at a price equal to 100% of the principal amount, plus a premium equal to the rate per annum on the notes outstanding on the date notice is given to redeem the notes plus accrued and unpaid interest to the redemption date.

        On December 13, 2006, we purchased $12 million aggregate principal amount of the notes outstanding, and paid accrued interest of approximately $600,000, from an existing bond holder. We obtained the $11 million to repurchase such notes from proceeds under the Denham credit facility. The purchase of the $12 million in aggregate principal amount of notes resulted in us recording a gain on early extinguishment of debt of approximately $400,000, which is net of the write-off of approximately $600,000, relating to a pro rata portion of the original issue discount of 2.5% on the notes and unamortized debt issuance costs. The $400,000 was recorded as interest income and reported net of interest expense in our condensed consolidated statement of operations for the nine months ended March 31, 2007.

        On May 1, 2007, we commenced an exchange offer for the original notes. On May 30, 2007, we announced that we were restating our interim financial statements for the three and six months ended December 31, 2006 and were indefinitely extending the expiration date of the exchange offer. The exchange offer was terminated on June 27, 2007. Pursuant to the registration rights agreement relating to the notes, the interest rate applicable to the original notes increased by 0.25% per annum effective as of June 1, 2007 because we did not complete the exchange offer by the 300th day following the issue date of the original notes. If we do not complete the exchange offer by August 29, 2007, the interest rate applicable to the original notes will increase another 0.25% per annum beginning on August 30, 2007. Once the exchange offer is completed, the notes will no longer accrue additional interest.

        On June 22, 2007, we launched a cash tender offer to purchase any or all of the outstanding original notes. In connection with the tender offer, we are soliciting consents to effect certain proposed amendments to the indenture governing the notes. The tender offer and consent solicitation may be amended or supplemented from time to time. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement and a related Letter of Transmittal and Consent, each dated as of June 22, 2007 and which may be amended or supplemented from time to time, which more fully set forth the terms and conditions of the tender offer and consent solicitation. The tender offer will expire at midnight on July 31, 2007, unless extended. There can be no assurance that the tender offer and consent solicitation will be completed.

Material Weakness in Internal Controls

        In connection with the audit of our financial statements for the year ended June 30, 2006, we and our independent auditors reported to the audit committee of our board of directors that certain significant deficiencies in internal controls, when evaluated in the aggregate, result in a material weakness in the design and operation of our internal controls as of June 30, 2006, which we believe continues to exist through March 31, 2007. This material weakness has led to a restatement of our condensed consolidated financial statements for the three and six months ended December 31, 2006. For additional information regarding this identified material weakness, see "Risk Factors—We have identified a material weakness in the design and operation of our internal controls as of June 30, 2006, which, if not properly remediated, could result in material misstatements in our financial statements in future periods."

Adjusted EBITDA

        Management believes that Adjusted EBITDA is a measure commonly used by financial analysts in evaluating operating performance and liquidity of companies, including energy companies. Management also believes that this measure allows a standardized comparison between companies in the energy industry, while minimizing the differences from depreciation policies, financial leverage, hedging strategies and tax strategies. Accordingly, management believes that Adjusted EBITDA is the most relevant financial measure in assessing our operating performance and liquidity. Adjusted EBITDA, as used herein, is not necessarily comparable to similarly titled measures of other companies.

        EBITDA is defined as net income (loss) before provision (credit) for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA is defined by management as net income (loss) before provision (credit) for income taxes, interest expense, depreciation and amortization, stock compensation and unrealized gains (losses) from risk management activities. Management believes the items excluded from EBITDA to calculate Adjusted EBITDA are not indicative of true operating performance or liquidity of the business and reflect non-cash charges. Therefore, we believe that EBITDA would not provide an accurate reflection of the economic performance of the business since it includes the unrealized gains (losses) from risk management activities without giving effect to the offsetting changes in market value of the underlying customer contracts, which are being economically hedged. In addition, as the underlying customer contracts are not marked to market, the unrealized gains (losses) from risk management activities do not offer an accurate indication of the ultimate cash impact to the business, as the ultimate cash impact to the business is not determinable until delivery of natural gas under the customer contracts and the associated realized gain (loss) on risk management activity.

        Management uses Adjusted EBITDA for a variety of purposes including assessing the performance and liquidity of the Company, allocating resources for operational initiatives (e.g., revising margins on sales initiatives), allocating resources for business growth strategies (e.g., considering acquisition opportunities), determining new marketing initiatives, determining market entry, rationalizing of internal resources, estimating the equity value of the Company, including its various equity instruments (such as common stock, preferred stock, stock options and warrants), and assessing compensation incentives for employees. Management also provides financial performance measures to its senior executive team and significant shareholders with an emphasis on Adjusted EBITDA, on a consolidated basis, as the appropriate basis in which to measure the performance and liquidity of the business. Furthermore, certain financial covenants in our revolving credit facility contain ratios based on EBITDA and the items excluded to calculate Adjusted EBITDA, as defined above. Accordingly, management and its significant shareholders utilize Adjusted EBITDA as the primary measure when assessing the operating performance and liquidity of the business.

        EBITDA and Adjusted EBITDA (including pro forma presentations thereof) have limitations as analytical tools in comparison to operating income or other combined income data prepared in accordance with GAAP. Some of these limitations are:

  •
  they do not reflect cash outlays for capital expenditures or contractual commitments;

  •
  they do not reflect changes in or cash requirements for, working capital;

  •
  they do not reflect the interest expense or the cash requirements necessary to service interest or principal payments, on indebtedness;

  •
  they do not reflect income tax expense or the cash necessary to pay income taxes;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA (including pro forma presentations thereof) do not reflect cash requirements for such replacements;

  •
  Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

  •
  other companies, including other companies in our industry, may calculate these measures differently than as presented in this prospectus, limiting its usefulness as a comparative measure.

        Because of these limitations, EBITDA and Adjusted EBITDA and the related ratios should not be considered as a measure of discretionary cash available to invest in business growth or reduce indebtedness. For more information, see the condensed consolidated financial statements and related notes included elsewhere in this prospectus.

        The table below represents a reconciliation of net income (loss) for the three and nine months ended March 31, 2007 and 2006 to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended March 31,
	2007	2006
Net income (loss)	$34,588	$(46,305)
Add: Interest expense, net	9,823	952
Income tax expense (benefit)	21,357	(31,875)
Depreciation and amortization	8,722	1,854

EBITDA	$74,490	$(75,374)

Subtract: Unrealized gains (losses) from risk management activities	28,927	(89,306)
Add: Stock compensation	3,111	800

Adjusted EBITDA	$48,674	$14,732

	Nine Months Ended March 31,
	2007	2006
Net loss	$(4,151)	$(24,738)
Add: Interest expense, net	27,163	2,277
Income tax benefit	(2,588)	(16,595)
Depreciation and amortization	21,398	6,067

EBITDA	$41,822	$(32,989)

Subtract: Unrealized losses from risk management activities	(12,989)	(57,571)
Add: Stock compensation	4,376	1,353

Adjusted EBITDA	$59,187	$25,935

        The following table provides a reconciliation of Adjusted EBITDA to net cash provided by (used in) operating activities, net cash used in investing activities and net cash (used in) provided by financing activities for the three and nine months ended March 31, 2007 and 2006 (in thousands).

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
Adjusted EBITDA	$48,674	$14,732	$59,187	$25,935
Interest expense, net	(9,823)	(952)	(27,163)	(2,277)
Income tax (benefit) expense	(23,747)	31,876	2,588	16,595
Deferred tax expense (benefit)	10,129	(37,119)	(14,008)	(25,536)
Unrealized losses on interest rate swaps and amortization of deferred financing fees	2,554	13	7,295	255
Change in assets and liabilities, net of effects of acquisition:
Net inflow in restricted cash and short term investments	—	10,959	102	1,515
Accounts receivable	(6,527)	4,389	(82,226)	(60,395)
Inventories	50,356	27,358	34,157	11,762
Margin deposit on hedge facility	—	—	(25,000)	—
Option premiums	—	—	1,834	—
Income taxes receivable	12,054	4,363	5,535	—
Security deposits and other assets	10,443	1,618	14,905	953
Accounts payable and accrued expenses	(21,155)	(21,723)	53,118	4,185

Net cash provided by (used in) operating activities	$72,958	$35,514	$30,324	$(27,008)

Net cash used in investing activities	$(2,659)	$(2,046)	$(129,136)	$(12,592)

Net cash (used in) provided by financing activities	$(157)	$(33,819)	$175,049	$(13,822)

Results of Operations

        Natural gas accounts for approximately 98% of our total sales which exposes us to a high degree of seasonality in our cash flows and income earned throughout our fiscal year. We utilize a considerable amount of cash from operations and borrowings under our revolving credit facility to fund working capital, primarily inventory purchases, during the months of April through October each calendar year (primarily our last and first fiscal quarters). We sell the majority of our natural gas during the months of November through March of each calendar year (primarily our second and third fiscal quarters). We expect the significant seasonality impacts to our cash flows and income earned will continue during future periods.

Three Month Period Ended March 31, 2007 Compared with Three Month Period Ended March 31, 2006

        The average number of natural gas RCEs (each reflecting 100 MMBtus of annual natural gas consumption) for the three months ended March 31, 2007 was approximately 618,700, an increase of 65%, or approximately 242,600 RCEs over the same period in the prior year, due to the customers acquired in the SESCo acquisition. The increase in average RCEs was partially offset by an overall decline in net organic growth during the three months ended March 31, 2007.

        Sales for the three months ended March 31, 2007 were $311.1 million, up $154.8 million, or 99%, compared to the same period in the prior year, principally due to natural gas consumption and fee revenue associated with the accounts acquired in the SESCo acquisition. In addition, the average selling price per unit (including fee revenue) increased by $1.90 to $12.16 per MMBtu, largely due to the higher price of natural gas when fixed price customer contracts were added or renewed in addition to fee income realized from certain of the SESCo customer contracts we acquired. MXenergy sold approximately 25,152,000 MMBtus of natural gas during the three months ended March 31, 2007 compared to approximately 14,821,000 MMBtus during the same period in the prior year. The increased volume is attributable to the customer contracts acquired in connection with the SESCo acquisition. However, overall usage per customer decreased over the same period in the prior year as a result of the warmer-than-normal weather experienced in the Midwestern and Northeastern United States during the three months ended March 31, 2007.

        Gross profit for the three months ended March 31, 2007 was $94.2 million compared to a gross loss of $66.8 million in the same period in the prior year. The change is primarily related to unrealized gains on our risk management activities of $28.9 million and unrealized losses on risk management activities of $89.3 million for the three months ended March 31, 2007 and 2006, respectively, resulting from changes in forward natural gas prices during the respective periods in relation to the contracted forward prices. This impact should be fully or partially offset in future periods by higher or lower gross profit, as physical gas is delivered to customers during the remaining terms of their fixed rate contracts. The increase of $161.0 million in gross profit is also attributable to an overall increase in per-unit margin earned on customer contracts acquired in connection with the SESCo acquisition.

        We have elected not to designate any derivative instruments as hedges in accordance with the provisions of SFAS No. 133. Accordingly, any changes in derivative fair value must be adjusted through unrealized losses or gains from risk management activities in the consolidated statements of operations as evidenced by the $28.9 million unrealized gains and $89.3 million unrealized losses on risk management activities previously discussed. In addition, the election not to perform hedge accounting can have an impact on earnings as the losses or gains on realized risk management activities may impact earnings during a different period than the associated margin achieved on the physical sale of natural gas. Each period we do not perform hedge accounting is specifically impacted by realized gains or losses on risk management activities recorded in the prior period, which under hedge accounting would have been deferred in the prior period and recorded in the current period, and gains or losses on realized risk management activities recorded in the current period which under hedge accounting would have been deferred in the current period and recorded in subsequent periods. Under hedge accounting, deferring realized gains or losses on risk management activities would ensure that such realized gains or losses are eventually recorded in the same period as the associated margin achieved when inventory is sold to customers under fixed rate contracts (i.e., the hedging gains and losses would be recorded in the same period as the item being hedged affects earnings).

        In our segment analysis, we evaluate performance based on several factors of which the primary financial measure is gross profit adjusted to exclude the effect of any unrealized gains or losses from risk management activities. We classify our business interests into three reportable segments: residential and small commercial natural gas, mid-market commercial natural gas and electricity. The combined adjusted gross profit for the three months ended March 31, 2007 was $65.2 million, an increase of $42.7 million over the same period in the prior year. As we do not perform hedge accounting, this increase includes an estimated $12.0 million of net losses recorded in the same period in the prior year and $1.8 million of estimated net gains recorded in the current period related to realized risk management activities that impacted operations during a different period than the associated margin achieved on the physical sale of natural gas. The discussion of the impact of the estimated $1.8 million of realized gains and estimated $12.0 million of realized losses on our earnings for the three months ended March 31, 2007 and 2006, respectively, assumes our hedge accounting would have been 100% effective. The overall increase in adjusted gross profit between the periods is primarily due to gross profit earned on customer contracts acquired in connection with the SESCo acquisition.

        Operating expenses for the three months ended March 31, 2007 were $28.4 million, up 173% from $10.4 million in the three months ended March 31, 2006. This increase was primarily due to increased staffing levels and related costs, higher customer care costs and increased depreciation and amortization expense, all of which were mainly related to the SESCo acquisition. The increase in operating expenses was also attributable to an increase in staffing levels and professional fees in connection with improving the segregation of duties within the Company and its overall control environment. MXenergy also recorded rationalization charges of $0.3 million related to the SESCo acquisition during the three months ended March 31, 2007.

        For the three months ended March 31, 2007, MXenergy recorded $21.4 million of income tax expense compared to a $31.9 million income tax benefit for the same period in the prior year. The change from the prior year is attributable to a change from a pre-tax loss of $78.2 million for the three months ended March 31, 2006 to pre-tax income of $55.9 million for the three months ended March 31, 2007. The overall decrease in the effective income tax rate between the periods is primarily due to a decrease in the Company's effective state tax rate as a result of the acquisition of SESCo.

        MXenergy reported Adjusted EBITDA of $48.7 million for the three months ended March 31, 2007, as compared to Adjusted EBITDA of $14.7 million for the same period in the prior year. Adjusted EBITDA excludes unrealized gains and losses from risk management activities and non-cash compensation expenses. The increase of $34.0 million versus the same period in the prior year was primarily due to an increase in gross profit earned on customer contracts acquired in connection with the SESCo acquisition. Included in the net increase of $34.0 million is an estimated net gain of $1.8 million in the current period as compared to an estimated net loss of $12.0 million recorded in the same period in the prior year related to the settlement of risk management activities associated with ending inventory balances. The net gains and losses on risk management activities are largely offset in subsequent periods by the associated effect on margins when inventory is sold to customers under fixed rate contracts. MXenergy records revenues from the sale of natural gas and electricity in the period in which the commodity is consumed by customers, or, in certain circumstances, when title passes upon delivery to the LDC. MXenergy recorded a net gain of $6.4 million during the three months ended March 31, 2007 in connection with the annual revenue reconciliation performed for the LDCs through which MXenergy records revenue when title of the natural gas passes to the LDC. MXenergy did not record any material adjustments during the three months ended March 31, 2006 with respect to the annual LDC reconciliations. In addition, during the three months ended March 31, 2007, MXenergy recorded rationalization charges of $0.3 million related to the SESCo acquisition. After excluding the gains and losses on risk management activities, the gains on annual LDC reconciliations and rationalization charges recorded relating to the SESCo acquisition, MXenergy reported a net increase of $14.1 million during the three months ended March 31, 2007 over the same period in the prior year, primarily due to an increase in gross profit earned on customer contracts acquired in connection with the SESCo acquisition, offset by a decrease in gross profit earned per customer due to a 9% decrease in heating degree days across our natural gas markets for the three months ended March 31, 2007 in comparison to the same period in the prior year, due to warmer-than-normal weather experienced in the Midwestern and Northeastern United States. A heating degree day is defined as the difference between 65 degrees Fahrenheit and the average ambient temperature for a day (e.g., a 45 degree Fahrenheit temperature is equivalent to 20 heating degree days).

NineMonth Period Ended March 31, 2007 Compared with Nine Month Period Ended March 31, 2006

        The average number of natural gas RCEs for the nine months ended March 31, 2007 was approximately 584,100, an increase of 61%, or approximately 221,700 RCEs, over the same period in the prior year, due to the customers acquired in the SESCo acquisition. The increase in average RCEs was partially offset by an overall decline in net organic growth during the nine months ended March 31, 2007.

        Sales for the nine months ended March 31, 2007 were $592.3 million, up $286.3 million, or 94%, compared to the same period in the prior year, principally due to natural gas consumption and fee revenue associated with the accounts acquired in the SESCo acquisition. In addition, the average selling price per unit (including fee revenue) increased by $1.87 to $11.75 per MMBtu, largely due to the higher price of natural gas when fixed price customers were added or renewed and fee income realized from certain of the SESCo customers acquired in the SESCo acquisition. MXenergy sold approximately 49,257,000 MMBtus of natural gas during the nine months ended March 31, 2007 compared to approximately 29,582,000 MMBtus during the same period in the prior year. The increased volume is largely attributable to the customers acquired in connection with the SESCo acquisition. However, overall usage per customer decreased over the same period in the prior year as a result of warmer-than-normal weather experienced in the Midwestern and Northeastern United States during the last two quarters of the nine months ended March 31, 2007.

        Gross profit for the nine months ended March 31, 2007 was $91.6 million compared to a gross loss of $12.7 million in the same period in the prior year. The increase is primarily related to unrealized losses on our risk management activities of $12.9 million for the nine months ended March 31, 2007 as compared to $57.6 million for the nine months ended March 31, 2006, resulting from changes in forward natural gas prices during the respective periods in relation to the contracted forward prices. This impact should be fully or partially offset in future periods by higher or lower gross profit, as physical gas is delivered to customers during the remaining terms of their fixed rate contracts. The increase of $104.3 million in gross profit is also attributable to an overall increase in per-unit margin earned on customer contracts acquired in connection with the SESCo acquisition.

        In our segment analysis, we evaluate performance based on several factors of which the primary financial measure is gross profit adjusted to exclude the effect of any unrealized gains or losses from risk management activities. We classify our business interests into three reportable segments: residential and small commercial natural gas, mid-market commercial natural gas and electricity. The combined adjusted gross profit for the nine months ended March 31, 2007 was $104.6 million, an increase of $59.7 million over the same period in the prior year. As we do not perform hedge accounting, this increase includes an estimated $3.1 million of realized losses recorded in the same period in the prior year and $0.7 million of estimated realized gains recorded in the current period related to realized risk management activities that impacted operations during a different period than the associated margin achieved on the physical sale of natural gas during the period. The discussion of the impact of the estimated $0.7 million of realized gains and $3.1 million of estimated realized losses on our earnings for the nine months ended March 31, 2007 and 2006, respectively, assumes our hedge accounting would have been 100% effective. The overall increase in adjusted gross profit between the periods is primarily due to margin earned on customer contracts acquired in connection with the SESCo acquisition.

        Operating expenses for the nine months ended March 31, 2007 were $71.2 million, up 170% from $26.4 million in the nine months ended March 31, 2006. This was primarily due to increased staffing levels and related costs, higher customer care costs and increased depreciation and amortization expense, all of which were primarily related to the SESCo acquisition. The increase in operating expenses was also attributable to an increase in staffing levels and professional fees in connection with improving the segregation of duties within the Company and its overall control environment. MXenergy also recorded rationalization charges of $1.3 million and compensation expenses of $0.8 million for management bonuses related to the SESCo acquisition during the nine months ended March 31, 2007.

        For the nine months ended March 31, 2007, MXenergy recorded $2.6 million of income tax benefit compared to $16.6 million of income tax benefit for the same period in the prior year. The change from the prior year is attributable to the change from a pre-tax loss of $41.3 million for the nine months ended March 31, 2006 to a pre-tax loss of $6.7 million for the nine months ended March 31, 2007. The overall decrease in the effective income tax rate between the periods is primarily due to a decrease in the Company's effective state tax rate as a result of the acquisition of SESCo.

        Adjusted EBITDA for the nine months ended March 31, 2007 was $59.2 million as compared to Adjusted EBITDA of $25.9 million for the same period in the prior year. The increase of $33.3 million versus the same period in the prior year was due primarily to an increase in gross profit earned on customer contracts acquired in connection with the SESCo acquisition. Included in the net increase is an estimated net gain of $0.7 million in the current period versus an estimated net loss of $3.1 million recorded in the same period in the prior year related to the settlement of risk management activities associated with ending inventory balances. As noted, the net gains and losses on risk management activities are largely offset in subsequent periods by the associated effect on margins when the inventory is sold to customers under fixed rate contracts. In addition, MXenergy recorded non- recurring rationalization charges and compensation expense of $1.3 million and $0.8 million respectively, related to the SESCo acquisition. After excluding the gains and losses on risk management activities and rationalization charges and non-recurring compensation expenses recorded relating to the SESCo acquisition, MXenergy reported a net increase of $31.6 million during the nine months ended March 31, 2007 compared to the same period in the prior year, primarily due to an increase in gross profit earned on customer contracts acquired in connection with the SESCo acquisition, offset by a decrease in gross profit earned per customer due to a 17% decrease in heating degree days across our natural gas markets for the last two quarter of the nine months ended March 31, 2007 in comparison to the same period in the prior year, due to warmer-than-normal weather experienced in the Midwestern and Northeastern United States.

Year Ended June 30, 2006 Compared with Year Ended June 30, 2005

        The number of RCEs for the fiscal year ended June 30, 2006 totaled 387,000, an increase of 11% or 39,000 RCEs over the prior year. The increase was primarily related to the RCEs acquired in the Castle acquisition in November 2005.

        Sales for the fiscal year ended June 30, 2006 were $362.6 million, up $85.4 million, or 31%, compared to the prior year, primarily due to higher natural gas prices in fiscal year 2006 and accounts purchased from Castle. The average selling price per unit increased by $1.71 to $9.74 per MMBtu. In addition, MXenergy sold approximately 35.5 billion cubic feet, or BCF, of gas in 2006 compared to approximately 33 BCF in 2005. The increased volume is attributable to the customers acquired from Castle during the year. However, overall usage by customers decreased over the prior year due to the warmer-than-normal weather experienced in the northeastern United States during the quarter ended March 2006, the peak usage months for natural gas.

        Gross loss for the fiscal year ended June 30, 2006 was $27.0 million compared to gross profit of $75.1 million in the prior year. The decrease in operating results is primarily related to unrealized losses on risk management activities of $79.9 million and unrealized gains from risk management activities of $16.0 million for the years ended June 30, 2006 and 2005, respectively, resulting from a decline in forward natural gas prices over the past fiscal year. This impact should be fully offset in future periods by higher gross profit, as physical gas is delivered to customers during the remaining terms of their fixed rate contracts.

        We have elected not to designate any derivative instruments as hedges in accordance with the provisions of SFAS No. 133. Accordingly, any changes in derivative fair value must be adjusted through unrealized losses or gains from risk management activities in the consolidated statements of operations as evidenced by the $79.9 million of unrealized losses on risk management activities and $16.0 million of unrealized gains from risk management activities previously discussed. In addition, the election not to perform hedge accounting can have an impact on earnings as the losses (gains) from realized risk management activities may impact earnings during a different period than the associated margin achieved on the physical sale of natural gas. Each period we do not perform hedge accounting is specifically impacted by realized gains or losses from risk management activities recorded in the prior period, which under hedge accounting would have been deferred in the prior period and recorded in the current period, and gains or losses from realized risk management activities recorded in the current period which under hedge accounting would have been deferred in the current period and recorded in the subsequent period. Under hedge accounting, deferring realized gains or losses from risk management activities would ensure that such realized gains or losses are eventually recorded in the same period as the associated margin achieved when inventory is sold to customers under fixed rate contracts (i.e., the hedging gains and losses would be recorded in the same period as the item being hedged affects earnings).

        In our segment analysis, we evaluate performance based on several factors of which the primary financial measure is gross profit adjusted to exclude the effect of any unrealized gains or losses from risk management activities. We classify our business interests into three reportable segments: residential and small commercial natural gas, mid-market commercial natural gas and electricity. The combined adjusted gross profit for the year ended June 30, 2006, was $53.0 million, a decrease of $6.1 million over the same period in the prior year. As we do not perform hedge accounting, this decrease includes an estimated $3.1 million of net gains recorded in the same period in the prior year and $0.7 million of estimated net losses recorded in the current period related to realized risk management activities that impacted operations during a different period than the associated margin achieved on the physical sale of natural gas. The discussion of the impact of the estimated $0.7 million of realized losses and estimated $3.1 million of realized gains on our earnings for the year ended June 30, 2006 and 2005, respectively, assumes our hedge accounting would have been 100% effective. The overall decrease in adjusted gross profit between the periods is primarily due to the impact of a one time $5.7 million gain realized from the sale of an unnecessary hedge position during fiscal 2005.

        Operating expenses for the fiscal year ended June 30, 2006 were $36.6 million, up 18.1% from $31.0 million in the prior year primarily due to increased overhead associated with the addition of personnel in the information technology, marketing, and finance areas, along with positions required to support the Castle acquisition. Advertising and marketing expenses were $2.1 million compared to $2.4 million in the prior year, down $0.3 million or 13%. The decrease in advertising and marketing expenses is due to both an increased focus during fiscal 2006 on hourly-based telemarketing to obtain new customers (which are capitalized as customer acquisition costs beginning in fiscal 2006) and a reduction of opportunities during fiscal 2006 to attract new customers based on high prices of natural gas, which resulted in reduced general advertising and marketing efforts. Customer acquisition costs are amortized over the average life of a customer, three years, and are included in depreciation and amortization expenses in the statements of operations. Depreciation and amortization expenses were $8.5 million compared to $6.2 million in the prior year, up $2.3 million or 38%. Depreciation and amortization expenses consist of depreciation and amortization on fixed assets and amortization expenses on customer acquisition costs. Depreciation and amortization expenses on fixed assets were $2.3 million compared to $1.2 million in the prior year, up $1.1 million or 91%. The increase in depreciation and amortization expenses on fixed assets during fiscal 2006 is attributable to a significant increase in capitalized computer equipment and software during fiscal 2006, primarily related to the purchase of a new risk management system, enhancements to our customer relationship management system and purchases of various computer equipment due to an increase in staff across the business. Amortization expense on customer acquisition costs were $6.2 million compared to $5.0 million in the prior year, up $1.2 million or 24%. The increase in amortization expenses on customer acquisition costs is attributable to increased hourly-based telemarketing costs which generated an increase in customers during fiscal year 2006 as previously discussed. Offsetting these net increases was a reduction of $1.1 million in reserves and discounts due to an improvement in credit quality associated with our customer base. Several LDCs that previously did not guarantee receivables amended their programs to guarantee receivables, resulting in a lower discount or reserve rate.

        For the year ended June 30, 2006, MXenergy recorded a $27.0 million income tax benefit compared to an $18.1 million income tax expense in the prior year. The change from the prior year is attributable to the change from pre-tax income for the year ended June 30, 2005 compared to pre-tax loss for the year ended June 30, 2006 of which all significant changes were previously discussed. See Note 9 to our June 30, 2006 consolidated financial statements included elsewhere in this prospectus for more information.

        Adjusted EBITDA for the fiscal year ended June 30, 2006 was $25.7 million, down from $36.3 million, or 29%, compared to the prior year. Adjusted EBITDA is a non-GAAP performance and liquidity measure. See footnote (f) to "Selected Historical Financial and Other Data of MXenergy" for

the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss) and net cash (used in) provided by operating activities. The decrease of $10.6 million over the prior year was due to lower-than-average consumption associated with warmer-than-normal weather conditions in fiscal 2006 and the impact of a one time $5.7 million gain realized in fiscal 2005 from the sale of a hedge position that was deemed to no longer be required. Also included in the net decrease of $10.6 million is an estimated net loss of $0.7 million in the current period as compared to an estimated net gain of $3.1 million recorded in the same period in the prior year related to the settlement of risk management activities associated with ending inventory balances. The net gains and losses on risk management activities are largely offset in subsequent periods by the associated effect on margins when the inventory is sold to customers under fixed rate contracts.

Year Ended June 30, 2005 Compared with Year Ended June 30, 2004

        The number of RCEs for the fiscal year ended June 30, 2005 totaled 348,000, down 13,000, or 4% compared to the prior year. The decrease was related to new telemarketing regulations (specifically, Federal Trade Commission guidelines and "Do Not Call" lists). MXenergy transitioned many of its outsourced marketing companies to new fully compliant companies. MXenergy experienced a slight decline in customers due to the impact of transitioning third party marketing efforts during the year.

        Sales for the fiscal year ended June 30, 2005 were $277.2 million, up $91.5 million, or 49%, compared to the prior year. The increase in sales was principally due to higher natural gas sales volume in the period. MXenergy sold approximately 33,000 MMBtu of gas in 2005 compared to approximately 26,000 MMBtu in 2004. The increased volume is attributable to a full year of sales associated with customers acquired in the TG&E acquisition. In addition, during the fiscal year ended June 30, 2005, the average selling price per unit increased by $0.99 to $8.03 per MMBtu as market prices were higher.

        Gross profit for the fiscal year ended June 30, 2005 totaled $75.1 million, down $0.6 million, or 1%, compared to the prior year. The decrease was related to a reduction in unrealized gains from risk management activities of $30.4 million. Adjusting for unrealized gains from risk management activities, gross profit in 2005 increased by $29.7 million over the prior year. The increase is primarily related to higher sales volume during the year and increased per unit margin. As commodity prices increased during the period, MXenergy increased its unit margin to compensate for increased financing and bad debt costs. In addition, a $5.7 million gain was recorded from the sale of a hedge position that was deemed to no longer be required to meet projected fixed price customer demand.

        Operating expenses for the fiscal year ended June 30, 2005 were $31.0 million compared to $22.3 million in the prior year, up $8.7 million, or 39%. The increase reflects the effect of increased business activity during the year. Personnel costs were higher as MXenergy incurred a full year of costs associated with the acquisition of TG&E. Stock compensation charges of $2.0 million and $1.9 million are included in general and administrative expenses for the fiscal year ended June 30, 2005 and the fiscal year ended June 30, 2004, respectively.

        General and administrative expenses for the fiscal year ended June 30, 2005 were $17.9 million compared to $11.6 million in the prior year, up $6.3 million or 54%. The increase reflects increased billing and related costs associated with the increased number of customers served during the year. MXenergy also incurred a full year of rent expense associated with the addition of the TG&E office. MXenergy incurred $2.0 million in increased costs associated with sales and marketing during the fiscal year ended June 30, 2005 compared to the prior year. The increase is due to costs associated with the development of a new branding strategy for MXenergy. In addition, MXenergy incurred costs associated with a direct mail campaign that was launched during the year; no such costs were incurred in the prior year.

        Reserves and discounts for the fiscal year ended June 30, 2005 were $4.5 million compared to $3.4 million in the prior year, up $1.1 million or 32%. The increase reflects higher sales activity during the year. The cost of reserves and discounts decreased by 11% to 1.6% of sales in 2005 over the prior year due to an improvement in the credit profile of customers served.

        For the year ended June 30, 2005, income tax expense decreased by approximately $2.0 million to $18.1 million. The decrease related to lower earnings from operations offset by an increase in the tax rate to 44% from 40% in the prior period. The current period includes an additional tax impact related to prior year adjustments and an increase in the statutory rate. See Note 9 to our June 30, 2006 consolidated financial statements included elsewhere in this prospectus for more information.

        Adjusted EBITDA for the fiscal year ended June 30, 2005 was $36.3 million, up $20.5 million, or 129%, compared to the prior year. Adjusted EBITDA is a non-GAAP performance and liquidity measure. See footnote (f) to "Selected Historical Financial and Other Data of MXenergy" for the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss) and net cash provided by operating activities. During the 2005 fiscal year, MXenergy realized a gain of $5.7 million on the sale of forward hedged positions that were no longer required to meet future customer obligations. In addition, increased volume associated with a full year of activity from the accounts acquired in the TG&E acquisition combined with an increase in the average margin per unit by 39% contributed to the increased Adjusted EBITDA over the prior year.

Year Ended June 30, 2004 Compared with Year Ended June 30, 2003

        The number of RCEs for the fiscal year ended June 30, 2004 totaled 361,000 up 135,000, or 60% compared to the prior year. The increase was related to customers acquired in the TG&E acquisition in March 2004 and through organic growth realized in other market areas. In particular, new customer growth was expanded in the Illinois and Michigan natural gas markets.

        Sales for the fiscal year ended June 30, 2004 were $185.7 million, up $83.2 million, or 81% compared to the prior year. The increase in sales was driven principally by higher sales volume in the period and increased per unit sales prices resulting from increases in the price of natural gas. Increased volume over the prior year accounted for approximately $41.0 million of the increase and higher unit selling prices accounted for $38.0 million of the increase. MXenergy also realized electricity sales of approximately $4.2 million in the period resulting from the acquisition of TG&E. No comparable sales were realized in the prior period.

        Gross profit for the fiscal year ended June 30, 2004 totaled $75.7 million compared to $32.7 million in the prior year, up $43.0 million, or 131%. The increase was primarily related to an increase in unrealized gains from risk management activities of $28.5 million over the prior year. Adjusting for unrealized gains from risk management activities, gross profit in 2004 increased by $14.6 million over the prior year to $29.4 million. The increase is primarily related to increased per unit margins during the period as MXenergy began to price new fixed price customers and renewal customers at a projected per unit margin rather than as a percentage of the selling price. Gross profit also benefited from increased sales activity over the prior year.

        Operating expenses for the fiscal year ended June 30, 2004 were $22.3 million compared to $8.0 million in the prior year, up $14.3 million, or 179%. The increase is primarily due to increased amortization costs associated with capitalized customer acquisition costs and acquisitions of customer portfolios. The increase of $6.0 million over the prior year is related to a change in the amortization period of a customer from seven years to three years based on the estimated life of a customer. The change in estimate resulted in an incremental charge of $4.6 million in the 2004 fiscal year. Salaries and related expense for the fiscal year ended June 30, 2004 were $7.8 million compared to $3.2 million in the prior year, up $4.6 million, or 143.7%. Stock compensation charges of $1.9 million and $0.7 million are included in general and administrative expenses for the fiscal year ended June 30, 2004 and the fiscal year ended June 30, 2003, respectively. The remaining increase can be attributed to additional staff retained as part of the TG&E acquisition and increased staff across all functional areas of the business. Reserves and discounts for the fiscal year ended June 30, 2004 were $3.4 million compared to $1.8 million in the prior year, up $1.6 million, or 89%. The increase is consistent with the increased sales in the period. Reserves and discounts as a percentage of sales has remained relatively consistent at 1.8% of sales compared to 1.7% in the prior year.

        MXenergy incurred income tax expense of $20.1 million in the 2004 fiscal year compared to $3.0 million in the prior fiscal year. MXenergy's effective tax rate was 40% as compared to approximately 13% in 2003, primarily due to the use of net losses in 2003. See Note 9 to our June 30, 2006 consolidated financial statements included elsewhere in this prospectus for more information.

        Adjusted EBITDA for the fiscal year ended June 30, 2004 was $15.8 million, up $7.5 million, or 89%, compared to the prior year. Adjusted EBITDA is a non-GAAP performance and liquidity measure. See footnote (f) to "Selected Historical Financial and Other Data of MXenergy" for the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss) and net cash (used in) provided by operating activities. The increase is primarily attributable to increased sale volume and higher per unit margins over the prior year offset by higher operating costs in 2004.

Liquidity and Capital Resources

        Our principal source of liquidity for funding our ongoing operations is cash from operations and availability under our revolving credit facility with Societe Generale. Our liquidity requirements arise primarily from our obligations under the indebtedness incurred in connection with customer acquisition costs and the funding of our overall seasonal working capital needs. Because we sell natural gas and electricity, we are subject to material variations in short-term indebtedness under our revolving credit facility on a seasonal basis, due to the timing of commodity purchases to meet customer demands. For the three months ended March 31, 2007 and 2006, the average amount of borrowings under our revolving credit facility, including seasonal borrowings, was $0 and $29.4 million, respectively, and $0 and $26.4 million for the nine months ended March 31, 2007 and 2006, respectively. For the years ended June 30, 2006, 2005 and 2004, the average amount of borrowings under our revolving credit facilities, including seasonal borrowings, was $20.2 million, $20.8 million and $32.6 million, respectively. For the year ended June 30, 2007, we estimate that we will utilize approximately $6 million of our revolving credit facility for our seasonal working capital requirements. We may use the available portion of our revolving credit facility and the Denham credit facility, after taking into account our seasonal needs and outstanding letters of credit, for acquisitions and other permitted purposes.

        At March 31, 2007, we had $82.3 million of cash on hand. During the nine months ended March 31, 2007, we used cash provided by operating activities of $30.2 million, proceeds from the notes of $185.2 million, $11.0 million of proceeds from our Denham credit facility, $0.1 million of restricted cash and short term investments and a $3.3 million cash deposit to fund the purchase price of the SESCo acquisition of $126.0 million, customer acquisition costs of $4.9 million, capital expenditures of $1.5 million, debt financing costs of $9.3 million, the repurchase of the notes of $11.7 million, the purchase of common stock for cancellation of $0.2 million and to increase cash balances by $76.2 million.

        At March 31, 2006, we had $0.2 million of cash on hand. During the nine months ended March 31, 2006, we used cash balances of $53.4 million and restricted cash and short term investments of $1.5 million to fund operating activities of $28.5 million, the purchase of a customer portfolio from Castle of $3.0 million, customer acquisition costs of $5.3 million, capital expenditures of $4.2 million, net repayments of debt of $12.4 million and to purchase $1.5 million of common stock for cancellation.

        As of June 30, 2006, MXenergy had $6.1 million of cash on hand. In 2006, MXenergy used cash balances of $47.5 million, net inflow of cash from restricted cash and short term investments of $7.0 million and cash received from the exercise of options and warrants of $0.5 million to fund operating activities of $10.3 million, the purchase of a customer portfolio from Castle of $3.2 million, a cash deposit and other costs in connection with the SESCo acquisition of $3.3 million, customer acquisition costs of $6.2 million, capital expenditures of $6.2 million, net payments of debt of $16.4 million, repayments of long-term borrowings of $5.0 million, $2.3 million of debt financing costs and purchases of common stock for cancellation of $2.1 million.

        At June 30, 2005, MXenergy had $53.6 million of cash on hand and $21.4 million in outstanding borrowings owed to VPEM. In 2005, MXenergy used cash from operations of $29.1 million, inflow of cash from restricted cash and short term investments of $2.2 million, net proceeds from loan activities of $3.4 million, proceeds from the issuance of common stock and exercise of warrants of $0.8 million and proceeds from a note receivable related to the issuance of our Series A convertible preferred stock of $30.1 million to fund the purchase of TG&E at a cost of $2.0 million, customer acquisition costs of $3.8 million, capital expenditures of $2.5 million, repayments of long-term borrowings of $9.2 million, purchases of common stock for cancellation of $0.7 million and to increase cash balances by $47.4 million.

        At June 30, 2004, MXenergy had $6.2 million of cash on hand, $19.0 million in outstanding borrowings due to its gas supplier and $8.2 million outstanding under the Denham credit facility. In 2004, MXenergy used cash from operations of $11.6 million, $0.1 million of proceeds from the issuance of shares of our common stock and proceeds from borrowings under the Denham credit facility of $8.2 million to fund the purchase of TG&E at a cost of $11.5 million, net outflow of restricted cash and short term investments of $0.2 million, customer acquisition costs of $3.1 million, capital expenditures of $1.5 million, net payments of debt of $0.6 million and to increase cash balances by $3.0 million.

Our Hedge Facility

        Prior to entering into the credit facility with Société Générale in December 2005, MXenergy utilized a supplier finance arrangement with VPEM. In September 2002, MXenergy entered into a five year Energy Marketing Agreement, or EMA, with VPEM. The EMA provides for exclusive physical supply in specified LDC territories and, prior to December 2005, allowed MXenergy to borrow amounts based on the level of our trade receivables and inventories. The terms of the loans varied but were generally due in either 60-day or 300-day increments for receivables and inventory. Interest under the loans accrued at prime to prime plus 2% depending on the term of the advance. In addition, the EMA provided for borrowings of up to $6.5 million to meet certain collateral requirements with LDCs (including third party guarantees) which accrued interest at 3% per annum. The EMA provided us with the ability to enter into NYMEX Henry Hub and natural gas basis swaps for terms of up to 39 months without having to post any cash collateral for margining. Administrative fees and other volumetric based expenses also applied to the total financing costs of the EMA. The EMA was secured by a first lien on all of MXenergy's assets prior to the closing of the credit facility in December 2005.

        In conjunction with the closing of the credit facility in December 2005, the EMA was amended to eliminate the provision for cash borrowings and the $6.5 million for guarantees. In addition, we must satisfy all physical and financial purchases on industry standard credit terms. Any physical gas purchases from VPEM in excess of $25.0 million must be collateralized with cash or letters of credit. The agreement with VPEM expired on June 30, 2007. Beginning July 1, 2007, we are able to purchase from a portfolio of approximately 30 energy suppliers under standard NAESB contracts.

        The hedge facility with Société Générale replaced the financial hedging component of the EMA including the $25 million of open credit on physical gas purchases, as previously discussed. We posted an initial balance of $25.0 million in cash collateral as margin for the hedge facility. In April 2007, we replaced the $25.0 million of collateral with a letter of credit. Under the hedge facility, we have the flexibility to either post cash collateral or issue a letter of credit as margin for the hedge facility. We will not be required to post additional collateral beyond the initial margin requirements unless our forward hedged positions exceed 65,000 MMBtu. Our forward hedged positions as of March 31, 2007 was an unrealized loss of $13.9 million and totaled approximately 23,535 MMBtus which provides us with the ability to increase our forward hedged positions by 176% before we would be required to post any additional collateral. For more information about our hedge facility, see "—Recent Developments" above.

Our Revolving Credit Facility

        Under our revolving credit facility, MxEnergy Inc. and MxEnergy Electric Inc. are permitted to borrow up to the lesser of (x) $280.0 million (which may be increased to up to $400.0 million under certain circumstances) and (y) the amount of the then applicable borrowing base. Borrowings under our revolving credit facility generally bear interest at a fluctuating rate based upon a base rate or a Eurodollar rate plus an applicable margin. The applicable margin for base rate loans ranges from 0.5% to 1.375% per annum and the applicable margin for Eurodollar loans ranges from 1.5% to 2.375% per annum during the first year of the revolving credit facility. Such interest rates will be re-established during subsequent years, with the expectation that such margin percentages will not increase. All outstanding borrowings under our revolving credit facility are due on December 19, 2008. Letters of credit issued under our revolving credit facility will incur charges ranging from 1.375% to 2% per annum.

        Our revolving credit facility contains customary covenants that restrict certain activities including, among others, limitation on capital expenditures, disposal of property and equipment, incurrence of additional indebtedness, issuance of capital stock and dividend payments. Financial covenants under our revolving credit facility include, among others, minimum tangible net worth, minimum working capital and interest coverage, each as defined in our revolving credit facility, which was amended on April 6, 2007 to reflect changes in the financial thresholds of certain covenants. Our revolving credit facility also contains customary events of default. For more information about our revolving credit facility, see "—Recent Developments" above.

        As of the date hereof, we are in compliance with the covenants under our revolving credit facility and we expect to continue to be in compliance during the next twelve months (i.e. through March 31, 2008). Because we have been in compliance with the covenants in our revolving credit facility, these covenants have not had a material impact on our operations, financial condition and results of operations. However, in the future our ability to secure financing for our operations or otherwise pursue our business plan could be limited by these covenants, and if we are unable to obtain financing for our operations or otherwise pursuing our business plan, our growth may be impaired and our revenues may decline.

Our Floating Rate Senior Notes due 2011

        The indenture governing the notes contains covenants that limit our ability and the ability of our subsidiaries to, among other things, incur additional debt or issue certain preferred shares; pay dividends on, redeem or repurchase our capital stock or make other restricted payments; make investments; create certain liens; sell certain assets; enter into agreements that restrict the ability of our subsidiaries to make dividend or other payments to us; guarantee indebtedness; engage in transactions with affiliates; prepay, repurchase or redeem the notes; create or designate unrestricted subsidiaries; and consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis. If a change of control, as defined in the indenture governing the notes, were to occur, we will be obligated to make an offer to purchase the notes, in whole or in part, at a price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to the date of purchase. If a change in control were to occur, we may not have the financial resources to repay all of our obligations under the notes. For more information about the notes, see "—Recent Developments" above.

        Unlike our revolving credit facility, the financial covenants in the indenture governing the notes primarily limit our ability to incur additional debt, make distributions or engage in other actions rather than require us to maintain certain financial ratios or levels. Consequently, the covenants in the indenture have not had a significant impact on our operations, financial condition and results of operations. However, in the future our ability to secure financing for our operations could be limited by these covenants, and if we are limited in our ability to obtain financing, our operations, financial condition and results of operations could be adversely affected.

        In August 2006, we entered into interest rate swap agreements to hedge the floating rate interest expense on the notes. The swaps are fixed-for-floating and settle against the six month LIBOR rate. The fixed rates under the swaps range from 5.68% to 5.72% per annum. The total notional amount of the interest rate swaps is $130 million with an average term of four years. None of the interest rate swap agreements have been designated as a hedge under SFAS No. 133; accordingly, changes in the market value of the interest rate swaps have been and will be charged to interest expense.

        On December 13, 2006, we purchased $12 million of the $190 million aggregate principal amount of notes outstanding, and paid accrued interest of approximately $600,000, from an existing bond holder at 92% of face value. We obtained the $11 million to re-purchase the notes from proceeds under the Denham credit facility. The purchase of the $12 million in aggregate principal amount of notes resulted in us recording a gain on early extinguishment of debt of approximately $400,000, which is net of the write-off of approximately $600,000, relating to a pro rata portion of the original issue discount of 2.5% on the notes and unamortized debt issuance costs. The $400,000 was recorded as interest income and reported net of interest expense in our consolidated statement of operations for the nine months ended March 31, 2007.

        Effective as of June 1, 2007, the interest rate applicable to the original notes increased by 0.25% per annum because the exchange offer was not completed by the 300th day following the issue date of the original notes. If we do not complete the exchange offer by August 29, 2007, the interest rate applicable to the original notes will increase another 0.25% per annum beginning on August 30, 2007. Once the exchange offer is completed, the notes will no longer accrue additional interest.

Denham Credit Facility

        Our subsidiary, MxEnergy Inc., entered into an amended and restated loan agreement with Denham (formerly known as Sowood Commodity Partners Fund LP) on November 14, 2003, which loan agreement was amended on March 22, 2004. We may borrow up to $12.0 million under the Denham credit facility. Amounts borrowed under the Denham credit facility may be repaid and reborrowed from time to time. On December 13, 2006 we borrowed $11 million under the Denham credit facility to repurchase $12 million in aggregate principal amount of the notes outstanding. See our March 31, 2007 condensed consolidated financial statements included elsewhere in this prospectus for more information.

        Borrowings under the Denham credit facility bear interest at a rate of 9% per annum. All outstanding borrowings under the Denham credit facility will be due on May 14, 2009 or such later date as approved by Denham in its sole discretion. Borrowings under the Denham credit facility are secured by a pledge of substantially all of the assets of MxEnergy Inc. As of March 31, 2007, $11 million was outstanding under the Denham credit facility. As of March 31, 2006, no amounts were outstanding under the Denham credit facility.

        The Denham credit facility contains operating and financial covenants. These financial and operational covenants are based on definitions contained in the Denham credit facility. The financial and operational covenants require MxEnergy Inc. to maintain, among other things, minimum forward book values, minimum total asset values, minimum qualified accounts and minimum consolidated EBITDA.

        As of March 31, 2007, we were in compliance with the covenants under the Denham credit facility. Because we have been in compliance with the covenants in the Denham credit facility, these covenants have not had a material impact on our operations, financial condition and results of operations. However, in the future our ability to secure financing for our operations or otherwise pursue our business plan could be limited by these covenants, and if we are unable to obtain financing for our operations or otherwise pursuing our business plan, our growth may be impaired and our revenues may decline.

Other

        Credit terms from our suppliers of natural gas and electricity often require us to post collateral against our energy purchases. In addition, many of the LDCs behind which we serve customers require that we provide collateral to secure our delivery obligations. We currently finance these collateral obligations with letters of credit under our revolving credit facility or from available cash. Increases in the amount of security we are required to post could adversely affect our liquidity. As of March 31, 2007, we had $121.1 million in letters of credit, $0.3 million in restricted cash and $0.6 million in deposits used as collateral in connection with LDC operating agreements or to support energy purchases. Total availability under our revolving credit facility as of March 31, 2007 was $90.2 million.

        Estimates for liquidity requirements are highly dependent on then current market conditions including forward prices for energy and market volatility. In determining our liquidity needs, we assume that we will not be provided with any unsecured credit from third parities.

        Based upon our current plans, level of operations and business conditions, we believe that our restricted and unrestricted cash, cash generated from operations, availability under revolving credit facility and Denham credit facility and the net proceeds received by us from the offering of the original notes will be sufficient to meet our capital requirements and working capital needs for the foreseeable future.

Employee Restructuring

        In August 2006, we approved and announced to employees a plan to move certain of our operations to Houston, Texas in connection with the SESCo acquisition. The terms of the rationalization plan, which are specific to each employee affected, include various employee benefit cost components such as severance, retention bonuses and reimbursement of relocation costs. Certain of the employee benefit costs are contingent on future events, such as continued employment during defined transition periods. We estimate the maximum rationalization charges for the plan, all of which relate to employee severance and benefits, will amount to approximately $1.5 million. We recorded rationalization charges of $0.3 million and paid rationalization charges of $0.4 million during the three months ended March 31, 2007 and recorded rationalization charges of $1.3 million and paid rationalization charges of $0.7 million during the nine months ended March 31, 2007. We expect to record $0.1 million and $0.1 million of rationalization charges during the remainder of fiscal year 2007 and fiscal year 2008, respectively. We expect to pay $0.1 million and $0.7 million of such employee severance and benefits during the remainder of fiscal year 2007 and fiscal year 2008, respectively, utilizing cash flows from operations. All rationalization charges have been recorded to general and administrative expenses in the condensed consolidated statement of operations.

Summary of Contractual Obligations

        The following table discloses aggregate information about MXenergy's contractual obligations and commercial commitments as of March 31, 2007 (in millions):

	Outstanding	Less Than 1 Year	2-3 Years	3-5 Years	Thereafter	Total
Notes(1)	$178.0	$—	$—	$178.0	$—	$178.0
Our revolving credit facility(2)	—	—	—	—	—	—
Denham credit facility(3)	11.0	—	11.0	—	—	11.0
Hedge facility	1.0	1.0	—	—	—	1.0
Operating leases	4.0	0.7	1.5	0.5	1.3	4.0
Unconditional purchase obligations(4)	3.2	2.7	0.5	—	—	3.2
Unconditional purchase obligations(5)	116.4	90.0	26.4	—	—	116.4
Redeemable convertible preferred stock(6)	31.0	—	—	31.0	—	31.0

Total	$344.6	$94.4	$39.4	$209.5	$1.3	$344.6

(1)
Excludes annual interest expense, estimated to be $23.0 million, and includes $3.9 million of debt discount.

(2)
Excludes annual interest expense and $121.1 million in issued letters of credit.

(3)
On December 13, 2006, we borrowed $11 million under the Denham credit facility to repurchase $12 million in aggregate principal amount of the notes outstanding. The balance outstanding at March 31, 2007 is reflected based on the contractual termination date of our Denham credit facility. This amount excludes annual interest expense, estimated to be $0.9 million.

(4)
Represents forward physical basis contracts and only the fixed portion thereof.

(5)
Represents forward physical basis contracts and only the variable portion thereof. The variable portion is indexed as the NYMEX settle price for the corresponding delivery month in which the natural gas is purchased. The estimated contractual obligations are based on the NYMEX forward curve as of March 31, 2007 for all corresponding delivery months.

(6)
Excludes $1.6 million of issuance costs, excludes annual dividends and does not give effect to redemption at the fair market value of the shares of our Series A Convertible Preferred Stock. The holders of our Series A Convertible Preferred Stock will have the right to "put" such stock to the Company after June 30, 2009. Redemption value is $31.0 million. For a more detailed description, see the notes to our condensed consolidated financial statements included elsewhere in this prospectus.

Off-Balance Sheet Arrangements

        As of March 31, 2007, we did not have any off-balance sheet arrangements.

Critical Accounting Policies

        The preceding discussion and analysis of our financial condition and operating results are based on our consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. Our significant accounting policies are more fully described in the notes to our consolidated financial statements contained in this prospectus. The preparation of our financial statements require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. In applying these policies, management uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. On an on-going basis, we evaluate our estimates which are based on historical experience, weather data, terms of existing customer contracts, and various other assumptions that we believe to be reasonable under the circumstances. Our actual results may differ from these estimates and assumptions. The accounting policies discussed below are those that we consider to be critical to an understanding of our financial statements because their application places the most significant demands on our ability to judge the effect of inherently uncertain matters on our financial results. For all of these policies, we caution that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment. This information should be read in conjunction with MXenergy's consolidated financial statements included elsewhere in this prospectus.

Revenue Recognition

        We recognize revenue from the sale of natural gas and electricity in the period in which the commodity is consumed by customers or, in certain circumstances, when titles passes upon delivery to LDCs. Our customers are billed monthly at various dates throughout the month. We accrue for revenues applicable to gas and electricity consumed by customers but not yet billed under the cycle billing method. These unbilled revenues are determined by estimating the volume consumed by comparing actual and normalized weather and multiplying by the average sales price per unit for each respective market area or customer class. These estimates are actualized in subsequent periods when the meters are read and any change in estimates is reflected in operations in the period determined. Due to the seasonality of our business, such estimates may vary significantly from quarter to quarter.

Allowance for Doubtful Accounts

        For those customers where we assume the credit risk associated with non-payment, we provide an allowance for doubtful accounts based on the age of the receivable, payment history of the customer and past loss experience. We write-off receivable balances when accounts are transferred to outside collection agencies. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Customer Acquisition Costs

        As of March 31, 2007, MXenergy had a net carrying value of $44.4 million of customer acquisition costs representing the purchase price of customer contracts acquired through bulk acquisitions and from direct response marketing through independent third parties. These costs are capitalized and amortized over the estimated three year average life of a customer. In addition, beginning July 1, 2005, direct response advertising costs, which consist primarily of hours-based telemarketing costs associated with proven customer generation, have been capitalized and amortized over the estimated average life of a customer in accordance with the provisions of Statement of Position No. 93-7 "Reporting on Advertising Costs." In 2003 and prior years, MXenergy amortized these costs over a seven year period. The change was made to conform the amortization to the estimated average life of a customer contract based on the most recent information available to MXenergy. For more information, see Note 2 to our March 31, 2007 condensed consolidated financial statements included elsewhere in this prospectus.

        Recoverability of customer acquisition costs is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the asset and by considering specific assumptions for customer attrition, per unit gross profit, and operating costs. These assumptions are based on our internal forecasts and our past historical experience. If an impairment were to be identified, it could result in additional expense recorded in our consolidated statement of operations.

Derivative and Hedging Activities

        We utilize both physical and derivative financial instruments to reduce our exposure to fluctuations in the price of natural gas and electricity. Commodity derivatives used as hedges could include futures, forwards, swaps and options which can be either exchange-traded instruments or bilateral contracts with counterparties. We enter into physical forward contracts to purchase and sell natural gas and power.

Such contracts are derivative financial instruments based on the provisions of SFAS No. 133. As of March 31, 2007, MXenergy had documented that certain of these physical forward purchase and sale contracts met the "normal purchases and normal sales" exception under SFAS No. 133 and accordingly such contracts were not carried on the balance sheet at fair value. All contracts documented for the "normal purchases and normal sales" exception are accounted for as executory contracts with the corresponding purchase and sale recorded for accounting purposes at the time title to the natural gas or power passes. Settlements on derivative contracts not documented for the "normal purchases and normal sales" exception are realized monthly, generally based upon the difference between the contract price and the settlement price as quoted on NYMEX or other published index. We account for such derivatives under the provisions of SFAS No. 133. SFAS No. 133 requires all derivative instruments to be carried on the balance sheet at fair value. We have not elected to designate any of the derivatives or hedges under SFAS No. 133, and accordingly, any changes in fair value must be adjusted through unrestricted losses (gains) from risk management activities in the consolidated statements of operations. The application of SFAS No. 133 results in increased volatility in earnings due to the impact market prices have on the market positions and financial instruments that we have entered into. In determining the fair value of these derivative/financial instruments we use quoted market prices, third party brokers' quotes, estimates, various assumptions, and management judgment. The amount of forward derivative instruments that do not have a quoted market price or a third party broker quote is not significant. We have implemented risk management controls and limits to monitor our risk position and ensure that hedging performance is in line with agreed upon objectives.

New Accounting Standards

        The following new accounting standard was issued and adopted by us on July 1, 2006.

        In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123 (revised 2004), "Share-Based Payment", or SFAS No. 123R, which requires the recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements and the measurement based on the grant-date fair value of the award. It also requires the cost to be recognized over the period during which an employee is required to provide services in exchange for the award (the vesting period). SFAS No. 123R replaces SFAS No. 123 and supersedes APB Opinion No. 25 and its related interpretations. We adopted SFAS No. 123R on July 1, 2006.

        As we historically utilized the minimum value method for pro forma disclosures under the original provisions of SFAS No. 123, we were required to adopt the provisions of SFAS No. 123R using the prospective method. Under the prospective method, we will continue to account for non-vested awards outstanding at the date of adoption of SFAS No. 123R in the same manner as they had been accounted for prior to adoption for financial statement recognition purposes. All awards granted, modified or settled after the adoption will be accounted for using the measurement, recognition and attribution provisions of SFAS No. 123R. The adoption of SFAS No. 123R did not have any financial impact on our financial position, results of operations or cash flows for awards granted prior to June 30, 2006. During the nine months ended March 31, 2007, we granted 508,000 stock option awards to various employees. Refer to our consolidated financial statements included elsewhere in this prospectus for more information regarding the financial impact of these awards.

        The following new accounting standards were issued, but have not yet been adopted by us as of March 31, 2007:

          In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109", or FIN No. 48. FIN No. 48 clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure.

  FIN No. 48 is effective for us on July 1, 2007. We have not yet determined the impact of adopting FIN No. 48 on our consolidated financial statements.

          In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements", or SFAS No. 157, which provides guidance for using fair value to measure assets and liabilities. SFAS No. 157 also responds to investors' requests for expanded information about the extent to which a company measures assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances.

          Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, SFAS No. 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the reporting entity's own data. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy.

          The provisions of SFAS No. 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years (i.e., our fiscal year ended June 30, 2009). Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. We have not yet determined the impact of adopting SFAS No. 157 on our financial statements.

Inflation

        We do not believe inflation has a significant effect on our operations.

Quantitative and Qualitative Disclosures About Market Risk

        Market risks relating to our operations result primarily from changes in commodity prices and interest rates. In the normal course of business, we also have limited foreign currency risk associated with our Canadian operations. We employ established policies and procedures to manage our exposure to these risks. Other information relevant to this can be found in our consolidated financial statements for the year ended June 30, 2006 included elsewhere in this prospectus.

Commodity Price Risk

        We are exposed to commodity price variability in natural gas and electricity to meet projected demand under fixed priced contracts. We utilize both physical and derivative financial instruments to reduce our exposure to fluctuations in the price of natural gas and electricity. Commodity derivatives used as hedges typically have included swaps and options executed under the EMA and prospectively under the hedge facility. At March 31, 2007, the expiry of our hedging instruments extended to March 2010.

        We have adopted a risk management policy to measure and limit market risk and credit risk associated with our fixed price portfolio. Our policy requires us to maintain a balanced position at all times and does not permit speculative trading. We have an independent risk management department within the Company responsible for monitoring and enforcement of such policies. The risk policy currently requires that any underlying Nymex position exposure in excess of $1.0 million for more than one day be promptly mitigated.

        In addition, we utilize an internally developed modified variance/co-variance "value-at-risk", or VAR, model to estimate a maximum potential loss in the fair value of our natural gas portfolio. The key assumptions for our VAR model include (1) the higher of 10 and 30 day NYMEX volatility, (2) the net open position for anticipatory hedges and (3) a 99.73% confidence interval. We also run VAR based on an assumed 10,000 RCE anticipatory hedge using the same assumptions.

        The estimated maximum potential loss in our fixed price natural gas portfolio using our actual net open position using the VAR model were $418,000 and $820,000 as of the end of each month for the three and nine months ended March 31, 2007, respectively, and the estimated maximum potential loss in our fixed price natural gas portfolio using an assumed 10,000 RCE anticipatory hedge calculated using the VAR model as of the end of each month for the three and nine months ended March 31, 2007 were $65,000 and $426,000, respectively.

Credit Risk

        We are exposed to credit risk in our risk management activities. Credit risk relates to the loss resulting from the nonperformance by a counterparty of its contractual obligations. Historically, we executed all of our fixed price positions under the EMA which includes a master netting agreement that mitigates the outstanding credit exposure. Under our hedge facility, our risk management activities are with an AA-/Aa2 rated financial institution. To the extent we purchase financial hedges or physical commodity from other counterparties, our risk policy provides for ongoing financial reviews, established credit limits as well as monitoring, managing and mitigating credit exposure.

        We also are exposed to credit risk in our sales activities. Approximately 49% of our RCEs are guaranteed by the LDCs at a weighted average discount rate of approximately 1%. Such discount is the cost of service to guarantee the receivable. In cases where receivables are guaranteed by the LDC, we are exposed only to the credit risk of the LDC, rather than that of our actual customers. 100% of our accounts receivable in guaranteed markets are with investment grade LDCs. We assume the credit risk for approximately 12% of the total volume billed by LDCs on our behalf and for the remaining 39% of the total volume billed by us.

Interest Rate Risk

        We are exposed to fluctuations in interest rates under our revolving credit facility. Effective August 4, 2006, we also became exposed to fluctuations in interest rates under the notes. As of March 31, 2007, $173.6 million of debt was outstanding under the notes, which is net of $3.9 million of original issue discount. In anticipation of issuing the notes, we entered into interest rate swap agreements during fiscal 2007. Such interest rate swap agreements will be utilized to manage our exposure to interest rate fluctuations on the notes. These agreements effectively convert interest rate exposure from a variable rate to a fixed rate of interest. See our condensed consolidated financial statements for the quarter ended March 31, 2007 included elsewhere in this prospectus for an outline of the principal and notional amounts, interest rates, fair values and other terms required to evaluate the expected cash flows from these debt agreements.

        Based on the average outstanding amount of our variable rate indebtedness during the three and nine months ended March 31, 2007, a one percentage point change in the interest rates for our variable rate indebtedness would have impacted interest expense by an aggregate of approximately $0.2 million and $0.4 million, respectively. Based on the expected average outstanding amount of our variable rate indebtedness in fiscal year 2007, a one percentage point change in the interest rates for our variable rate indebtedness would impact fiscal year 2007 interest expense by an aggregate of approximately $0.6 million, after taking into account the average outstanding notional amount of our interest rate swap agreements.

INDUSTRY OVERVIEW

        Historically, natural gas and electricity were distributed solely by vertically integrated utilities with monopoly franchises sanctioned by state and local governments. In exchange for a utility's investment in infrastructure, utilities were granted exclusive distribution rights and a guaranteed rate of return on investment. In recent years, the deregulation of the retail natural gas and electricity industries has created a unique opportunity for independent non-utility energy marketers to market natural gas and electricity supply and related products and services to retail consumers.

Natural Gas

        As a result of the passage of the Natural Gas Act by the U.S. Congress in 1938, the natural gas industry became a government regulated industry. Subsequently, the industry began a process of wholesale deregulation in the early 1980s which initially led to increased supplies of natural gas and lower prices. Competition in the marketplace has led to innovation and created a dynamic industry. Advances in technology have enhanced the ability to find, extract and transport natural gas with greater efficiency and less cost.

        Natural gas is a commodity and is traded on a daily spot market as well as on regulated contract markets known as futures exchanges. The price of natural gas is determined by the market at various hubs or delivery points located around the country. There are over 30 major market hubs in the U.S. and Canada, or intersections of various pipelines systems, where natural gas purchases and sales occur. Thousands of contracts are bought and sold daily at these market centers and various market tools are utilized to set the price for natural gas on a daily, monthly and longer basis. Prices may vary widely from hub to hub, reflecting regional market conditions. Most natural gas that is consumed in North America is produced in the United States and Canada although a small but growing percentage of natural gas is imported in the form of liquefied natural gas. The growing volume of imported natural gas from supply sources that can ship their natural gas to competing bidders at higher prices has the potential of affecting domestic natural gas prices and price volatility in the future.

        Although the purchase and sale, and hence the wholesale price, of natural gas is determined by market forces, the transportation of natural gas from the wellhead to the burner tip is still performed mostly by regulated pipelines which essentially act as common carriers. Any market participant desiring transportation services from such pipelines must be offered such services on an equal basis with other market participants. Natural gas can be stored in facilities located in the production or market areas of the country and this storage also is available to market participants. In deregulated states, LDCs may assign transportation and storage assets to competitive retail energy marketers like us to meet the needs of customers who opt to receive their commodity from the competitive retail energy marketers.

        Competitive retail natural gas providers procure natural gas supplies for delivery to end-use customers from a variety of wholesale natural gas supplies, mostly at a relevant market hub, either through term bilateral agreements or on a spot basis. The bilateral agreements are often standardized among industry participants as in the case of the North America Energy Standards Board contract. The physical distribution of natural gas to retail customers remains the responsibility of the local natural gas utility, which may collect a fee for the use of its pipeline distribution system.

        Retail energy marketers typically enjoy a cooperative and mutually beneficial relationship with the local natural gas utility providing the physical distribution. These LDCs earn predetermined rates of return on their investment in infrastructure to provide the local distribution of energy, but are typically not permitted to profit from the sale of the commodity to their customers. Thus, they pass through the price of the commodity at prices varying based on actual prices paid. As a result of the alternative product offerings and the corresponding revenue received by the utility derived from billing, storage and transport services, customers and the LDC often benefit from retail energy providers. As LDCs reduce their merchant activities, retail energy marketers allow LDCs to focus on their core competency of local distribution services, which typically constitutes a significant portion of most customers' utility bills. In return, LDCs in many jurisdictions perform the periodic customer service and billing functions on behalf of retail energy marketers, and in many markets guarantee customer accounts receivable, assuming bad debt exposure for retail energy marketers, thus effectively reducing the latter's credit exposure to retail customer default.

        Choice programs are implemented by regulators and law makers and are intended, in part, to provide customers with alternative pricing structures and enhanced services. According to the Energy Information Administration, or the EIA, a statistical agency of the U.S. Department of Energy, as of December 31, 2006, 21 states and the District of Columbia had legislation or programs in place that allow residential consumers and other small-volume natural gas users to purchase natural gas from a company other than their traditional utility company. Six states are in the process of implementing choice statewide and another eight states have pilot or partial unbundling programs in place or awaiting development. The remaining states do not have any programs in place or have discontinued their pilot programs. Where a state legislature or utility regulatory authority has opened the door to competition, individual utilities may or may not adopt rules implementing the new legislation or regulations.

        According to the EIA, approximately 35 million of the approximately 63.6 million total residential natural gas customers in the U.S. have access to choice programs, with approximately 4.2 million (or 12% of eligible customers) participating as of December 31, 2006. Given the broad and expanding support for a competitive retail energy marketplace, coupled with the fact that only 12% of the eligible participants nationwide currently participate in choice programs, the growth opportunities for competitive retail marketers such as the Company are considerable.

        All but a few LDCs set the price of natural gas to consumers based upon their actual commodity acquisition costs, including spot prices, transportation, and storage and change the price frequently throughout the year. The exceptions (Northern Indiana Public Service Company, New York State Electric & Gas Corporation and Rochester Gas & Electric Corporation) also offer customers the ability to purchase natural gas at a fixed price for a term of one or more years. In addition to the price of the commodity, consumers are also charged for the utility's distribution services and other services. These costs, which are generally based upon the LDC's "rate base" or fixed assets and variable costs associated with those assets, can be more or less than the cost of the commodity portion of the customer's bill. Utilities send their customers a bill to collect the cost of commodity plus distribution costs; these bills frequently differentiate between the two categories of receivable. LDCs have various options, including terminating service, in the event customers do not pay their bills in a timely manner. When an independent marketer like MXenergy serves a customer, the utility may or may not continue to bill the customer. In the event the utility bills the customer, the bill separately identifies the commodity portion of the bill as supplied by the marketer.

Electricity

        Beginning in 1992, the U.S. electric utility industry began a process of deregulation which primarily served to unbundle generation, transmission, distribution and ancillary services into separate components of a utility's service. In 1996, some states, and some of the utilities within those states, proceeded to allow their end-use customers direct access to marketers, enabling them to purchase electricity from an entity other than the local utility in a competitive retail market. These proceedings created new, non-utility, competitive retail electricity marketers such as MXenergy.

        As with natural gas, competition in the electricity service industry is intended to provide consumers with a choice of multiple retail suppliers and is expected to promote product differentiation and enhanced services.

        The electricity distribution infrastructure in place prior to deregulation remains largely unchanged. By paying usage fees, non-utility retail electricity providers are now able to use this established electricity network for the delivery of energy to their customers.

        Most electricity grids and wholesale market clearing activities are managed by a third party entity typically known as an independent system operator, or ISO, or a regional transmission organization, or RTO, each of which manages such activities in a particular region. The ISO or RTO is an entity that has ultimate control over the bulk transmission system in a particular geographic area. The entity is responsible for system reliability and ensures that physical electricity transactions between market participants are managed in such a way as to assure that proper electricity reserve margins are in place, grid capacity is maintained and supply and demand are in near perfect balance in real-time.

        The Federal Energy Regulatory Commission, or FERC, which regulates, among other things, the distribution and marketing of electricity and the transportation by interstate pipelines of natural gas in the United States, has deregulated the wholesale electricity market by allowing energy marketers and utilities who do not have market power to sell wholesale electric power at market rates (i.e., whatever rate the buyer and seller agree upon), as opposed to requiring that prices be cost-based (i.e., based on the supplier's cost of selling the wholesale electricity).

        FERC has further encouraged competition in the wholesale bulk power markets by promulgating open access transmission rules (Order No. 888) in 1996, which have led to the increasing commoditization of electricity markets. FERC's open access transmission rules require transmission providers under its jurisdiction to allow eligible customers access to their transmission systems at cost-based rates. This has enabled purchasers of wholesale power to access a larger number of potential suppliers, thereby enhancing competition.

        Wholesale electricity (or bulk power), once purchased and sold almost exclusively between traditional utilities under bilateral agreements, is now traded by an array of different market participants on organized markets, including hourly, daily, and monthly spot markets, power exchanges, and financial markets, such as regulated futures and options markets, which further enhances competition. The wholesale price of electricity is largely set by competitive markets that now exist in many regions of the country.

        Retail electricity marketers procure electricity supplies for delivery to end-use customers from a variety of wholesale electricity producers or merchant generation companies, either through term bilateral agreements or on a spot basis. The physical distribution of electricity to retail customers remains the responsibility of the local utility, which collects fees for use of its systems. Some states also allow the utility to provide additional services, such as reading meters, generating customer bills, collecting bills and taking requests for service changes or emergency services, while in other states the utility is not allowed or chooses not to perform these services.

        Presently, 19 states have either enacted enabling legislation or issued regulatory orders to proceed with retail direct access.

BUSINESS

Overview of our Business

        We are an independent energy provider of retail natural gas and electric power to residential and commercial customers in deregulated markets in the U.S. and Canada. MXenergy has natural gas customers located in 28 market areas across 11 states and Ontario and British Columbia, Canada, and electricity customers in 13 market areas in Massachusetts, New York, Connecticut and Texas.

        We provide customers a choice in natural gas and electricity supply with alternative price structures. We principally market two products: (i) fixed price contracts with terms of up to three years that provide consumers with price protection against fluctuations in natural gas and electricity prices and (ii) variable price contracts that are usually priced competitively with the price offered by the region's incumbent utility. We derive margin or gross profit from the difference between the price at which we are able to sell natural gas or electricity to customers and the price at which we purchase the offsetting volumes. Both natural gas and electricity are supplied to the consumer using the distribution infrastructure of the respective LDC.

        It is our policy to match the estimated requirements of fixed price customers by purchasing or hedging offsetting volumes of natural gas and electricity in advance of entering into a fixed price contract with our customers. Due to the price volatility of natural gas and electricity, we believe it more prudent to purchase anticipatory hedges in line with short term marketing estimates for sales of fixed price contracts to residential and small commercial customers instead of purchasing hedges after such sales are made. Any unused anticipatory hedges are typically sold within a short period of time or the volumes are applied toward fixed price customers whose contracts come up for renewal. In addition, our forward hedged volumes are reduced by the amount of attrition we expect to realize over the customers' contract terms. By following a policy of purchasing or hedging all estimated fixed price customer supply obligations in advance, we are able to achieve more stable and predictable cash flows.

        We have grown both organically and through acquisitions, having completed eight acquisitions since 1999, including the SESCo acquisition. We classify our business interests into three reportable segments for financial reporting purposes: residential and small commercial natural gas, mid-market commercial natural gas, and electricity. On November 1, 2005, MXenergy acquired certain natural gas customer contracts of Castle. In connection with such acquisition, MXenergy added the mid market commercial natural gas segment. Natural gas accounts for approximately 98% of our total sales and the mid market commercial natural gas segment accounts for approximately 4% and 5% of our total sales for the three and nine months ended March 31, 2007, respectively, of our total sales. See our condensed consolidated financial statements included elsewhere in this prospectus for more information concerning segment financial data. Our total sales for the years ended June 30, 2006, 2005 and 2004 were $362.6 million, $277.2 million and $185.7 million, respectively.

Commodity Supply

        Each month, we purchase physical natural gas and electricity to enable us to meet our estimated supply obligations to our customer base and fix the margins for our variable priced natural gas customer base. Prior to the SESCo acquisition, MXenergy purchased natural gas and performed all natural gas hedging activity under an exclusive supply arrangement with VPEM. The agreement with VPEM expired on June 30, 2007. Beginning July 1, 2007, we are able to purchase from a portfolio of approximately 30 energy suppliers under standard NAESB contracts.

        Concurrently with the closing of the SESCo acquisition, we entered into a committed exclusive hedge facility with Société Générale. Shortly after the closing of the SESCo acquisition, all forward hedged positions then in place between MXenergy and VPEM were novated from VPEM to Société Générale. The hedge facility has an initial term of two years with subsequent one year renewal terms.

The hedge facility provides us with the ability to enter into NYMEX-based natural gas and natural gas basis swaps for a tenor of up to 39 months. Fees under the hedge facility include an annual management fee, a volumetric fee based on the tenor of the swap and fees to allow Société Générale to hedge its potential risks arising from material declines of natural gas market prices based on our overall hedge position with them.

        The hedge facility is secured by a first lien on the customer contracts and a second lien on substantially all other assets of the Company. In addition, we provided $25.0 million of cash collateral for potential negative mark-to-market changes in the value of the forward hedged position. In April 2007, we replaced the $25.0 million of cash collateral with a letter of credit. Under the hedge facility, we have the flexibility to either post cash collateral or issue a letter of credit as margin for the hedge facility. We will not be required to post additional collateral beyond the initial margin requirements unless our forward hedged positions exceed 65,000 MMBtu. Our forward hedged positions as of March 31, 2007 was an unrealized loss of $13.9 million and totaled approximately 23,535 MMBtus which provides us with the ability to increase our forward hedged positions by 176% before we would be required to post any additional collateral.

        Through June 30, 2007, we procured the majority of our physical supply for customers in LDC markets where MXenergy operated prior to the SESCo acquisition under our agreement with VPEM. Beginning July 1, 2007, we are able to purchase from a portfolio of approximately 30 energy suppliers under standard NAESB contracts. Physical supply is purchased from various energy trading firms in either a producing region or at a delivery point that will enable us to deliver to the city gate of the respective LDCs. In some markets, we may enter into transactions with the LDC to purchase or sell natural gas to us in order to balance deliveries with customer.

        As of March 31, 2007, electricity for fixed rate customers behind National Grid USA in Massachusetts is supplied through DTE Energy Trading Inc., or DTE, pursuant to a supply agreement dated March 8, 2005. We purchase electricity supply for all customers in New York State from the New York Independent System Operator, or NYISO, pursuant to the terms of NYISO's Market Services Tariff. Electricity for fixed rate customers behind Rochester Gas & Electric, or RG&E, is hedged pursuant to a swap agreement with DTE dated as of December 22, 2006.

Risk Management

        Because our contracts require that we deliver full commodity requirements to many of our customers and because our customers' usage is impacted by factors such as weather, we may periodically have purchased more or less commodity than our aggregate customer volumetric needs. In buying or selling excess volumes, we may be exposed to price volatility. In order to address the potential volumetric variability of our monthly deliveries for fixed priced customers, we implement various hedging strategies to attempt to mitigate our exposure. For variable priced customers, we typically pass on the financial impact of the volumetric mismatches in subsequent months.

        For fixed price natural gas, our hedging tools include: (i) increasing our winter volume estimates by up to 10% in certain markets that require daily balancing of customer demand in order to minimize the financial impact of high prices during greater-than-normal demand as a result of colder-than-normal weather conditions; (ii) maximizing the use of storage in our daily balancing market areas in order to give us the flexibility to offset volumetric variability arising from changes in winter demand; (iii) entering into daily swing contracts in our daily balancing markets over the winter months to enable us to increase or decrease daily volumes if demand increases and (iv) the flexibility to purchase put options on some portion of our fixed price requirements to protect against falling prices if unused volume needs to be sold at prices lower than cost. Being geographically diversified in our delivery areas also permits us, from time to time, to deploy commodity not being used in one area to other areas, thereby mitigating potential increased prices for natural gas that we may have otherwise had to acquire at higher prices to meet increased demand. We also try to balance our portfolio by shifting unused fixed price natural gas to variable price customers under financially acceptable terms. For fixed price electricity contracts, we aim to avoid volumetric risk by purchasing full requirements load following services from DTE which insulates us from price exposure within a +/-10% volume range.

        By following our various hedging strategies, we are able to target stable and predictable cash flows. We also mitigate the risk of changing volumes resulting from weather and attrition by signing up new customers and renewing existing customers onto new fixed price contracts at prices that reflect current market prices as well as by hedges that are entered into to offset our anticipated but unrealized demand.

        We utilize NYMEX-settled and basis swaps to offset price risk associated with volume commitments under fixed price contracts. The NYMEX-based financial swaps are settled against each month's last trading day's closing price for natural gas listed on the NYMEX Henry Hub futures contract. The financial basis swaps are typically settled against the first of the month published index prices at various trading points which relate to locations where we have customer obligations. Physical basis swaps are priced based on NYMEX last day settle plus or minus an agreed upon premium or discount. All of the swaps we have executed have been done over the counter on a bilateral basis under our agreement with VPEM, under our new hedge facility or with other credit worthy counterparties. We only execute financial swaps with investment grade rated entities.

        Our risk oversight committee is currently chaired by Stuart Porter, a member of our board of directors who has extensive trading and risk management experience. The committee, whose members are appointed by the board of directors, establishes and oversees the execution of our credit risk management policy, supplier risk management policy and market price risk management policy. The risk management policies are reviewed at least annually, and the committee typically meets quarterly to assure that we have followed its policies and that we continue to be price neutral through proper commodity hedging. The committee seeks to assure the application of our risk management policies to new products and to any acquisition of new assets. The committee reports to the board of directors on a regular basis as to the status of the risk management activities and positions. We employ a risk manager who reports directly to the Chief Financial Officer and whose compensation is unrelated to trading activity. Commodity positions are typically reviewed and updated daily based on information from our customer databases and pricing information sources. On a weekly basis, a report is sent to our hedge facility provider that includes, among other things, our total estimated volumetric sales and purchase requirements, the net long or short position that may exist in any forward month, and the mark-to-market of those positions. The risk policies currently require that any position with an exposure in excess of $1.0 million for more than one day must be mitigated promptly.

        When executing hedges, the position is reviewed by the risk manager who makes a recommendation to the Chief Financial Officer, Chief Operating Officer and/or the Chief Executive Officer, who approve the action, which is then implemented by the supply department. For basis hedges, any of the Vice President of Supply, Chief Financial Officer, Chief Operating Officer or Chief Executive Officer approves the action recommended by the risk manager.

        We refined our risk management policy in light of the acquisition of SESCo. All changes to our risk management policy were approved by the Risk Oversight Committee during the second fiscal quarter of 2007.

Recent Developments

        On August 1, 2006, MXenergy acquired substantially all of the assets of SESCo, a wholly owned subsidiary of Shell Oil Company, serving primarily residential and small commercial markets. As of August 1, 2006, SESCo supplied natural gas to approximately 315,000 residential and small commercial

RCEs in the deregulated markets of Georgia and Ohio. In addition to expanding MXenergy's relationships with customers in two LDC markets it already serves in Ohio, the SESCo acquisition also expanded MXenergy's operations in Ohio to include customers in the Vectren service territory and added Georgia to the list of states in which MXenergy operates. We consummated the SESCo acquisition with the proceeds from a $190.0 million senior unsecured bridge loan. On August 4, 2006, we sold $190.0 million aggregate principal amount of Floating Rate Senior Notes due 2011 in a Rule 144A offering. The net proceeds from the sale of the notes were used to repay the bridge loan. The aggregate consideration payable in connection with the purchase equaled $126.0 million. See Notes 4 and 14 to our March 31, 2007 and June 30, 2006, respectively, consolidated financial statements included elsewhere in this prospectus.

        Concurrently with the closing of the SESCo acquisition, we entered into a committed exclusive hedge facility with Société Générale. The hedge facility has an initial term of two years with subsequent one year renewal terms. The hedge facility provides us with the ability to enter into financial swaps based on settlement prices of NYMEX-based natural gas contracts for the Henry Hub delivery point as well as basis swaps settled against widely published indices for a tenor of up to 39 months. The hedge facility is secured by a first lien on customer contracts and a second lien on substantially all other assets of the Company. Through June 30, 2007, we procured the majority of our physical supply for customers in LDC markets where MXenergy operated prior to the SESCo acquisition under our agreement with VPEM. Beginning July 1, 2007, we are able to purchase from a portfolio of approximately 30 energy suppliers under standard NAESB contracts.

        Concurrently with the SESCo acquisition, we amended and restated our existing credit facility with Société Générale and a syndicate of lenders. The revolving credit facility provides up to $280.0 million of borrowing availability and is secured by a second priority lien on customer contracts and a first priority lien on substantially all of our and our subsidiaries' other existing and future assets.

        During April 2007, we obtained our power marketer license to market electricity in the State of Connecticut, and began offering power in Connecticut in May 2007. In May 2007, the Company, through its subsidiary MxEnergy Electric Inc., acquired substantially all of the assets of Vantage, and began supplying power to approximately 12,000 former RCEs of Vantage in and around Houston, Dallas/Ft. Worth and Corpus Christi, Texas.

        On May 1, 2007, we commenced an exchange offer for the original notes. On May 30, 2007, we announced that we were restating our interim financial statements for the three and six months ended December 31, 2006 and were indefinitely extending the expiration date of the exchange offer. The exchange offer was terminated on June 27, 2007. Pursuant to the registration rights agreement relating to the notes, the interest rate applicable to the original notes increased by 0.25% per annum effective as of June 1, 2007 because we did not complete the exchange offer by the 300th day following the issue date of the original notes. If we do not complete the exchange offer by August 29, 2007, the interest rate applicable to the original notes will increase another 0.25% per annum beginning on August 30, 2007. Once the exchange offer is completed, the notes will no longer accrue additional interest.

        On June 22, 2007, we launched a cash tender offer to purchase any or all of the outstanding original notes. In connection with the tender offer, we are soliciting consents to effect certain proposed amendments to the indenture governing the notes. The tender offer and consent solicitation may be amended or supplemented from time to time. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement and a related Letter of Transmittal and Consent, each dated as of June 22, 2007 and which may be amended or supplemented from time to time, which more fully set forth the terms and conditions of the tender offer and consent solicitation. The tender offer will expire at midnight on July 31, 2007, unless extended. There can be no assurance that the tender offer and consent solicitation will be completed.

        We have initiated an auction process with the goal of identifying a prospective purchaser of all or substantially all of the stock of the Issuer and thereafter entering into definitive documentation pursuant to which the prospective purchaser will acquire all or substantially all of the stock of the Issuer. We have received first round indications of interest from several parties, none of which is binding. The closing of the tender offer is conditioned upon the completion of a transaction resulting from the auction process. There can be no assurance that any transaction resulting from the auction process will be completed prior to the expiration of the tender offer or at all.

Our Competitive Strategies

        Our retail energy sales depend upon our ability to identify and enter profitable, deregulated, retail energy markets, manage the cost of customer acquisitions, integrate acquired businesses successfully, retain customers and attract new customers in our existing markets. The principal components of our strategy are to:

Offer a Competitively Priced, Differentiated Product

        Our fixed price product offering is differentiated from that offered to consumers by most incumbent LDCs and many of our competitors. We offer our customers a fixed price product with a term of up to three years in contrast to the floating rate, market-priced product of most LDCs and many of our competitors. We believe we are one of few retail marketers that offer a fixed price product that extends for a three year term. By offering energy supply at fixed prices, residential and commercial consumers are protected from volatile and potentially higher energy prices. We also offer a variable price product which is designed to be competitive with the variable price product offered by the LDCs. We selectively focus on markets that have rate structures, market rules, consumer demographics, energy consumption patterns and liquidity for risk management products that enable us to provide value added products offering flexibility to our customers at an acceptable margin. We continue to explore other attractive product opportunities that may be marketable in the changing energy markets, including, among others, capped products, capped escalating fixed rate products, descending rate fixed products, seasonal fixed rate products, partially fixed rate products and a flat rate bill product where the customer pays the same monthly amount with no annual or seasonal true up.

Maintain Prudent and Proven Hedging and Risk Management Policies

        Our leadership team has substantial experience managing risk in energy companies and maintains conservative risk management policies with a strong emphasis on price and volumetric neutrality. We employ a separate risk manager who is responsible for monitoring our hedge book and ensuring compliance with our risk management guidelines. Our board of directors has a risk oversight committee which typically meets quarterly to, among other things, review and revise current risk management policies.

        Our strategy is to minimize our risk positions and not enter into speculative trading positions. As a marketing company, we hedge up to one month of anticipated contract sales to residential and small commercial customers. In the case of mid-market commercial customers, we hedge the contract sale at the time of execution. By following a policy of hedging all of our estimated customer supply obligations in advance or, in the case of more price sensitive mid-market commercial customers, at the time of contract execution, we are able to achieve more stable and predictable cash flows.

        We monitor our forward fixed price exposure on a daily basis. Each day, we update our position from data in our customer database systems, which enables us to estimate the expected forward consumption volume based on our past historical usage profiles, in the case of residential and small commercial customers, and based on actual contracted volume, in the case of our mid-market commercial customers. The resultant sales volumes are then deducted from our anticipatory hedge to determine our net position. This approach ensures that we maintain a forward hedged position sufficient to cover expected demand from existing, renewal and new customers. In addition, we receive new volumetric profile information from the LDCs at least monthly, which is incorporated into our estimated customer demand reports. Any resulting change in volume from attrition or new accounts is covered by adjusting our hedges to a neutral position in accordance with our risk management policy.

Build and Maintain an Excellent Commodity Supply Team

        The retail energy supply business demands excellence in managing the procurement, transport, storage and balancing of commodity supply. We have recruited a team of professionals with expertise not only in natural gas and electricity supply generally but also in the supply to our specific markets. This expertise is essential to procure commodity and transport, and to nominate and schedule commodity on interstate pipelines and LDC systems. We believe the addition of key members of the SESCo team in our Houston office will bolster our expertise.

Pursue Organic Growth And Opportunistic Acquisitions

        We plan to continue to grow our customer base by aggressively pursuing growth opportunities both organically and through acquisitions. Given the broad and expanding support for a competitive retail energy marketplace, coupled with the fact that only 12% of the eligible participants nationwide currently participate in deregulated programs, we believe the growth opportunities for competitive retail marketers such as the Company are considerable. We have developed a set of criteria for identifying attractive markets and for acquiring, integrating and retaining customer business in such markets. We intend to expand our distribution of natural gas within our existing markets and to move into new LDC markets by leveraging our success in prior acquisitions, our customer care platform and our established multi-channel marketing system. As a result of the acquisition of a robust customer data base system plus billing and collections platform as part of the SESCo acquisition, we foresee an ability to penetrate further into the mid-market commercial segment in territories where we do not currently market to such customers.

Maintain A Low Cost Operating Structure

        We aim to keep our overhead costs low by (i) relying on incentivized sales personnel and (ii) selectively outsourcing certain sales and marketing, customer servicing, systems and web-development functions. We also attempt to keep our direct customer acquisition costs to a level that can be repaid by no more than one year's gross margins and expect that we will effectively enjoy an annuity from subsequent years of supply.

Uphold High Customer Service Standards

        In order to ensure customer satisfaction and minimize attrition, we maintain a call center in Maryland with a staff exclusively dedicated to customer inquiries, enrollments and renewals. We aim to maintain the highest standards in customer service. We track our call center metrics and measure them against industry standards and our target customer service levels. We continuously strive for improvement in our customer service levels by tracking the number of dropped calls, average hold time, nature of inquiry or complaint, and disposition time. MXenergy experienced significant improvement in its customer care center between 2005 and 2006. For example, in 2006 our call center volume increased by 12% while the number of calls answered within 120 seconds increased to 93% from 87% in the prior year.

        To reduce the potential for unethical marketing practices by sales agents, we have implemented the following processes to achieve our objectives: (i) recorded independent third party verification calls on sales, including those made door to door, (ii) recorded telemarketing sales calls and periodic quality assurance calls to customers and remote call monitoring; (iii) incorporated legal review and submission of telemarketer scripts and marketing materials to LDCs and public utility commissions for review; (iv) mailed welcome letters with terms and conditions; and (v) conducted audits to ensure compliance by marketers with all FTC, LDC, and local public utility commission rules, regulations and guidelines. For our Georgia and Ohio markets, we are using an outsourced call center service which has proven to be compliant with our customer care performance metrics. We have extended the former SESCo contract with this group of outsourced call centers.

Leverage Our Investment In Information Systems

        We have identified what we believe are the best customer relationship management software, billing engine, weather forecasting and risk-management software systems available. We have worked with vendors to customize these systems to operate our back-office functions, including customer enrollment, inventory management, forecasting, risk management, settlement and billing. This combination of purchased software and internally developed systems creates a powerful, integrated solution that has been continuously improved with automated interfaces and process efficiencies. A streamlined information system allows us to avoid delays in the launch of commercial operations into new markets, maintain an attractive cost structure due to minimal support staff requirements, ensure superior customer service, aid in our sales and marketing efforts and manage exposure to significant price variations and exchange data through electronic data interface systems with the legacy systems of the respective LDCs. These information systems create a strong leveraging opportunity for growth.

Our Competitive Strengths

        We are one of a small number of successful retail energy marketers in the growing deregulated market. We believe we are well-positioned relative to our competitors and possess a combination of strengths that will enhance our ability to continue to grow.

Significant Risk Management Expertise

        We deliver fixed price, full requirements product offerings for commodities that are volatile, and as such, may be periodically exposed to price volatility and volumetric changes. In order to address the potential price and volume variability of future deliveries, we implement various hedging strategies to mitigate our exposure. For fixed price contracts, which represent 60% of our business, we reduce our exposure to potentially high spot energy prices by following a policy of hedging all estimated customer supply obligations in advance. Additional hedging tools include: (i) increasing our winter volume estimates by up to 10% in certain markets that require daily balancing of customer demand, in order to minimize the financial impact of high prices during greater-than-normal demand as a result of colder-than-normal weather conditions; (ii) maximizing the use of storage in our daily balancing market areas in order to give us the flexibility to offset volumetric variability arising from changes in winter demand; (iii) entering into daily swing contracts in our daily balancing markets over the winter months to enable us to increase or decrease daily volumes if demand increases or decreases and (iv) the flexibility to purchase put options on some portion of our fixed price requirements to protect against falling prices if unused volume needs to be sold at prices lower than cost. We have historically demonstrated the effectiveness of our risk management strategies through our ability to maintain margins despite both the highly volatile commodity price environment of recent years and the variation in seasonal temperatures, including, for example, the winter quarter of 2005-2006 when heating degree days were 13% lower than the 30 year average. Our mix of fixed price and variable price customers affords us additional flexibility to supply variable price customers with unused, pre-purchased commodity supply in periods of lower than expected usage.

        Our risk management policies and hedging track record have enabled us to maintain stable margins for natural gas sales despite volatility in gas prices:

(1)
The spread is equal to the fixed price weighted average sales price less the hedge price for a given period.

Attractive Customer Base

        We have approximately 339,600 residential, small and mid-market commercial RCEs under fixed price contracts. In addition, we have approximately 296,700 residential, small to mid-market commercial RCEs under variable contracts. Among the retail marketers and wholesale merchants, competition is most intense for the larger volume commercial and industrial accounts. Our primary target customer segments are residential and small to mid-market commercial customers. No single customer accounts for more than 1.2% of our volume.

        Approximately 95% of our RCEs are natural gas customers. The states in which we operate allow contracts to be automatically renewed for fixed terms or otherwise extended based upon procedures set forth in each state. In six of the last seven years, MXenergy has been able to grow its customer base, adding more customers each year than those lost through attrition. In part, this has occurred because of our high renewal rate of approximately 90% of customers with fixed rate contracts and is evidenced by the fact that approximately 60% of our customers have been with us for more than two years. Bad debt expense associated with our customer base has also historically been low at approximately 1% of total sales. Since we participate in 29 different LDC markets, we are uniquely positioned to take advantage of marketing opportunities as presented and to deploy a regional marketing focus.

Successful Track Record of Acquiring and Integrating Retail Customer Businesses and Customer Portfolios

        Through our acquisitions, we have developed a unique ability to integrate businesses and retain customers successfully. Since our inception in 1999, we have completed the following acquisitions:

Date	Company	No. and Type of RCEs
May 2000	Keyspan Energy	18,000 natural gas
March 2001	Summit Energy	15,000 natural gas
September 2001	Energy.com	5,000 natural gas
February 2003	Nicor Gas	28,000 natural gas
March 2004	Total Gas & Electric	90,000 natural gas 13,000 electricity
November 2005	Castle	53,000 natural gas
August 2006	SESCo	315,000 natural gas
May 2007	Vantage Power Services, L.P.	12,000 electricity

        Many of these acquisitions were in markets that were not previously served by MXenergy and hence provided new marketing opportunities.

Experienced Management Team

        Several members of our senior management team have extensive experience in energy risk management and retail marketing as well as in creating, developing and managing businesses and risk on behalf of major international corporations. Jeffrey Mayer, our President and Chief Executive Officer, has over 27 years of experience as a lawyer and expert in energy derivatives including futures, swaps, and options. Mr. Mayer's prior experience includes serving as a Managing Director at Sempra Trading Corporation, as the Chairman of AIG Clearing Corporation and AIG Securities Corporation and in various roles at Goldman, Sachs & Co., including serving as the Chief Counsel of its J. Aron Commodities Division and manager of its Energy Futures Department. Carole R. ("Robi") Artman-Hodge, our Executive Vice President, has over 28 years of experience as a commercial banker, energy credit and energy and commodity finance specialist, including positions in the Project Finance unit of Bank of Ireland, the Natural Resources unit of ING and the Treasury Marketing unit of Banque Paribas. Steven Murray, our Chief Operating Officer, served in the Royal Dutch Shell group of companies over a period of 25 years in a variety of roles, most recently as President and Chief Executive Officer of SESCo. Other significant roles held by Mr. Murray at Royal Dutch Shell included President and Chief Executive Officer of Shell Trading US Co. and Director of Shell Chemicals Risk Management Services. Emmett Capanna, our Senior Vice President of Supply, has almost 40 years of experience in natural gas and fuel oil supply acquisition, and hedging, and was a co-founder of one of the first deregulated natural gas marketers, U.S. Energy Partners which eventually became PSEG Energy Technologies. Chaitu Parikh, our Chief Financial Officer, spent five years with a Big Four accounting firm and, prior to joining MXenergy, worked with three deregulated natural gas marketing firms in Canada and the United States for over 10 years.

Geographically Diverse Operations

        Our diversified geographical coverage, where we serve customers in more LDC markets than most other competitive marketers, provides several benefits to us, including flexibility in product offerings and marketing campaigns, broad demographic mix, diversified credit exposure and economies of scale. Our multi-state approach helps protect us from the risk of a single LDC default, a material regulatory change in a single jurisdiction, extreme local weather patterns or localized economic downturn. In addition, operating in multiple regions allows us to utilize a diverse natural gas transportation and storage infrastructure and capitalize on our regional supply and pricing knowledge.

Guaranteed Accounts Receivable

        Approximately 49% of our accounts receivable are with residential and small commercial customers that are guaranteed by the LDCs at a weighted average discount rate of approximately 1%. Such discount is the cost of service to guarantee the receivable. In cases where receivables are guaranteed by the LDC, we are exposed only to the credit risk of the LDC, rather than that of our actual customers. 100% of our accounts receivable in guaranteed markets are with investment grade LDCs. We assume the credit risk for approximately 12% of the total volume billed by LDCs on our behalf and for the remaining 39% of the total volume billed by us.

(1)
Weighted average discount rate of Guaranteed Accounts Receivable is 1%.

Committed and Knowledgeable Equity Ownership

        Our primary stockholders include, The Charterhouse Group, or Charterhouse, Greenhill Capital Partners, or GCP, and Denham (formerly known as Sowood Commodity Partners Fund LP). These stockholders have made equity investments that have provided us with sufficient financial capital to grow and support our business. These stockholders have an in-depth understanding of the energy and financial markets, and provide strength and insight for our activities and strategy. Charterhouse is a New York-based, middle-market private equity investment firm with a focus on buyouts, build-ups and growth capital financings. Since its inception in 1973, Charterhouse has invested more than $1.9 billion in over 100 platform businesses on behalf of global institutional investors through its limited partnerships. GCP is an affiliate of Greenhill & Co., Inc., an independent global investment banking firm. GCP manages several private equity funds which total $1.3 billion in capital, focusing on the energy, financial services and telecommunications industries. Denham and its affiliated funds have investments in assets and companies that provide goods and services in commodity markets, primarily in the energy sector.

Core Products and Services

        Our core business is the retail sale of natural gas and electricity to end-use customers. We offer natural gas and electricity service to customers under contracts with terms of up to three years. We offer fixed and variable price products and, in the case of natural gas, several other innovative pricing programs designed to cap prices or manage the risks of energy volatility. The positive difference between the sales price of energy to our customers and the sum of the wholesale cost of our energy supplies, hedging costs, transmission costs and ancillary services costs provides us with a gross profit margin. The natural gas and electricity we sell are generally metered and delivered to our customers by the local utilities. The local utilities frequently provide billing and collection services on our behalf.

Currently, Georgia is the only market where the local utility does not provide billing and collection services on our behalf for residential customers.

        We aim to keep our products simple in order to facilitate marketing to residential and small commercial customers. Our fixed rate product protects consumers from increases in the unit price of natural gas or electricity for a term of up to three years. In marketing this product, we do not promise savings as a consumer could pay more if local utility prices, which are based on variable market prices, fall during the term of the fixed rate contract. We offer customers different variations on the fixed rate product if they wish. For example, customers may wish to have fixed rate protection only for the winter months while letting the summer price float with the market. We also have offered some customers a cap product in which their price floats with the market but cannot exceed a fixed rate cap. Because of the high volatility of energy products like natural gas and electricity, the cost of such caps, which must be hedged with call options, is very high. Our variable rate product is similar to utility variable rate pricing but without the cost recovery factors that frequently conceal from customers the true cost of energy supplied by the utilities. By using alternative supply arrangements, we are sometimes able to supply customers with commodity at a price lower than the utility's tariff pricing which often includes costly items such as firm transportation.

        We sell natural gas and electricity at contracted prices based on the real-time demand or usage of our customers. We buy natural gas and electricity in the wholesale market in time specific, bulk or block quantities, usually at fixed prices. We manage the differences between the actual sales demand of our customers and our bulk or block purchases by buying and selling any shortfall or excess in the spot market. ISOs and RTOs, which manage transmission infrastructure in a particular region, perform real-time load balancing for each of the electric grids in which we operate. Similarly, balancing is performed by the utilities or LDCs, for each of the natural gas markets in which we operate. We are charged or credited by the ISOs and LDCs for balancing of our electricity and natural gas purchased and sold for our account.

        For medium and large commercial customers, we enter into bilateral agreements which set out our responsibilities to deliver natural gas to the customer and the customer's responsibilities to pay for the natural gas. For a residential or small commercial customer to switch from the local utility offering to one of our rate plans requires that the customer confirm its enrollment in writing, in a recorded telephone call or through an internet enrollment. Enrollment requires disclosing the customer's utility account number, visible on the customer's bill, and in some cases the customer's meter number. Upon enrollment, we are responsible for uploading to the applicable utility customer details, including name, address, and account or meter numbers. Utilities must accept the customer enrollment before we are required to flow gas or electricity to the customer. Acceptance rates vary, in our experience, from 50-100% of enrollments. Once a customer has been accepted, the utility advises us of the customer's annual, monthly and in some cases, daily consumption needs, and we must meet those needs by supplying energy to locations determined by the utility. Periodically, the utility will read the customer's meter and send a monthly bill to the customer which lists us as the supplier. In addition to meter reading and generating bills (except in Georgia) for our residential and small commercial customers, the utility will provide emergency service and maintenance on the customer's account.

Generation of Revenue

        We primarily generate revenue through retail sales of natural gas to residential and small commercial customers. As of March 31, 2007, we have approximately 636,300 RCEs, approximately 30,100 of which are derived from our electricity operations, with approximately 57% under fixed priced contracts and approximately 43% under variable priced contracts. For the twelve months ended March 31, 2007, approximately 98% of our sales were derived from the supply of natural gas and the remaining sales were derived from the supply of electricity. See "Management's Discussion and

Analysis of Financial Condition and Results of Operations" for more information regarding our revenue sources.

Our Customers and Markets

        As of March 31, 2007, we deliver natural gas to approximately 606,200 RCEs in 27 LDC markets and electricity to approximately 30,100 RCEs in seven market areas across 12 states and Ontario, Canada. Our customer base consists of residential, small and mid-market commercial customers. Our business is not dependent upon any one customer or a single territory or market. No single customer accounts for more than 1.2% of our volume. Our multi-state approach allows us to benefit from a diverse stream of sales, capitalize on economies of scale and realize synergies from our existing business. In addition, our multi-state approach allows us to be insulated from the risk of a single LDC default, a material regulatory change in a single jurisdiction, extreme local weather patterns or a localized economic downturn.

        The following map illustrates the regions in which we are currently active in the U.S. and Canada and the respective number of RCEs as of March 31, 2007:

MXenergy Service Territory
(RCEs)

89,200
17,500
54,300
14,600
34,500
25,100
41,900
133,500
6,300
5,100
210,700
1,900
Canadian Service Territory
1,800

Territories	% Total
Georgia	33%
Ohio	21%
New York	14%
Michigan	8%
Indiana	7%
New Jersey	5%
Illinois	4%
Massachusetts	3%
Pennsylvania	2%
Maryland	1%
Kentucky	1%
Florida	<1%
Ontario	<1%

Natural Gas

        As of March 31, 2007, we have approximately 606,200 natural gas RCEs, with approximately 57% under fixed priced contracts and approximately 43% under variable priced contracts. Our customer contracts have an average remaining life of 12 months. Due to both our history of acquisitions and organic growth, we have enjoyed steady expansion of our natural gas customer base. From 2001 to 2006, our natural gas RCEs grew from 81,120 to approximately 606,200.

        During 2005, as a result of new telemarketing regulations (i.e., FTC guidelines and Do Not Call listings), we transitioned many of our outsourced marketing companies to new, fully compliant companies. We experienced a decline in customers between 2004 and 2005 due to the impact of transitioning third-party marketing efforts. Since the beginning of the last quarter of fiscal 2006, we have experienced a decline in customers, largely due to expected customer attrition related to the SESCo acquisition, the scheduled roll-off of mid-market commercial customers and reduced marketing to residential customers due to the historically unusual current gas market economics in which the weighted average cost of long-term natural gas supply is higher than the cost of near-term natural gas.

        As of March 31, 2007, we actively market natural gas across 27 LDC markets in 11 states (Florida, Georgia, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, New York, Ohio, Pennsylvania) and the Province of Ontario, Canada. All of these markets are open for direct access purchasing of natural gas from retail marketers.

Electricity

        MXenergy has taken a conservative approach in entering the deregulated retail electricity market. There are currently 19 states that are open for direct access sales to end use customers of electricity. We are evaluating each market to determine which are most advantageous to enter. Our intent is to develop this business organically and through acquisitions, as well as by leveraging potential cross-selling opportunities with our natural gas business. We believe offering both natural gas and electricity to the same customer leverages our existing infrastructure and decreases customer churn.

        MXenergy entered the deregulated retail electricity market in 2004 via the acquisition of TG&E. The acquisition provided MXenergy a New York electric customer base. As of March 31, 2007, we service approximately 30,100 RCEs in New York and Massachusets (4% fixed and 96% variable price contracts).

        During April 2007, we obtained our power marketer license to market electricity in the State of Connecticut, and began offering power in Connecticut in May 2007. In May 2007, the Company, through its subsidiary MxEnergy Electric Inc., acquired substantially all of the assets of Vantage, and began supplying power to approximately 12,000 former RCEs of Vantage in and around Houston, Dallas/Ft. Worth and Corpus Christi, Texas.

Renewals and Attrition

        At the end of each customer contract term, customer contracts in most of our markets are renewed upon notification by the marketers unless the customer indicates otherwise. We notify customers about the expiration of their contract with a letter, which is mailed in advance of expiration in accordance with applicable law and regulation. The letter indicates that the contract will automatically renew and sets forth the new contract terms, leaving the customer the option to decline service. From 2003 to 2005, approximately 90% of MXenergy's customers that received such notification of contract expiration ultimately renewed their contracts.

        From 2003 to 2006, MXenergy experienced an average annual in-contract customer attrition rate of approximately 23%, which we believe is consistent with the industry average. In-contract customer attrition for the three months and nine months ended March 31, 2007 was approximately 7% and 21%, respectively, resulting in an annualized rate of 28%. For both the three months and nine months ended March 31, 2007, attrition includes customer losses experienced in connection with the SESCo acquisition as well as challenging pricing and market conditions. Average annualized in-contract customer attrition for the fourth quarter of fiscal 2007 was approximately 26%. However, in-contract customer attrition has generally improved every month since December 2006. The loss of customer accounts in all the above mentioned periods was primarily due to: (i) customer-initiated switches, (ii) residential moves and (iii) customer payment defaults. We have instituted a "move" program to follow customers who have moved within another area serviceable by us, offering the ability to re-establish their rate plan. Historically, new customers gained through organic growth and acquisitions have offset the number of customers lost, evidenced by our growing customer base over time.

Sales and Marketing

        We have developed a strong, differentiated brand that is "personality-driven." Our brand message offers customers the ability to control their energy rates and better manage their household (or business) budgets. Through the use of a distinct logo and two iconic animated characters, our product proposition is presented in an easy-to-understand message. We aim to achieve a tone and manner of communication that is friendly and approachable and marketing materials that are distinctly different from those of our competitors by avoiding the look and feel of a traditional utility company.

        Our year-round sales and marketing efforts focus on three strategic areas of concentration: attracting new customers, retaining and renewing existing customers and winning back former customers who have cancelled or switched to the local utility or another supplier.

Branding & Customer Communications

        We differentiate ourselves through our branded communications to our customer. We strive to simplify all marketing communications and impart practical, straight-forward information.

        To acquire new customers, we employ an integrated marketing mix that consists of multiple combinations of direct marketing, traditional and online media, public relations and local event participation. Our goal is to have direct marketing efforts, which include outbound telemarketing to both residential and small commercial customers, direct sales (outside sales focusing on small and mid-market commercial customers), and direct mail targeted to high purchase propensity residential and small commercial customers, all of which account for the majority of our total tactical marketing mix.

        To retain existing customers, we rely on our highly-trained internal and external customer care representatives. Customers requesting cancellation of service are provided helpful information on the volatility of natural gas rates and encouraged to retain the benefits of long-term rate protection, if appropriate. We proactively contact customers who have moved to another area we service. We permit customers to remain on an existing contract if the move has occurred within 30 days following cancellation notice.

        If we receive notification from an LDC that customers have cancelled or switched to another supplier, we attempt communication through both mail and phone, encouraging customers to reconsider their decision, reminding them of penalties they may incur and, in some cases, offering a new rate plan.

        We frequently refine our marketing methodologies to target favorable customers. We rely on data analytics obtained from past marketing campaigns to guide future target marketing efforts. Many natural gas and electricity marketing variables are studied including but not limited to: geographic regions; demographic profiles (age, gender, home ownership, income, presence of children); consumer participation in retail choice programs; product rate plan type; volumetric usage; seasonality; competitor offerings; weather patterns; changes in state or federal regulations; sales channel effectiveness and national consumer trend research. We model customer purchase, retention and renewal behaviors respective to product offerings and lifecycles.

        Developing new and innovative marketing programs remains an ongoing objective. We are currently developing programs to offer our products to under-served customer constituencies in multicultural markets. We recently developed bilingual marketing materials and customer contracts in Spanish. We have employed bilingual sales and customer care representatives to better serve our Spanish-speaking customers. We plan to replicate our efforts in other multi-cultural markets.

        We plan to continue our efforts to target new movers through agency-led initiatives and through outbound telemarketing efforts aimed at newly connected phone numbers.

        We will increase our local presence in-market through greater participation in LDC energy fairs and related home owner and commercial business events. Additionally, we plan to increase our membership and participation in associations that can foster direct sales prospects (e.g., business associations, chamber of commerce, service organizations, etc.).

        We have developed attractive, contemporary, mid-market, commercial marketing materials that serve to differentiate us from competitors. Our innovative rate plans and genuine sales consultancy approach are highlighted throughout our mid-market, commercial communications. We complement our sales force efforts with targeted mail and e-mail communications to energy decision makers. Such communications will serve to impart important information and invite consideration of future energy needs.

Simple, On-line Enrollment

        We have invested in web site functionality and revamped our website at www.mxenergy.com to allow a customer to enroll with us 24/7. Detailed information about our company, our products and special promotional opportunities provide us with an efficient, low cost means of transacting with customers. Many energy marketers do not have on-line enrollment capability and force the prospective customer into calling a call center for more information.

Public Relations

        Unlike other energy marketers, we rely on press communications to communicate with our potential customers. We have actively encouraged the press to publish articles on deregulated energy offerings and play an active, public role in informing customers that they have the ability to choose their energy supplier. We seek to position ourselves as industry leaders in press articles and releases. We believe our interviews with reporters often serve to increase awareness of our company and add credibility to our product offerings. Articles in the press have generated calls to our call center which are sometimes converted into sales.

Product Offerings

        We offer multiple product offerings to customers so that at any given time, potential customers can choose which product meets their household or business needs. We aim to be flexible and to respond quickly to market conditions to ensure that our offers match consumer interests. Unlike competitors offering one product at a time, our ability to present the customer with multiple product choices confirms our overall commitment to customer satisfaction.

        We aim to keep our products simple in order to facilitate marketing to residential and small commercial customers. Our fixed rate product protects consumers from increases in the unit price of natural gas or electricity for a term of up to three years. In marketing this product, we do not promise savings as a consumer could pay more if local utility prices, which are based on variable market prices, fall during the term of the fixed rate contract. We offer customers different variations on the fixed rate product if they wish. For example, customers may wish to have fixed rate protection only for the winter months while letting the summer price float with the market. We also have offered some customers a cap product in which their price floats with the market but cannot exceed a fixed rate cap. Because of the high volatility of energy products like natural gas and electricity, the cost of such caps, which must be hedged with call options, is very high. Our variable rate product is similar to utility variable rate pricing but without the cost recovery factors that frequently conceal from customers the true cost of energy supplied by the utilities. By using alternative supply arrangements, we are sometimes able to supply customers with commodity at a price lower than the utility's tariff pricing which often includes costly items such as firm transportation.

Competition

        In markets that are open to competitive choice of retail energy suppliers, our primary competition comes from utility-affiliated retail marketers and small to mid-size independent retail energy companies. Competition is based primarily on product offering, price and customer service.

        The competitive landscape differs in each utility service area, and within each targeted customer segment. For residential and small commercial customers in most service territories, our primary competition comes from utility-affiliated marketing companies and small to mid-size independent retail energy companies. Over the last several years, a number of utility-affiliated marketing companies have exited this segment of the market. For the mid-market commercial customer, competitive challenges come from both the utility and its affiliated marketing company, as well as other independents. However, this segment is still the least targeted segment among our competition due to the difficulty in balancing cost of acquisition and margin objectives. The large commercial, institutional and industrial segments are very competitive in most markets with nearly all customers having already switched away from the utility to an alternate provider. National affiliated utility marketers, energy producers and other independent retail energy companies often compete for customers in this segment. Historically, we have not focused on this segment.

        Increasing our market share depends on our ability to convince customers to switch to our service. The local utilities and their affiliates have the advantage of long-standing relationships with their customers, and they have longer operating histories, greater financial and other resources, and greater name recognition in their markets than we do. In addition, local utilities have been subject to many years of regulatory oversight and thus have significant experience regarding the regulators' policy preferences, as well as a critical economic interest in the outcome of proceedings concerning their revenues and terms and conditions of service. The incumbent's advantages in many markets are intended to be limited, however, by regulatory structures that, for example, prohibit the incumbent from offering non-standard service and pricing structures, minimize the opportunity for the regulated business to subsidize the unregulated business and limit the ability of the utility to solicit customers that have switched. In Georgia, however, the incumbent utility has fully exited the retail segment.

        In many cases, LDCs actively support deregulation and have welcomed the entry of retail energy marketers. By relieving LDCs of the need to engage in risk management, retail energy marketers allow LDCs to focus on their core competency of local distribution, which typically constitutes a significant portion of most customers' utility bills. Many LDCs assume customer bad debt exposure since this encourages more market entrants and supports continued deregulation. LDCs may recover the bad debt expense as part of their tariff rates. The interests of retail energy marketers and most LDCs are thus highly aligned, providing crucial support for continued deregulation, while increasing penetration of the retail energy marketer model. We have successfully forged strong relationships with many of the LDCs throughout our service territories.

        Most customers who switch away from the local utility do so for economic benefit or price stability. Once switched, customer retention is based on continued competitive pricing, reliability of supply and customer service.

        Some of our competitors, including local utilities, have formed alliances and joint ventures in order to compete in the restructured retail electricity and natural gas industries. Many customers of these local utilities may decide to stay with their longtime energy provider if they have been satisfied with their service in the past. Therefore it may be difficult for us to compete against local utilities and their affiliates.

Information Systems

        We maintain a number of information systems for capturing customer, accounting, supply forecasting and risk management information. These systems were operating on hardware within all four of our offices, including locations in Connecticut, Maryland, New Jersey and Texas, but we moved substantially all of these systems to an outside service provider in Houston over the past fiscal year. Further, to supplement our business continuity plans, we also established backup systems in our Maryland office.

        Given the inherent challenges of managing multiple systems, the information technology team is expected to consolidate our five existing customer relationship management tools into one or two. Furthermore, the multiple billing platforms are expected to be consolidated into our Lodestar application.

        We are also in the in the process of converting our demand forecasting and risk management operations from internally developed Excel spreadsheets to third party software systems developed by New Energy Associates and Sungard. We expect to fully implement these systems by December 2007.

        Our web site is hosted offsite with a full-time employee serving as webmaster. It is custom developed by an outsourced marketing company.

        We perform daily backup of our key servers and maintain backup tapes for a period of four weeks before they are overwritten. We also perform a month-end backup of key servers and keep such data for a period of six months to one year. All backup tapes are stored offsite at a secure storage facility on a weekly basis.

        We currently replicate our email and various other production servers to ensure availability of our critical systems. We are in the process of increasing this functionality to additional servers. Our managed hosting facility in Houston maintains 24/7 security and has stand-alone power generation to keep the datacenter functional in the case of an extended power outage.

        We have taken a multi-tiered approach to protecting our network from malware and intrusions. We employ endpoint security that includes locked down routers, dual firewalls, and other security appliances. These are supplemented with anti-spyware and virus protection on all workstations and windows servers. These applications are monitored and updated to respond pro-actively and successfully to changing threats. In April 2006, we had an outside consultant conduct a system-wide audit of our security systems and provide guidance for improvement. These recommendations were implemented where appropriate.

Employees

        As of June 30, 2007, we had approximately 195 full-time employees and one part-time employee in the United States and Canada. None of our employees are subject to collective bargaining agreements, and we believe that our relationship with our employees is good.

Properties and Facilities

        We lease all of our properties. Our headquarters are located in Stamford, Connecticut, and we also have offices in New Jersey, Texas and Maryland. We believe that our properties are suitable and adequate for the business conducted therein, are being appropriately used and have sufficient capacity for the present intended purposes.

Environmental Matters

        We do not view potential environmental liabilities as a significant concern. We do not have physical custody or control of the natural gas or any facilities used to transport it and title to the natural gas sold to our customers is passed at the same point at which we accept title from our natural gas suppliers.

Legal Proceedings

        From time to time, we are a party to claims and legal proceedings that arise in the ordinary course of business. We do not believe that any such proceedings to which we are currently a party is material to our business.

Other Information

        In connection with the exchange offer, we will begin to file annual, quarterly and current reports and other information with the Commission. We will make available on our website, www.mxholdings.com, such reports as soon as reasonably practical after we file such material with, or furnish such material to, the Commission.

MANAGEMENT

Directors and Executive Officers

        Our board of directors currently consists of seven members. All of our executive officers serve at the discretion of our board of directors, subject to their employment agreements described below under "—Executive Employment Agreements."

        The following table sets forth the names and positions of the current directors and executive officers of the Company and their ages:

Name	Age	Position
Jeffrey Mayer	55	President, Chief Executive Officer and Director
Steven Murray	47	Chief Operating Officer and Director
Carole R. ("Robi") Artman-Hodge	56	Executive Vice President and Director
Chaitu Parikh	38	Vice President and Chief Financial Officer
Charles Cavin	44	Chief Information Officer
Emmett Capanna	69	Senior Vice President, Supply
Daniel Bergstein	64	Director
William Landuyt	51	Director
Stuart Porter	41	Director
John Stewart	65	Director

        Set forth below is a brief description of the business experience of the directors and executive officers of the Company.

        Jeffrey Mayer has served as President and Chief Executive Officer of MXenergy since 1999. From 1992 to 1999, Mr. Mayer worked for Sempra Trading Corporation, formerly AIG Trading Corporation, a subsidiary of AIG, where as a Managing Director he managed natural gas derivatives marketing and worked on the launch of a retail energy joint venture. Mr. Mayer also served as Chairman of AIG Clearing Corporation, the futures clearing arm of AIG Trading, as well as Chairman of AIG Securities Corporation, the securities affiliate of AIG Trading. Prior to joining AIG, Mr. Mayer worked at Goldman, Sachs & Co. where he managed the Energy Futures Department from 1989 to 1992, worked in the Futures Services Department from 1987 to 1989 and served as Chief Counsel of its J. Aron Commodities Division from 1984 to 1987. Mr. Mayer developed the Energy Traders Institute, a seminar on risk management sponsored by Infocast and heard by over 30 utilities and energy producers in North America. In 1988 Mr. Mayer was appointed by the Options Clearing Corporation to a Special Subcommittee of the Margin Committee investigating risk management procedures in response to the October 1987 stock market crash. Mr. Mayer received his J.D. from New York University in 1978 and his B.A. from Yale University in 1973. Mr. Mayer serves as Chairman of the Board of Finance of Westport, CT, an elected office in which he serves as chairman of the town's municipal pension plans, reviews budgets and approves the tax rate.

        Steven Murray has served as the Company's Chief Operating Officer since August 2006. Prior to joining the Company, Mr. Murray had a 25 year career with the Royal Dutch Shell group of companies, where he most recently served as Chief Executive Officer of SESCo from late 2001 to August 2006 and as the first President and Chief Executive Officer of Shell Trading US Co. from 1998 to late 2001. Mr. Murray previously served as Vice Chair of the National Energy Marketers Association as well as a member of the board of the Soapers and Detergents Association.

        Carole R. ("Robi") Artman-Hodge has served as Executive Vice President of MXenergy since 1999 and served as Chief Operating Officer from 1999 to August 2006. Prior to co-founding MXenergy, Ms. Artman-Hodge worked as senior managing director of the Project Finance unit of Bank of Ireland from 1997 to 1998, senior managing director of Risk Management and Origination for the Natural

Resources unit of ING from 1989 to 1996, senior managing director of the Commodity Finance Treasury Marketing unit of Banque Paribas from 1981 to 1989, and Assistant Treasurer of the international banking unit of Harris Bank from 1977 to 1981.

        Chaitu Parikh has served as Vice President and Chief Financial Officer of MXenergy since July 2004. Mr. Parikh previously served as the Vice President of Finance of MXenergy from December 2002 to July 2004. Prior to joining MXenergy, Mr. Parikh was Vice President and Controller of The New Power Company from October 2001 to December 2002 and the Chief Financial Officer of Alliance Energy Services from December 1996 to July 2001. Previously, Mr. Parikh worked in public accounting with KPMG from 1991 to 1996. Mr. Parikh holds a CA designation from the Canadian Institute of Chartered Accountants.

        Charles Cavin has served as the Chief Information Officer of MXenergy since November 2005. From January 2004 to October 2005, Mr. Cavin served as the Vice President of Finance of JP Morgan's Asset Management division. From April 2002 to January 2004, Mr. Cavin was a Director of the Operational Excellence Practice of HighQuest Partners LLC. From January 2000 to April 2002, Mr. Cavin served as the President of CoBlox, Inc., a company he founded in 2000. Previously, Mr. Cavin spent 10 years in the finance sector working for Goldman Sachs and IBM. Mr. Cavin received a B.S. in 1986 from the United States Military Academy and a M.B.A. in 1990 from the College of William and Mary.

        Emmett Capanna has served as Senior Vice President, Supply of MXenergy since 2000. In 1994, Mr. Capanna co-founded US Energy Partners, a company that eventually became PSEG Energy Technologies, one of the first U.S. energy retailers and a wholly owned subsidiary of Public Service Electric & Gas, where he worked until 2000. Prior to joining US Energy Partners, Mr. Capanna was head of National Accounts Marketing for Amerada Hess from 1973 to 1982 and was Vice President of natural gas marketing for Energy Marketing Exchange, an affiliate of Elizabethtown Gas Company in New Jersey, from 1985 to 1991.

        Daniel Bergstein has served as a director of MXenergy since 2000 and is the chairman of the compensation committee. Since 1988, Mr. Bergstein has been a senior partner in the New York office of the international law firm Paul, Hastings, Janofsky & Walker LLP, where he is the Chairman of the firm's global Telecommunications and Media practice. Mr. Bergstein is also a co-founder of Cequel III LLC; a director of Cequel Communications, LLC, the 8th largest U.S. cable company; he is also an advisory board member of Catalyst Investors I and II, L.P., two private equity investment funds specializing in telecom and media investments; a board member of SR. Teleperformance, S.A., a Paris stock exchange listed company; and a trustee and board member of The Foundation Fighting Blindness.

        William Landuyt has served as a director of MXenergy since 2004 and is the chairman of the audit committee. Mr. Landuyt is a senior partner at Charterhouse Group, Inc., a position he has held since December 2003. From October 1996 until July 2003, Mr. Landuyt served as the Chief Executive Officer and Chairman of the Board of Millennium Chemicals, Inc. Mr. Landuyt was previously employed by Hanson Industries where he served as President and Chief Executive Officer from June 1995 until October 1996. Mr. Landuyt held the position of Finance Director of Hanson Plc from 1992 until May 1995 and a Director of Hanson Plc from 1992 until October 1996. Mr. Landuyt served as Vice President and Chief Financial Officer of Hanson Industries from 1988 to 1992. Mr. Landuyt serves as a member of the boards of directors, audit committees and compensation committees of each of Charter Lason, Inc., and Charter Towne, LLC, and certain subsidiaries of each of the foregoing.

        Stuart Porter has served as a director of MXenergy since 2000 and is chairman of the risk oversight committee. Mr. Porter is Managing Partner of Denham Capital Management LP (formerly known as Sowood Capital Management LP) where he has been a Managing Partner since July 2004 and serves as Chief Investment Officer for Denham's private investment activities. From 1996 to

July 2004, Mr. Porter was employed as a Vice President and Portfolio Manager at Harvard Management Company, Inc. where he focused on relative value transactions in commodities and structured private transactions in the commodity sector. Mr. Porter received a Bachelor of Arts degree in Economics from the University of Michigan in 1987 and his Master of Business Administration degree from the University of Chicago Graduate School of Business in 1994.

        John Stewart has served as a director of MXenergy since 2000. Mr. Stewart is an attorney in private practice since 1981. Mr. Stewart serves on the boards of directors of P&B Woodworking and Amity Art Foundation. In addition, Mr. Stewart serves as the chairman of the Library Commission of Woodbridge, Connecticut.

Election Rights

        Pursuant to the terms of the Third Amended and Restated Stockholders' Agreement dated as of June 25, 2004, for so long as Denham (formerly known as Sowood Commodity Partners Fund LP) holds 10% or more of our common stock on a fully diluted basis, it is entitled to designate one director to be elected to MXenergy's board of directors by the holders of our common stock and our Series A Convertible Preferred Stock, or the Series A preferred stock, voting as a single class. Stuart Porter was designated by Denham and elected to the board of directors by the holders of the common stock and Series A preferred stock.

        Pursuant to the terms of the Third Amended and Restated Stockholders' Agreement dated as of June 25, 2004 and the Certificate of Designation for our Series A preferred stock, for so long as such Series A preferred stock (calculated on an as converted basis) represents 10% or more of our outstanding common stock on a fully diluted basis, the holders of the outstanding shares of Series A preferred stock, voting as a separate class, are entitled to elect a number of directors equal to the largest whole number that is less than or equal to the number of directors comprising our entire board of directors divided by five, but in no event less than one director. MXenergy's board of directors consists of seven members, entitling the holders of Series A preferred stock to elect one director. William Landuyt is currently serving as the director elected by the Series A preferred stockholders.

        The remaining five members of the board of directors are elected by the holders of our common stock and our Series A preferred stock, voting as a single class.

Committees

        Audit Committee.    Our board of directors has an audit committee, a compensation committee and a risk oversight committee. The audit committee is chaired by William Landuyt who also serves as the audit committee financial expert. The audit committee makes recommendations to the board of directors regarding the selection of independent accountants, reviews the results and scope of audit and other services provided by our independent accountants and reviews and evaluates our audit and control functions.

        Compensation Committee.    The compensation committee is chaired by Daniel Bergstein. The compensation committee administers our employee stock and other benefit plans and makes decisions concerning salaries and incentive compensation for our employees.

        Compensation Committee Interlocks and Insider Participation.    During 2006, our compensation committee consisted of Daniel Bergstein, Carole R. Artman-Hodge and William Landuyt. Carole R. Artman-Hodge is an Executive Vice President of MXenergy.

        For a description of certain relationships and transactions with members of our board of directors or their affiliates, see "Certain Relationships and Related Party Transactions."

        Risk Oversight Committee.    The risk oversight committee is chaired by Stuart Porter. The risk oversight committee oversees the company's risk management policies.

Director Compensation

        Our directors do not currently receive any cash compensation from us for their services as members of our board of directors. We reimburse our directors for travel and lodging expenses in connection with their attendance at board and committee meetings. We have, in the past, granted options to purchase shares of our common stock to some non-employee directors.

Executive Compensation

Compensation Committee

        For the fiscal year ended June 30, 2006, all matters concerning executive compensation for the Chief Executive Officer and other executive officers were considered and acted upon by the compensation committee of the board of directors.

        Compensation Philosophy.    Our compensation program for executive officers is based upon a desire to achieve both our short-term and long-term business goals and strategies with a view to enhancing shareholder value. To achieve our goals, we recognize that we must adopt a compensation program which will attract, retain and motivate qualified and experienced executive officers, and that our compensation program should align the financial interests of our executive officers with those of our shareholders.

        Compensation of Executive Officers.    In approving the annual salary for our executive officers (other than the Chief Executive Officer) for the fiscal year ended June 30, 2006, the compensation committee considered several factors, including the scope of the individual's responsibilities, competitive payment practices, our historical financial results and our anticipated financial performance. The compensation determination for each individual was largely subjective and no specific weight was given to any particular factor. In addition to their base salaries, our executive officers receive discretionary bonuses tied to our overall performance and their individual performances. In this regard, the compensation committee established specific performance goals for the payment of discretionary bonuses which are based on the per share growth in cash available for distributions and total annual shareholder return.

        Compensation of Chief Executive Officer.    As with the other executive officers, the compensation committee determined the annual salary for the Chief Executive Officer based upon a number of factors and criteria, including our historical financial results, our anticipated financial performance and the requirements of the Chief Executive Officer. The compensation determination for the Chief Executive Officer has been largely subjective, and no specific weight was given to any particular factor. The Chief Executive Officer is also eligible to receive discretionary bonuses tied to our overall performance and his individual performance.

        2003 Stock Option Plan and 2006 Equity Incentive Compensation Plan.    We have traditionally provided our executive officers with the opportunity to acquire significant equity stakes in our growth and prosperity through the grant of stock options to purchase shares of our common stock.

Summary Compensation Table

        The following table sets forth information concerning compensation paid to our chief executive officer and our four most highly compensated executive officers serving as executive officers as of June 30, 2006 in the years indicated.

							Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus	Other Annual Compensation(1)		Restricted Stock Awards	LTIP Payouts	All Other Compensation(2)
Jeffrey Mayer President and Chief Executive Officer	2006 2005 2004	$450,000 350,000 275,000		$150,000 350,000 445,000	$878,100 — —	(3)	— — —	— — —	$23,756 18,856 15,832
Carole R. Artman-Hodge Executive Vice President	2006 2005 2004	375,000 350,000 275,000		125,000 350,000 445,000	878,100 — —	(3)	— — —	— — —	14,875 18,856 15,832
Chaitu Parikh Vice President and Chief Financial Officer	2006 2005 2004	350,000 250,000 210,000		117,000 250,000 225,000	— — —		— — —	— — —	17,750 14,552 15,130
Gina Goldberg Vice President Marketing	2006 2005 2004	231,750 218,399 63,121	(4)	75,000 135,000 85,000	— — —		— — —	— — —	10,098 18,411 —
Thomas Hartmann(5) General Counsel	2006 2005 2004	228,375 105,411 —	(6)	120,000 75,000 —	— — —		— — —	— — —	21,574 5,951 —

(1)
Excludes benefits and perquisites received by the named executive officers that do not exceed the lesser of $50,000 or 10% of any such named executive officer's annual compensation.

(2)
Represents employer matching contributions to employee's 401(k) plan.

(3)
Represents 30,000 warrants which were exercised using the cashless exercise provision. The fair market value of our common stock was estimated to be $33.67 per share using an internally developed valuation model at the time of exercise.

(4)
Start date was February 27, 2004.

(5)
On June 29, 2007, Mr. Hartmann commenced a leave of absence in order to resume extended active military duty.

(6)
Start date was January 10, 2005.

Stock Option/SAR Grants in the Last Fiscal Year

        There were no grants of stock options and/or stock appreciation rights during our fiscal year ending June 30, 2006.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

        The following table provides option exercise information for the executive officers named in the Summary Compensation Table. The table shows the number of shares acquired and the value realized upon exercise of stock options during 2006 and the exercisable and unexercisable options held at June 30, 2006.

			Number of Securities Underlying Unexercised Options/SARs at June 30, 2006
					Value of Unexercised In-the-Money Options/SARs at June 30, 2006(2)
Name and Principal Position	Number of Shares Acquired on Exercise(1)	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey Mayer President and Chief Executive Officer	14,626	$878,100	75,233	51,517	$1,426,603	$468,035
Carole R. Artman-Hodge Executive Vice President	14,626	$878,100	75,233	51,517	1,426,603	468,035
Chaitu Parikh Vice President and Chief Financial Officer	—	—	57,300	41,900	1,105,721	396,063
Gina Goldberg Vice President Marketing	—	—	17,300	20,900	171,304	137,335
Thomas Hartmann General Counsel(3)	—	—	10,000	15,000	60,200	76,550

(1)
Jeffrey Mayer and Carole R. Artman-Hodge each exercised 30,000 warrants using the cashless exercise provision. The fair market value of our common stock was estimated to be $33.67 per share using an internally developed valuation model at the time of exercise.

(2)
The fair market value as at June 30, 2006 estimated to be $29.52 per share using a valuation obtained from an independent valuation services firm.

(3)
On June 29, 2007, Mr. Hartmann commenced a leave of absence in order to resume extended active military duty.

Long-Term Incentive Plans—Awards in Last Fiscal Year

        There were no long-term incentive plan awards during the fiscal year ended June 30, 2006.

Employee Benefit Plans

2001 Stock Option Plan

        Our 2001 Stock Option Plan was adopted by MXenergy's board of directors on February 9, 2001 and subsequently approved by our stockholders. At June 30, 2006, options to purchase a total of 366,500 shares of common stock were outstanding under the 2001 Stock Option Plan at a weighted exercise price of $5.45.

        The 2001 Stock Option Plan is administered by either a committee of at least two non-employee directors appointed by our board of directors, or by our full board of directors. The administrator of the 2001 Stock Option Plan has full power and authority to select the individuals to whom awards will be granted, to determine the type of options to be awarded, and to determine the specific terms and conditions of each award, subject to the provisions of the 2001 Stock Option Plan.

        The 2001 Stock Option Plan permits us to make grants of incentive stock options and non-qualified stock options to employees, directors, advisors and consultants. Stock options granted under the 2001 Stock Option Plan have a maximum term of ten years from the date of grant (five years in the case of incentive stock options granted to employees who, at the time of grant, own more than 10% of the Company's outstanding shares of common stock) and incentive stock options have an exercise price of no less than the fair market value of the common stock on the date of grant (110% of fair market value for incentive stock options granted to employees who, at the time of grant, own more than 10% of the Company's outstanding shares of common stock).

        In the event of a change in control, the committee may take whatever action it deems necessary or desirable with respect to any outstanding options, including, without limitation, accelerating the expiration or termination date in the respective option documents.

2003 Stock Option Plan

        Our 2003 Stock Option Plan was adopted by our board of directors on November 30, 2003 and subsequently approved by our stockholders. At June 30, 2006, options to purchase a total of 393,420 shares of our common stock were outstanding under the 2003 Stock Option Plan at a weighted exercise price of $21.90.

        The 2003 Stock Option Plan is administered by the compensation committee or by our full board of directors. The administrator of the 2003 Option Plan has full power and authority to select the individuals to whom awards will be granted, to determine the types of options to be awarded and to determine the specific terms and conditions of each award, subject to the provisions of the 2003 Stock Option Plan.

        The 2003 Stock Option Plan permits us to make grants of incentive stock options and non-qualified stock options to employees, directors and consultants. Stock options granted under the 2003 Stock Option Plan have a maximum term of ten years from the date of grant (five years in the case of incentive stock options granted to employees who, at the time of grant, own more than 10% of the Company's outstanding shares of common stock) and incentive stock options have an exercise price of no less than the fair market value of the common stock on the date of grant (110% of fair market value for incentive stock options granted to employees who, at the time of grant, own more than 10% of the Company's outstanding shares of common stock).

        In the event of a change in control, the committee may take whatever action it deems necessary with respect to any outstanding options, including, without limitation, accelerating the expiration or termination date in the respective option documents.

2006 Equity Incentive Compensation Plan

        Our 2006 Equity Incentive Compensation Plan, or the 2006 Plan, was adopted by our board of directors in November 2005 and subsequently approved by our stockholders. The 2006 Plan permits us to make grants of incentive stock options, non-qualified stock options, restricted shares, restricted share units, unrestricted shares, share appreciation rights, dividend equivalent rights, deferred share units and performance awards. The 2006 Plan provides that no more than 750,000 shares of our common stock may be issued pursuant to awards under the 2006 Plan. These shares shall be authorized but unissued shares, or shares that we have reacquired or otherwise hold in treasury or in a trust. The number of shares available for awards, as well as the terms of outstanding awards, are subject to adjustment as provided in the 2006 Plan for stock splits, stock dividends, recapitalizations and other similar events. Shares of our common stock that are subject to any award that expires, or is forfeited, cancelled or becomes unexercisable will again be available for subsequent awards, except as prohibited by law.

        The 2006 Plan will be administered by the compensation committee. Subject to the terms of the 2006 Plan, the committee has authority to determine the eligible persons who will receive awards, the number of shares of our common stock, units or dollars to be covered by each award, and the terms and conditions of awards. The committee has broad discretion to prescribe, amend, and rescind rules relating to the 2006 Plan and its administration, to interpret and construe the 2006 Plan and the terms of all award agreements, and to take all actions necessary or advisable to administer the 2006 Plan. Within the limits of the 2006 Plan, the committee may accelerate the vesting of any award, allow the exercise of unvested awards, and modify, replace, cancel or renew them.

        The 2006 Plan provides that we and our affiliates will indemnify members of the committee and their delegates against any claims, liabilities or costs arising from the good faith performance of their duties under the 2006 Plan. The 2006 Plan releases these individuals from liability for good faith actions associated with the 2006 Plan's administration.

        The committee may grant options that are intended to qualify as incentive stock options only to employees who are common law employees of MxEnergy Holdings Inc. or any parent corporation or subsidiary, and may grant all other awards to eligible persons, which includes any consultant, director or employee. The 2006 Plan provides that no participant may receive options and SARs that relate to more than twenty percent (20%) of the total number of shares reserved for awards under the 2006 Plan.

        Options.    Options granted under the 2006 Plan provide participants with the right to purchase shares of our common stock at a predetermined exercise price. The committee may grant options that are intended to qualify as incentive stock options or options that are not intended to so qualify, referred to as non-incentive stock options. The 2006 Plan also provides that incentive stock option treatment may not be available for options that become first exercisable in any calendar year to the extent the value of the underlying shares that are the subject of the option exceed $100,000 (based upon the fair market value of the shares of our common stock on the option grant date).

        Share Appreciation Rights (SARs).    If our common stock is traded on an established securities market, the committee may in its discretion grant SARs to any eligible person. A share appreciation right generally permits a participant who receives it to receive, upon exercise, cash and/or shares of our common stock equal in value to an amount determined by multiplying (a) the excess of the fair market value, on the date of exercise, of the shares of our common stock with respect to which the SAR is being exercised, over the exercise price of the SAR for such shares by (b) the number of shares with respect to which the SARs are being exercised. The committee may grant SARs in tandem with options or independently of them. SARs that are independent of options may limit the value payable on its exercise to a percentage, not exceeding 100%, of the excess value.

        Exercise Price for Options and SARs.    The exercise price of incentive stock options, non-incentive stock options, and SARs may not be less than 100% of the fair market value on the grant date of the shares of our common stock subject to the award (110% of fair market value for incentive stock options granted to employees who, at the time of grant, own more than 10% of the outstanding shares of our common stock).

        Exercise of Options and SARs.    To the extent exercisable in accordance with the agreement granting them, an option or SAR may be exercised in whole or in part, and from time to time during its term, subject to earlier termination of a holder's employment or service. With respect to options, the committee has the discretion to accept payment of the exercise price in any of the following forms (or combination of them): cash or check in U.S. dollars, certain shares of our common stock, and cashless exercise under a program the committee approves. The term over which participants may exercise options and SARs may not exceed ten years from the date of grant (five years in the case of incentive stock options granted to employees who, at the time of grant, own more than 10% of the outstanding shares of our common stock).

        Subject to the terms of the agreement evidencing an option grant, the option may be exercised during the six-month period after the optionee retires, during the one-year period after the optionee's termination of service due to death or permanent disability, and during the 90-day period after the optionee's termination of employment without cause (but in no case later than the termination date of the option). The agreements evidencing the grant of an option may, in the discretion of the committee, set forth additional or different terms and conditions applicable to such option upon a termination or change in status of the employment or service of the option holder. All SARs are to be settled in shares of our stock and shall be counted in full against the number of shares available for award under the 2006 Plan, regardless of the number of exercise gain shares issued upon settlement of the SARs.

        Phantom Shares.    The committee may in its discretion grant phantom shares to any eligible person, and shall evidence each grant in an award agreement that sets forth the number of shares to which the award relates. Except as set forth in the applicable award agreement or the committee otherwise determines, upon termination of a participant's continuous service, the participant shall forfeit his or her unvested phantom shares. A participant's rights associated with an award of phantom shares shall at all times constitute an unsecured promise of the Company to pay benefits in cash as they come due. The right of the participant or the participant's duly-authorized transferee to receive benefits hereunder shall be solely an unsecured claim against the general assets of the Company. No provision of the 2006 Plan shall be interpreted to confer upon any participant any voting, dividend or derivative or other similar rights with respect to any share that is subject to a phantom share award.

        Timing of Settlement.    Unless otherwise provided in an award agreement, we shall settle phantom shares by making a single-sum cash payment to the participant on the first day of the month following the date on which the participant earns a vested interest in the phantom shares, unless set settlement is otherwise deferred by the participant. In the event a participant suffers an unforeseeable emergency within the meaning of the 2006 Plan and of Section 409A of the Internal Revenue Code of 1986, as amended, or the Code, the participant may apply to the Company, and the committee may consent (in its discretion) for an immediate distribution of all or a portion of the participant's deferred vested phantom shares.

        Dividend Equivalent Rights.    The committee may in its discretion grant dividend equivalent rights to any eligible person, and shall evidence each grant in an award agreement. A dividend equivalent right shall generally represent the right of the participant to receive, at the time of settlement, an amount equal to the regular cash dividends that we have paid on the number of shares designated in the award agreement during the period between the date the award is granted and the settlement date applicable to the shares. Interest shall not accrue on such amounts, unless an award agreement provides otherwise. The committee may impose any employment-related terms and conditions on the grant of a dividend equivalent right as it deems appropriate in its discretion.

        The award agreement shall specify the circumstances under which the Company will settle dividend equivalent rights. Unless an award agreement provides for settlement in cash or a combination of cash or shares at the committee's discretion, all dividend equivalent rights shall be settled through the Company's issuance of shares having a fair market value equal to the value of each cash dividend paid with respect to the shares underlying the participant's award during the term of the dividend equivalent right that is being settled. If a dividend equivalent right is granted with respect to options that are intended to be qualified performance based compensation for purposes of Section 162(m) of the Code, such dividend equivalent rights shall be payable regardless of whether such options are exercised. If a dividend equivalent right is granted in respect of any other award, then, unless otherwise stated in the award agreement, in no event shall the dividend equivalent right be in effect for a period beyond the time during which the applicable portion of the underlying award is in effect.

        Restricted Shares, Restricted Share Units, Unrestricted Shares, and Deferred Share Units.    Under the 2006 Plan, the committee may grant restricted shares that are forfeitable until certain vesting requirements are met, may grant restricted share units which represent the right to receive shares of our common stock after certain vesting requirements are met, and may grant unrestricted shares as to which the participant's interest is immediately vested. For restricted awards, the 2006 Plan provides the committee with discretion to determine the terms and conditions under which a participant's interests in such awards becomes vested. The 2006 Plan provides for deferred share units in order to permit certain directors, consultants, agents, or select members of management to defer their receipt of compensation payable in cash or shares of our common stock (including shares that would otherwise be issued upon the vesting of restricted shares and restricted share units). Deferred share units represent a future right to receive shares of our common stock.

        Whenever shares of our common stock are delivered pursuant to these awards, the participant will be entitled to receive with respect to each share released or issued, an amount equal to any cash dividends (plus, in the sole discretion of the committee, simple interest at a rate as the committee may determine) and a number of shares equal to any stock dividends, which were declared and paid to the holders of shares between the grant date and the date such share is released from the vesting restrictions in the case of restricted shares or issued in the case of restricted share units.

        Performance Awards.    The 2006 Plan authorizes the committee to grant performance-based awards in the form of performance units that the committee may or may not, designate as "performance compensation awards" that are intended to be exempt from limitations under Section 162(m) of the Code. In either case, performance awards vest and become payable based upon the achievement, within the specified period of time, of performance objectives applicable to the individual, the Company or any affiliate. Performance awards are payable in shares of our common stock, cash or some combination of the two. The committee decides the length of performance periods, but the periods may not be less than one fiscal year of the Company.

        With respect to performance compensation awards, the 2006 Plan requires that the committee specify in writing the performance period to which the award relates, and an objective formula by which to measure whether and the extent to which the award is earned on the basis of the level of performance achieved with respect to one or more performance measures. Once established for a performance period, the performance measures and performance formula applicable to the award may not be amended or modified in a manner that would cause the compensation payable under the award to fail to constitute performance-based compensation under Section 162(m) of the Code.

        Forfeiture.    Unless otherwise provided in an agreement granting an award, the Company has the following recourse against a participant who does not comply with certain employment-related covenants, either during employment or after ceasing to be employed: the Company may terminate any outstanding, unexercised, unexpired, unpaid, or deferred awards, rescind any exercise, payment or delivery pursuant to the award, or recapture any of our common stock (whether restricted or unrestricted) or proceeds from the participant's sale of shares issued pursuant to the award.

        Income Tax Withholding.    As a condition for the issuance of shares pursuant to awards, the 2006 Plan requires satisfaction of any applicable federal, state, local, or foreign withholding tax obligations that may arise in connection with the award or the issuance of shares.

        Transferability.    Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of other than by will or the laws of descent and distribution, except to the extent the committee permits lifetime transfers in the form of a non-incentive stock option, share-settled SAR, restricted shares, or performance shares to charitable institutions, certain family members or related trusts, or as otherwise approved by the committee.

        Certain Corporate Transactions.    The committee shall equitably adjust the number of shares covered by each outstanding award, and the number of shares that have been authorized for issuance under the 2006 Plan but as to which no awards have yet been granted or that have been returned to the 2006 Plan upon cancellation, forfeiture or expiration of an award, as well as the price per share covered by each such outstanding award, to reflect any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration by the Company. In the event of any such transaction or event, the committee may provide in substitution for any or all outstanding options under the 2006 Plan such alternative consideration (including securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all options so replaced. In any case, such substitution of securities will not require the consent of any person who is granted options pursuant to the 2006 Plan.

        In addition, in the event or in anticipation of a change in control (as defined in the 2006 Plan), the committee may at any time in its sole and absolute discretion and authority, without obtaining the approval or consent of our stockholders or any participant with respect to his or her outstanding awards (except to the extent an award provides otherwise), take one or more of the following actions: (a) arrange for or otherwise provide that each outstanding award will be assumed or substituted with a substantially equivalent award by a successor corporation or a parent or subsidiary of such successor corporation; (b) accelerate the vesting of awards for any period (and may provide for termination of unexercised options and SARs at the end of that period) so that awards shall vest (and, to the extent applicable, become exercisable) as to the shares of our common stock that otherwise would have been unvested and provide that repurchase rights of the Company with respect to shares of our common stock issued upon exercise of an award shall lapse as to the shares of our common stock subject to such repurchase right; (c) arrange or otherwise provide for payment of cash or other consideration to participants in exchange for the satisfaction and cancellation of outstanding awards; or (d) terminate upon the consummation of the transaction, provided that the committee may in its sole discretion provide for vesting of all or some outstanding awards in full as of a date immediately prior to consummation of the change of control. To the extent that an award is not exercised prior to consummation of a transaction in which the award is not being assumed or substituted, such award shall terminate upon such consummation.

        Notwithstanding the above, in the event a participant holding an award assumed or substituted by the successor corporation in a change in control is involuntarily terminated (as defined in the 2006 Plan) by the successor corporation in connection with, or within 12 months (or other period either set forth in an award agreement, or as increased thereafter by the committee to a period longer than 12 months) following consummation of, the change in control, then any assumed or substituted award held by the terminated participant at the time of termination shall accelerate and become fully vested (and exercisable in full in the case of options and SARs), and any repurchase right applicable to any shares of our common stock shall lapse in full. The acceleration of vesting and lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the effective date of the participant's termination.

        In the event of any distribution to our stockholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the committee may, in its discretion, appropriately adjust the price per share covered by each outstanding award to reflect the effect of such distribution. Finally, if the Company dissolves or liquidates, all awards will terminate immediately prior to such dissolution or liquidation, subject to the ability of the board of directors to exercise any discretion that the board of directors may exercise in the case of a change in control.

        Term; Amendments or Termination.    The term of the 2006 Plan is ten years from November 21, 2005, the date it was approved by the stockholders. The board of directors may from time to time, amend, alter, suspend, discontinue or terminate the 2006 Plan; provided that no amendment, suspension or termination of the 2006 Plan shall materially and adversely affect awards already granted

(with such an affect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code) unless (i) it relates to an adjustment pursuant to certain transactions that change our capitalization, (2) there is an express 2006 Plan provision permitting the committee to act unilaterally to make the modification, or (3) the committee determines in good faith, before a change in control, that the modification is not materially adverse to the participant. Furthermore, neither the Company nor the committee shall, without shareholder approval, allow for a repricing within the meaning of the federal securities laws applicable to proxy statement disclosures. Notwithstanding the foregoing, the committee may amend the 2006 Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.

Executive Employment Agreements

Chief Operating Officer

        MxEnergy Inc. has entered into an employment agreement with Mr. Murray pursuant to which he will serve as Chief Operating Officer. The following is a summary of the material terms of such employment agreement.

        Term.    The initial term of Mr. Murray's employment agreement is three years commencing on August 4, 2006. The agreement is automatically renewed for successive one-year terms until terminated.

        Compensation.    The agreement provides that Mr. Murray will receive a base salary of $450,000 and a signing bonus of $150,000. Pursuant to the agreement, Mr. Murray will be granted an option to purchase 150,000 shares of our common stock. Mr. Murray may also earn a yearly performance bonus of up to 100% of his base salary if both he and MXenergy meet the objectives set by our board of directors. Mr. Murray may also earn an additional bonus of up to 20% of his base salary for any extraordinary performances by him connected with a significant business event, such as an initial public offering.

        Severance.    If Mr. Murray is terminated involuntarily and without business reasons, a constructive termination occurs, or in the event that Mr. Mayer ceases to be the Chief Executive Officer of MXenergy and Mr. Murray is not offered such position, he will receive (i) his base salary, paid time off, and any unearned and unpaid annual bonus accrued through his termination date, and any expense reimbursements or other benefits due to him; (ii) a lump sum equal to the greater of his base salary for a period of 12 months following his termination or his base salary for the remainder of his current employment term; (iii) a lump sum equal to 75% of his bonus for the fiscal year in which his termination occurs, 75% of his bonus for any full fiscal year remaining during his employment term, and a pro rata portion of 75% of his bonus being paid for the final fiscal year that begins during the employment term; (iv) and accelerated vesting of his stock options, with any unexercised options being cancelled in consideration of our payment to Mr. Murray of the excess of the fair market value of the option shares over the exercise price.

        For purposes of this agreement, our change in control includes any person acquiring more than 50% or more of the combined voting power of our then outstanding securities, a change in the membership of a majority of the board during a two-year period, our merger or combination with or into a third party, or the sale of substantially all of our assets. For purposes of this employment agreement, a termination "without business reasons" means a termination for reasons other than (i) gross negligence, willful misconduct or other willful malfeasance, (ii) a felony conviction of nolo contendere, (iii) an act involving moral turpitude, fraud or misrepresentation with respect to Mr. Murray's duties to us, (iv) Mr. Murray's failure to follow directions of the board of directors or the Chief Executive Officer and subsequent failure to correct or (v) or Mr. Murray's material breach of his employment agreement. For purposes of this agreement, "constructive termination" means Mr. Murray's position has changed so that he is no longer serving as our Chief Operating Officer, Mr. Murray is required to relocated more than 50 miles from our Houston office, there is a reduction in Mr. Murray's base salary and bonus (other than a reduction consistent with general pay reductions), or we commit a material breach of his employment agreement.

        Confidentiality.    Both during and after the term of his employment, Mr. Murray is prohibited from disclosing confidential information of MXenergy to unauthorized persons without the written consent of MXenergy's board of directors, except in the course of performing his duties under the employment agreement.

        Non-Competition.    During the term of his employment agreement and for the remainder of the term of such agreement in effect at the date of termination of Mr. Murray's employment, Mr. Murray is prohibited from (i) directly or indirectly owning, managing, controlling, participating in, consulting with, rendering strategic, executive, managerial, sales, marketing, investment, financial, or other non-administrative services for, or in any manner engaging in any business competing with MXenergy, any of its subsidiaries or any business of MXenergy or its subsidiaries that are in process of development on the date of termination of Mr. Murray's employment, (ii) directly or indirectly inducing any employee of MXenergy or any subsidiary thereof to leave MXenergy or such subsidiary, (iii) hiring directly or through another entity any person who was an employee of MXenergy or any subsidiary thereof at any time during the then preceding 12 months, (iv) directly or indirectly inducing any customer, supplier, licensee or other business relation of MXenergy or any subsidiary thereof to cease doing business with MXenergy or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and MXenergy or any such subsidiary, or (v) disparage MXenergy, its executive officers, or its directors.

Other Executive Officers

        MxEnergy Inc. has entered into employment agreements with Mr. Mayer, Ms. Artman-Hodge, Mr. Parikh, Mr. Capanna and Mr. Hartmann pursuant to which they will serve in the respective positions set forth across from their names in the management table above. Mr. Hartmann, who commenced extended active military duty on July 1, 2007, is on a leave of absence from the Company.

        The following is a summary of the material terms of these executive employment agreements.

        Term.    The initial terms of Ms. Artman-Hodge and Mr. Mayer's employment agreements are five years commencing on April 1, 1999. Both agreements are automatically renewed for successive five-year terms until terminated. Messrs. Capanna, Parikh and Hartmann are employed at will and there are no set terms under their respective employment agreements.

        Compensation.    The executive officers will receive annual salaries ranging between $215,000 and $550,000 per year. Pursuant to their respective employment agreements, the executive officers can participate in benefits generally available to senior employees including year-end bonus and the Company's Incentive Stock Option Plan.

        Severance.    The severance payment amounts for termination without cause range from six months of base salary then in effect to 36 months of base salary then in effect. If an executive is terminated without cause, any of his unvested warrants or options will vest immediately on the next vesting date after such employee's termination.

        Confidentiality.    Both during and after the terms of their respective employment, Mr. Mayer, Mr. Capanna, Ms. Artman-Hodge, Mr. Parikh and Mr. Hartmann are prohibited from, directly or indirectly, disclosing confidential information of MXenergy to unauthorized persons and from, directly or indirectly, using confidential information of MXenergy in connection with any other business activity.

        Non-Competition.    During the terms of their respective employment agreements and for a period ranging between three months and one year after the expiration or termination thereof, Mr. Mayer, Mr. Capanna, Ms. Artman-Hodge, Mr. Parikh and Mr. Hartmann are prohibited from inducing other MXenergy employees to leave the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of July 1, 2007, information with respect to shares of common stock beneficially owned by (i) each of the executive officers named in the table under "Executive Officers and Directors," (ii) each director, (iii) all executive officers and directors as a group and (iv) each person who we know to be the beneficial owner of more than five percent of our outstanding shares of common stock.

        The percentages of common stock and Series A preferred stock beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes that power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. All persons listed have sole voting and investment power with respect to their shares (subject to community property laws where applicable) unless otherwise indicated.

	Common Stock(1)
	Number	Percentage of Class
Executive Officers and Directors
Jeffrey Mayer(2)	722,009	20.6%
Steven Murray(3)	—	—
Carole R. ("Robi") Artman-Hodge(4)	430,592	12.3%
Chaitu Parikh(5)	91,200	2.6%
Charles Cavin(6)	2,500	0.1%
Emmett Capanna(7)	105,226	3.0%
Daniel Bergstein(8)	340,613	10.0%
John Stewart(9)	64,641	1.9%
William Landuyt(10)	1,274,931	27.6%
Stuart Porter(11)	2,841,724	57.4%
All directors and executive officers as a group (10 persons)	5,873,436	89.5%
5% Stockholders
Denham Commodity Partners Fund LP(11) 200 Clarendon Street, 25th Floor Boston, MA 02116	2,841,724	57.4%
Charter Mx LLC(10) 1105 Market Street, Suite 1300 Wilmington, DE 19899	1,274,931	27.6%
Greenhill Capital Partners, L.P. and its affiliated funds(12) 300 Park Avenue, 23rd Floor New York, NY 10022	245,179	6.7%
Pequot Enterprises LLC(13) 26 Pequot Trail, Westport, CT 06880	594,000	17.4%
JED Communications Associates, Inc.(14) c/o Paul, Hastings, Janofsky & Walker LLP, 75 E. 55th Street, New York, NY 10022	320,313	9.4%
Carole R. Artman-Hodge 2005 7 Yr. GRAT(15) c/o Carole R. Artman Hodge 61 Rye Road, Rye, NY 10580	303,776	8.9%

(1)
The percentage of beneficial ownership is based on 3,404,277 shares of our common stock outstanding as of July 1, 2007.

(2)
Includes (i) 103,750 shares of our common stock issuable upon the exercise of stock options that are either currently exercisable or become exercisable during the next 60 days and (ii) 594,000 shares of common stock held by Pequot Enterprises LLC, a limited liability company owned 23% by Mr. Mayer and for which Mr. Mayer, as manager, has both voting and disposition power. Does not include 62,000 shares of our common stock issuable upon the exercise of options that are currently not exercisable and will not become exercisable within the next 60 days.

(3)
Does not include 150,000 shares of our common stock issuable upon the exercise of options that are currently not exercisable and will not become exercisable within the next 60 days.

(4)
Includes (i) 103,750 shares of our common stock issuable upon the exercise of stock options that are either currently exercisable or become exercisable during the next 60 days and (ii) 303,776 shares of our common stock owned by the Carole R. Artman-Hodge 2005 7 Yr. GRAT for which Ms. Artman-Hodge has both voting and disposition power. Does not include 62,000 shares of our common stock issuable upon the exercise of options that are currently not exercisable and will not become exercisable within the next 60 days.

(5)
Includes (i) 61,200 shares of our common stock issuable upon the exercise of stock options that are either currently exercisable or become exercisable during the next 60 days and (ii) 20,000 shares of our common stock issuable upon the exercise of warrants that are either currently exercisable or become exercisable during the next 60 days. Does not include 57,000 shares of our common stock issuable upon the exercise of options that are currently not exercisable and will not become exercisable within the next 60 days.

(6)
Includes 2,500 shares of our common stock issuable upon the exercise of warrants that are either currently exercisable or become exercisable during the next 60 days. Does not include (i) 21,000 shares of our common stock issuable upon exercise of options that are currently not exercisable and will not become exercisable within the next 60 days and (ii) 2,000 shares of our common stock issuable upon the exercise of warrants that are currently not exercisable and will not become exercisable during the next 60 days.

(7)
Includes (i) 61,500 shares of our common stock issuable upon the exercise of stock options that are either currently exercisable or become exercisable during the next 60 days and (ii) 15,000 shares of our common stock issuable upon the exercise of warrants that are either currently exercisable or become exercisable during the next 60 days. Does not include 12,300 shares of our common stock issuable upon the exercise of options that are currently not exercisable and will not become exercisable within the next 60 days.

(8)
Includes (i) 17,800 shares of our common stock issuable upon the exercise of stock options that are either currently exercisable or become exercisable during the next 60 days and (ii) 320,313 shares of our common stock owned by JED Communications Associates, Inc., a corporation 100% owned by Mr. Bergstein and members of his immediate family. Does not include 4,000 shares of our common stock issuable upon the exercise of options that are currently not exercisable and will not become exercisable within the next 60 days.

(9)
Includes (i) 11,800 shares of our common stock issuable upon the exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) 42,341 shares of our common stock held by the Stewart Family Trust, of which Mr. Stewart is the beneficiary, and for which Mr. Stewart may be deemed to have beneficial ownership, (iii) 2,500 shares of our common stock held in an IRA for Mr. Stewart for which he has both voting and disposition power, (iv) 3,000 shares of our common stock held by Mr. Stewart's spouse, for which Mr. Stewart may be deemed to have indirect beneficial ownership, and (v) 2,500 shares of our common stock held in an IRA account belonging to Mr. Stewart's spouse, for which Mr. Stewart may be deemed to have indirect beneficial ownership. Mr. Stewart disclaims beneficial ownership of the shares held by his spouse and by his spouse's IRA account except to the extent of his pecuniary interest therein. Does not include 1,000 shares of our common stock issuable upon the exercise of options that are currently not exercisable and will not become exercisable within the next 60 days.

(10)
Includes 1,217,228 shares of our common stock issuable upon the conversion of 1,217,228 shares of our Series A preferred stock. Charter Mx LLC is wholly owned by Charterhouse Equity Partners IV, L.P. The general partner of Charterhouse Equity Partners IV, L.P. is CHUSA Equity Investors IV, L.P., whose general partner is Charterhouse Equity IV, LLC, a wholly owned subsidiary of Charterhouse Group, Inc. As a result of the foregoing, all of the shares held by Charter Mx LLC would be deemed to be beneficially owned by Charterhouse Group, Inc. Charterhouse Group Inc.

  is controlled by Thomas C. Dircks, Merril M. Halpern and Paul Mullan. William Landuyt is an executive officer of Charterhouse Group, Inc. Messrs. Dircks, Halpern, Mullan and Landuyt disclaim beneficial ownership of the shares held by Charter Mx LLC except to the extent of their pecuniary interest therein.

(11)
This entity was formerly known as Sowood Commodity Partners Fund LP. Includes 1,544,736 shares of our common stock issuable upon the exercise of warrants that are either currently exercisable or become exercisable during the next 60 days. Stuart Porter is responsible for making investment decisions on behalf of Denham. Mr. Porter disclaims beneficial ownership of the shares of MXenergy common stock held by Denham other than his indirect interest in such shares as a result of his ownership interest in the general partner of Denham.

(12)
Includes (i) 6,847 shares of our common stock held by Greenhill Capital Partners, L.P., (ii) 979 shares of our common stock held by Greenhill Capital Partners (Cayman), L.P., (iii) 1,081 shares of our common stock held by Greenhill Capital Partners (Executives), L.P., (iv) 2,190 shares of our common stock held by Greenhill Capital, L.P., (v) 144,440 shares of our common stock issuable upon the conversion of 144,440 shares of our Series A preferred stock held by Greenhill Capital Partners, L.P., (vi) 20,639 shares of our common stock issuable upon the conversion of 20,639 shares of our Series A preferred stock held by Greenhill Capital Partners (Cayman), L.P., (vii) 22,797 shares of our common stock issuable upon the conversion of 22,797 shares of our Series A preferred stock held by Greenhill Capital Partners (Executives), L.P. and (viii) 46,206 shares of our common stock issuable upon the conversion of 46,206 shares of our Series A preferred stock held by Greenhill Capital, L.P. GCP Managing Partner, L.P., the managing general partner of Greenhill Capital Partners, L.P., Greenhill Capital Partners (Cayman), L.P., Greenhill Capital Partners (Executives), L.P. and Greenhill Capital, L.P. (the "Funds"), as well as Greenhill Capital Partners, LLC, which controls the managing general partner, and Greenhill & Co., Inc., the sole member of Greenhill Capital Partners, LLC, may be deemed to beneficially own the shares held by the Funds. We have been advised by the Funds that all decisions regarding investments by the Funds are made by an investment committee whose composition may change. No individual has authority to make any such decisions without the approval of the investment committee. The current members of the investment committee are Robert H. Niehaus, Scott L. Bok, Robert F. Greenhill, Simon A. Borrows and V. Frank Pottow, each of whom disclaims beneficial ownership in the shares held by the Funds except to the extent of his pecuniary interest therein.

(13)
Pequot Enterprises LLC is a limited liability company owned 23% by Jeffrey Mayer and for which Mr. Mayer, as manager, has both voting and disposition power.

(14)
JED Communications Associates, Inc. is a corporation owned 100% by Daniel Bergstein and members of his immediate family and for which Mr. Bergstein has both voting and disposition power.

(15)
The Carole R. Artman-Hodge 2005 7 Yr. GRAT is a grantor retained annuity trust of which Carole R. "Robi" Artman-Hodge is the beneficiary and the trustee and for which Ms. Artman-Hodge has both voting and disposition power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders' Agreement

        We have entered into a stockholders' agreement with holders of our common and preferred stock. The stockholders' agreement contains, among other things, the agreement among our stockholders to restrict their ability to transfer our stock as well as rights of first refusal, tag-along rights and drag-along rights. Pursuant to the stockholders' agreement, certain of our stockholders have, subject to certain exceptions, preemptive rights on future offerings of equity securities by us. In addition, if we issue or sell shares of our common stock below a certain price, we must offer to sell such common stock to certain of our existing stockholders at a similarly low price.

        Pursuant to the stockholders' agreement, the consent of Jeffrey Mayer and the holders of 10% of more of our common stock on a fully diluted basis are required for various transactions including our liquidation, dissolution, merger, sale of all or substantially all of our assets as well as the issuance of our securities in connection with certain acquisitions and joint ventures. The consent of our board of directors (including the consent of the director appointed by the holders of our outstanding series A preferred stock) is required for certain actions including our incurrence of debt in excess of $2.0 million.

Registration Rights Agreement

        We entered into a registration rights agreement with certain of our stockholders, dated as of June 25, 2004. Pursuant to the terms of the registration rights agreement, Denham (formerly known as Sowood Commodity Partners Fund LP) and certain affiliates of Charterhouse and GCP will have the right from time to time, subject to certain conditions, to cause us to register shares of our common stock held by them under the Securities Act. In addition, if at any time we register shares of our common stock, certain holders of our common stock, including Denham, certain affiliates of Charterhouse and Greenhill, Jeffrey Mayer, Carole R. ("Robi") Artman-Hodge and Daniel Burke, will be entitled to include their registrable securities in the registration statement relating to that offering. Jeffrey Mayer and Carole R. ("Robi") Artman-Hodge are directors of MXenergy. Under the registration rights agreement, except in limited circumstances, we are obligated to pay all expenses in connection with such registration.

Denham Credit Facility

        We entered into a loan agreement for a $12.0 million subordinated line of credit with Denham (formerly known as Sowood Commodity Partners Fund LP), a significant stockholder of the Company, which expires on May 14, 2009. As of March 31, 2007, $11.0 million of borrowings are outstanding under the Denham credit facility. For a description of the material terms of the Denham credit facility, see "Description of Other Indebtedness." We believe that the terms of the Denham credit facility are comparable to those we would have received in an arm's length transaction.

Transactions Bonuses

        In September 2006, certain members of our management team received cash bonuses in recognition of their work in the SESCo acquisition. Jeffrey Mayer, our President and Chief Executive Officer, Carole R. Artman-Hodge, our Executive Vice President, and Chaitu Parikh, our Vice President, Chief Financial Officer and Assistant Treasurer, received $250,000, $150,000 and $200,000, respectively.

Legal Services

        Daniel Bergstein, a director and significant stockholder of the Company, is a senior partner of Paul, Hastings, Janofsky & Walker LLP, a law firm which provides legal services to us. During the fiscal year ended June 30, 2006 and the three and nine months ended March 31, 2007, we incurred $1,419,000, $85,000 and $769,000, respectively, of legal services provided by Paul, Hastings, Janofsky & Walker LLP, or Paul Hastings. We expect that Paul Hastings will continue to provide legal services to us in 2007. We believe that these legal services were provided on terms comparable to those we would have received in an arm's length transaction provided to Paul Hastings' other clients.

Finder's Fees and Option Grants

        On June 30, 2004, Daniel Bergstein received $250,000 and 12,000 options to purchase shares of our common stock and John Stewart received 3,000 options to purchase shares of our common stock. Such payment and option grants were made as finder's fees in connection with MXenergy's issuance of Series A preferred stock on that date. The options have an exercise price of $21.50 per share, vest ratably over three years and have a term of ten years. The estimated aggregate fair value of the options was $78,000. The finder's fees paid to Daniel Bergstein and John Stewart were more favorable than those we would have paid in an arm's length transaction. Messrs. Bergstein and Stewart are both directors and stockholders of the Company.

Financial Advisory Services

        GCP, a significant stockholder of the Company, serves as a financial advisor to the Company under a retainer arrangement, executed January 20, 2005, under which we pay $75,000 per quarter. We recorded $303,000 and $152,000 during the years ended June 30, 2006 and 2005, respectively, for financial advisory services provided by GCP. We believe that these financial advisory services were provided on terms comparable to those we would have received in an arm's length transaction. The retainer arrangement with GCP expired on September 30, 2006.

        On May 1, 2007, we entered into a financial advisory services agreement with Greenhill & Co., LLC, or Greenhill, an affiliate of GCP. Pursuant to this agreement, Greenhill will provide certain services to us in connection with the auction process described under "Business—Recent Developments." As compensation for such services, we have agreed to pay Greenhill a transaction fee of 0.75% of the aggregate consideration (less any cash on our balance sheet at the time of sale) we receive from a sale of the company. If we enter into definitive documentation for such a sale and such agreement is later terminated, we will pay to Greenhill an amount equal to one-third of any break up fee we receive in connection with such termination less any out-of-pocket expenses incurred by us in connection with such transaction, provided that such amount payable to Greenhill will not exceed $1.5 million per transaction. In addition, we may pay to Greenhill, at the sole discretion of our board of directors, an incentive fee equal to 0.20% of the aggregate consideration (less any cash on our balance sheet at the time of sale) we receive from a sale of the company. We agreed to reimburse Greenhill for its reasonable out-of-pocket expenses. Unless otherwise extended by the parties in writing, the agreement terminates upon the earlier of (i) the consummation of a sale of the company and (ii) 12 months from the date of the agreement.

Promissory Note

        On May 12, 2005, Daniel Bergstein, a director and significant stockholder of the Company, exercised warrants to acquire 47,800 of our common stock with a non-interest bearing promissory note for $600,846 which was secured by such stock. On the same date, JED Communications Associates, Inc., of which Daniel Bergstein is an owner and the President, exercised warrants to acquire 21,000 shares of our common stock with a non-interest bearing promissory note for $79,380 which was secured by such stock. Both promissory notes were paid in full on June 25, 2005. The terms of the promissory notes were more favorable than those we would have granted in an arm's length transaction.

DESCRIPTION OF OTHER INDEBTEDNESS

Our Revolving Credit Facility

        In connection with the Acquisition, MxEnergy Inc. and MxEnergy Electric Inc. entered into an amended and restated revolving credit facility with Société Générale, as administrative agent, and the lenders party thereto. Our revolving credit facility was amended on April 6, 2007. Our revolving credit facility is guaranteed by us and our domestic subsidiaries. Our revolving credit facility is secured by a second priority lien on customer contracts and a first priority lien on substantially all of our and our domestic subsidiaries' other existing and future assets. As of March 31, 2007, no amounts were outstanding under our revolving credit facility.

        MxEnergy Inc. and MxEnergy Electric Inc. will be permitted to borrow up to the lesser of (x) $280.0 million (which may be increased to $400.0 million under certain circumstances) and (y) the amount of the then applicable borrowing base. Borrowings under our revolving credit facility will generally bear interest at a fluctuating rate based upon a base rate or a Eurodollar rate plus an applicable margin. The applicable margin for base rate loans ranges from 0.5% to 1.375% and the applicable margin for Eurodollar loans ranges from 1.5% to 2.375% during the first year of the revolving credit facility. Such interest rates will be re-established during subsequent years, with the expectation that such margin percentages will not increase. All outstanding borrowings under our revolving credit facility will be due on December 19, 2008.

        Covenants and provisions contained in our revolving credit facility restrict (with certain exceptions), among other things, our and our subsidiaries' ability:

  •
  to incur additional indebtedness;

  •
  to create or incur liens;

  •
  to guarantee obligations of other parties;

  •
  to engage in mergers, consolidations, liquidations and dissolutions;

  •
  to create subsidiaries;

  •
  to make acquisitions;

  •
  to engage in certain asset sales;

  •
  to enter into leases or sale-leasebacks;

  •
  to make equity distributions;

  •
  to make capital expenditures;

  •
  to make loans and investments;

  •
  to make certain dividend, debt and other restricted payments;

  •
  to make certain material changes to our accounting policies;

  •
  to engage in a different business;

  •
  to amend, modify or terminate certain material agreements in a manner that is adverse to the lenders;

  •
  to engage in certain transactions with affiliates; and

  •
  to prepay or modify subordinated debt.

        Our revolving credit facility contains operating and financial covenants. These financial and operational covenants are based on definitions contained in our revolving credit facility. The financial and operational covenants provide that:

  •
  our minimum consolidated tangible net worth may not be less than $30.0 million plus 50% of the sum of (a) year-to-date consolidated net income and, other than for the then current fiscal year, consolidated net income for each full fiscal year ending on and after June 30, 2007 and (b) any net equity issued by the Company;

  •
  our consolidated working capital must be at least $145.0 million;

  •
  our interest coverage ratio must be at least 2.0 to 1.0 through December 31, 2007 and 1.6 to 1.0 thereafter;

  •
  our ratio of total funded debt (calculated as an average of month-end total funded debt over the preceding twelve months) to EBITDA for the preceding twelve months may not exceed (i) through June 30, 2007, 4.25 to 1.00, (ii) from July 1, 2007 to June 30, 2008, 4.00 to 1.00 and (iii) from July 1, 2008 to maturity, 3.75 to 1.00. Our ratio of total funded debt for any given month to EBITDA for the preceding twelve months shall not exceed 4.50 to 1.00; and

  •
  our consolidated EBITDA must not be less than $(2.0) million during any consecutive three month period until the borrowing base availability is more than $30.0 million for three consecutive months

        Our revolving credit facility contains customary events of default, including:

  •
  payment defaults;

  •
  breaches of representations and warranties;

  •
  covenant defaults;

  •
  cross defaults to certain other indebtedness (including the notes) in excess of specified amounts;

  •
  certain events of bankruptcy and insolvency;

  •
  ERISA defaults;

  •
  judgments in excess of specified amounts;

  •
  failure of any guaranty or security document supporting our revolving credit facility to be in full force and effect;

  •
  the termination or cancellation of any material contract which termination or cancellation could reasonably be expected to have a material adverse effect on us; or

  •
  a change of control.

Denham Loan Agreement

        MxEnergy Inc. entered into an amended and restated loan agreement with Denham (formerly known as Sowood Commodity Partners Fund LP) on November 14, 2003, which loan agreement was amended on March 22, 2004. We may borrow up to $12.0 million under the Denham loan agreement. Amounts borrowed under the Denham loan agreement may be repaid and reborrowed from time to time. As of March 31, 2007, $11.0 million of borrowings were outstanding under the Denham loan agreement. On December 13, 2006 we borrowed $11 million under the Denham credit facility to repurchase $12 million in aggregate principal amount of the notes outstanding. See our March 31, 2007 consolidated financial statements included elsewhere in this prospectus for more information.

        Borrowings under the Denham loan agreement bear interest at a rate of 9% per annum. All outstanding borrowings under the Denham loan agreement will be due on May 14, 2010 or such later date as approved by Denham in its sole discretion. Borrowings under the Denham loan agreement are secured by a pledge of substantially all of the assets of MxEnergy Inc.

        Covenants and provisions contained in the Denham loan agreement restrict (with certain exceptions), among other things, MxEnergy Inc.'s and its subsidiaries ability to:

  •
  incur debt;

  •
  engage in mergers, consolidations, and sales of substantially all assets;

  •
  pay dividends or make redemptions; and

  •
  engage in a different business.

        The Denham loan agreement contains operating and financial covenants. These financial and operational covenants are based on definitions contained in the Denham loan agreement. The financial and operational covenants require MxEnergy Inc. to maintain minimum forward book values, minimum total asset values, minimum qualified accounts and minimum consolidated EBITDA.

        The Denham loan agreement contains customary events of default, including:

  •
  payment defaults;

  •
  breaches of representations and warranties;

  •
  covenant defaults;

  •
  cross defaults to certain other indebtedness;

  •
  certain events of bankruptcy and insolvency;

  •
  revocation of licenses that could have a material adverse effect on the ability of MxEnergy Inc. to perform its obligations thereunder or result in a material adverse change to MxEnergy Inc.;

  •
  violations of law that are materially adverse to MxEnergy Inc.'s business; or

  •
  failure of any guaranty or security document supporting the Denham loan agreement to be in full force and effect.

DESCRIPTION OF NEW NOTES

        The Company issued the original notes and will issue the new notes (collectively, the "notes") under an Indenture, dated as of August 4, 2006 (the "Indenture"), among the Company, the Guarantors, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as registrar and paying agent. The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. A copy of the Indenture is filed as an exhibit to this registration statement. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). You can find definitions of certain capitalized terms used in this description under "—Certain Definitions." For purposes of this section, references to the "Company" include only MxEnergy Holdings Inc. and not its Subsidiaries.

        The original notes are, and the new notes will be, general unsecured senior obligations of the Company in the aggregate principal amount of $190 million. The original notes are, and the new notes will be, guaranteed by each of the Guarantors.

General

        The original notes are, and the new notes will be, general unsecured senior obligations of the Company in the aggregate principal amount of $190 million. The original notes are, and the new notes will be, guaranteed on a full and unconditional basis by each of the Guarantors.

        The original notes rank, and the new notes will rank, equally with the Company's existing and future senior unsecured obligations and senior to all of the Company's existing and future subordinated indebtedness. The original notes are, and the new notes will be effectively subordinated to any of the Company's existing and future secured debt, to the extent of the value of the assets securing such debt.

Principal, Maturity and Interest

        The notes are unlimited in aggregate principal amount. The Company issued $190.0 million in aggregate principal amount of the original notes on August 4, 2006 and will issue new notes with an initial aggregate principal amount of up to $190.0 million. The notes will mature on August 1, 2011. Additional notes may be issued from time to time, subject to the limitations set forth under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness." Interest on the notes will accrue at a rate per annum, reset semi-annually, equal to LIBOR plus 7.5%, as determined by the calculation agent, which shall initially be Deutsche Bank Trust Company Americas.

        Interest on the notes is payable semi-annually in cash on each February 1 and August 1 commencing on February 1, 2007, to the persons who are registered holders of the notes at the close of business on the January 15 and July 15 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. The Company will issue the notes in fully registered form in denominations of $1,000 and integral multiples thereof.

        "LIBOR", with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank's rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

        "Interest Period" means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the issue date of the original notes and end on and include January 31, 2007.

        "Determination Date", with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

        "London Banking Day" is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

        "Representative Amount" means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

        "Telerate Page 3750" means the display designated as "Page 3750" on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

        The amount of interest for each day that the notes are outstanding (the "Daily Interest Amount") is calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the notes. The amount of interest to be paid on the notes for each Interest Period is calculated by adding the Daily Interest Amounts for each day in the Interest Period.

        All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

        The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

        The notes are not entitled to the benefit of any mandatory sinking fund.

Methods of Receiving Payment on the Notes

        The Company will pay principal (and premium, if any) on the notes at the trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the trustee's corporate trust office or by check mailed to the registered address of holders. Any notes that remain outstanding after the completion of the Exchange Offer, together with the new notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

Paying Agent and Registrar

        Deutsche Bank Trust Company Americas will initially act as Paying Agent and Registrar for the notes. The notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders.

Redemption

        Optional Redemption.    Except as described below, the notes are not redeemable prior to maturity.

        Optional Redemption Upon Equity Offerings.    At any time, or from time to time, on or prior to August 1, 2009, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the notes issued under the Indenture at a redemption price of 100% of the principal amount thereof, plus a premium equal to the rate per annum on the notes applicable on the date on which the notice of redemption is given, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

  •
  at least 65% of the principal amount of notes issued under the Indenture remains outstanding immediately after any such redemption; and

  •
  the Company makes such redemption not more than 90 days after the consummation of any such Equity Offering.

        "Equity Offering" means any public or private sale of Qualified Capital Stock of the Company or any of its direct or indirect parent companies (provided that, in the event of an Equity Offering by a direct or indirect parent company, such company contributes to the capital of the Company the portion of net cash proceeds of such Equity Offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the notes to be redeemed pursuant to the preceding paragraph), other than (i) public offerings with respect to common stock of the Company or any of its direct or indirect parent companies registered on Form S-4 or Form S-8 or (ii) an issuance to any Subsidiary of the Company.

        Selection and Notice of Redemption.    In the event that the Company chooses to redeem less than all of the notes, selection of the notes for redemption will be made by the trustee either:

  •
  in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or,

  •
  on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

        No notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the trustee will select the notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, then the notice of redemption that relates to such note must state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Guarantees

        The Guarantors jointly, severally, fully and unconditionally guarantee the Company's obligations under the Indenture and the notes on a senior unsecured basis. The obligations of each Guarantor under its guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        The guarantees of the original notes ranked, and the guarantees of the new notes will rank, equally with existing and future senior unsecured obligations of the Guarantors and senior to all existing and future subordinated indebtedness of such Guarantors. The guarantees of the original notes were, and the guarantees of the new notes will be, effectively subordinated to any of the Guarantors' existing and future secured debt, to the extent of the value of the assets securing such debt.

        Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "—Certain Covenants—Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Guarantor is sold by the Company and the sale complies with the provisions set forth in "—Certain Covenants—Limitation on Asset Sales," the Guarantor's guarantee will be released. In addition, if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture, the guarantee of such Guarantor will be released.

        Separate financial statements of the Guarantors are not included herein because such Guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the notes, and the aggregate net assets, earnings and equity of the Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

Change of Control

        Upon the occurrence of a certain events such as (i) the sale of all or substantially of the assets of the Company, (ii) the liquidation or dissolution of the Company, (iii) any person, other than a Permitted Holder, becomes a beneficial owner of more than 50% of the voting power of the Company's Capital Stock or (iv) changes in the composition of the Board of Directors of the Company (for a more precise definition of "Change of Control," see "—Certain Definitions" below), each holder will have the right to require that the Company purchase all or a portion of such holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

        Within 45 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each holder, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

        The Company is not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

        No quantitative or other established meaning has been given to the phrase "all or substantially all" (which appears in the definition of Change of Control) by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity's income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a holder of notes can determine when a Change of Control has occurred and exercise any remedies such holder may have upon Change of Control. See "Risk Factors—Noteholders may not be entitled to require us to repurchase the notes in connection with certain transactions because the term "all or substantially all" in the context of a change of control has no established meaning under the relevant law."

        If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay, or that the ABL Facility will allow for the payment of, the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. See "Risk Factors—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes." In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

        Neither the Board of Directors of the Company nor the trustee may waive the covenant relating to a holder's right to receive and accept a Change of Control Offer upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        The Company must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Certain Covenants

        The Indenture contains, among others, the following covenants:

        Limitation on Incurrence of Additional Indebtedness.    The Company and its Restricted Subsidiaries are restricted from, directly or indirectly, incurring any Indebtedness (other than Permitted Indebtedness). Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and its Restricted Subsidiaries may, under certain circumstances, incur Indebtedness (or, in some cases, Acquired Indebtedness) so long as such incurrence would not cause the Company's Consolidated Fixed Charge Coverage Ratio to be greater than 2.25 to 1.0 on the date of such incurrence.

        The Company and the Guarantors are restricted from, directly or indirectly, incurring any Indebtedness which by its terms is expressly subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, unless such Indebtedness is also by its terms made expressly subordinate to the notes or the applicable guarantee to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, except for the Sowood Credit Facility as in effect on the issue date of the original notes and as may be amended, supplemented, modified, extended, renewed, restated, refunded or refinanced in any manner not materially adverse to the holders of the notes.

        Limitation on Restricted Payments.    The Company and its Restricted Subsidiaries may not, directly or indirectly:

          (1)   declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to the holders thereof;

          (2)   purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company;

          (3)   make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or

          (4)   make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment");

        if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing; (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the issue date of the original notes (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of

          (w)  50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the issue date of the original notes and ending on the last day of the most recent quarter for which financial statements have been delivered pursuant to the covenant described under "Reports to Holders" (treating such period as a single accounting period); plus

          (x)   100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the issue date of the original notes and on or prior to the date the Restricted Payment occurs (the "Reference Date") of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock, until such debt security has been converted into, or exchanged for, Qualified Capital Stock); plus

          (y)   without duplication of any amounts included in clause (ii) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock subsequent to the issue date of the original notes and on or prior to the Reference Date (excluding, in the case of clauses (ii) and (iii), any net cash proceeds from an

  Equity Offering to the extent used to redeem the notes in compliance with the provisions set forth under "Redemption—Optional Redemption Upon Equity Offerings"); plus:

          (z)   without duplication, the sum of the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the issue date of the original notes whether through interest payments, principal payments, dividends or other distributions or payments; the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary as of the date of such redesignation; provided that such sum shall not exceed the aggregate amount of all such Investments made subsequent to the issue date of the original notes.

        Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may:

          (1)   pay any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

          (2)   acquire any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

          (3)   incur Subordinated Indebtedness either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

          (4)   so long as no Default or Event of Default shall have occurred and be continuing, the Company may repurchase Common Stock of the Company from officers, directors and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Company in an aggregate amount not to exceed $2.5 million in any calendar year;

          (5)   repurchase Capital Stock upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price and related statutory withholding taxes of such options or warrants;

          (6)   pay dividends on Disqualified Capital Stock or preferred stock of any Restricted Subsidiary, the incurrence or issuance of which was permitted by the Indenture;

          (7)   make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company;

          (8)   retire any shares of Disqualified Capital Stock of the Company by conversion into, or by exchange for, shares of Disqualified Capital Stock of the Company or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) or other shares of Disqualified Capital Stock of the Company; and

          (9)   make other Restricted Payments in an aggregate amount not to exceed $10.0 million after the issue date of the original notes.

        In determining the aggregate amount of Restricted Payments made subsequent to the issue date of the original notes in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii), (3)(ii)(a), (4) and (9) shall be included in such calculation.

        Limitation on Asset Sales.    The Company and its Restricted Subsidiaries are restricted from consummating an Asset Sale unless:

          (1)   the Company or the applicable Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors);

          (2)   at least 75% of the consideration received by the Company or the Restricted Subsidiary from such Asset Sale shall be in the form of cash, Cash Equivalents and/or Replacement Assets (as defined) and is received at the time of such disposition; provided that (a) the amount of any liabilities of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated in right of payment to the notes or any guarantee of a Guarantor) that are assumed by the transferee of any such assets and (b) the fair market value of any securities or other assets received by the Company or any such Restricted Subsidiary in exchange for any such assets that are converted into cash or Cash Equivalents within 180 days after such Assets Sale, in each case, shall be deemed to be cash for purposes of this provision; and

          (3)   upon the consummation of an Asset Sale, the Company or such Restricted Subsidiary shall apply the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either (a) to permanently reduce Indebtedness under the ABL Facility; and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility; (b) make an investment in properties and assets that replace the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the issue date of the original notes or in businesses reasonably related thereto ("Replacement Assets"); and/or (c) a combination of prepayment and investment permitted by the foregoing clauses (a) and (b).

        Pending the final application of such Net Cash Proceeds, the Company may temporarily reduce borrowings under the ABL Facility or any other revolving credit facility. On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to a qualifying Asset Sale (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied to a qualifying Asset Sale on or before such Net Proceeds Offer Trigger Date (the "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") to all holders and, to the extent required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders (and holders of any such Pari Passu Indebtedness) on a pro rata basis, that amount of notes (and Pari Passu Indebtedness) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes (and Pari Passu Indebtedness) to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with the covenant governing limitations on asset sales.

        The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $7.5 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $7.5 million, shall be applied as required pursuant to the covenant governing limitations on asset sales).

        In the event of the transfer of substantially all of the property and assets of the Company and its Restricted Subsidiaries as an entirety in a transaction permitted under "—Merger, Consolidation and Sale of Assets," which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of the covenant governing limitations on asset sales, and shall comply with the provisions of such covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of the covenant governing limitations on asset sales.

        Each Net Proceeds Offer will be mailed to the record holders in compliance with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in exchange for cash. To the extent the Net Proceeds Offer is oversubscribed, the tendered notes and Pari Passu Indebtedness will be purchased on a pro rata basis based on the aggregate amounts tendered. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by the Indenture.

        The Company must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

        Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company and its Restricted Subsidiaries are prohibited from, directly or indirectly, creating or otherwise allowing any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on or in respect of its Capital Stock;

          (2)   make loans or advances to the Company or any other Restricted Subsidiary or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or

          (3)   transfer any of its property or assets to the Company or any other Restricted Subsidiary, except in each case for such encumbrances or restrictions existing under or by reason of

            (a)   applicable law, rule, regulation or order;

            (b)   the Indenture, the notes, including the new notes to be issued pursuant to the registration rights agreement, and the guarantees;

            (c)   customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

            (d)   any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

            (e)   agreements existing on the issue date of the original notes to the extent and in the manner such agreements are in effect on the issue date of the original notes;

            (f)    the ABL Facility;

            (g)   restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

            (h)   restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

            (i)    customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

            (j)    other Indebtedness of Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into subsequent to the issue date of the original notes in accordance with the covenant described under "—Limitation on Incurrence of Additional Indebtedness"; provided, however, that the Board of Directors of the Company determines in good faith at the time such dividend and other payment restrictions are created that such dividend and other payment restrictions do not materially adversely affect the Company's ability to pay principal of, and interest on, the notes; and

            (k)   an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b), (d), (e) and (g) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness, taken as a whole, are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b), (d), (e) and (g).

        Limitation on Preferred Stock of Restricted Subsidiaries.    The Company may not permit any of its Restricted Subsidiaries that are not Guarantors to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company that is not a Guarantor.

        Limitation on Liens.    The Company and its Restricted Subsidiaries may not, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on or acquired after the issue date of the original notes, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

          (1)   in the case of Liens securing Subordinated Indebtedness, the notes or the guarantee of such Guarantor, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

          (2)   in all other cases, the notes or the guarantee of such Guarantor, as the case may be, are equally and ratably secured, except for:

            (a)   Liens existing as of the issue date of the original notes to the extent and in the manner such Liens are in effect on such date;

            (b)   Liens securing borrowings under the ABL Facility incurred pursuant to clause (2) of the definition of "Permitted Indebtedness";

            (c)   Liens securing borrowings under the Sowood Credit Facility incurred pursuant to clause (3) of the definition of "Permitted Indebtedness";

            (d)   Liens securing the Company's and its Restricted Subsidiaries' Obligations under the Hedge Facility or any replacement or similar hedge facility entered into by the Company and its Restricted Subsidiaries;

            (e)   Liens securing the notes and the guarantees;

            (f)    Liens in favor of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

            (g)   Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens: (i) are no less favorable to the holders in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

            (h)   Permitted Liens.

        Merger, Consolidation and Sale of Assets.    The Company is not permitted to, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to do so) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

          (1)   either:

            (a)   the Company shall be the surviving or continuing corporation; or

            (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"); (x) shall be a domestic corporation and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the trustee) the Company's obligations under the notes, the Indenture and the Registration Rights Agreement;

          (2)   immediately after giving effect to such transaction and the assumption of the Company's obligations under the notes and the related agreements (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant;

          (3)   immediately before and immediately after giving effect to such transaction and the assumption of the Company's obligations under the notes and the related agreements (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

          (4)   the Company or the Surviving Entity shall have delivered to the trustee an officers' certificate and an opinion of counsel that the transaction and supplemental indenture, if applicable, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        Notwithstanding the foregoing clauses (1), (2) and (3), the Company may merge with (a) any of its Wholly Owned Restricted Subsidiaries or (b) an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction.

        The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person shall step into the shoes of the Company under the Indenture and the notes.

        Guarantors (other than any Guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the Indenture in connection with any transaction complying with the provisions of "—Limitation on Asset Sales") are prohibited from consolidating with or merging with or into any Person other than the Company or any other Guarantor unless:

          (1)   the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a domestic corporation;

          (2)   such entity assumes by supplemental indenture all of the obligations of the Guarantor on the guarantee;

          (3)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (4)   immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

        Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant.

        Limitations on Transactions with Affiliates.    (a) The Company and its Restricted Subsidiaries are prohibited from, directly or indirectly, entering into or allowing any transaction or series of related transactions with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions that are on terms that are no less favorable than those which would have been obtained in an arm's-length transaction.

        All Affiliate Transactions or series thereof involving aggregate payments or other property with a fair market value in excess of $1.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction or a series thereof that involves an aggregate fair market value of more than $7.5 million, the Company or such Restricted Subsidiary must deliver to the trustee a fairness opinion regarding the transaction or series of related transactions from an Independent Financial Advisor.

        (b)   The restrictions set forth in this covenant shall not apply to:

          (1)   certain loans and payments to or provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management;

          (2)   transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by the Indenture;

          (3)   any agreement as in effect as of the issue date of the original notes, as amended or replaced, or any transaction contemplated by such agreement;

          (4)   any transaction on arm's-length terms with any non-Affiliate that becomes an Affiliate as a result of such transaction;

          (5)   any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

          (6)   the issuance and sale of Qualified Capital Stock; and

          (7)   Permitted Investments and Restricted Payments permitted by the Indenture.

        Additional Subsidiary Guarantees.    If the Company or any of its Restricted Subsidiaries transfers any property to any Domestic Restricted Subsidiary that is not a Guarantor, or if the Company or any of its Restricted Subsidiaries forms, acquires or otherwise invests in another Domestic Restricted Subsidiary having total assets with a book value in excess of $1.0 million, then such Restricted Subsidiary shall:

          (1)   execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee; and

          (2)   deliver to the trustee an opinion of counsel as specified in the Indenture. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

        Conduct of Business.    The Company and its Restricted Subsidiaries are not permitted to engage in any businesses which are not the same, similar, ancillary or reasonably related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the issue date of the original notes.

        Payments for Consent.    The Company and its Restricted Subsidiaries are prohibited from, directly or indirectly, paying or causing to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

        Reports to Holders.    The Indenture provides that so long as any notes are outstanding, the Company will furnish the holders of notes certain quarterly and annual financial information as well as all information that would be required to disclosed in a current report on Form 8-K.

        In addition, following the consummation of the exchange offer the Company is required to file with the Commission reports on Form 10-Q and Form 10-K within the time periods specified in the Commission's rules and regulations. In addition, the Company has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

        The following events are defined in the Indenture as "Events of Default":

          (1)   the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

          (2)   the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise;

          (3)   a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 45 days after the Company receives written notice from the trustee or the holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (4)   the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any of its Restricted Subsidiaries, or the acceleration of the final stated maturity of any such Indebtedness (which is not cured within 30 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in payment default or which has been accelerated (in each case with respect to which the 30-day period described above has elapsed), aggregates $5.0 million or more at any time; provided, that if such failure to pay shall be remedied, waived or extended within 30 days of receipt by the Company or such Restricted Subsidiary of notice of such acceleration, then any Default or Event of Default hereunder shall be deemed likewise to be remedied, waived or extended without further action by the Company;

          (5)   one or more final, non-appealable judgments in an aggregate amount in excess of $5.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days;

          (6)   certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

          (7)   any guarantee of a Significant Subsidiary ceases to be in full force and effect is declared to be null and void and unenforceable or is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

        If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Company and the trustee.

        If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

        The Indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

          (1)   if the rescission would not conflict with any judgment or decree;

          (2)   if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

          (3)   to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

          (4)   if the Company has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

          (5)   in the event of the cure or waiver of an Event of Default due to an event of bankruptcy of the Company or one of its Restricted Subsidiaries, the trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

        Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        Under the Indenture, the Company is required to provide an officers' certificate to the trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No past, present or future director, officer, employee, incorporator, agent, stockholder or Affiliate of the Company, as such, shall have any liability for any obligations of the Company under the notes or under the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. No past, present or future director, officer, employee, incorporator, agent, stockholder or Affiliate of any of the Guarantors, as such, shall have any liability for any obligations of the Guarantors under the guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liabilities. The waiver and release are part of the consideration for the issuance of the notes and the guarantees. Such waiver may not be effective to waive liabilities under federal securities law, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

          (1)   the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

          (2)   the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

          (3)   the rights, powers, trust, duties and immunities of the trustee and the Company's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

          (2)   in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

            (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

            (b)   since the date of the Indenture, there has been a change in the applicable federal income tax law,

          in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

          (6)   the Company must deliver to the trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

          (7)   the Company must deliver to the trustee an officers' certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

        Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

          (1)   either:

            (a)   all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the trustee for cancellation; or

            (b)   all notes not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   the Company has paid all other sums payable under the Indenture by the Company; and

          (3)   the Company has delivered to the trustee an officers' certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

        From time to time, the Company, the Guarantors and the trustee, without the consent of the holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the trustee, adversely affect the rights of any of the holders in any material respect. In formulating its opinion on such matters, the trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the Indenture, except that, without the consent of each holder affected thereby, no amendment may:

          (1)   reduce the amount of notes whose holders must consent to an amendment;

          (2)   reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

          (3)   reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor, other than prior to the Company's obligation to purchase notes under provisions relating to the Company's obligation to make and consummate a Change of Control Offer in the event of a Change of Control or to make and consummate a Net Proceeds Offer with respect to any Asset Sale;

          (4)   make any notes payable in money other than that stated in the notes;

          (5)   make any change in provisions of the Indenture protecting the right of each holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration), or permitting holders of a majority in principal amount of notes to waive Defaults or Events of Default;

          (6)   after the Company's obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

          (7)   modify or change any provision of the Indenture or the related definitions affecting the ranking of the notes or any guarantee in a manner which adversely affects the holders; or

          (8)   release any Guarantor that is a Significant Subsidiary from any of its obligations under its guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Governing Law

        The Indenture provides that it, the notes and the guarantees are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

        The Indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the trustee will be permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "ABL Facility" means the First Amended and Restated Credit Agreement dated as of August 1, 2006, by and among MxEnergy Inc. and MxEnergy Electric Inc., each a Subsidiary of the Company, the Company, the other guarantors party thereto, the lenders party thereto in their capacities as lenders thereunder and Société Générale, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements or similar agreements (but excluding debt securities) extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders; provided that any such agreement amending, supplementing, modifying, refinancing, replacing or otherwise restructuring the foregoing shall be an asset based facility with a borrowing base concept, in each case similar to the agreement as in effect on the issue date of the original notes.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

        "Asset Acquisition" means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of: (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets;" (c) any Restricted Payment permitted by the "Limitation on Restricted Payments" covenants or that constitutes a Permitted Investment; (d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (e) disposals or replacements of obsolete or worn out equipment; (f) the grant of Liens not prohibited by the Indenture; (g) the licensing of intellectual property; (h) dispositions of accounts receivable to local distribution companies under guaranteed receivables agreements entered into in the ordinary course of business; and (i) the sale of inventory in the ordinary course of business.

        "Board of Directors" means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

        "Borrowing Base" means the sum of:

          (1)   100% of the cash and Cash Equivalents of the Company and the Restricted Subsidiaries of the Company;

          (2)   90% of the net book value of the accounts receivable of the Company and the Restricted Subsidiaries of the Company;

          (3)   85% of the net book value of the natural gas inventory of the Company and the Restricted Subsidiaries of the Company;

          (4)   80% of the difference between the amount of natural gas or electricity delivered by the Company and the Restricted Subsidiaries of the Company to a local distribution company in the ordinary course of business during the fifteen day period ending immediately prior to any date of determination and the amount of natural gas or electricity consumed by customers of the Company and the Restricted Subsidiaries of the Company that such local distribution company supplies during such period; and

          (5)   80% of the undrawn face amount of all supplier letters of credit for which the natural gas or electricity has not been physically delivered to the Company or any of its Restricted Subsidiaries, and which will become inventory described by clause (3) above upon delivery to the Company or such Restricted Subsidiary or result in accounts receivable described by clause (2) above upon delivery to a Person other than the Company or such Restricted Subsidiary;

        provided that in no event shall the Borrowing Base, as defined hereby, exceed the borrowing base, as defined by the ABL Facility, as of any date of determination.

        "Capital Stock" means:

          (1)   with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

          (2)   with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

          (1)   marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

          (2)   marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");

          (3)   commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

          (4)   certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

          (5)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

          (6)   investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

        "Change of Control" means the occurrence of one or more of the following events:

          (1)   any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) other than to the Permitted Holders;

          (2)   the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

          (3)   any Person or Group (other than the Permitted Holders and any entity formed by the Permitted Holders for the purpose of owning Capital Stock of the Company) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

          (4)   the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company, then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the issue date of the original notes or issued after the issue date of the original notes, and includes, without limitation, all series and classes of such common stock.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

          (1)   Consolidated Net Income; and

          (2)   to the extent Consolidated Net Income has been reduced thereby,

            (a)   all income taxes of such Person and its Restricted Subsidiaries, paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

            (b)   Consolidated Interest Expense; and

            (c)   Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

        In addition to the foregoing, Consolidated EBITDA shall be calculated to exclude any unrealized gains or losses from risk management activities of any Person and its Restricted Subsidiaries as set forth on such Person's consolidated financial statements.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1)   the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

          (2)   any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four

  Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

        Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

          (1)   interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

          (2)   notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1)   Consolidated Interest Expense; plus

          (2)   the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under the Indenture, its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid by a Restricted Subsidiary of such Person to such Person or to a Wholly Owned Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

          (1)   the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; provided that the foregoing shall not include the amortization or write-off of deferred financing costs; and

          (2)   the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; providedthat there shall be excluded therefrom:

          (1)   after-tax gains or losses from Asset Sales (without regard to the $1.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

          (2)   after-tax items classified as extraordinary or nonrecurring gains;

          (3)   the net income of any Person accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

          (4)   the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, unless received in cash by the Company or a Restricted Subsidiary that is not subject to any such restriction and other than to the extent permitted by the covenant described under the caption "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries";

          (5)   the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

          (6)   any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the issue date of the original notes;

          (7)   income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

          (8)   in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

        "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or an Asset Sale), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or an Asset Sale) on or prior to the final maturity date of the notes.

        "Domestic Restricted Subsidiary" means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the trustee.

        "Guarantor" means (1) each of the Company's Subsidiaries as of the issue date of the original notes that is a Domestic Restricted Subsidiary and (2) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective guarantee is released in accordance with the terms of the Indenture.

        "Hedge Facility" means the Master Transaction Agreement dated as of August 1, 2006 among SociétéGénérale, as hedge provider, MxEnergy Inc., as counterparty, and the Company and certain of its subsidiaries, as guarantors, the ISDA Documents (as defined therein) and any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or replacements thereof.

        "Indebtedness" means with respect to any Person, without duplication:

          (1)   all Obligations of such Person for borrowed money;

          (2)   all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3)   all Capitalized Lease Obligations of such Person;

          (4)   all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 120 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

          (5)   all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (6)   guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

          (7)   all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

          (8)   all Obligations under currency agreements and interest swap agreements of such Person; and

          (9)   all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which

Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

        "Independent Financial Advisor" means a firm (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of. Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time of the Investment is made and without giving effect to subsequent changes in value.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

          (1)   reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

          (2)   taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

          (3)   repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale; and

          (4)   appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Pari Passu Indebtedness" means any Indebtedness of the Company or any Guarantor that ranks pari passu in right of payment with the notes or the guarantee of such Guarantor, as applicable.

        "Permitted Holders" means Jeffrey Mayer, Carol R. Artman-Hodge, Sowood Commodity Partners Fund LP, Charter Mx LLC and Greenhill Capital Partners, LLC, and their respective Affiliates.

        "Permitted Indebtedness" means, without duplication, each of the following:

          (1)   Indebtedness under the notes issued on the issue date of the original notes in an aggregate principal amount not to exceed $190.0 million, the Indenture and the guarantees and any new notes issued in exchange therefor;

          (2)   Indebtedness incurred pursuant to the ABL Facility in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $300.0 million and (y) the Borrowing Base, less:

            (a)   the amount of all payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales pursuant to the covenant described under the caption "Repurchase at the Option of Holders—Asset Sales" (excluding any such payments to the extent refinanced at the time of payment under a replaced ABL Facility); and

            (b)   reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder;

          (3)   Indebtedness incurred pursuant to the Sowood Credit Facility in an aggregate principal amount at any time outstanding not to exceed $12.0 million;

          (4)   other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the issue date of the original notes (including, without limitation, the Company's Series A Convertible Preferred Stock) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

          (5)   Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

          (6)   Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (7)   Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture; provided that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by the issuer of such Indebtedness;

          (8)   Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien other than a Lien permitted under the Indenture; provided that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (8) by the Company;

          (9)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

          (10) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

          (11) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed (together with any Refinancing Indebtedness with respect thereto) $15.0 million at any one time outstanding;

          (12) Refinancing Indebtedness;

          (13) Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the Indenture;

          (14) Indebtedness of the Company or any Restricted Subsidiary consisting of "earn-out" obligations, guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets (including Capital Stock); and

          (15) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount (or accreted value) not to exceed $7.5 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the ABL Facility).

        For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant; provided that all Indebtedness outstanding under the ABL Facility up to the maximum amount permitted under clause (2) above shall be deemed to have been incurred pursuant to clause (2). Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock of a Restricted Subsidiary or Disqualified Capital Stock, as applicable, for purposes of the "Limitations on Incurrence of Additional Indebtedness" covenant.

        "Permitted Investments" means:

          (1)   Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

          (2)   Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the notes and the Indenture;

          (3)   investments in cash and Cash Equivalents;

          (4)   loans and advances to employees, directors and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any one time outstanding;

          (5)   Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture;

          (6)   additional Investments (other than any Investments in any direct or indirect parent company of the Company) not to exceed $10.0 million at any one time outstanding;

          (7)   Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

          (8)   Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

          (9)   Investments resulting from the creation of Liens on the assets of the Company or any of its Restricted Subsidiaries in compliance with the "Limitation on Liens" covenant;

          (10) Investments represented by guarantees that are otherwise permitted under the Indenture; and

          (11) Investments the payment for which is Qualified Capital Stock of the Company.

        "Permitted Liens" means the following types of Liens:

          (1)   Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (2)   statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (3)   Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (4)   judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (5)   easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (6)   any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation (other than other property that is subject to a separate lease from such lessor or any of its Affiliates);

          (7)   Liens securing Purchase Money Indebtedness incurred in the ordinary course of business; provided, however, that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired or other property that was acquired from such seller or any of its Affiliates with the proceeds of Purchase Money Indebtedness and (b) the Lien securing such Purchase Money Indebtedness shall be created within 120 days of such acquisition;

          (8)   Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (9)   Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual (including, without limitation, (a) contracts for trading activities in the ordinary course of business and for the purchase, transmission, distribution, sale, lease or hedge of any energy-related commodity or service and (b) commodity price management contracts or derivatives), or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

          (12) Liens securing Indebtedness under Currency Agreements; and

          (13) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that

            (a)   such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

            (b)   such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company.

          (14) Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under the Indenture;

          (15) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary cause of business of the Company and its Restricted Subsidiaries;

          (16) banker's Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

          (17) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (18) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

          (19) Liens (a) on inventory held by and granted to a local distribution company in the ordinary course of business and (b) in accounts purchased and collected by and granted to a local distribution company that has agreed to make payments to the Company or any of its Restricted Subsidiaries for such amounts in the ordinary course of business; and

          (20) Liens with respect to obligations (including Indebtedness) of the Company or any of its Restricted Subsidiaries that do not exceed $7.5 million at any one time outstanding.

        "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional

Indebtedness" covenant (other than pursuant to clauses (2), (3), (5), (6), (7), (8), (9), (10), (13), (14) or (15) of the definition of Permitted Indebtedness), in each case that does not:

          (1)   result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of all accrued interest and any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

          (2)   create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the notes or any guarantee, then such Refinancing Indebtedness shall be subordinate to the notes or such guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the issue date of the original notes or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

        "Significant Subsidiary", with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

        "Sowood Credit Facility" means the amended and restated loan agreement by and among the Company, the Guarantors and Sowood Commodity Partners Fund LP, dated as of November 14, 2003 and amended on and through the issue date of the original notes, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof.

        "Subordinated Indebtedness" means Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the notes or the guarantee of such Guarantor, as the case may be.

        "Subsidiary", with respect to any Person, means:

          (1)   any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

          (2)   any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Unrestricted Subsidiary" of any Person means:

          (1)   any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

          (1)   the Company certifies to the trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

          (2)   each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

        For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the "Limitation on Restricted Payments" covenant, the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the "Limitation on Restricted Payments" covenant.

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

          (1)   immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

          (2)   immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Restricted Subsidiary" of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

        "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

        The following is a general discussion of material United States federal income tax consequences, and for Non-United States Holders only, estate tax consequences, relating to the exchange of the original notes for new notes and the purchase, ownership and disposition of the new notes by initial holders of the original notes.

        This summary deals only with notes held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended, hereafter referred to as the "Code," and does not deal with special situations, such as those of broker dealers, tax-exempt organizations, partnerships or other pass through entities or investors in such entities, individual retirement accounts and other tax deferred accounts, financial institutions, insurance companies, or persons holding the notes as part of a hedging or conversion transaction or straddle, or a constructive sale, or persons who have ceased to be United States citizens or to be taxed as resident aliens or United States persons whose functional currency is not the United States dollar. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be subject to change, possibly with retroactive effect, so as to result in United States federal income or estate tax consequences different from those discussed below. We have not sought and do not expect to seek any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

        To ensure compliance with requirements imposed by the Internal Revenue Service, we inform you that (i) any United States tax advice contained or referred to in this prospectus is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Internal Revenue Code; (ii) any such tax advice is written in connection with the promotion or marketing of the matters addressed; and (iii) prospective investors should seek advice based on their particular circumstances from an independent advisor.

        As used herein, a "United States Holder" is a beneficial owner of a note that is, for United States federal income tax purposes,

        an individual who is a citizen or resident of the United States,

        a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any political subdivision thereof, or the District of Columbia,

        an estate the income of which is subject to United States federal income taxation regardless of its source,

        a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, and a certain type of trust in existence on August 20, 1996, which was treated as a United States person under the Code in effect immediately prior to such date and which has made a valid election to be treated as a United States person under the Code.

        A "Non-United States Holder" is a beneficial owner of a note who is for United States federal income tax purposes a non-resident alien or a corporation, trust or estate that is not a United States Holder.

        If a partnership (including a limited liability company taxed as a partnership) holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding notes, we suggest that you consult your tax advisor.

        This summary is for general information only and is not tax advice. Persons considering the purchase, ownership or disposition of notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Exchange of Notes

        The exchange of original notes for new notes in the exchange offer will not result in a taxable exchange of the new notes for United States federal income tax purposes and holders should not recognize any gain or loss upon receipt of the new notes. The holding period of a new note will include the holding period of the original note and the adjusted tax basis of the new note will be the same as the adjusted tax basis of the original note at the time of the exchange.

        Holders considering the exchange of original notes for new notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other jurisdiction.

United States Holders

Payments of Interest Other Than Original Issue Discount

        Interest on the notes other than original issue discount ("OID") will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder's method of accounting for United States federal income tax purposes.

Original Issue Discount

        The notes will be treated as issued with OID for United States federal income tax purposes in an amount equal to the excess of the "stated redemption price at maturity" of the notes over their "issue price." The "stated redemption price at maturity" of a debt instrument is the sum of all payments to be made under the debt instrument other than payments of "qualified stated interest." "Qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than the debt instruments issued by us) at least annually at a single fixed rate throughout the term of the debt instrument.

        United States Holders should be aware that they generally will be required to include OID in gross income in advance of the receipt of cash attributable to that income (but will not be taxed again when such cash is received). The amount of OID includible in income for a taxable year by a United States Holder will generally equal the sum of the "daily portions" of the total OID on the note for each day during the taxable year on which such holder held the note. Generally, the daily portion of the OID is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to such accrual period. The amount of OID allocable to an accrual period will generally be the product of the "adjusted issue price" of a note at the beginning of such accrual period and its "yield to maturity" (adjusted for the length of the accrual period). The "adjusted issue price" of a note at the beginning of an accrual period will equal the issue price plus the amount of OID previously includible in the gross income of any United States Holder, less any payments made on such note on or before the first day of the accrual period (other than payments of qualified stated interest). The "yield to maturity" of a note will be computed on the basis of a constant interest rate and compounded at the end of each accrual period. An accrual period may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or the first day of an accrual period.

Sale, Exchange, Redemption, Retirement or other Taxable Disposition of the Notes

        Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a United States Holder will generally recognize gain or loss in an amount equal to the difference between:

        the amount of cash and the fair market value of other property received (other than amounts received in respect of accrued but unpaid interest) in exchange therefor and the holder's adjusted tax basis in such note.

        Amounts attributable to accrued but unpaid interest on the notes will be treated as ordinary interest income as described above. A United States Holder's adjusted tax basis in a note generally will equal the purchase price paid by the holder for the note increased by the amount of OID included in income through the date of a disposition described above and reduced by any payments of principal on the note.

        Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a note will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, exchange, redemption, retirement or other taxable disposition, the note has been held by the United States Holder for more than one year. Net long-term capital gain recognized by a non-corporate United States Holder is generally subject to a current maximum United States federal rate of 15%. The deductibility of capital losses is subject to certain limitations under the Code.

Information Reporting and Backup Withholding

        We will, when required, report to the Internal Revenue Service and to each United States Holder any principal and interest (including OID) paid to a United States Holder, if any. A United States Holder may be subject to a backup withholding tax (currently at a rate of 28%) when such holder receives interest (including OID) and principal payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will generally be subject to this backup withholding tax if such holder is not otherwise exempt and such holder (i) fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number; (ii) furnishes an incorrect TIN; (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends or (iv) fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

        United States Holders should consult their personal tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder of the notes will be allowed as a refund or a credit against such holder's United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Non-United States Holders

Payments of Interest

        The payment to a Non-United States Holder of interest (including OID paid or accrued) on a note that is not effectively connected with such holder's conduct of a United States trade or business generally will not be subject to United States federal income and withholding tax, pursuant to the "portfolio interest exception," provided that the Non-United States Holder does not directly, indirectly or constructively own 10% or more of the total combined voting power of all classes of the Company's stock entitled to vote within the meaning of Section 871(h)(3) of the Code, the Non-United States Holder is not a controlled foreign corporation that is related to us through stock ownership within the meaning of the Code, and the Non-United States Holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code,

and provided that either:

        the beneficial owner of the note certifies to us or our paying agent, under penalties of perjury, that it is not a United States Holder and provides its name and address on an Internal Revenue Service Form W-8BEN, or a suitable substitute form, or a securities clearing organization, bank or other financial institution that holds the notes on behalf of such Non-United States Holder in the ordinary course of its trade or business certifies to us or our paying agent, under penalties of perjury, that it has received such an Internal Revenue Service Form W-8BEN or suitable substitute from the beneficial owner or from a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

        Special certification and other rules apply to certain Non-United States Holders that are entities rather than individuals, particularly entities treated as partnerships for United States federal income tax purposes and certain other flow-through entities, and to Non-United States Holders acting as (or holding notes through) intermediaries.

        If a Non-United States Holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest (including OID) made to such Non-United States Holder will be subject to a 30% withholding tax, unless the beneficial owner of the note provides us or our paying agent with a properly executed:

        Form W-8BEN, or successor form, claiming an exemption from or reduction in the rate of withholding under the benefit of an applicable income tax treaty, or

        Form W-8ECI, or successor form, stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

        If a Non-United States Holder is engaged in a trade or business in the United States and interest (including OID) on the note is effectively connected with the conduct of such trade or business, such Non-United States Holder will not be subject to the 30% withholding tax, but rather will be subject to United States federal income tax on that interest on a net income basis in the same manner as if it were a United States Holder. In addition, if such Non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable tax treaty rate) of its earnings and profits for that taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

        Special rules may apply to certain Non-United States Holders, such as "controlled foreign corporations" and "passive foreign investment companies," that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them or to their shareholders.

Sale, Exchange, Redemption, Retirement or other Taxable Disposition of the Notes

        A Non-United States Holder generally will not be subject to United States federal income or withholding tax on any gain recognized upon the sale, exchange redemption or other taxable disposition of a note unless:

        that gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, and, if a tax treaty applies, attributable to a United States permanent establishment maintained by such Non-United States Holder, or in the case of gains derived by an individual, such individual is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

        A Non-United States Holder that is a corporation described in the first bullet point above may be subject to a branch profits tax equal to 30% (or lower applicable tax treaty rate).

United States Federal Estate Tax

        Subject to applicable estate tax treaty provisions, notes held by an individual Non-United States Holder at the time of his or her death will generally not be subject to United States federal estate tax if the interest on the notes qualifies for the portfolio interest exemption from United States federal income tax under the rules described above without regard to the certification requirement described above, and payments with respect to such notes would not have been effectively connected with the conduct of a trade or business in the United States by a nonresident decedent.

Information Reporting and Backup Withholding

        We will, when required, report to the Internal Revenue Service and to each Non-United States Holder any principal and interest (including OID) paid to a Non-United States Holder and the amount of tax withheld with respect to such payments, if any. Copies of these information returns may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities of the country in which the Non-United States Holder resides.

        Non-United States Holders may be subject to backup withholding (currently at a rate of 28%) and additional information reporting requirements. However, backup withholding and additional information reporting requirements generally do not apply to payments of interest made by us or a paying agent to Non-United States Holders if the certification described above under "Non-United States Holders—Payments of Interest" is received, or an exemption has been otherwise established, provided that neither we nor the paying agent have actual knowledge or reason to know that the Non-United States Holder is a United States person for United States federal income tax purposes that is not an exempt recipient or that the conditions of any other exemption are not, in fact, satisfied.

        If the foreign office of a foreign "broker," as defined in the applicable Treasury regulations, pays the proceeds of a sale, redemption or other disposition of a note to the seller thereof outside the United States, backup withholding and information reporting requirements will generally not apply. However, information reporting requirements, but not backup withholding, will generally apply to a payment by a foreign office of a broker that is a United States person or a "United States related person," unless the broker has documentary evidence in its records that the holder is a non-United States holder and certain other conditions are met or the holder otherwise establishes an exemption. For this purpose, a "United States related person" is:

        a foreign person that derives 50% or more of its gross income from all sources in specified periods from activities that are effectively connected with the conduct of a trade or business in the United States, a "controlled foreign corporation" (a foreign corporation controlled by certain United States shareholders), or a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in the applicable Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or if at any time during its taxable year, such foreign partnership is engaged in a trade or business in the United States.

        Payment by a United States office of any United States or foreign broker is generally subject to both backup withholding and information reporting unless the holder certifies under penalties of perjury that it is a Non-United States Holder or otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules from a payment to a holder of the notes may be allowed as a refund or a credit against such holder's United States federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

        Non-United States Holders should consult their tax advisers concerning the possible application of Treasury regulations and income tax treaties to any payments made on or with respect to the notes.

PLAN OF DISTRIBUTION

        If you wish to exchange your original notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer—Exchange Offer Procedures" in this prospectus and in the letter of transmittal. In addition, each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed to use our commercially reasonable efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for a period of 90 days after the date of this prospectus for use in connection with any such resale.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        For a period of 90 days after the date of this prospectus, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the original notes, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the original notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The enforceability of the new notes and the guarantees offered in this prospectus, the binding obligations of the Company and the subsidiary guarantors pertaining to such notes and guarantees and other matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP in New York, New York. Daniel Bergstein, a senior partner at Paul, Hastings, Janofsky & Walker LLP, is a director and significant stockholder of the Company.

EXPERTS

        The consolidated financial statements and schedule of MxEnergy Holdings Inc. at June 30, 2006 and 2005, and for each of the three years in the period ended June 30, 2006, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The financial statements of the Retail Energy Business of Shell Energy Services Company, L.L.C. as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to significant transactions and relationships with affiliated entities) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-4 (File No. 333-138425). This prospectus, which forms part of this registration statement, does not contain all the information included in the registration statement. For further information about us and the securities offered in this prospectus, you should refer to the registration statement and exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

        Our filings with the Commission are available to the public over the internet at the Commission's website at www.sec.gov. You may also read and copy any document we file at the Commission's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the Commission are also available to the public under the SEC Filings section of our Company website, www.mxholdings.com. The information contained on this internet site is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

        We maintain a website at www.mxenergy.com which contains information concerning us and our subsidiaries. The information contained on our internet site and those of our subsidiaries is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND FINANCIAL STATEMENT SCHEDULE

        All other schedules for which provision is made in the applicable accounting regulation of the SEC are not required under the related instructions or are inapplicable and have therefore been omitted.

Report of Independent Registered Public Accounting Firm

Board of Directors
MxEnergy Holdings Inc.

        We have audited the accompanying consolidated balance sheets of MxEnergy Holdings Inc. (formerly MxEnergy Inc.) as of June 30, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 2006. Our audit also included the related financial statement schedule listed in the index on page F-1. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MxEnergy Holdings Inc. at June 30, 2006, and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2006, in conformity with U.S. generally accepted accounting principles. Also in, our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/ ERNST & YOUNG LLP

Stamford, Connecticut
September 29, 2006, except for
Note 14, as to which the date is October 27, 2006
and Note 15, as to which the date is
February 28, 2007

MxEnergy Holdings Inc.

Consolidated Balance Sheets

	June 30
	2006	2005
Assets
Current assets:
Cash	$6,092,697	$53,629,581
Restricted cash and short term investments	426,823	7,380,277
Accounts receivable, net of allowance for doubtful accounts of $3,285,000 and $1,899,000 in 2006 and 2005, respectively	31,575,429	18,572,820
Inventories	18,498,918	15,813,552
Current portion of unrealized gains from risk management activities	1,664,170	56,325,996
Income taxes receivable	5,535,210	—
Deferred income taxes	1,045,729	—
Security deposits and other current assets	2,677,979	5,399,627

Total current assets	67,516,955	157,121,853
Customer acquisition costs, net of accumulated amortization of $19,173,000 and $12,950,000 in 2006 and 2005, respectively	10,821,578	7,170,895
Fixed assets, net	8,637,342	4,755,292
Unrealized gains from risk management activities	1,272,080	21,358,731
Deferred income taxes	3,395,222	—
Deposit on SESCo asset purchase agreement and other capitalized costs	3,348,097	—
Other assets, net	2,977,431	1,185,647

Total assets	$97,968,705	$191,592,418

Liabilities, redeemable convertible preferred stock and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$14,898,075	$10,947,693
Accrued commodity purchases	14,542,934	25,664,835
Current portion of unrealized losses from risk management activities	452,058	—
Loans payable	—	16,379,466
Deferred income taxes	—	21,648,113

Total current liabilities	29,893,067	74,640,107
Unrealized losses from risk management activities	3,324,996	—
Long-term debt	—	5,000,000
Deferred income taxes	—	6,675,117

Total liabilities	33,218,063	86,315,224
Redeemable convertible preferred stock ($31 million redemption value)	29,357,367	29,357,367
Commitments	—	—
Stockholders' equity:
Common stock, par value $0.01, 10,000,000 shares authorized; 3,388,815 and 3,326,327 shares issued and outstanding in 2006 and 2005, respectively	33,888	33,263
Additional paid-in capital	17,355,102	18,113,744
Unearned stock compensation	(115,013)	(165,169)
Accumulated other comprehensive loss	(40,067)	(3,625)
Retained earnings	18,159,365	57,941,614

Total stockholders' equity	35,393,275	75,919,827

Total liabilities, redeemable convertible preferred stock and stockholders' equity	$97,968,705	$191,592,418

See accompanying notes.

MxEnergy Holdings Inc.

Consolidated Statements of Operations

	Year ended June 30
	2006	2005	2004
Sales of natural gas and electricity	$362,560,295	$277,196,212	$185,658,764
Cost of goods sold (excluding depreciation and amortization):
Cost of natural gas and electricity sold	392,612,424	255,724,382	172,177,775
Realized gains from risk management activities	(82,983,362)	(37,607,616)	(15,892,181)
Unrealized losses (gains) from risk management activities	79,896,668	(16,004,086)	(46,360,263)

	389,525,730	202,112,680	109,925,331

Gross (loss) profit	(26,965,435)	75,083,532	75,733,433
Operating expenses:
General and administrative expenses	22,623,530	17,937,066	11,597,085
Advertising and marketing expenses	2,095,749	2,359,461	407,643
Reserves and discounts	3,394,728	4,533,201	3,432,027
Depreciation and amortization	8,503,714	6,165,847	6,894,250

Total operating expenses	36,617,721	30,995,575	22,331,005

Operating (loss) profit	(63,583,156)	44,087,957	53,402,428
Interest expense—net of interest income of $1,061,000, $614,000 and $110,000, respectively	3,200,194	2,857,501	3,108,748

(Loss) income before income tax benefit (expense)	(66,783,350)	41,230,456	50,293,680
Income tax benefit (expense)	27,001,101	(18,141,797)	(20,117,166)

Net (loss) income	$(39,782,249)	$23,088,659	$30,176,514

See accompanying notes.

MxEnergy Holdings Inc.

Consolidated Statements of Stockholders' Equity

Years Ended June 30, 2006, 2005 and 2004

	Common Stock Par Value	Additional Paid-in Capital	Unearned Stock Compensation	Accumulated Other Comprehensive Loss	Retained Earnings	Total Stockholders' Equity
Balance at June 30, 2003	$28,529	$8,411,150	$(265,539)	$—	$4,676,441	$12,850,581
Issuance of common stock	4,229	2,602,914	—	—	—	2,607,143
Amortization of stock compensation	—	—	1,894,248	—	—	1,894,248
Warrants issued to employees	—	1,804,800	(1,804,800)	—	—	—
Warrants issued in financing agreements	—	2,104,834	—	—	—	2,104,834
Net income and comprehensive income	—	—	—	—	30,176,514	30,176,514

Balance at June 30, 2004	32,758	14,923,698	(176,091)	—	34,852,955	49,633,320
Issuance of common stock	1,115	796,451	—	—	—	797,566
Warrants issued to employees	—	2,022,150	(2,022,150)	—	—	—
Purchase and cancellation of treasury shares	(610)	(666,493)	—	—	—	(667,103)
Amortization of stock compensation	—	—	2,033,072	—	—	2,033,072
Warrants issued in connection with the offering of redeemable convertible preferred stock	—	368,000	—	—	—	368,000
Tax benefit on issuance of common stock from warrants	—	669,938	—	—	—	669,938
Comprehensive income:
Net income	—	—	—	—	23,088,659	23,088,659
Foreign currency translation	—	—	—	(3,625)	—	(3,625)

Comprehensive income						23,085,034

Balance at June 30, 2005	33,263	18,113,744	(165,169)	(3,625)	57,941,614	75,919,827
Issuance of common stock	1,251	531,200	—	—	—	532,451
Unamortized stock compensation	—	860,570	(860,570)	—	—	—
Purchase and cancellation of treasury shares	(626)	(2,150,412)	—	—	—	(2,151,038)
Amortization of stock compensation	—	—	910,726	—	—	910,726
Comprehensive loss:
Net loss	—	—	—	—	(39,782,249)	(39,782,249)
Foreign currency translation	—	—	—	(36,442)	—	(36,442)

Comprehensive loss						(39,818,691)

Balance at June 30, 2006	$33,888	$17,355,102	$(115,013)	$(40,067)	$18,159,365	$35,393,275

See accompanying notes.

MxEnergy Holdings Inc.

Consolidated Statements of Cash Flows

	Year ended June 30
	2006	2005	2004
Operating activities
Net (loss) income	$(39,782,249)	$23,088,659	$30,176,514
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Unrealized losses (gains) from risk management activities	79,896,668	(16,004,086)	(46,360,263)
Stock compensation expense	910,726	2,033,072	1,894,248
Depreciation and amortization	8,503,714	6,165,847	6,894,250
Deferred tax (benefit) expense	(32,764,181)	6,552,213	19,729,572
Unrealized losses on interest rate swaps and amortization of deferred financing fees	1,057,270	348,871	207,374
Non-cash amortization of Castle contracts	(3,276,199)	—	—
Changes in assets and liabilities, net of effects of acquisition:
Net inflow (outflow) in restricted cash and short term investments	6,953,454	2,194,998	(191,967)
Accounts receivable	(13,002,609)	3,271,285	1,976,258
Inventories	(2,685,366)	(72,258)	(970,495)
Option premiums	(1,834,000)	—	—
Income taxes receivable	(5,535,210)	—	—
Security deposits and other assets	2,645,608	894,648	(4,610,410)
Accounts payable and accrued expenses	(4,455,104)	2,821,145	2,645,855

Net cash (used in) provided by operating activities	(3,367,478)	31,294,394	11,390,936
Investing activities
Purchase of Total Gas & Electric, Inc., net of cash acquired	—	(2,003,000)	(11,450,000)
Purchase of customer portfolio from Castle Power LLC	(3,149,926)	—	—
Deposit on SESCo asset purchase agreement and other capitalized costs	(3,348,097)	—	—
Customer acquisition costs	(6,149,100)	(3,842,822)	(3,150,927)
Purchases of fixed assets	(6,177,636)	(2,450,360)	(1,552,766)

Net cash used in investing activities	(18,824,759)	(8,296,182)	(16,153,693)
Financing activities
Proceeds from loans	210,122,907	193,748,669	148,697,128
Repayments of loans	(226,502,373)	(190,390,103)	(149,274,123)
Debt financing costs	(2,346,594)	—	—
Proceeds from Sowood credit facility	—	—	8,200,000
Repayments of long-term borrowings	(5,000,000)	(1,000,000)	—
Repayments of Sowood credit facility	—	(8,200,000)	—
Issuance of common stock and exercise of warrants	532,451	797,566	95,228
Purchase of common stock for cancellation	(2,151,038)	(667,103)	—
Proceeds from note receivable, net of $892,651 in issuance costs	—	30,107,349	—

Net cash (used in) provided by financing activities	(25,344,647)	24,396,378	7,718,233

Net (decrease) increase in cash	(47,536,884)	47,394,590	2,955,476
Cash at beginning of year	53,629,581	6,234,991	3,279,515

Cash at end of year	$6,092,697	$53,629,581	$6,234,991

Supplemental cash flow information
Income taxes paid	$12,222,841	$11,473,152	$72,723

Interest paid	$3,709,601	$3,182,525	$2,701,419

See accompanying notes.

MxEnergy Holdings Inc.

Notes to Consolidated Financial Statements

1. Organization and Business

        MxEnergy Holdings Inc. ("Holdings") was incorporated on January 24, 2005 as a Delaware corporation. Holdings was formed as part of a corporate reorganization which was completed in the year ended June 30, 2005. The two principal operating subsidiaries of Holdings are MxEnergy Inc. and MxEnergy Electric Inc. which are engaged in the marketing and supply of natural gas and electricity, respectively.

        As part of the reorganization, the common and preferred stockholders of MxEnergy Inc. became stockholders of Holdings on a one-for-one basis. The purpose of the reorganization was to split the gas and electric businesses into separate entities. Since all transactions were between entities under common control, there was no accounting impact as a result of the reorganization.

2. Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of Holdings and all operating and holding subsidiaries (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

        Revenues from the sale of natural gas and electricity are recognized in the period in which the commodity is consumed by customers or, in certain circumstances, when title passes upon delivery to local distribution companies ("LDC"). Sales of natural gas and electricity are generally billed by the local distribution companies, acting as the Company's agents, on a monthly cycle basis. The billing cycles for customers do not coincide with the accounting periods used for financial reporting purposes. The Company follows the accrual method of accounting for revenues whereby revenues applicable to gas and electricity consumed by customers, but not yet billed under the cycle billing method, are estimated and accrued along with the related costs, and included in operations. Such estimates are refined in subsequent periods upon obtaining final information from the local distribution companies. Any change in estimates is reflected in operations in the period determined. Transportation and storage costs are included as a component of cost of goods sold. Unbilled accounts receivable were approximately $4.7 million and $3.4 million at June 30, 2006 and 2005, respectively. Revenues from the sale of natural gas and electricity are reflected net of any applicable sales tax.

Restricted Cash and Short Term Investments

        Restricted cash and short term investments at June 30, 2006 and 2005 consist of cash, certificates of deposit with maturities ranging from 30 days to one year from the date of purchase and money market funds, the majority of which are held as security backing letters of credit and surety bonds which are required by several of the local distribution companies, utility commissions' and pipelines' tariffs and regulations. Certificates of deposit are stated at cost which approximates fair value due to the short-term maturity of the instruments. The Company has entered into a lockbox agreement with Virginia Power Energy Marketing Inc. ("VPEM") whereby the cash on deposit is subject to withdrawal restrictions and has been pledged to VPEM (see Note 3). The Company must provide support to VPEM in order to obtain approvals for disbursements from this account.

Inventories

        Inventories consist of natural gas held by third parties and are valued at the lower of cost or market on a weighted average cost basis.

Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments (accounts receivable, accounts payable and loans payable) approximate fair value due to their short-term nature. Additionally, the fair values of the Company's New York Mercantile Exchange ("NYMEX") based derivative instruments are estimated based on quoted market prices. Fair values of basis swaps are based on quotes received from the Company's primary supplier as no quoted published market exists for these derivative instruments. The carrying amount of long-term debt approximates fair value based on the commercial terms of the debt agreement.

Allowance for Doubtful Accounts

        Many of the LDCs through which the Company delivers gas and electricity guarantee customer billings or amounts due for consumed gas and electricity. The guarantee discounts range from zero to 5% of billed accounts receivable and are charged to reserves and discounts in the consolidated statements of operations as revenue is recorded.

        In markets where no such guarantees exist, the Company provides an allowance for doubtful accounts based on the age of the receivable, payment history of the customer and past loss experience. The Company writes off receivable balances when accounts are transferred to outside collection agencies.

        At June 30, 2006 and 2005, the Company had gross accounts receivable where no guarantee of receivables exists of approximately $13.7 million and $7.2 million, respectively.

Concentration of Credit Risk

        The Company, through its Energy Marketing Agreement (the "Agreement") with VPEM engages in transactions with VPEM for the purchase of derivative instruments and physical natural gas purchases. The Agreement was exclusive in nature and, as a result, predominately all of the Company's transactions were with VPEM. The Company is party to a master netting agreement which mitigates the exposure to credit risk as the Company has borrowings from VPEM under the Agreement (see Note 3).

        Management continually evaluates the credit risk associated with all other counterparties. Credit risk associated with trade accounts receivable is limited as certain of the LDCs either guarantee customer billings or amounts due for delivered gas and electricity. In the market areas where the LDC does not guarantee the receivables, the Company maintains a provision for credit losses based upon the credit risk of its customers, historical trends and other information.

        The Company operates in 30 market areas located in 11 states and the Province of Ontario. The Company's diversified geographic coverage mitigates its exposure to a single LDC, a regulatory jurisdiction, extreme local weather patterns or an economic downturn in any single geographic region.

Customer Acquisition Costs

        Customer acquisition costs represent the purchase price of customer contracts acquired from independent third parties and through bulk acquisitions. These costs are capitalized and amortized over an estimated three year average life of a customer. In addition, beginning July 1, 2005 direct response advertising costs which consist primarily of hourly-based telemarketing costs associated with proven customer generation, are capitalized and amortized over the estimated average life of a customer in accordance with the provisions of Statement of Position No. 93-7 "Reporting on Advertising Costs." Net direct response advertising costs included in customer acquisition costs at June 30, 2006 were approximately $4.1 million. All costs associated with servicing and maintaining customer accounts are expensed as incurred. Amortization expense relating to capitalized customer acquisition costs for the years ended June 30, 2006, 2005 and 2004 was $6.2 million, $5.0 million and $6.4 million respectively. In 2003 and prior years, the Company amortized these costs over a seven year period. The change was made to conform the amortization to the estimated average life of a customer contract based on the most recent information available to the Company. The Company had accounted for this change as a change in estimate. The effect of the change is reflected in 2004 and resulted in an incremental charge of approximately $4.6 million. The expected amortization expense on such costs is approximately $5.8 million in 2007, $3.6 million in 2008 and $1.4 million in 2009.

Fixed Assets

        Fixed assets are stated at cost, less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets which range from three to five years.

Impairment of Long-Lived Assets

        Management evaluates the recoverability of long-lived assets (including customer acquisition costs, which are evaluated monthly) by comparing the carrying value of such assets to their projected future cash flows on an undiscounted basis. If there are indications that the carrying value of such assets may not be recoverable, the Company recognizes an impairment loss for the difference between the carrying value of such assets and their projected future cash flows on a discounted basis, representing the asset's fair value, and records a charge against current operations.

Income Taxes

        The Company accounts for income taxes under the liability method as required by SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax liabilities and assets are determined based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse.

Derivatives and Hedging Activities

        The Company utilizes derivative financial instruments to reduce its exposure to fluctuations in the price of natural gas. Commodity derivatives used as economic hedges could include futures, forwards, swaps and options which can be either exchange traded instruments or bilateral contracts with counterparties. In addition, certain contracts with customers are defined as derivatives. Settlements on the derivative contracts are realized monthly, generally based upon the difference between the contract price and the closing price as quoted on the NYMEX or other published index. Market prices used to value derivative positions reflect management's best estimate considering various factors including closing exchange and over-the-counter quotations, parity differentials, time value, and volatility factors underlying the commitments. The values are adjusted to reflect the potential impact of liquidating the Company's position in the ordinary course of business over a reasonable period of time under present market conditions. The Company accounts for such derivatives under the provisions of SFAS No. 133, which requires all derivative instruments to be carried on the balance sheet at fair value. The Company has not elected to designate any of the derivatives as hedges under SFAS No. 133, and accordingly, any changes in fair value must be adjusted through unrealized losses (gains) from risk management activities in the consolidated statements of operations. The Company has implemented risk management controls and limits to monitor its risk position and ensure that hedging performance is in line with agreed-upon objectives.

Stock Based Compensation

        The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related interpretations, in accounting for all stock options and warrants ("awards") granted to employees, rather than the alternative fair value method allowed under SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123"). APB No. 25 provides that compensation expense relative to the Company's employee stock and stock option grants be measured based on the intrinsic value of the stock or stock option at the date of grant.

        The Company follows SFAS No. 123 and Emerging Issues Task Force ("EITF") No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," for all awards granted to non-employees. The Company uses the Black-Scholes option-pricing model for estimating the fair value of non-employee grants. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including the expected price volatility. Because the Company's stock options and warrants have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

        The pro forma information regarding net (loss) income required by SFAS No. 123 has been determined as if the Company had accounted for all awards under the fair value method described in that statement. The fair value of the awards granted by the Company to employees was estimated at the date of grant using the minimum value pricing method.

        Significant assumptions related to the determination of the fair value of the options and their impact on earnings for the years ended June 30, 2006, 2005 and 2004 are as follows (dollars in millions):

	June 30
	2006	2005	2004
Risk free interest rate for employee options	4.45%	3.60%-4.50%	3.07%-3.39%
Risk fee interest rate for non-employee options	—	3.69%-4.50%	3.29%-3.39%
Expected life of employee options (in years)	5	5-10	5-10
Expected life of non-employee options (in years)	—	5-10	5
	June 30
	2006	2005	2004
Net (loss) income as reported	$(39.8)	$23.1	$30.2
Add stock based compensation, net of income taxes	.5	1.1	1.0
Deduct total stock based compensation expense determined under fair value method for all awards, net of income taxes	(.6)	(1.3)	(1.2)

Pro forma net income	$(39.9)	$22.9	$30.0

        The Company has issued warrants to purchase the common stock of the Company to certain employees which permit the employee to exercise such warrant for cash or by withholding from shares that would otherwise be issued upon exercise of the warrant that number of shares having a fair market value equal to the warrant exercise.

        As a result of such feature, a presumption exists that an employee will elect the cashless exercise and therefore such warrants are accounted for using variable plan accounting. Under variable plan accounting, compensation cost is measured as the amount by which the estimated fair value of the shares of the Company's common stock covered by such warrants exceeds the exercise price of the warrant. Prior to June 30, 2006 the Company estimated the fair value of its common stock using an internally developed pricing model validated by external transactions in the Company's common stock. At June 30, 2006, the Company obtained a valuation of its common stock from an independent valuation services firm. Compensation cost is accrued as a charge to expense over the vesting period of such warrants using the accelerated expense attribution method under Financial Accounting Standards Board ("FASB") Interpretation No. 28 "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans." Changes, either increases or decreases, in the estimated fair value of the Company's common stock between the date of grant and the exercise date result in a change in the measure of compensation for the award which is reflected in compensation expense in the period in which the changes in estimated fair value occur. Accrued compensation for an award that is forfeited or cancelled is adjusted by decreasing compensation expense in the period of forfeiture or cancellation. During the years ended June 30, 2006, 2005 and 2004, compensation expense relating to such warrants amounted $.9 million, $1.9 million and $1.8 million respectively.

Recently Issued Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123R"), which requires the recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements and the measurement based on the grant-date fair value of the award. It also requires the cost to be recognized over the period during which an employee is required to provide services in exchange for the award (the vesting period). SFAS No. 123R replaces SFAS No. 123 and supersedes APB No. 25 and related interpretations. The Company is required to adopt SFAS No. 123R effective for its fiscal year beginning July 1, 2006. As the Company currently utilizes the minimum value method for pro forma disclosures under the original provisions of SFAS No. 123, it is required to adopt the provisions of SFAS No. 123R using the prospective method. Under the prospective method, the Company will continue to account for non-vested awards outstanding at the date of adoption of SFAS No. 123R in the same manner as they had been accounted for prior to adoption for financial statement recognition purposes. All awards granted, modified or settled after the adoption will be accounted for using the measurement, recognition and attribution provisions of SFAS No. 123R. The Company has not yet determined the impact of adopting SFAS No. 123R on its consolidated financial statements.

        In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN No. 48"). FIN No. 48 clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. FIN No. 48 is effective for the Company on July 1, 2007. The Company has not yet determined the impact of adopting FIN No. 48 on its consolidated financial statements.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS No. 157"), which provides guidance for using fair value to measure assets and liabilities. SFAS No. 157 also responds to investors' requests for expanded information about the extent to which a company measures assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances.

        Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, SFAS No. 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the reporting entity's own data. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy.

        The provisions of SFAS 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years (i.e. the Company's fiscal year ended June 30, 2009). Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The Company has not yet determined the impact of adopting SFAS No. 157 on its consolidated financial statements.

Reclassifications

        Certain prior year amounts have been reclassified to conform to the current year's presentation.

3. Loans Payable and Long Term Debt

        Through December 2005, the Agreement with VPEM provided, among other things, loans to the Company based on the level of its trade receivables and inventories. The terms of the loans varied but were generally due in either 60-day or 300-day increments for receivables and inventory. Inventory loans accrued interest at prime for the duration of the loan. Accounts receivable and extended invoice loans accrued interest at prime for the earlier of (i) 60 days or (ii) the margin withdrawal date; thereafter the rate is prime plus 2%.

        In addition to the loans, the Agreement provided for borrowings of up to $6,500,000 (including third party guarantees) which were payable upon expiration of the Agreement and bore interest at a rate of 3% per annum. These funds were used as collateral for letters of credit or surety bonds issued to various utilities and regulatory agencies (see Note 2).

        There were no borrowings under the Agreement at June 30, 2006. Outstanding borrowings under the Agreement amounted to $5,000,000 at June 30, 2005. In 2005, the Company had drawn $1,000,000 in the form of a third party guaranty. The loans and the borrowings under the Agreement were secured by a first lien on substantially all assets of the Company.

        Interest on borrowings under the VPEM Agreement during the years ended June 30, 2006, 2005 and 2004 totaled $2,222,000, $2,882,000 and $2,632,000, respectively. Administrative fees and other volumetric based expenses were also incurred under the facility.

        In December 2005, the Company's principal operating subsidiaries entered into a three-year committed credit agreement with a banking syndicate (the "Credit Agreement"). The Credit Agreement, which replaced the financing component of the agreement with VPEM, provides for revolving working capital borrowing or issuance of letters of credit up to $100 million (the "facility"). The availability of letters of credit and advances under the facility is limited by a borrowing base consisting primarily of the Company's unrestricted cash, accounts receivables and natural gas inventories. Letters of credit issued under the facility are charged fees of 1.50%, while loans bear interest at prime plus 0.375% or at the Company's option, LIBOR plus 1.625%. Commitment fees are payable on the unused portion of the facility at 0.375%.

        As of June 30, 2006, the Company had $7.1 million in outstanding letters of credit issued under the facility which serve as collateral for the performance risk associated with future delivery of natural gas. Total availability under the facility as of June 30, 2006 was $39.2 million.

        The Credit Agreement contains typical covenants that restrict certain activities including, among others, limitation on capital expenditures, disposal of property and equipment, additional indebtedness, issuance of capital stock and dividend payments. Financial covenants under the Credit Agreement include minimum tangible net worth, minimum working capital and interest coverage, each as defined in the Credit Agreement. The Credit Agreement also contains customary events of default. The Company is in compliance with the debt covenants under the Credit Agreement.

        The Credit Agreement is secured by a first lien on substantially all assets and a second lien on customer contracts of MxEnergy Inc. and MxEnergy Electric Inc. On August 1, 2006, the Company amended and restated its existing credit facility (see Note 14).

4. Transactions with Related Parties

Credit Agreements with Sowood Commodity Partners Fund LP ("Sowood")

        In July 2004, Lathi, LLC ("Lathi"), a significant stockholder of the Company, contributed its ownership interest and the financing agreements to Sowood. These financing agreements consist of a $12 million line of credit negotiated in November 2003 and a $9 million term loan facility negotiated in March 2004. Draws under the line of credit bear interest at 9% per annum and will be due May 14, 2009. Draws under the term loan facility bore interest at 14% per annum and matured on March 25, 2006. At June 30, 2006 and 2005, there were no amounts outstanding under either credit agreement. Interest on loans from Sowood amounted to $0 in 2006, $0 in 2005 and $0.6 million in 2004.

        The Sowood credit agreements contain operating and financial covenants. These financial and operational covenants require the Company to maintain minimum forward book values, minimum total asset values, minimum qualified accounts and minimum consolidated earnings before interest, taxes, depreciation and amortization. The Company is in compliance with the debt covenants under the Sowood credit agreements.

        In conjunction with the negotiation of the credit agreements in prior years, the Company and Lathi completed the following equity transactions:

  •
  In November 2003, the Company converted a $3 million term loan that was outstanding at June 30, 2003 into 378,788 shares of common stock. In addition, the line of credit was increased from $2 million to $12 million, upon which the Company granted Lathi 1,183,808 immediately vested warrants to purchase common stock of the Company at a weighted average exercise price of $10.13 per share. The estimated fair value of the warrants attributable to the increase in the line of credit amounted to $1,503,000 and was treated as a deferred financing cost and included in other assets in the consolidated balance sheets. Such cost is being amortized to interest expense over the 66-month term of the agreement.

  •
  In March 2004, the Company granted Lathi 75,000 immediately vested warrants at an exercise price of $15 per share in connection with the negotiation of the $9 million term loan facility. The fair value of the warrants amounted to $151,000 and was also treated as a deferred financing cost and included in other assets in the consolidated balance sheets. Such cost is being amortized to interest expense over the 24-month term of the agreement. The agreement provides for the issuance of 15,000 warrants with an exercise price of $15 per share for each month there is an outstanding balance on the $9 million term loan.

        In July 2004, the Company amended the term of 1,469,736 outstanding warrants previously issued to Lathi such that the warrants all concurrently expire on March 29, 2009. This modification was made in connection with the issuance of preferred stock in fiscal 2004 (see Note 10). The estimated change in the fair value of the warrants attributable to the modification is approximately $290,000 and was treated as an additional cost of issuance of preferred stock in 2005.

Consulting and Legal Services

        In fiscal 2005, the Company entered into a consulting agreement with a stockholder. The agreement provides for a payment of a quarterly retainer of $75,000 and additional fees contingent upon the successful completion of certain transactions specified in the agreement. The Company recorded general and administrative expenses of $303,000 in 2006 and $152,000 in 2005 pertaining to this agreement.

        A member of the board of directors is a partner in a law firm that has provided legal services to the Company. Legal fees incurred with the law firm amounted to $1,419,000 in 2006, $174,000 in 2005 and $176,000 in 2004.

Other Transactions

        In fiscal 2005, a member of the board of directors exercised options to acquire 68,800 common shares of the Company with a non-interest bearing promissory note for $680,000 secured by the stock. The promissory note was fully paid prior to June 30, 2005. In connection with the issuance of preferred stock in fiscal 2004 (see Note 10), the Company paid a $250,000 consulting fee (which was accrued in 2004) and issued 12,000 options to a non-employee Director. In addition, 3,000 options were issued to another non-employee director. The options have an exercise price of $21.50 per share, vest ratably over three years and have a term of ten years. The consulting fee and the estimated fair value of the options, which amounted to $78,000, were treated as cost of issuance of the preferred stock.

        In fiscal 2006, certain employees exercised warrants to acquire common stock of the Company. The warrants contained a provision that provided for a net issuance of common stock which resulted in the issuance of 54,987 shares of common stock. In addition, the Company provided for withholding taxes to be satisfied with common stock withheld upon exercise of the warrants. The Company estimated the fair market value of the stock at the time of exercise using an internally developed valuation model.

5. Fixed Assets, Net

        Fixed assets consist of the following (in thousands):

	June 30
			Estimated Useful Lives
	2006	2005
Computer equipment and software	$11,808	$5,736	3-5 years
Office furniture and equipment	1,019	913	3-5 years

	12,827	6,649
Less accumulated depreciation	(4,190)	(1,894)

Net	$8,637	$4,755

        Capitalized costs of software include the customer relationship management ("CRM") system, which was implemented and operational by the fourth quarter of fiscal 2003, and is being depreciated over its estimated useful life of five years. The Company continues to make enhancements to the CRM system, which are being capitalized and depreciated over the remaining life of the system. Total capitalized cost of the CRM system at June 30, 2006 and June 30, 2005 amounted to $4,052,000 and $3,244,000, respectively.

        During fiscal 2004, the Company contracted to purchase an electric power management system, which will enable the Company to improve forecasting regarding electricity demands of their customers. During fiscal 2006, the Company contracted to purchase a natural gas management system which will enable the Company to improve forecasting regarding natural gas demands of their customers. As of June 30, 2006 and 2005, capitalized costs for both the electric power and natural gas management systems totaled approximately $713,000 and $589,000, respectively of which $185,000 and $341,000 was incurred in fiscal 2006 and 2005, respectively.

        In addition, the Company has capitalized costs totaling $119,000 and $55,000 at June 30, 2006 and 2005, respectively, related to the implementation of a new accounting system. This system became operational in fiscal 2006.

        During fiscal 2006, the Company contracted to purchase a risk management system to improve the Company's various risk management processes and analysis. As of June 30, 2006, capitalized costs totaled approximately $2,017,000.

        The Company follows Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," and SFAS No. 34, "Capitalization of Interest Costs." Total capitalized internal payroll and interest costs related to the implementation of the CRM system, which were all incurred in fiscal 2004, amounted to approximately $75,000 and $70,000, respectively.

        Depreciation and amortization expense relating to all fixed assets for the years ended June 30, 2006, 2005 and 2004 was approximately $2,296,000, $1,205,000 and $519,000 respectively. Amortization expense relating to capitalized computer software costs for the years ended June 30, 2006, 2005 and 2004 was approximately $1,266,000, $663,000 and $295,000, respectively,

6. Acquisitions

        On March 31, 2004, the Company acquired all of the issued and outstanding common stock of Total Gas & Electric, Inc. ("TG&E"). TG&E markets gas and electricity to commercial and residential customers in New York, New Jersey, Maryland and Florida. TG&E serves approximately 65,000 customers in 13 markets. The acquisition was accounted for as a purchase business combination. The purchase price was $7.0 million plus working capital at March 31, 2004 which was estimated to be $5.5 million. As part of the agreement, the payment of $1.0 million of the purchase price was deferred as of June 30, 2004 pending settlement of the following post-closing adjustments:

  •
  Increase or decrease in working capital from the amount estimated,

  •
  Increase or decrease in customers, and

  •
  Decrease if the allowance for doubtful accounts for certain customers is greater than 1.65%.

        At June 30, 2004, the purchase price was initially allocated based upon the estimated fair value of the net assets acquired at the date of acquisition. During 2005, the $1.0 million deferred payment and the purchase price adjustments were finalized and settled for $2,043,000 in cash. The finalization of the purchase price adjustments resulted in an increase in the total purchase price of $1,043,000, which was allocated as a decrease to customer acquisition costs of $2,147,000 and an increase in net working capital of $3,190,000.

        The following table presents the initial and final allocation of purchase price (in thousands):

	Initial Allocation	Final Allocation
Hardware and software	$704	$704
Furniture and fixtures	25	25
Customer acquisition costs	6,271	4,124
Working capital:
Cash	50	90
Accounts receivable	11,241	15,002
Inventory	2,838	3,350
Prepaid and other assets	965	1,436
Accounts payable and accrued liabilities	(9,594)	(11,188)

Net working capital	5,500	8,690

Total	$12,500	$13,543

        The following unaudited pro forma financial information assumes the TG&E acquisition had occurred on July 1, 2003. The pro forma information is not necessarily indicative of the results that would have been obtained had the acquisition of TG&E occurred on such date nor is it necessarily indicative of future results (in thousands).

2004
Sales of natural gas and electricity	$247,500
Net income	28,200

        On November 1, 2005, the Company acquired certain natural gas customer contracts of Castle Power LLC ("Castle"). Castle markets natural gas to small and mid-market commercial customers in New York and New Jersey. Castle served approximately 2,200 customers in five markets. The acquisition was accounted for as a purchase of intangible assets. The Company assumed the obligations to serve certain fixed-priced customers under contracts that extend to December 2006 that were at below-market prices as of the acquisition date, which liability was estimated to be $3.6 million. Such amount is being adjusted through cost of natural gas and electricity sold as the Company makes deliveries under such contracts. As of June 30, 2006, the carrying value of the contract liability was approximately $.4 million which is expected to be fully amortized by December 2006. The liability assumed by the Company represents the initial cost of the customer contracts acquired and was capitalized as customer acquisition costs and is being amortized over an estimated three-year life. In addition, a fee of $0.07 per MMBtu will be paid to Castle over a four year term from the date of acquisition upon continued revenue generation and collection from the acquired customers ("Contingent Consideration"). The Contingent Consideration is payable on a quarterly basis in arrears and will be payable for volumes consumed and paid for on certain customer contracts acquired. The payment will be determined at the end of each quarter and capitalized as part of customer acquisition costs and amortized over the remaining customer life. As of June 30, 2006, Contingent Consideration payable to Castle was approximately $130,000. No cash or other working capital assets were acquired as part of the acquisition. The results of operations associated with the customers acquired from Castle are included in the Company's operating results from the date of acquisition.

        On May 12, 2006, the Company entered into an Asset Purchase Agreement ("APA") with Shell Energy Services Company, L.L.C. ("SESCo") pursuant to which the Company agreed to purchase substantially all of the assets of SESCo (the "Acquisition"). SESCo, a wholly owned subsidiary of Shell Oil Company, is a retail energy marketer that serves residential and small to mid-market commercial customers in Georgia and Ohio. The Acquisition will add approximately 290,000 accounts and Georgia to the list of states in which the Company operates. As of June 30, 2006, the Company had deposited $3 million in escrow relating to the purchase and had capitalized approximately $.3 million of costs directly related to the acquisition. On August 1, 2006, the Company consummated the Acquisition for aggregate consideration of approximately $125.5 million with the proceeds of a bridge loan (see Note 14). The Acquisition will be accounted for as a purchase business combination and the results of operations of SESCo will be included in the Company's operating results beginning on August 1, 2006. The Acquisition was initially financed by utilizing the proceeds from a $190 million bridge loan which was repaid on August 4, 2006 from the proceeds received by the issuance of $190 million senior unsecured floating rate notes (see Note 14).

        At August 1, 2006, the preliminary purchase price was initially allocated based upon the estimated fair value of the net assets acquired at the date of acquisition. The final allocations will be based on independent valuations that have not yet been completed and will be subject to change when the valuations are completed during 2007. The following table presents the initial allocation of purchase price (in thousands):

Initial Allocation
Accounts receivable	$16,392
Inventory	33,501
Fixed assets	15,000
Customer acquisition costs	56,381
Customer contract assets	6,306
Customer contract liabilities	(2,050)

Total	$125,530

        The customer acquisition costs will be amortized over an estimated three year average life of a customer.

7. Derivatives and Hedging Activities

        The Company's risk management policy is to hedge 100% of the anticipated purchases required to meet expected customer demand (up to 110% in the winter months) for all accounts served on a fixed price contract. The Company utilizes NYMEX and basis price swap agreements to hedge the risk of variability in the cost of natural gas. The risk management policy employed is intended to insulate the Company from changes in the price of natural gas. The Company does not engage in speculative trading activities.

        The Company has determined that certain fixed price customer contracts meet the definition of a derivative in accordance with SFAS No. 133. These contracts extend to June 2008 and have an unrealized gain of $1 million.

        The Company had 36,166,000 MMBtu NYMEX and 22,614,000 MMBtu basis swaps open as of June 30, 2006 and 33,360,000 MMBtu NYMEX and 23,771,000 MMBtu basis swaps open as of June 30, 2005. The total amount of unrealized (losses) gains from risk management activities was $(0.8) million and $77.7 million at June 30, 2006 and 2005, respectively. Outstanding contracts as of June 30, 2006 extend to June 2009.

        As of June 30, 2006 and 2005 the Company has forward physical contracts to purchase a total of 12,800,000 MMBtu and 8,301,000 MMBtu of natural gas for the months of July 2006 through May 2009 and July 2005 through April 2008, respectively. These contracts have a fixed basis component and a variable component determined based on market at purchase date. The amount of the fixed basis component was $8.5 million and $1.7 million at June 30, 2006 and 2005, respectively. All such contracts are considered normal purchases under SFAS No. 133.

8. Commitments

Operating Leases

        The Company leases office space under non-cancelable operating leases, which contain escalation clauses and expire between June 2007 and March 2010 subject to extension at the option of the Company. The Company takes into account all escalation clauses when determining the amount of future minimum lease payments. All future minimum lease payments are recognized on a straight-line basis over the minimum lease term. Rental expense related to the above leased spaces was $529,000, $391,000 and $169,000 for the years ended June 30, 2006, 2005 and 2004, respectively. Future annual minimum lease payments under these operating leases are as follows (in thousands):

Fiscal year:
2007	$731,000
2008	591,000
2009	607,000
2010	387,000

Total	$2,316,000

Energy Trading & Risk Management System ("ETRM")

        In June 2005, the Company entered into a license agreement to install an energy trading and risk management system. The software license cost was approximately $790,000 (which is included in the capitalized cost at June 30, 2006 (see Note 5)) with an additional $160,000 in annual maintenance fees. The ETRM installation is expected to be fully operational by the end of 2007.

Capacity Charges

        The Company enters into agreements to transport natural gas. Since the demand for natural gas in the winter is high, the Company agrees to pay for certain capacity for the transportation systems utilized generally for a twelve-month period. These agreements are take-or-pay in that if the Company does not use the capacity, it still must pay for capacity committed. The amount of the firm capacity committed to at June 30, 2006 was $7.3 million. These agreements will expire in fiscal 2007.

        In fiscal years 2006 and 2005, the Company incurred $1.1 million and $1.5 million in charges under take-or-pay agreements, which represented the capacity committed to as of June 30, 2005 and 2004, respectively.

9. Income Taxes

        The Company files a consolidated U.S. Federal income tax return that includes all its domestic subsidiaries. Operations in Canada are not material.

        Income tax (benefit) expense consists of the following (in thousands):

	Year ended June 30
	2006	2005	2004
Current:
Federal	$5,595	$8,517	$244
State	168	3,072	143

	5,763	11,589	387
Deferred:
Federal	(25,683)	5,137	16,144
State	(7,081)	1,416	3,586

	(32,764)	6,553	19,730

Total income tax (benefit) expense	$(27,001)	$18,142	$20,117

        During 2004, the Company fully utilized its remaining tax loss carryforwards of $8.5 million. In 2005, the Company used the Alternative Minimum Tax credit that it had available of $179,000.

        Income tax expense in fiscal 2005 includes $563,000 of current income tax expense and $125,000 of deferred income tax expense resulting from a change in the state apportionment factors used in fiscal 2005 in connection with the filing of the Company's fiscal 2004 income tax returns. In addition, the deferred tax balances were adjusted due to a change in the effective tax rate. The federal tax rate in fiscal 2005 increased to 35% from 34% due to higher levels of taxable income. The income tax expense differs from the amount computed by applying the statutory federal income tax rate to income before income tax expense, principally due to state income taxes, net of federal tax benefit.

        State income tax expense in fiscal 2006 was positively impacted due to fiscal 2005 income tax provision to return adjustments made during 2006.

        The provision for income taxes varied from income taxes computed at the statutory U.S. federal income tax rate as a result of the following:

	2006	2005	2004
Federal statutory rate	35.0%	35.0%	34.0%
State statutory rate, net of federal benefit	5.7	5.7	5.8

Total	40.7	40.7	39.8

Impact of prior year adjustments on current and deferred income taxes	0.1	3.0	—
Impact of permanent differences	(0.4)	0.3	0.2

Effective tax rate	40.4%	44.0%	40.0%

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company expects to fully recognize its deferred tax assets recorded at June 30, 2006. The significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

	June 30
	2006	2005
Deferred tax assets:
Allowance for doubtful accounts	$1,283	$773
Deprecation and amortization	1,400	585
Unrealized losses on risk management activities	1,623	—
Stock compensation expense	642	1,738
Other reserves	55	217

Total deferred tax assets	5,003	3,313
Deferred tax liabilities:
Accrued bonuses	$29	$—
Unrealized gains on risk management activities	533	31,636

Total deferred tax liabilities	562	31,636
Net deferred tax asset (liability)	$4,441	$(28,323)

10. Redeemable Convertible Preferred Stock

        The Company is authorized to issue 5,000,000 shares of Series A convertible preferred stock ("Preferred Stock"). On June 30, 2004, the Company entered into a Purchase Agreement with Charterhouse Group Inc. and Greenhill Capital Partners LLC (collectively, the "Investors") for Preferred Stock. Under the terms of the agreement, the Company issued 1,451,310 shares of Preferred Stock for consideration of $29,730,000 (net of offering expenses of $1,270,000 of which $887,000 was paid to the Investors). The shares were issued at a purchase price of $21.36 per share. On June 30, 2004, the Company received consideration in the form of a promissory note from the Investors in the amount of $30,113,000. The promissory note was paid in July 2004. The Company has reserved 1,451,310 common shares issuable upon conversion of the preferred stock.

        Holders of the Preferred Stock are entitled to participate in any dividend paid on the Company's common stock on an "as converted" basis. In addition, dividends on the Preferred Stock accrue at a rate of 12% per annum of the purchase price per share if the increase in fair value of the Company's common stock does not provide the holders of the Preferred Stock an internal rate of return of at least 12%. Accrued dividends, if any, are payable in additional shares of Preferred Stock.

        The Company has not accrued any dividends on the Preferred Stock for fiscal 2006 and 2005. Had the holders of the Preferred Stock converted the shares to common stock at June 30, 2006, the conversion would have been done on a one-for-one basis as the estimated fair value of the common stock results in an aggregate return greater than the 12% per annum dividend rate. The liquidation preference and conversion features of the Preferred Stock are defined below.

        Holders of the Preferred Stock will be entitled to vote on all matters to be voted on by the Company's stockholders and shall vote on an as-converted basis as a single class with the Company's common stockholders.

        In the event of liquidation, each holder of Preferred Stock shall be entitled to receive an amount per share of Preferred Stock equal to the greater of:

          1.     the Convertible Preferred Liquidation Preference defined as the sum of:

            a.     the purchase price per share (as adjusted for any splits, stock dividends, combinations, recapitalization, or other similar event), and

            b.     all dividends accrued or declared and unpaid as of such date on the Preferred Stock, or

          2.     the amount per share of Preferred Stock (or its common stock equivalent) such holder would have received if it had converted its share of Preferred Stock into shares of the Company's Common Stock immediately prior to a liquidation.

        As of June 30, 2006 and 2005, the preferred stockholders do not have a liquidation preference as the estimated fair value of the common stock would provide the holders with a return of greater than 12%.

        Each holder of shares of Preferred Stock shall have the right at any time at the option of the holder ("Optional Conversion") to convert the holder's shares of Preferred Stock into the number of fully paid and non-assessable shares of the Company's common stock equal to the product of:

          1.     the number of shares of Preferred Stock being so converted and

          2.     the ratio of:

            a.     Purchase Price Per Share to

            b.     the Conversion Price (defined below) then in effect.

          3.     Notwithstanding the foregoing, if the fair market value of the Company's common stock as of the conversion date is at a level that would provide an internal rate of return ("IRR") of less than 12% to the majority of the purchasers of the Preferred Stock on their respective investments then the ratio set forth in clause (2) above shall be the ratio of:

            a.     the Convertible Preferred Liquidation Preference for such share to

            b.     the Conversion Price (defined below) then in effect.

        The "Conversion Price" shall be set initially at an amount equal to $21.36 per Preferred Share and shall be subject to certain anti-dilution provisions.

        In the event of:

          1.     an underwritten public offering of shares of the Company at a total offering of not less than $75 million and at a price per share (adjusted to reflect stock dividends, splits and similar events) not less than 1.5 times the Conversion Price through the first anniversary of the original issue date or 2.0 times the Conversion Price thereafter (a "Qualified Public Offering") or

          2.     the request of the holders of a majority of the then outstanding shares of the Convertible Preferred Stock voting as a separate class, all of the Preferred Stock will be automatically converted into the Company's common stock on the same basis as provided above under an Optional Conversion.

        At any time on or after the fifth anniversary of the issuance of the Preferred Stock, the Company may redeem all but not less than all of the outstanding shares of Preferred Stock in cash at a price per share equal to the Convertible Preferred Liquidation Preference, if the fair market value of the Company's common stock as of the date notice of redemption is at a level that would provide an IRR of not less than 40% to the majority of the purchasers of the Preferred Stock on their respective investments.

        The holders of the Preferred Stock will have the right to "put" the Preferred Stock to the Company after the fifth anniversary of the issuance of the Preferred Stock, if the fair market value of the Company's common stock is at a level that would not provide such holders an annualized Internal Rate of Return of at least 25%, at an amount per share equal to the Convertible Preferred Liquidation Preference.

        The Company has reflected the redeemable convertible preferred stock outside of the equity section under the provisions of SEC Accounting Series Release 268 (Reg S-X 5-02.28) which require that redeemable equity securities be presented separately from stockholders' equity if they are redeemable at the option of the holder, or at a fixed date at a fixed price, or redemption is otherwise beyond the control of the issuer. This presentation is required even if the likelihood of the redemption event occurring is considered remote. As the Preferred Stock is redeemable at the option of the holder only if the IRR over the five year period from the date of issuance is less than 25%, such amount has been reported separately from stockholders' equity at its fair market value at the date of issuance ($29 million net of issuance costs). As the Preferred Stock is only contingently redeemable, subsequent adjustment of its carrying value is not necessary until it is probable that the security will become redeemable in accordance with EITF Topic No. "D-98 Redeemable Securities Classification and Measurement." The Company determined it is not probable that the security will become redeemable as of June 30, 2006 and 2005 as the preferred stockholders do not have a liquidation preference as the IRR in such periods is greater than 25%.

11. Common Stock

Shares Reserved for Redeemable Convertible Preferred Stock

        In connection with the Preferred Stock issuance, the Company has reserved 1,451,310 common shares issuable upon conversion of the Preferred Stock (see Note 10).

Options and Warrants

        As described in Note 4, the Company has the following outstanding options and warrants (collectively, "Awards") issued in connection with existing credit facilities and other transactions with related parties:

  •
  1,183,808 immediately vested warrants held by Sowood to purchase common stock of the Company with a weighted average exercise price of $10.13 per share in connection with the $12 million line of credit.

  •
  75,000 immediately vested warrants held by Sowood with an exercise price of $15 per share in connection with the $9 million term loan facility.

  •
  15,000 options with an exercise price of $21.50 per share, vesting ratably over a period of three years, with a term of ten years granted in 2005 to two non-employee directors in connection with the issuance of preferred stock.

        In addition to the warrants issued to Sowood in connection with the credit facilities referred to above, Sowood holds 285,928 warrants that were previously issued by the Company to Lathi.

        The Company reserved 366,500 shares of Common Stock as a pool for distribution to employees pursuant to the Company's 2001 Incentive Stock Option ("ISO") program. The 2001 ISO was established in February 2001 and approved by the Company's stockholders. The 2001 ISO allows for awards of stock or stock options by the Board of Directors up to the allocated number of shares in the pool. As of June 30, 2006 no shares were available under the 2001 ISO for future award.

        The Company reserved 400,000 shares of Common Stock as a pool for distribution to employees and non-employees pursuant to the Company's 2003 ISO. The 2003 ISO was established in November 2003 and approved by the Company's stockholders. The 2003 ISO allows for awards of stock or stock options by the Board of Directors up to the allocated number of shares in the pool. As of June 30, 2006 6,580 shares were available under the 2003 ISO for future award.

        In November 2005, the board of directors and stockholders adopted the 2006 Equity Incentive Compensation Plan (the "2006 Plan"). The 2006 Plan allows the Company to grant options, restricted stock, phantom shares, dividend equivalent rights, performance awards or stock appreciation rights, to employees, members of the board of directors, officers, consultants and other service providers. The purpose of the 2006 Plan is to attract and retain qualified employees, consultants and other service providers by providing them with additional incentives and opportunities to participate in the Company's ownership, and to create interest in the success and increased value of the Company. The 2006 Plan is administered by the compensation committee of the board of directors. The committee has the authority to determine and to establish guidelines and to delegate to management the determination of the persons to whom awards are to be granted, the time at which awards will be granted, the number of shares to be represented by each award, and the consideration to be received, if any. The committee also has the power to interpret the 2006 Plan and to create or amend its rules. A maximum of 750,000 shares of common stock may be issued pursuant to awards under the 2006 Plan.

No awards have been issued to date under the 2006 Plan. The adoption of the 2006 Plan has no impact on 2001 and 2003 stock option plans.

        During fiscal 2004, the Company granted 93,100 options to employees under the ISO plan. The options vest ratably over a three-year period and have a weighted average exercise price per share of $8.00 and a weighted average fair value of $3.75 per share at the date of grant. In addition, the Company granted 5,000 immediately vested warrants and 24,000 warrants which vest ratably over a three-year period to certain employees, which have a weighted average strike price per share of $12.586 and a fair value of $2.30 per share at the date of grant.

        Pursuant to employment contracts entered into in fiscal 2005, the Company granted 7,500 immediately vested warrants and 22,500 warrants which vest ratably over a three-year period to employees, which have a weighted average exercise price per share of $24.00 and a weighted average fair value of $1.06 per share at the date of grant.

        During fiscal 2005, the Company granted 357,720 options to employees under the Company's ISO plan. The options vest ratably over a three-year period and have a weighted average exercise price per share of $24.09 and a weighted average fair value of $6.15 per share at the date of grant.

        Pursuant to employment contracts entered into in fiscal 2006, the Company granted 1,500 immediately vested warrants and 3,000 warrants which vest ratably over a three-year period to employees, which have a weighted average exercise price per share of $32.50 and a weighted average fair value of $11.72 per share at the date of grant.

        Under the provisions of APB No. 25, the Company did not record any compensation expense relating to the options or warrants (except primarily for warrants with the cashless exercise provision as described in Note 2) granted to employees as the exercise price was greater than or equal to the estimated fair market value on the grant date.

        Awards exercised for common stock totaled 132,967, 96,533 and 44,150 in 2006, 2005 and 2004, respectively, for aggregate proceeds of $562,000, $798,000 and $95,000, respectively. The tax benefit derived by the Company of the exercise of warrants amounted to $0, $670,000 and $0 in 2006, 2005 and 2004, respectively, and were recorded as a reduction of current tax liability and an increase to additional paid-in capital.

        Awards forfeited and expired in fiscal year 2006, 2005 and 2004 totaled 30,133, 40,467 and 9,600, respectively.

        The following is a summary of all Awards as of June 30:

	2006		2005		2004
	Number of Awards	Weighted- Average Exercise Price	Number of Awards	Weighted- Average Exercise Price	Number of Awards	Weighted- Average Exercise Price
Outstanding at beginning of year	2,696,706	$10.5352	2,430,986	$8.1313	1,103,828	$5.2134
Granted	4,500	32.50	402,720	23.9800	1,380,908	10.3083
Exercised	132,967	4.2291	96,533	8.2603	44,150	2.1576
Forfeited	30,133	25.4104	31,967	5.3932	9,600	13.4690
Expired	—	—	8,500	5.3524	—	—

Outstanding at end of year	2,538,106	10.7700	2,696,706	10.5352	2,430,986	8.1313

Weighted average fair value of grants during the year		$11.72		$5.7567		$1.5800
	2006			2005		2004
Exercise Price	Number of Awards Outstanding	Number of Awards Exercisable	Weighted Average Contractual Life Remaining	Number of Awards Outstanding	Number of Awards Exercisable	Number of Awards Outstanding	Number of Awards Exercisable
$1.00	120,000	120,000	6 Years	126,500	126,500	136,500	91,000
2.16	132,450	132,450	1 Years	132,450	132,450	132,450	132,450
3.72-5.35	110,000	110,000	4 Years	220,000	215,000	281,600	253,267
6.99-9.12	1,229,663	1,199,196	3 Years	1,252,463	1,139,656	1,270,063	1,063,929
11.64-15.00	562,573	559,573	2 Years	562,573	556,573	610,373	601,373
21.50-25.00	239,020	89,507	8 Years	248,520	—	—	—
$27.50	144,400	48,967	9 Years	154,200	—	—	—

	2,538,106	2,259,693		2,696,706	2,170,179	2,430,986	2,142,019

        The weighted average remaining term for the awards outstanding and exercisable at June 30, 2006 was four and three years, respectively.

12. Employee Benefits

        The Company sponsors an employee savings plan under Section 401(k) of the Internal Revenue Code for all full-time employees with at least three months of continuous service. Eligible employees may make pre-tax contributions up to 20% of their annual compensation not to exceed the annual 401(g) limitation for any plan year. The Company makes a matching contribution of up to 10% of each participating employee's compensation up to the maximum allowable under the plan. Employees are immediately 100% vested in all contributions. The Company made contributions totaling approximately $553,000, $352,000 and $189,000 during the years ended June 30, 2006, 2005 and 2004, respectively. The increase was primarily due to increased staff levels.

13. Segment Information

        The Company classifies it business interests into three reportable segments: residential and small commercial natural gas, mid-market commercial natural gas, and electricity. The Company has added the mid-market commercial natural gas segment with the acquisition of customers from Castle during the year (see Note 6).

        Information as to the operations of the Company in each of its business segments is set forth below based on the nature of the products and services provided. The Company evaluates performance based on several factors, of which the primary financial measure is gross profit adjusted to exclude the effect of any unrealized gains or losses from risk management activities.

        Sales (in thousands):

	2006	2005	2004
Residential and small commercial natural gas	$305,800	$264,500	$181,500
Mid market commercial natural gas	39,900	—	—
Electricity	16,900	12,700	4,200

Total	$362,600	$277,200	$185,700

        Cost of Goods Sold (excluding effect of unrealized gains or losses from risk management activities) (in thousands):

	2006	2005	2004
Residential and small commercial natural gas(a)	$259,800	$206,900	$152,900
Mid market commercial natural gas(a)	36,600	—	—
Electricity(a)	13,200	11,200	3,400

Total	$309,600	$218,100	$156,300

        Gross profit (excluding effect of unrealized gains or losses from risk management activities) (in thousands):

	2006	2005	2004
Residential and small commercial natural gas	$46,000	$57,600	$28,600
Mid market commercial natural gas(a)	3,300	—	—
Electricity	3,700	1,500	800

Total	$53,000	$59,100	$29,400

(a)
Cost of goods sold and gross profit include cost of natural gas sold and realized gains from risk management activities during the period.

        Total segment gross profit is reconciled to (loss) income before income taxes for the fiscal years ended June 30, 2006, 2005 and 2004 as follows (in thousands):

	2006	2005	2004
Total segment gross profit	$53,000	$59,100	$29,400
Unrealized (losses) gains from risk management activities	(79,900)	16,000	46,300
Operating expenses	(36,700)	(31,000)	(22,300)
Interest expense—net	(3,200)	(2,900)	(3,100)

(Loss) income before income tax benefit (expense)	$(66,800)	$41,200	$50,300

        Total assets for the segments, representing only customer acquisition costs, are outlined as follows (in thousands):

	Residential and small commercial natural gas	Mid market commercial natural gas	Electricity	Total
June 30, 2006
Customer acquisition costs	$25,200	$3,700	$1,100	$30,000
Accumulated amortization	(17,700)	(800)	(700)	(19,200)

Net customer costs	$7,500	$2,900	$400	$10,800

June 30, 2005
Customer acquisition costs	$19,200	$—	$900	$20,100
Accumulated amortization	(12,500)	—	(400)	(12,900)

Net customer costs	$6,700	$—	$500	$7,200

14. Subsequent Events

Bridge Loan

        On May 12, 2006, in conjunction with the execution of the APA, the Company entered into a bridge loan commitment letter with an investment bank to provide up to $200 million in senior unsecured notes to finance the Acquisition. On August 1, 2006 the Company utilized the bridge loan commitment for $190 million to finance the Acquisition. Fees and interest associated with the bridge loan commitment and loan approximated $.8 million. The Company, on August 4, 2006 repaid the $190 million from the issuance of $190 million senior unsecured floating notes and as a result the Company will write off the aforementioned costs as a charge to interest expense in 2007.

Senior Notes

        On August 4, 2006, the Company issued $190 million of senior unsecured floating notes (the "Senior Notes") at 97.5% of par value. The Senior Notes are due August 1, 2011 and bear interest at a rate equal to LIBOR plus 7.5% per annum. Interest is reset and payable semi-annually on February 1 and August 1 of each year. The Company may redeem up to 35% of the aggregate principal amount of the Senior Notes on or before August 1, 2009 at a price equal to 100% of the principal amount, plus a premium equal to the rate per annum on the notes outstanding on the date notice is give to redeem the notes and plus accrued and unpaid interest to the redemption date. If a change of control, as defined in the Senior Notes indenture, were to occur, the Company will be obligated to make an offer to purchase the Senior Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount of the Senior Notes, plus accrued and unpaid interest, if any, to the date of purchase. If a change in control were to occur, the Company may not have the financial resources to repay all of its obligations under the Senior Notes. Holdings is the issuer of the Senior Notes and has no significant independent operations. Holdings only significant asset and liability are the indirect ownership of the stock of MxEnergy Inc. and MxEnergy Electric Inc. and interest rate swaps with a carrying value of approximately $(.5) million at June 30, 2006 (see Interest Rate Swap discussion below for more information). Each of Holdings' domestic subsidiaries will jointly and severally and unconditionally guarantee the Senior Notes on a senior unsecured basis. Holdings has only one foreign subsidiary, which is not material to the consolidated financial position or operations of the Company. Holdings may not, and may not cause or permit any of its domestic subsidiaries to, directly or indirectly, declare or pay any dividend or make any distribution on or in respect of shares of Holdings capital stock as a condition of the Senior Notes.

        In September 2006, certain members of the Company's management team received cash bonuses totaling approximately $740,000 in recognition of their work with the Acquisition. Such bonuses will be charged to operating results during fiscal 2007.

Hedge Facility

        On August 1, 2006, concurrently with the closing of the Acquisition, the Company entered into a committed exclusive hedge facility (the "Hedge Facility") with Société Générale.

        The Hedge Facility has an initial term of two years with subsequent one year renewal terms. The Hedge Facility provides the Company with the ability to enter into NYMEX and basis swaps for a tenor of up to 39 months. Fees under the Hedge Facility include an annual management fee, a volumetric fee based on the tenor of the swap and fees to allow Société Générale to hedge its potential risks arising from material declines of natural gas market prices based on the Company's overall hedge position with them.

        The Hedge Facility is secured by a first lien on customer contracts and a second lien on substantially all other assets of the Company. In addition, the Company provided a total of $25 million as collateral (obtained from the proceeds of the Senior Notes) for potential negative mark-to-market changes in the value of the forward hedge position. Within the defined volumetric limits of the Hedge Facility, the Company will not be required to post additional collateral beyond the initial margin requirements.

Lease

        On July 19, 2006, the Company entered into a building office lease in Houston, TX with a lease expiration date of November 1, 2017. The Company expects to pay approximately $2.3 million over the term of the lease.

Revolving Credit Facility

        In connection with the Acquisition, on August 1, 2006, the Company amended and restated its existing credit facility (see Note 3). The amended and restated revolving credit facility provides up to $300 million of borrowing availability (of which $280 million has been committed to as to the date hereof and which may be increased to $400 million under certain circumstances) and is secured by a second priority lien on customer contracts and a first priority lien on substantially all of the Company's and its subsidiaries' other existing and future assets. Borrowings under the Company's amended and restated revolving credit facility will generally bear interest at a fluctuating rate based upon a base rate or a Eurodollar rate plus an applicable margin. The applicable margin for base rate loans ranges from 0.5% to 1.375% and the applicable margin for Eurodollar loans ranges from 1.5% to 2.375%. All outstanding borrowings under the Company's amended and restated revolving credit facility will be due on December 19, 2008.

Sowood Credit Facility

        In July 2006, the Company fully utilized its $12 million revolving credit facility to secure letters of credit with pipelines and LDCs prior to closing the APA. On August 1, 2006, the Company repaid the Sowood credit facility with the proceeds of the Bridge Loan.

Interest Rate Swap

        In August 2006, the Company entered into interest rate swaps to hedge the floating rate interest expense on the Senior Notes. The swaps are fixed-for-floating and settle against the six month LIBOR rate. The fixed rates under the swaps range from 5.68% to 5.72%. The total notional amount of the interest rate swaps is $130 million with an average term of five years. The Company entered into $80 million of notional interest swaps prior to June 30, 2006 in anticipation of the Senior Notes. The $80 million of interest rate swaps outstanding at June 30, 2006 were replaced in August 2006 by the $130 million of notional interest rate swaps. None of the interest rate swaps entered into prior or subsequent to June 30, 2006 have been designated as hedges under SFAS No. 133; accordingly, changes in the market value of the swaps have been and will be charged to earnings.

Restructuring

        In August 2006, the Company approved and announced to employees a plan to move certain of its operations to Houston, Texas in connection with the acquisition of SESCo on August 1, 2006. The terms of the rationalization plan, which are specific to each employee affected, include various employee benefit cost components such as severance, retention bonuses and reimbursement of relocation costs. Certain of the employee benefit costs are contingent on future events, such as continued employment during defined transition periods. The Company estimates the maximum rationalization charges for the plan, all of which relate to employee severance and benefits, will amount to approximately $1.5 million. The Company expects to record $1.4 million and $.1 million of rationalization charges during 2007 and 2008, respectively. The Company expects to pay $.7 million and $.8 million of such employee severance and benefits during 2007 and 2008, respectively.

15. Condensed Consolidating Financial Information

        On August 1, 2006, the Company consummated the Acquisition for aggregate consideration of approximately $125.5 million. The Acquisition was initially financed by utilizing the proceeds from a $190 million bridge loan which was repaid on August 4, 2006 from the proceeds received by the issuance of $190 million senior unsecured floating rate notes (see Note 6). Each of the following wholly owned domestic subsidiaries of Holdings (the "Guarantors") jointly, severally and unconditionally guaranteed the Senior Notes on a senior unsecured basis:

  •
  MxEnergy Capital Holdings Corp.

  •
  MxEnergy Capital Corp.

  •
  Online Choice Inc.

  •
  MxEnergy Gas Capital Holdings Corp.

  •
  MxEnergy Gas Capital Corp.

  •
  MxEnergy Inc.

  •
  MxEnergy Electric Capital Holdings Corp.

  •
  MxEnergy Electric Capital Corp.

  •
  MxEnergy Electric Inc.

  •
  Total Gas & Electricity (PA) Inc., d/b/a/ MxEnergy Electric (PA)

  •
  MxEnergy Services Inc.

  •
  Infometer.com Inc.

        Non-guarantor subsidiaries ("Non-guarantors") include MxEnergy (Canada) Ltd.

        The following information presents condensed consolidating balance sheets as of June 30, 2006 and 2005, the related condensed consolidating statements of operations for the years ended June 30, 2006, 2005 and 2004, and the consolidated statements of cash flows for the years ended June 30, 2006, 2005 and 2004 for the combined Guarantors and each of the Non-guarantors, and elimination entries necessary to consolidate the entities comprising the condensed consolidated financial statements.

MxEnergy Holdings Inc.

Consolidating Balance Sheet

June 30, 2006

	MxEnergy Holdings Inc.	MxEnergy (Canada) Ltd.	Guarantor Subsidiaries	Eliminations		Consolidated
Assets
Current assets:
Cash	$—	$146,314	$5,946,383			$6,092,697
Due from intercompany			135,489,316		(135,489,316)	—
Restricted cash and short term investments	—	—	426,823			426,823
Accounts receivable, net of allowances	—	53,495	31,521,934			31,575,429
Inventories	—	—	18,498,918			18,498,918
Current portion of unrealized gains from risk management activities	—	—	1,664,170			1,664,170
Income tax receivables	5,535,210	—	—			5,535,210
Deferred taxes	1,045,729	—	1,045,729		(1,045,729)	1,045,729
Other current assets	—	72,035	2,605,944			2,677,979

Total current assets	6,580,939	271,844	197,199,217		(136,535,045)	67,516,955
Long-term investments	183,953,571				(183,953,571)	—
Customer acquisition costs, net of accumulated amortization	—	89,139	10,732,439			10,821,578
Fixed assets, net	—	—	8,637,342			8,637,342
Unrealized gains from risk management activities	—	—	1,272,080			1,272,080
Deferred taxes	3,395,222	—	3,395,222		(3,395,222)	3,395,222
Deposit on Sesco asset purchase agreement and other costs	3,348,097	—	—			3,348,097
Other assets, net	2,849,990	—	127,441			2,977,431

Total assets	$200,127,819	$360,983	$221,363,741		$(323,883,838)	$97,968,705

Liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$—	$126,652	$14,771,423	$		$14,898,075
Accrued purchases	—	—	14,542,934			14,542,934
Due to intercompany	134,386,547	1,102,769	—		(135,489,316)	—
Unrealized losses from risk management activities	131,927	—	320,131			452,058

Total current liabilities	134,518,474	1,229,421	29,634,488		(135,489,316)	29,893,067
Unrealized losses from risk management activities	—	—	3,324,996			3,324,996

Total liabilities	134,518,474	1,229,421	32,959,484		(135,489,316)	33,218,063
Redeemable convertible preferred stock	29,357,367	—	—		—	29,357,367
Commitments	—	—	—		—	—
Stockholders' Equity (Deficit)
Common stock	33,888	843	—		(843)	33,888
Additional paid-in-capital	17,355,102	—	—			17,355,102
Contributed capital	818,636	—	167,098,058		(167,916,694)	—
Unearned stock compensation	(115,013)	—	—			(115,013)
Accumulated other comprehensive loss		(40,067)	—			(40,067)
Retained earnings (deficit)	18,159,365	(829,214)	21,306,199		(20,476,985)	18,159,365

Total stockholders' equity (deficit)	36,251,978	(868,438)	188,404,257		(188,394,522)	35,393,275

Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$200,127,819	$360,983	$221,363,741		$(323,883,838)	$97,968,705

MxEnergy Holdings Inc.

Consolidating Balance Sheet

June 30, 2005

	MxEnergy Holdings Inc.	MxEnergy (Canada) Ltd.	Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash	$—	$296,125	$53,333,456		$53,629,581
Due from intercompany			120,850,696	(120,850,696)	—
Restricted cash and short term investments	—	—	7,380,277		7,380,277
Accounts receivable, net of allowances	—	141,779	18,431,041		18,572,820
Inventories	—	—	15,813,552		15,813,552
Current portion of unrealized gains from risk management activities	—	—	56,325,996		56,325,996
Other current assets	—	—	5,399,627		5,399,627
Total current assets	—	437,904	277,534,645	(120,850,696)	157,121,853

Long-term investments	255,273,381			(255,273,381)	—
Customer acquisition costs, net of accumulated amortization	—	175,802	6,995,093		7,170,895
Fixed assets,net	—	—	4,755,292		4,755,292
Unrealized gains from risk management activities	—	—	21,358,731		21,358,731
Other assets, net	—	—	1,185,647		1,185,647

Total assets	$255,273,381	$613,706	$311,829,408	$(376,124,077)	$191,592,418

Liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$—	$808,984	$10,138,709		$10,947,693
Accrued purchases	—	—	25,664,835		25,664,835
Due to intercompany	120,850,696	—	—	(120,850,696)	—
Loans payable			16,379,466		16,379,466
Deferred income taxes	21,648,113		21,648,113	(21,648,113)	21,648,113

Total current liabilities	142,498,809	808,984	73,831,123	(142,498,809)	74,640,107
Long-term debt			5,000,000		5,000,000
Deferred income taxes	6,675,117		6,675,117	(6,675,117)	6,675,117

Total liabilities	149,173,926	808,984	85,506,240	(149,173,926)	86,315,224
Redeemable convertible preferred stock	29,357,367	—	—		29,357,367
Commitments	—	—	—		—
Stockholders' Equity (Deficit)
Common stock	33,263	843	—	(843)	33,263
Additional paid-in-capital	18,113,744	—	—		18,113,744
Contributed capital	818,636	—	167,098,058	(167,916,694)	—
Unearned stock compensation	(165,169)	—	—		(165,169)
Accumulated other comprehensive loss		(3,625)	—		(3,625)
Retained earnings (deficit)	57,941,614	(192,496)	59,225,110	(59,032,614)	57,941,614

Total stockholders' equity (deficit)	76,742,088	(195,278)	226,323,168	(226,950,151)	75,919,827

Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$255,273,381	$613,706	$311,829,408	$(376,124,077)	$191,592,418

MxEnergy Holdings Inc.

Consolidating Statement of Operations

For The Year Ended June 30, 2006

	MxEnergy Holdings Inc.	MxEnergy (Canada) Ltd.	Guarantor Subsidiaries	Eliminations	Consolidated
Sales of natural gas and electricity	$—	$1,270,679	$361,289,616		$362,560,295
Cost of goods sold (excluding depreciation and amortization)
Cost of natural gas and electricity sold	—	1,697,001	390,915,423		392,612,424
Realized gains from risk management activities	—	—	(82,983,362)	—	(82,983,362)
Unrealized losses from risk management activities	—	—	79,896,668		79,896,668

	—	1,697,001	387,828,729		389,525,730

Gross (loss)	—	(426,322)	(26,539,113)		(26,965,435)
Operating expenses:
General and administrative expenses	910,726	107,153	21,605,651		22,623,530
Advertising and marketing expenses	—	1,218	2,094,531		2,095,749
Reserves and discounts	—	—	3,394,728		3,394,728
Depreciation and amortization	—	107,023	8,396,691		8,503,714
Equity in operations of consolidated subsidiaries	38,686,622			(38,686,622)	—

Total operating expenses	39,597,348	215,394	35,491,601	(38,686,622)	36,617,721

Operating (loss)	(39,597,348)	(641,716)	(62,030,714)	38,686,622	(63,583,156)
Interest expense, net	640,671	—	2,559,523	—	3,200,194

Loss before income tax benefit	(40,238,019)	(641,716)	(64,590,237)	38,686,622	(66,783,350)
Income tax benefit	27,001,101	192,515	26,352,817	(26,545,331)	27,001,101

Net loss	$(13,236,918)	$(449,201)	$(38,237,420)	$12,141,290	$(39,782,249)

MxEnergy Holdings Inc.

Consolidating Statement of Operations

For Year Ended June 30, 2005

	MxEnergy Holdings Inc.	MxEnergy (Canada) Ltd.	Guarantor Subsidiaries	Eliminations	Consolidated
Sales of natural gas and electricity	$—	$1,121,215	$276,074,997		$277,196,212
Cost of goods sold (excluding depreciation and amortization)
Cost of natural gas and electricity sold	—	1,110,425	254,613,957		255,724,382
Realized gains from risk management activities	—	—	(37,607,616)	—	(37,607,616)
Unrealized gains from risk management activities	—	—	(16,004,086)		(16,004,086)

	—	1,110,425	201,002,255	—	202,112,680

Gross profit	—	10,790	75,072,742	—	75,083,532
Operating expenses:
General and administrative expenses	2,033,072	20,051	15,883,943		17,937,066
Advertising and marketing expenses	—	—	2,359,461	—	2,359,461
Reserves and discounts	—	—	4,533,201		4,533,201
Depreciation and amortization	—	93,689	6,072,158		6,165,847
Equity in operations of consolidated subsidiaries	(24,213,163)	—	—	24,213,163	—

Total operating expenses	(22,180,091)	113,740	28,848,763	24,213,163	30,995,575

Operating profit (loss)	22,180,091	(102,950)	46,223,979	(24,213,163)	44,087,957
Interest expense, net	—	—	2,857,501	—	2,857,501

Income (loss) before income tax benefit	22,180,091	(102,950)	43,366,478	(24,213,163)	41,230,456
Income tax (expense) benefit	(18,141,797)	30,885	(19,081,250)	19,050,365	(18,141,797)

	$4,038,294	$(72,065)	$24,285,228	$(5,162,797)	$23,088,659

MxEnergy Holdings Inc.

Consolidating Statement of Operations

For Year Ended June 30, 2004

	MxEnergy Holdings Inc.	MxEnergy (Canada) Ltd.	Guarantor Subsidiaries	Eliminations	Consolidated
Sales of natural gas and electricity	$—	$76,986	$185,581,778		$185,658,764
Cost of goods sold (excluding depreciation and amortization)
Cost of natural gas and electricity sold	—	78,707	172,099,068		172,177,775
Realized gains from risk management activities	—	—	(15,892,181)	—	(15,892,181)
Unrealized gains from risk management activities	—	—	(46,360,263)		(46,360,263)

	—	78,707	109,846,624	—	109,925,331

Gross profit (loss)	—	(1,721)	75,735,154	—	75,733,433
Operating expenses:
General and administrative expenses	—	61,707	11,535,378		11,597,085
Advertising and marketing expenses	—	—	407,643	—	407,643
Reserves and discounts	—	—	3,432,027		3,432,027
Depreciation and amortization	—	5,335	6,888,915		6,894,250
Equity in operations of consolidated subsidiaries	—	—	48,134	(48,134)	—

Total operating expenses	—	67,042	22,312,097	(48,134)	22,331,005

Operating profit (loss)	—	(68,763)	53,423,057	48,134	53,402,428
Interest expense, net	—	—	3,108,748	—	3,108,748

Income (loss) before income tax benefit	—	(68,763)	50,314,309	48,134	50,293,680
Income tax (expense) benefit	—	20,629	(20,117,166)	(20,629)	(20,117,166)

Net income (loss)	$—	$(48,134)	$30,197,143	$27,505	$30,176,514

MxEnergy Holdings Inc.

Consolidating Statement of Cash Flows

For The Year Ended June 30, 2006

	MxEnergy Holdings Inc.	MxEnergy (Canada) Ltd.	Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities
Net loss	$(13,236,918)	$(449,201)	$(38,237,420)	$12,141,290	$(39,782,249)
Adjustments to reconcile net loss income to net cash used in operating activities:
Unrealized losses from risk management activities			79,896,668		79,896,668
Stock compensation expense	910,726		—		910,726
Depreciation and amortization		107,023	8,396,691		8,503,714
Deferred tax benefit	(32,764,181)		(32,764,181)	32,764,181	(32,764,181)
Unrealized losses on interest rate swaps and amortization of deferred financing fees	640,671		416,599		1,057,270
Non-cash amortization of Castle contracts			(3,276,199)		(3,276,199)
Equity in operations of consolidated subsidiaries	38,686,622			(38,686,622)	—
Changes in assets and liabilities, net of effects of acquisition:
Net inflow in restricted cash and short term investments			6,953,454		6,953,454
Accounts receivable		88,284	(13,090,893)		(13,002,609)
Inventories			(2,685,366)		(2,685,366)
Income taxes receivable	(5,535,210)		—		(5,535,210)
Option premiums			(1,834,000)		(1,834,000)
Other assets	(503,396)	(72,035)	3,221,039		2,645,608
Acounts payable and accrued expenses	(27,675,454)	176,118	(42,056,728)	65,100,960	(4,455,104)

Net cash used in by operating activities	(39,477,140)	(149,811)	(35,060,336)	71,319,810	(3,367,478)
Investing activities
Long-term investments	71,319,810			(71,319,810)	—
Purchase of customer portfolio from Castle Power LLC	(3,149,926)		—		(3,149,926)
Deposit on SESCo asset purchase agreement and other capitalized costs	(3,348,097)		—		(3,348,097)
Customer acquisition costs			(6,149,100)		(6,149,100)
Purchases of fixed assets			(6,177,636)		(6,177,636)

Net cash (used in) provided by investing activities	64,821,787	—	(12,326,736)	(71,319,810)	(18,824,759)
Financing activities
Proceeds from loans	210,122,907				210,122,907
Repayments of loans	(226,502,373)				(226,502,373)
Debt financing costs	(2,346,594)		—		(2,346,594)
Repayments of long-term borrowings	(5,000,000)		—		(5,000,000)
Issuance of common stock and exercise of warrants	532,451		—		532,451
Purchase of common stock for cancellation	(2,151,038)		—		(2,151,038)

Net cash used in financing activities	(25,344,647)	—	—	—	(25,344,647)
Net decrease in cash	—	(149,811)	(47,387,072)	—	(47,536,884)
Cash at beginning of period	—	296,125	53,333,456		53,629,581

Cash at end of period	$—	$146,314	$5,946,384	$—	$6,092,697

MxEnergy Holdings Inc.

Consolidating Statement of Cash Flows

For The Year Ended June 30, 2005

	MxEnergy Holdings Inc.	MxEnergy (Canada) Ltd.	Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities
Net (loss) income	$4,038,294	$(72,065)	$24,285,228	$(5,162,797)	$23,088,659
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Unrealized gains from risk management activities			(16,004,086)		(16,004,086)
Stock compensation expense	2,033,072		—		2,033,072
Depreciation and amortization		93,689	6,072,158		6,165,847
Deferred tax expense	6,552,213		6,552,213	(6,552,213)	6,552,213
Amortization of deferred financing fees	—		348,871		348,871
Equity in operations of consolidated subsidiaries	(24,213,163)			24,213,163	—
Changes in assets and liabilities, net of effects of acquisition:
Net inflow in restricted cash and short term investments			2,194,998		2,194,998
Accounts receivable		(60,335)	3,331,620		3,271,285
Inventories			(72,258)		(72,258)
Other assets	—	7,540	887,108		894,648
Acounts payable and accrued expenses	242,649,802	462,357	3,267,356	(243,558,370)	2,821,145

Net cash (used in) provided by operating activities	231,060,218	431,186	30,863,208	(231,060,218)	31,294,394
Investing activities
Purchase of Total Gas & Electric, Inc., net of cash acquired			(2,003,000)		(2,003,000)
Long-term investments	(231,060,218)		231,060,218	—
Customer acquisition costs		(135,061)	(3,707,761)		(3,842,822)
Purchases of fixed assets			(2,450,360)		(2,450,360)

Net cash provided by (used in) investing activities	(231,060,218)	(135,061)	(8,161,121)	231,060,218	(8,296,182)
Financing activities
Proceeds from loans			193,748,669		193,748,669
Repayments of loans			(190,390,103)		(190,390,103)
Repayments of long-term borrowings			(1,000,000)		(1,000,000)
Repayments of Sowood credit facility			(8,200,000)		(8,200,000)
Issuance of common stock and exercise of warrants			797,566		797,566
Purchase of common stock for cancellation			(667,103)		(667,103)
Proceeds from note receivable, net of $892,651 in issuance costs			30,107,349		30,107,349

Net cash provided by financing activities	—	—	24,396,378	—	24,396,378
Net decrease in cash	—	296,125	47,098,465	—	47,394,590
Cash at beginning of period	—	—	6,234,991		6,234,991

Cash at end of period	$—	$296,125	$53,333,456	$—	$53,629,581

MxEnergy Holdings Inc.

Consolidating Statement of Cash Flows

For The Year Ended June 30, 2004

	MxEnergy Holdings Inc.	MxEnergy (Canada) Ltd.	Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities
Net (loss) income	$—	$(48,134)	$30,197,143	$27,505	$30,176,514
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Unrealized gains from risk management activities			(46,360,263)		(46,360,263)
Stock compensation expense			1,894,248		1,894,248
Depreciation and amortization		5,335	6,888,915		6,894,250
Deferred tax expense			19,729,572		19,729,572
Amortization of deferred financing fees			207,374		207,374
Equity in operations of consolidated subsidiaries			27,505	(27,505)	—
Changes in assets and liabilities, net of effects of acquisition:
Net outflow in restricted cash and short term investments			(191,967)		(191,967)
Accounts receivable		(81,444)	2,057,702		1,976,258
Inventories		—	(970,495)		(970,495)
Other assets		(7,540)	(4,602,870)		(4,610,410)
Acounts payable and accrued expenses		354,292	2,291,563		2,645,855

Net cash provided by operating activities	—	222,509	11,168,427	—	11,390,936
Investing activities
Purchase of Total Gas & Electric, Inc., net of cash acquired			(11,450,000)		(11,450,000)
Customer acquisition costs		(222,509)	(2,928,418)		(3,150,927)
Purchases of fixed assets			(1,552,766)		(1,552,766)

Net cash used in investing activities	—	(222,509)	(15,931,184)	—	(16,153,693)
Financing activities
Proceeds from loans			148,697,128		148,697,128
Repayments of loans			(149,274,123)		(149,274,123)
Proceeds from Sowood credit facility			8,200,000		8,200,000
Issuance of common stock and exercise of warrants			95,228		95,228

Net cash provided by financing activities	—	—	7,718,233	—	7,718,233
Net increase in cash	—	—	2,955,476	—	2,955,476
Cash at beginning of period	—	—	3,279,515		3,279,515

Cash at end of period	$—	$—	$6,234,991	$—	$6,234,991

Schedule II—Valuation and Qualifying Accounts

MxEnergy Holdings Inc.
For the years ended June 30, 2006, 2005 and 2004
(Dollars in thousands)

Description	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Deductions		Balance at end of period
For the year ended June 30, 2006:
Allowance for doubtful accounts receivable	$1,899	$1,552	—	$(166	)(1)	$3,285

For the year ended June 30, 2005:
Allowance for doubtful accounts receivable	$1,401	$3,168	—	$(2,670	)(1)	$1,899

For the year ended June 30, 2004:
Allowance for doubtful accounts receivable	$221	$2,054	—	$(874	)(1)	$1,401

(1)
Uncollectible accounts written off.

MxEnergy Holdings Inc.

Condensed Consolidated Balance Sheets as of March 31, 2007 and 2006 and June 30, 2006

(Dollars in thousands)

(Unaudited, see Note 1)

	March 31,
			June 30, 2006
	2007	2006
Assets
Current assets:
Cash	$82,330	$208	$6,093
Restricted cash and short term investments	325	5,865	427
Accounts receivable, net of allowance for doubtful accounts of $5,563, $2,394 and 3,285, respectively	130,856	76,937	31,575
Inventories	20,678	6,083	18,499
Current portion of unrealized gains from risk management activities	201	19,216	1,664
Income taxes receivable	—	—	5,535
Deferred income taxes	7,066	—	1,046
Other current assets	4,556	3,365	2,678
Margin deposit on hedge facility	25,000	—	—

Total current assets	271,012	111,674	67,517

Customer acquisition costs, net of accumulated amortization of $34,853, $17,435 and $19,173, respectively	44,404	11,541	10,822
Fixed assets, net	18,513	7,435	8,637
Unrealized gains from risk management activities	4	1,453	1,272
Deferred income taxes	11,383	2,861	3,395
Deposit on SESCo asset purchase agreement and other capitalized costs	—	—	3,348
Other assets, net	8,432	2,012	2,978

Total assets	$353,748	$136,976	$97,969

Liabilities, redeemable convertible preferred stock and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$51,939	$15,200	$14,898
Accrued commodity purchases	33,627	25,254	14,544
Current portion of unrealized losses from risk management activities	10,505	306	452
Loans payable	—	9,000	—
Deferred income taxes	—	6,530	—

Total current liabilities	96,071	56,290	29,894
Unrealized losses from risk management activities	7,666	249	3,325
Long-term debt, net	185,181	—	—
Total liabilities	288,918	56,539	33,219
Redeemable convertible preferred stock ($31 million redemption value)	29,357	29,357	29,357
Commitments	—	—	—
Stockholders' equity:
Common stock, par value $0.01, 10,000,000 shares authorized; 3,394,489, 3,379,197 and 3,388,815 shares issued and outstanding, respectively	34	34	34
Additional paid-in capital	21,494	18,025	17,355
Unearned stock compensation	(51)	(166)	(115)
Accumulated other comprehensive loss	(12)	(17)	(40)
Retained earnings	14,008	33,204	18,159

Total stockholders' equity	35,473	51,080	35,393

Total liabilities, redeemable convertible preferred stock and stockholders' equity	$353,748	$136,976	$97,969

See accompanying notes.

MxEnergy Holdings Inc.

Condensed Consolidated Statements of Operations

For The Three Months Ended March 31, 2007 and 2006

(Dollars in thousands)

(Unaudited)

	2007	2006
Sales of natural gas and electricity	$311,057	$156,252
Cost of goods sold (excluding depreciation and amortization):
Cost of natural gas and electricity sold	238,593	154,253
Realized losses (gains) from risk management activities	7,220	(20,464)
Unrealized (gains) losses from risk management activities	(28,927)	89,306

	216,886	223,095

Gross profit (loss)	94,171	(66,843)
Operating expenses:
General and administrative expenses	16,183	6,905
Advertising and marketing expenses	1,096	516
Reserves and discounts	2,402	1,110
Depreciation and amortization	8,722	1,854

Total operating expenses	28,403	10,385

Operating profit (loss)	65,768	(77,228)
Interest expense—net of interest income of $702 and $260, respectively	9,823	952

Income (loss) before income tax (expense) benefit	55,945	(78,180)
Income tax (expense) benefit	(21,357)	31,875

Net income (loss)	$34,588	$(46,305)

See accompanying notes.

MxEnergy Holdings Inc.

Condensed Consolidated Statements of Operations

For The Nine Months Ended March 31, 2007 and 2006

(Dollars in thousands)

(Unaudited)

	2007	2006
Sales of natural gas and electricity	$592,289	$306,035
Cost of goods sold (excluding depreciation and amortization):
Cost of natural gas and electricity sold	461,420	347,356
Realized losses (gains) from risk management activities	26,253	(86,188)
Unrealized losses from risk management activities	12,989	57,571

	500,662	318,739

Gross profit (loss)	91,627	(12,704)
Operating expenses:
General and administrative expenses	41,980	16,646
Advertising and marketing expenses	3,942	1,510
Reserves and discounts	3,883	2,129
Depreciation and amortization	21,398	6,067

Total operating expenses	71,203	26,352

Operating profit (loss)	20,424	(39,056)
Interest expense—net of interest income of $1,838 and $912, respectively	27,163	2,277

Loss before income tax benefit	(6,739)	(41,333)
Income tax benefit	2,588	16,595

Net loss	$(4,151)	$(24,738)

See accompanying notes.

MxEnergy Holdings Inc.

Condensed Consolidated Statements of Stockholders' Equity

For The Nine Months Ended March 31, 2007 and 2006

(Dollars in thousands)

(Unaudited)

	Common Stock Par Value	Additional Paid-in Capital	Unearned Stock Compensation	Accumulated Other Comprehensive Loss	Retained Earnings	Total Stockholders' Equity
Balance at June 30, 2005	$33	$18,114	$(165)	$(4)	$57,942	$75,920
Issuance of common stock	1	61	—	—	—	62
Unamortized stock compensation	—	1,355	(1,355)	—	—	—
Purchase and cancellation of treasury shares	—	(1,505)	—	—	—	(1,505)
Amortization of stock compensation	—	—	1,354	—	—	1,354
Comprehensive income:
Net loss	—	—	—	—	(24,738)	(24,738)
Foreign currency translation	—	—	—	(13)	—	(13)

Comprehensive loss						(24,751)

Balance at March 31, 2006	$34	$18,025	$(166)	$(17)	$33,204	$51,080

	Common Stock Par Value	Additional Paid-in Capital	Unearned Stock Compensation	Accumulated Other Comprehensive Loss	Retained Equity	Total Stockholders' Equity
Balance at June 30, 2006	$34	$17,355	$(115)	$(40)	$18,159	$35,393
Unamortized stock compensation	—	3,017	(3,017)	—	—	—
Purchase and cancellation of treasury shares	—	(173)	—	—	—	(173)
Stock compensation expense	—	1,295	—	—	—	1,295
Amortization of stock compensation	—	—	3,081	—	—	3,081
Comprehensive loss:
Net loss	—	—	—	—	(4,151)	(4,151)
Foreign currency translation	—	—	—	28	—	28

Comprehensive loss						(4,123)

Balance at March 31, 2007	$34	$21,494	$(51)	$(12)	$14,008	$35,473

See accompanying notes.

MxEnergy Holdings Inc.

Condensed Consolidated Statements of Cash Flows

For The Nine Months Ended March 31, 2007 and 2006

(Dollars in thousands)

(Unaudited)

	2007	2006
Operating activities
Net loss	$(4,151)	$(24,738)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Unrealized losses from risk management activities	12,989	57,571
Stock compensation expense	4,376	1,353
Depreciation and amortization	21,398	6,067
Deferred tax benefit	(14,008)	(25,536)
Unrealized losses on interest rate swaps and amortization of deferred financing fees	7,295	255
Changes in assets and liabilities, net of effects of acquisition:
Net inflow in restricted cash and short term investments	102	1,515
Accounts receivable	(82,226)	(60,395)
Inventories	34,157	11,762
Income taxes receivable	5,535	—
Margin deposit on hedge facility	(25,000)	—
Option premiums	1,834	—
Other assets	14,905	953
Accounts payable and accrued expenses	53,118	4,185

Net cash provided by (used in) operating activities	30,324	(27,008)
Investing activities
Purchase of assets of Shell Energy Services Company L.L.C. ("SESCo")	(126,044)	—
Deposit on SESCo asset purchase agreement and other capitalized costs	3,348	—
Purchase of customer portfolio from Castle Power LLC	—	(3,040)
Customer acquisition costs	(4,913)	(5,286)
Purchases of fixed assets	(1,527)	(4,266)

Net cash used in investing activities	(129,136)	(12,592)
Financing activities
Proceeds from loans	6,000	210,123
Repayments of loans	(6,000)	(217,502)
Debt financing costs	(9,345)	—
Repayments of long term debt	—	(5,000)
Proceeds from Sowood credit facility	23,040	—
Repayment of Sowood credit facility	(12,000)	—
Proceeds from bridge loan	190,000	—
Repayment of bridge loan	(190,000)	—
Proceeds from senior notes	185,250	—
Repurchase of senior notes	(11,723)	—
Issuance of common stock and exercise of warrants	—	62
Purchase of common stock for cancellation	(173)	(1,505)

Net cash provided by (used in) financing activities	175,049	(13,822)
Net increase (decrease) in cash	76,237	(53,422)
Cash at beginning of period	6,093	53,630

Cash at end of period	$82,330	$208

See accompanying notes.

MxEnergy Holdings Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited, except for disclosures as of June 30, 2006, see Note 2)

1. Organization and Business

        MxEnergy Holdings Inc. ("Holdings") was incorporated on January 24, 2005 as a Delaware corporation. Holdings was formed as part of a corporate reorganization which was completed in the year ended June 30, 2005. The two principal operating subsidiaries of Holdings are MxEnergy Inc. and MxEnergy Electric Inc. which are engaged in the marketing and supply of natural gas and electricity, respectively. Holdings and all operating and holding subsidiaries (collectively, the "Company") operate in 30 market areas located in 12 states and the Provinces of Ontario and British Columbia in Canada.

        As part of the reorganization, the common and preferred stockholders of MxEnergy Inc. became stockholders of Holdings on a one-for-one basis. The purpose of the reorganization was to split the gas and electric businesses into separate entities. Since all transactions were between entities under common control, there was no accounting impact as a result of the reorganization.

2. Summary of Significant Accounting Policies

Principles of Consolidation

        The accompanying unaudited condensed consolidated financial statements include the accounts of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying financial statements include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. Operating results for the three and nine months ended March 31, 2007 are not necessarily indicative of the results to be expected for the year ending June 30, 2007. Our business is subject to substantial seasonal variations. Natural gas accounts for 98% of our total annual sales which exposes us to a high degree of seasonality in our cash flows and operating results throughout our fiscal year. We utilize a considerable amount of cash from operations and borrowings under our revolving credit facility to fund working capital, primarily inventory purchases, during the months of April through October each calendar year (primarily our last and first fiscal quarters) and accounts receivable in our second and third fiscal quarters. We sell the majority of our natural gas during the months of November through March of each calendar year (primarily our second and third fiscal quarters). We expect the significant seasonality impacts to our cash flows and earnings will continue during fiscal 2007. For further information, see the consolidated financial statements and notes thereto included in the Company's Annual Report for the year ended June 30, 2006 and elsewhere in this prospectus.

        The condensed consolidated balance sheet at June 30, 2006 has been derived from our audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

        You should read the accompanying unaudited condensed consolidated financial statements in conjunction with our consolidated financial statements and notes thereto included in our Annual Report for the year ended June 30, 2006.

Revenues

        Revenues from the sale of natural gas and electricity are recognized in the period in which the commodity is consumed by customers or, in certain circumstances, when title passes upon delivery to the local distribution company ("LDC"). The Company performs an annual revenue reconciliation for the LDCs through which MXenergy records revenue when title of the natural gas passes to the LDC. The Company recorded an increase to operating results of $6.4 million during the three and nine months ended March 31, 2007 in connection with the annual revenue reconciliation performed for the LDCs through which the Company records revenue when title of the natural gas passes to the LDC. Sales of natural gas and electricity are generally billed by the LDC, acting as the Company's agent, on a monthly cycle basis. The billing cycles for customers do not coincide with the accounting periods used for financial reporting purposes. The Company follows the accrual method of accounting for revenues whereby revenues applicable to gas and electricity consumed by customers, but not yet billed under the cycle billing method, are estimated and accrued along with the related costs, and included in operations. Such estimates are refined in subsequent periods upon obtaining final information from the LDC. Any change in estimates is reflected in operations in the period determined. Transportation and storage costs are included as a component of cost of goods sold. Unbilled accounts receivable were approximately $36.2 million, $4.7 million and $20.3 million at March 31, 2007, June 30, 2006 and March 31, 2006, respectively. Revenues from the sale of natural gas and electricity are reflected net of any applicable sales tax.

Inventories

        Inventories consist of natural gas held by third parties on the Company's behalf and are valued at the lower of cost or market on a weighted-average cost basis.

Concentration of Credit Risk

        Prior to August 1, 2006, the Company, through its Energy Marketing Agreement (the "EMA") with Virginia Power Energy Marketing, Inc. ("VPEM") engaged in transactions with VPEM for the purchase of derivative instruments and physical natural gas purchases. With limited exceptions, the EMA was exclusive and, as a result, predominantly all of the Company's transactions were with VPEM. The Company was party to a master netting agreement which mitigated the exposure to credit risk as the Company had borrowings from VPEM under the Agreement (see Note 4).

        On August 1, 2006, the Company entered into a committed exclusive hedge facility (the "Hedge Facility") with Société Générale.

        The Hedge Facility has an initial term of two years with subsequent one-year renewal terms. The Hedge Facility provides the Company with the ability to enter into NYMEX natural gas and natural gas basis swaps for a tenor of up to 39 months. Fees under the Hedge Facility include an annual management fee, a volumetric fee based on the tenor of the swap and fees to allow Société Générale to hedge its potential risks arising from material declines of natural gas market prices based on the Company's overall hedge position with them. All such fees are charged to interest expense.

        The Hedge Facility is secured by a first lien on customer contracts and a second lien on substantially all other assets of the Company. In addition, the Company provided a total of $25 million as cash collateral for potential negative mark-to-market changes in the value of the forward hedge position. Within the defined volumetric limits of the Hedge Facility, the Company will not be required to post additional collateral beyond the initial margin requirements. In April 2007, the Company replaced the $25 million of collateral with a letter of credit.

        In connection with entering into the Hedge Facility, the Company no longer purchases derivative instruments under the EMA.

Customer Acquisition Costs

        Customer acquisition costs represent the purchase price of customer contracts acquired from independent third parties and through bulk acquisitions. These costs are capitalized and generally amortized over an estimated three year average life of a customer. In addition, beginning July 1, 2005 direct response advertising costs which consist primarily of hourly-based telemarketing costs associated with proven customer generation, are capitalized and amortized over the estimated average life of a customer in accordance with the provisions of Statement of Position No. 93-7 "Reporting on Advertising Costs." Net direct response advertising costs included in customer acquisition costs at March 31, 2007, March 31, 2006 and June 30, 2006 were approximately $8.6 million, $2.7 million and $$4.1 million, respectively. All costs associated with servicing and maintaining customer accounts are expensed as incurred. Amortization expense relating to capitalized customer acquisition costs for the three months ended March 31, 2007 and 2006 was $6.5 million and $1.6 million, respectively and $15.7 million and $4.2 million, for the nine months ended March 31, 2007 and 2006, respectively.

Income Taxes

        Income tax expense or benefit for the three and nine month periods ended March 31, 2007 and 2006 is recorded based on estimates of the Company's estimated consolidated effective tax rate for the years ending June 30, 2007 and 2006, respectively. The Company's estimated consolidated effective tax rate for the three and nine months ended March 31, 2007 decreased from the same periods in the prior year as a result of a decrease in the Company's effective state tax rate in connection with the acquisition of the assets of Shell Energy Services Company, L.L.C. ("SESCo").

Stock-Based Compensation

        The Company currently has three stock-based compensation plans in effect, under which warrants and options have been issued to employees, non-employees and directors. In December 2004, the FASB issued Statement on Financial Accounting Standard No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123R"), which requires the recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements and the measurement based on the grant-date fair value of the award. It also requires the cost to be recognized over the period during which an employee is required to provide services in exchange for the award (i.e., the vesting period). SFAS No. 123R replaces SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123") and supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related interpretations. The Company adopted SFAS No. 123R on July 1, 2006. As the Company historically utilized the minimum value method for pro forma disclosures under the original provisions of SFAS No. 123, it was required to adopt the provisions of SFAS No. 123R using the prospective method. Under the prospective method, the Company will continue to account for non-vested awards outstanding at the date of adoption of SFAS No. 123R in the same manner as they had been accounted for prior to adoption for financial statement recognition purposes (see further discussion below). All awards granted, modified or settled after the adoption will be accounted for using the measurement, recognition and attribution provisions of SFAS No. 123R. The adoption of SFAS No. 123R did not have any financial impact on the Company's financial position, results of operations or cash flows for all awards granted prior to June 30, 2006.

        The Company has elected to follow APB No. 25 and related interpretations, in accounting for all stock options and warrants ("awards") granted to employees, rather than the alternative fair value method allowed under SFAS No. 123 for all awards granted prior to June 30, 2006. APB No. 25 provides that compensation expense relative to the Company's employee stock and stock option grants be measured based on the intrinsic value of the stock or stock option at the date of grant.

        The Company follows SFAS No. 123 and Emerging Issues Task Force ("EITF") No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," for all awards granted to non-employees prior to June 30, 2006. The Company uses the Black-Scholes-Merton option-pricing model for estimating the fair value of non-employee grants. The Black-Scholes-Merton option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including the expected price volatility. Because the Company's stock options and warrants have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

        The Company has issued warrants to purchase the common stock of the Company to certain employees which permit the employee to exercise such warrant for cash or by withholding from shares that would otherwise be issued upon exercise of the warrant that number of shares having a fair market value equal to the warrant exercise to allow a cashless exercise of the warrant.

        As a result of such feature, a presumption exists that an employee will elect the cashless exercise and therefore such warrants are accounted for using variable plan accounting. Under variable plan accounting, compensation cost is measured as the amount by which the estimated fair value of the shares of the Company's common stock covered by such warrants exceeds the exercise price of the warrant. Prior to June 30, 2006, the Company estimated the fair value of its common stock using an internally developed pricing model validated by external transactions in the Company's common stock. At June 30, 2006, the Company obtained a valuation of its common stock from an independent valuation services firm. At March 31, 2007, the Company utilized a valuation model validated by an independent valuation services firm to value its common stock. Compensation cost is accrued as a charge to expense over the vesting period of such warrants using the accelerated expense attribution method under Financial Accounting Standards Board ("FASB") Interpretation No. 28 "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans." Changes, either increases or decreases, in the estimated fair value of the Company's common stock between the date of grant and the exercise date result in a change in the measure of compensation for the award which is reflected in compensation expense in the period in which the changes in estimated fair value occur. Accrued compensation for an award that is forfeited or cancelled is adjusted by decreasing compensation expense in the period of forfeiture or cancellation. During the three months ended March 31, 2007 and 2006, compensation expense relating to such warrants amounted to $2.1 million ($1.3 million net of tax) and $0.8 million ($0.5 million net of tax), respectively, and $2.8 million ($1.7 million net of tax) and $1.4 million ($0.8 million net of tax) during the nine months ended March 31, 2007 and 2006, respectively.

Recently Issued Accounting Pronouncements

        In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN No. 48"). FIN No. 48 clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. FIN No. 48 is effective for the Company on July 1, 2007. The Company has not yet determined the impact of adopting FIN No. 48 on its consolidated financial statements.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS No. 157"), which provides guidance for using fair value to measure assets and liabilities. SFAS No. 157 also responds to investors' requests for expanded information about the extent to which a company measures assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances.

        Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, SFAS No. 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the reporting entity's own data. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy.

        The provisions of SFAS No. 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years (i.e. the Company's fiscal year ended June 30, 2009). Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The Company has not yet determined the impact of adopting SFAS No. 157 on its consolidated financial statements.

3. Acquisitions

        On November 1, 2005, the Company acquired certain natural gas customer contracts of Castle Power LLC ("Castle"). Castle marketed natural gas to small and mid-market commercial customers in New York and New Jersey. Castle served approximately 2,200 customers in five markets. The acquisition was accounted for as a purchase of intangible assets. The Company assumed the obligations to serve certain fixed-priced customers under contracts that extended to December 2006 and that were at below-market prices as of the acquisition date, which liability was estimated to be $3.6 million. Such amount was adjusted through cost of natural gas and electricity sold as the Company made deliveries under such contracts. As of March 31, 2007, June 30, 2006 and March 31, 2006, the carrying value of the contract liability was approximately $0, $0.4 million and $0.5 million, respectively. The liability assumed by the Company represents the initial cost of the customer contracts acquired and was capitalized as customer acquisition costs and is being amortized over an estimated two-year life. In addition, a fee of $0.07 per MMBtu will be paid to Castle over a four-year term from the date of acquisition upon continued Castle account executive assistance, revenue generation and collection from the acquired customers ("Contingent Consideration"). The Contingent Consideration is payable on a quarterly basis in arrears and will be payable for volumes consumed and paid for on certain customer contracts acquired. The payment is determined at the end of each quarter and capitalized as part of customer acquisition costs and amortized over the remaining customer life. As of March 31, 2007, June 30, 2006 and March 31, 2006, Contingent Consideration payable to Castle was approximately $101,000, $130,000 and $100,000, respectively. No cash or other working capital assets were acquired as part of the acquisition. The results of operations associated with the customers acquired from Castle are included in the Company's operating results from the date of acquisition.

        On May 12, 2006, the Company entered into an Asset Purchase Agreement (the "APA") with SESCo pursuant to which the Company agreed to purchase substantially all of the assets of SESCo (the "Acquisition"). SESCo, a wholly owned subsidiary of Shell Oil Company, is a retail energy marketer that serves residential and small to mid-market commercial customers in Georgia and Ohio. The Acquisition added approximately 315,000 residential customer equivalents ("RCEs," each reflecting 100 MMBtus of annual natural gas consumption) and Georgia to the list of states in which the Company operates. As of June 30, 2006, the Company had deposited $3 million in escrow relating to the purchase and had capitalized approximately $0.3 million of costs directly related to the Acquisition. On August 1, 2006, the Company consummated the Acquisition for aggregate consideration of approximately $125.5 million with the proceeds of a bridge loan (see Note 4). During the three months ended December 31, 2006, the Company paid an additional $0.5 million in connection with the Acquisition based on certain post-closing adjustments as defined in the APA, resulting in a total purchase price of $126.0 million. The Acquisition is being accounted for as a purchase business combination and the results of operations of SESCo are included in the Company's operating results beginning on August 1, 2006. The Acquisition was initially financed by utilizing the proceeds from a $190 million bridge loan which was repaid on August 4, 2006 from the proceeds received by the issuance of $190 million face amount of floating rate senior notes (see Note 4).

        At August 1, 2006, the preliminary purchase price was initially allocated based upon the estimated fair value of the net assets acquired at the date of acquisition. The final allocations will be based on independent valuations that have not yet been completed and will be subject to change when the valuations are completed during fiscal year 2007. During the three months ended December 31, 2006 and March 31, 2007, the Company revised the initial purchase price allocation based on updating estimates of customer usage and re-evaluating the internal methodologies to value certain acquired assets, primarily the customer contract assets acquired. Included in the revised purchase price allocation as of December 31, 2006 and March 31, 2007 are approximately $6.4 million and $2.2 million of negative goodwill, respectively, which has been allocated on a pro rata basis to decrease the fair value of fixed assets and customer acquisition costs acquired. The following table presents the initial and revised allocations of purchase price (in thousands):

	Initial Allocation	December 31, 2006 Allocation	March 31, 2007 Allocation
Accounts receivable	$16,392	$17,055	$17,055
Inventory	33,501	36,336	36,336
Prepaid peaking service	—	2,652	2,652
Fixed assets	15,000	13,058	14,076
Customer acquisition costs	56,381	41,141	44,350
Customer contract assets	6,306	16,947	14,619
Customer contract liabilities	(2,050)	(1,145)	(3,044)

Total	$125,530	$126,044	$126,044

        The customer acquisition costs are being amortized over an estimated three-year average life of a customer.

        The following unaudited pro forma financial information assumes the Acquisition had occurred on July 1, 2005 with respect to the three and nine months ended March 31, 2006 and July 1, 2006 with respect to the nine months ended March 31, 2007. The pro forma information is not necessarily indicative of the results that would have been obtained had the Acquisition occurred on such dates nor is it necessarily indicative of future results (in thousands):

	Three months ended March 31, 2007	Three months ended March 31, 2006
Sales of natural gas and electricity	N/A	$441,910
Net loss	N/A	$(48,925)
	Nine months ended March 31, 2007	Nine months ended March 31, 2006
Sales of natural gas and electricity	$608,489	$889,731
Net loss	$(767)	$(36,384)

        SESCo's operating activities included Percent of Income Payment Plan ("PIPP") accounts for the three and nine months ended March 31, 2006. The PIPP account contract expired on March 31, 2006 and is not expected to recur. SESCo's PIPP accounts represented approximately $74.6 million and $117.8 million of sales and $1.2 million and $1.9 million of net income for three and nine months ended March 31, 2006, respectively. We did not acquire any PIPP accounts in connection with the Acquisition. In addition, we did not acquire from SESCo any contracts which terminated or expired between March 31, 2006 and August 1, 2006.

        In August 2006, the Company approved and announced to employees a plan to move certain of its operations to Houston, Texas in connection with the Acquisition. The terms of the rationalization plan, which are specific to each employee affected, include various employee benefit cost components such as severance, retention bonuses and reimbursement of relocation costs. Certain of the employee benefit costs are contingent on future events, such as continued employment during defined transition periods. The Company estimates the maximum rationalization charges for the plan, all of which relate to employee severance and benefits, will amount to approximately $1.5 million. The Company recorded rationalization charges of $0.3 million and paid rationalization charges of $0.4 million during the three months ended March 31, 2007 and $1.3 million and $0.7 million, respectively, during the nine months ended March 31, 2007. The Company expects to record $0.1 million and $0.1 million of rationalization charges during the remainder of fiscal year 2007 and fiscal year 2008, respectively. The Company expects to pay $0.1 million and $0.7 million of such employee severance and benefits during the remainder of fiscal year 2007 and fiscal year 2008, respectively. All rationalization charges have been recorded to general and administrative expenses in the condensed consolidated statement of operations.

4. Loans Payable and Long Term Debt

Bridge Loan

        On May 12, 2006, in conjunction with the execution of the APA, the Company entered into a bridge loan commitment letter with two investment banks to provide up to $200 million in bridge loans (the "Bridge Loan") to finance the Acquisition. On August 1, 2006, the Company utilized $190 million of the Bridge Loan to finance the Acquisition. Fees and interest associated with the Bridge Loan approximated $0.8 million. On August 4, 2006, the Company repaid the $190 million Bridge Loan from the issuance of $190 million aggregate principal amount of Floating Rate Senior Notes due 2011 (the "Senior Notes") and as a result the Company wrote-off the aforementioned costs as a charge to interest expense.

Senior Notes

        On August 4, 2006, the Company issued $190 million aggregate principal amount of Senior Notes at 97.5% of par value. The Senior Notes mature on August 1, 2011 and bear interest at a rate equal to LIBOR plus 7.5% per annum. Interest is reset and payable semi-annually on February 1 and August 1 of each year. On or before August 1, 2009, upon an equity offering, the Company may redeem up to 35% of the aggregate principal amount of the Senior Notes at a price equal to 100% of the principal amount, plus a premium equal to the rate per annum on the Senior Notes outstanding on the date notice is given to redeem the Senior Notes and plus accrued and unpaid interest to the redemption date. If a change of control, as defined in the indenture governing the Senior Notes, were to occur, the Company would be obligated to make an offer to purchase the Senior Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount of the Senior Notes, plus accrued and unpaid interest, if any, to the date of purchase. If a change of control were to occur, the Company may not have the financial resources to repay all of its obligations under the Senior Notes.

        On December 13, 2006, the Company purchased $12 million aggregate principal amount of Senior Notes outstanding, and paid accrued interest of approximately $600,000, from an existing bond holder at 92% of face value. The Company obtained the $11 million to re-purchase such Senior Notes from proceeds under its credit facility with Sowood Commodity Partners Fund LP ("Sowood") (see Note 5). The purchase of the $12 million aggregate principal amount of Senior Notes resulted in the Company recording a gain on early extinguishment of debt of approximately $400,000, which is net of the write-off of approximately $600,000, relating to a pro rata portion of the original issue discount of 2.5%

on the Senior Notes and unamortized debt issuance costs. The $400,000 was recorded as interest income and reported net of interest expense in the consolidated statement of operations for the nine months ended March 31, 2007.

        Holdings is the issuer of the Senior Notes and has no significant independent operations. Holdings' only significant assets and liabilities are the indirect ownership of the stock of MxEnergy Inc. and MxEnergy Electric Inc., the Senior Notes and related interest expense and interest rate swaps (see "Interest Rate Swaps" below for more information). Each of Holdings' domestic subsidiaries have jointly and severally, fully and unconditionally guaranteed the Senior Notes on a senior unsecured basis. Holdings has only one foreign subsidiary, which subsidiary is not material to the consolidated financial position or operations of the Company. On November 3, 2006, the Company filed with the SEC a Registration Statement on Form S-4 to register an exchange offer (the "Exchange Offer") for $190 million aggregate principal amount of Senior Notes not registered under the Securities Act of 1933, as amended (the "Securities Act") with like principal amount of Senior Notes that have been registered under the Securities Act. On April 30, 2007, the Company's Registration Statement on Form S-4 (as amended, the "Registration Statement") was declared effective with the SEC and notice of the Exchange Offer was communicated to all existing bond holders. On May 30, 2007, the Company announced that it was indefinitely extending the expiration date of the Exchange Offer as a result of the Company's restatement of its results as of December 31, 2006 and for the three and six months then ended. As the Company has not completed the Exchange Offer as of May 30, 2007, an interest penalty of 25 basis points, approximately $1,200 per day, is being assessed against the Company per the indenture governing the Senior Notes. The interest penalty will continue until the Company consummates the Exchange Offer.

Interest Rate Swaps

        In August 2006, the Company entered into interest rate swaps to hedge the floating rate interest expense on the Senior Notes. The swaps are fixed-for-floating and settle against the six month LIBOR rate. The fixed rates under the swaps range from 5.68% to 5.72% per annum. The total notional amount of the interest rate swaps is $130 million with an average initial term of approximately four years. None of the interest rate swaps has been designated as a hedge under SFAS No. 133; accordingly, changes in the market value of the swaps have been and will continue to be charged to interest expense. The carrying value of the interest rate swaps at March 31, 2007 is approximately $(2.8) million and is included in unrealized losses from risk management activities on the condensed consolidated balance sheet.

Revolving Credit Facilities

        Through December 2005, the EMA with VPEM provided, among other things, loans to the Company based on the level of its trade receivables and inventories. The terms of the loans varied but were generally due in either 60-day or 300-day increments for receivables and inventory. Inventory loans accrued interest at prime for the duration of the loan. Accounts receivable and extended invoice loans accrued interest at prime for the earlier of (i) 60 days or (ii) the margin withdrawal date; thereafter, the rate was prime plus 2% per annum.

        In addition to the loans, the EMA provided for borrowings of up to $6,500,000 (including third party guarantees) which were payable upon expiration of the EMA and bore interest at a rate of 3% per annum. These funds were used as collateral for letters of credit or surety bonds issued to various utilities and regulatory agencies.

        There were no borrowings under the EMA at March 31, 2007, June 30, 2006 and March 31, 2006. The loans and the borrowings under the EMA were secured by a first lien on substantially all assets of the Company.

        Interest on borrowings under the EMA during the three and nine months ended March 31, 2006 totaled $0 and $1,514,000, respectively. There was no interest incurred under the EMA during the three and nine months ended March 31, 2007. Administrative fees and other volumetric based expenses were also incurred under the EMA.

        In December 2005, the Company's principal operating subsidiaries entered into a three-year committed credit agreement with a banking syndicate (the "Old Credit Agreement"). The Old Credit Agreement, which replaced the financing component of the EMA with VPEM, provided for revolving working capital borrowing or issuance of letters of credit up to $100 million. The availability of letters of credit and advances under the Old Credit Agreement were limited by a borrowing base consisting primarily of the Company's unrestricted cash, accounts receivables and natural gas inventories. Letters of credit issued under the Old Credit Agreement were charged fees of 1.50% per annum, while loans bore interest at prime plus 0.375% per annum or at the Company's option, LIBOR plus 1.625% per annum. Commitment fees were payable on the unused portion of the Old Credit Agreement at 0.375% per annum. As of March 31, 2007 and June 30, 2006, no amounts were outstanding under the Old Credit Agreement. As of March 31, 2006, $9.0 million was outstanding under the Old Credit Agreement.

        In connection with the Acquisition, on August 1, 2006, the Company amended and restated its Old Credit Agreement (the "New Credit Agreement"). The New Credit Agreement provides up to $280 million (which may be increased to $400 million under certain circumstances) and is secured by a first priority lien on substantially all ofthe Company's and its subsidiaries' other existing and future assets and a second priority lien on customer contracts. Borrowings under the New Credit Agreement generally bear interest at a fluctuating rate based upon a base rate or a Eurodollar rate plus an applicable margin. The applicable margin for base rate loans ranges from 0.5% to 1.375% per annum and the applicable margin for Eurodollar loans ranges from 1.5% to 2.375% per annum. Letters of credit issued under the New Credit Agreement incur charges ranging from 1.375% to 2% per annum. All outstanding borrowings under the New Credit Agreement are due on December 19, 2008.

        As of March 31, 2007, the Company had no amounts outstanding under the New Credit Agreement. As of March 31, 2007, the Company had $121.1 million in outstanding letters of credit issued under the New Credit Agreement which serve as collateral for the performance risk associated with future delivery of natural gas. Total availability under the New Credit Agreement as of March 31, 2007 was $90.2 million.

        The New Credit Agreement contains customary covenants that restrict certain activities including, among others, limitation on capital expenditures, disposal of property and equipment, additional indebtedness, issuance of capital stock and dividend payments. Financial covenants under the New Credit Agreement include, among others, minimum tangible net worth, minimum working capital and interest coverage, each as defined in the New Credit Agreement, which was amended on April 6, 2007 to reflect changes in the financial thresholds of certain covenants. The New Credit Agreement also contains customary events of default. The Company is in compliance with the financial covenants under the New Credit Agreement at March 31, 2007.

5. Transactions with Related Parties

Credit Agreements with Sowood

        In July 2004, Lathi, LLC ("Lathi"), a significant stockholder of the Company, contributed its ownership interest and the financing agreements to Sowood. These financing agreements consisted of a $12 million line of credit negotiated in November 2003 and a $9 million term loan facility negotiated in March 2004. Draws under the line of credit bear interest at 9% per annum and are due May 14, 2009. Draws under the term loan facility bore interest at 14% per annum and matured on March 25, 2006.

        In July 2006, the Company fully utilized its $12 million Sowood credit facility to secure letters of credit with pipelines and LDCs prior to closing the Acquisition. On August 1, 2006, the Company repaid the Sowood credit facility with proceeds from the Bridge Loan. On December 13, 2006, the Company borrowed $11.0 million under the Sowood credit facility to fund the purchase of $12.0 million aggregate principal amount of its Senior Notes (see Note 4).

        As of March 31, 2007, the Company had $11.0 million of borrowings outstanding under the Sowood credit facility. At June 30, 2006 and March 31, 2006, there were no amounts outstanding under the Sowood credit facility. Interest on loans from Sowood amounted to approximately $242,000 and $0 for the three months ended March 31, 2007 and 2006, respectively, and $320,000 and $0 for the nine months ended March 31, 2007 and 2006, respectively.

        The remaining Sowood financing agreement (as of March 31, 2007) contains operating and financial covenants. These financial and operational covenants require the Company to maintain minimum forward book values, minimum total asset values, minimum qualified accounts and minimum consolidated earnings before interest, taxes, depreciation and amortization. The Company is in compliance with the covenants under the remaining Sowood financing agreement at March 31, 2007.

Transaction Bonuses

        In September 2006, certain members of the Company's management team received cash bonuses in recognition of their work in the Acquisition. Jeffrey Mayer, President and Chief Executive Officer,

Carole R. Artman-Hodge, Executive Vice President, and Chaitu Parikh, Vice President, Chief Financial Officer and Assistant Treasurer, received $250,000, $150,000 and $200,000, respectively. Such amounts were recorded as general and administrative expenses in the condensed consolidated statement of operations for the nine months ended March 31, 2007.

Legal Services

        Daniel Bergstein, a director and significant stockholder of the Company, is a senior partner of Paul, Hastings, Janofsky & Walker LLP ("Paul Hastings"), a law firm which provides legal services to the Company. During the three months ended March 31, 2007 and 2006, the Company incurred expenses of approximately $85,000 and $377,000, respectively, and $769,000 and $493,000 during the nine months ended March 31, 2007 and 2006, respectively, for legal services provided by Paul Hastings. The Company expects that Paul Hastings will continue to provide legal services in future periods.

Financial Advisory Services

        Greenhill Capital Partners (see Note 7) serves as a financial advisor to the Company under an agreement executed in May 2007. The Company may incur charges based on the occurrence of a transaction as defined in the agreement, if any.

6. Commitments

Operating Leases

        The Company leases office space under non-cancelable operating leases, which contain escalation clauses and expire between June 2007 and November 2017 subject to extension at the option of the Company. The Company takes into account all escalation clauses when determining the amount of future minimum lease payments. All future minimum lease payments are recognized on a straight-line basis over the minimum lease term. Future minimum lease payments under these operating leases are as follows (in thousands):

Fiscal year:
2007	$183,000
2008	727,000
2009	810,000
2010	590,000
2011	203,000
Thereafter	1,520,000

Total	$4,033,000

Other

        As of March 31, 2007, the Company had forward physical contracts to purchase a total of 15,944,603 MMBtus of natural gas for the months of April 2007 through December 2009. These contracts have a fixed basis component and a variable component determined based on market prices at purchase date. The amount of the fixed basis and variable components were $3.2 million and $116.4 million at March 31, 2007, respectively. All such contracts are considered normal purchases under SFAS No. 133.

7. Redeemable Convertible Preferred Stock

        The Company is authorized to issue 5,000,000 shares of Series A convertible preferred stock ("Preferred Stock"). On June 30, 2004, the Company entered into a Purchase Agreement with affiliates of Charterhouse Group Inc. and Greenhill Capital Partners LLC (collectively, the "Investors") for Preferred Stock. Under the terms of the agreement, the Company issued 1,451,310 shares of Preferred Stock for consideration of $29,730,000 (net of offering expenses of $1,270,000 of which $887,000 was paid to the Investors). The shares were issued at a purchase price of $21.36 per share. The Company has reserved 1,451,310 common shares issuable upon conversion of the Preferred Stock.

        Holders of the Preferred Stock are entitled to participate in any dividend paid on the Company's common stock on an "as converted" basis. In addition, dividends on the Preferred Stock accrue at a rate of 12% per annum of the purchase price per share if the increase in fair value of the Company's common stock does not provide the holders of the Preferred Stock an internal rate of return ("IRR") of at least 12%. Accrued dividends, if any, are payable in additional shares of Preferred Stock.

        The Company did not accrue any dividends on the Preferred Stock for the three and nine months ended March 31, 2007 and 2006. Had the holders of the Preferred Stock converted the shares to common stock at March 31, 2007, June 30, 2006 or March 31, 2006, the conversion would have been done on a one-for-one basis as the estimated fair value of the common stock results in an aggregate return greater than the 12% per annum dividend rate. The liquidation preference and conversion features of the Preferred Stock are defined below.

        Holders of the Preferred Stock are entitled to vote on all matters to be voted on by the Company's stockholders and vote on an as-converted basis as a single class with the Company's common stockholders.

        In the event of liquidation, each holder of Preferred Stock is entitled to receive an amount per share of Preferred Stock equal to the greater of:

          1.     the Convertible Preferred Liquidation Preference defined as the sum of:

            a.     the purchase price per share (as adjusted for any splits, stock dividends, combinations, recapitalization, or other similar event), and

            b.     all dividends accrued or declared and unpaid as of such date on the Preferred Stock, or

          2.     the amount per share of Preferred Stock (or its common stock equivalent) such holder would have received if it had converted its share of Preferred Stock into shares of the Company's common stock immediately prior to a liquidation.

        As of March 31, 2007, June 30, 2006 and March 31, 2006, the holders of Preferred Stock do not have a liquidation preference as the estimated fair value of the common stock would provide the holders with a return of greater than 12%.

        Each holder of Preferred Stock shall have the right at any time at the option of the holder ("Optional Conversion") to convert the holder's shares of Preferred Stock into the number of fully paid and non-assessable shares of the Company's common stock equal to the product of:

          1.     the number of shares of Preferred Stock being so converted and

          2.     the ratio of:

            a.     purchase price per share to

            b.     the Conversion Price (defined below) then in effect.

          3.     Notwithstanding the foregoing, if the fair market value of the Company's common stock as of the conversion date is at a level that would provide an IRR of less than 12% to the majority of the purchasers of the Preferred Stock on their respective investments then the ratio set forth in clause (2) above shall be the ratio of:

            a.     the Convertible Preferred Liquidation Preference for such share to

            b.     the Conversion Price (defined below) then in effect.

        The "Conversion Price" shall be set initially at an amount equal to $21.36 per share of Preferred Stock and shall be subject to certain anti-dilution provisions.

        In the event of:

          1.     an underwritten public offering of shares of the Company at a total offering of not less than $75 million and at a price per share (adjusted to reflect stock dividends, splits and similar events) not less than 1.5 times the Conversion Price through the first anniversary of the original issue date or 2.0 times the Conversion Price thereafter (a "Qualified Public Offering") or

          2.     the request of the holders of a majority of the then outstanding shares of the convertible Preferred Stock voting as a separate class, all of the Preferred Stock will be automatically converted into the Company's common stock on the same basis as provided above under an Optional Conversion.

        At any time on or after the fifth anniversary of the issuance of the Preferred Stock, the Company may redeem all but not less than all of the outstanding shares of Preferred Stock in cash at a price per share equal to the Convertible Preferred Liquidation Preference, if the fair market value of the Company's common stock as of the date notice of redemption is at a level that would provide an IRR of not less than 40% to the majority of the purchasers of the Preferred Stock on their respective investments.

        The holders of the Preferred Stock will have the right to "put" the Preferred Stock to the Company after the fifth anniversary of the issuance of the Preferred Stock, if the fair market value of the Company's common stock is at a level that would not provide such holders an annualized IRR of at least 25%, at an amount per share equal to the Convertible Preferred Liquidation Preference.

        The Company has reflected the redeemable convertible Preferred Stock outside of the equity section under the provisions of SEC Accounting Series Release 268 (Reg S-X 5-02.28) which require that redeemable equity securities be presented separately from stockholders' equity if they are redeemable at the option of the holder, or at a fixed date at a fixed price, or redemption is otherwise beyond the control of the issuer. This presentation is required even if the likelihood of the redemption event occurring is considered remote. As the Preferred Stock is redeemable at the option of the holder only if the IRR over the five year period from the date of issuance is less than 25%, such amount has been reported separately from stockholders' equity at its fair market value at the date of issuance ($29 million net of issuance costs). As the Preferred Stock is only contingently redeemable, subsequent adjustment of its carrying value is not necessary until it is probable that the security will become redeemable in accordance with EITF Topic No. "D-98 Redeemable Securities Classification and Measurement." The Company determined it is not probable that that the security will become redeemable as of March 31, 2007, June 30, 2006 and March 31, 2006 as the Preferred Stockholders do not have a liquidation preference as the IRR in such periods is greater than 25%.

8. Common Stock

Shares Reserved for Redeemable Convertible Preferred Stock

        In connection with the Preferred Stock issuance, the Company has reserved 1,451,310 shares of common stock for issuance upon conversion of the Preferred Stock (see Note 7).

Options and Warrants

        The Company reserved 366,500 shares of common stock as a pool for distribution to employees and non-employees pursuant to the Company's 2001 Incentive Stock Option ("ISO") program. The 2001 ISO program was established in February 2001 and approved by the Company's stockholders. The 2001 ISO program allows for awards of stock or stock options up to the allocated number of shares in the pool. As of March 31, 2007, 8,600 shares were available under the 2001 ISO program for future award.

        The Company reserved 400,000 shares of common stock as a pool for distribution to employees and non-employees pursuant to the Company's 2003 ISO program. The 2003 ISO program was established in November 2003 and approved by the Company's stockholders. The 2003 ISO program allows for awards of stock or stock options up to the allocated number of shares in the pool. As of March 31, 2007, 18,780 shares were available under the 2003 ISO program for future award.

        In November 2005, the board of directors and stockholders approved the MxEnergy Holdings Inc. 2006 Equity Incentive Compensation Plan (the "2006 Plan"). The 2006 Plan allows the Company to grant options, restricted stock, phantom shares, dividend equivalent rights, performance awards or stock appreciation rights, to employees, members of the board of directors, officers, consultants and other service providers. The purpose of the 2006 Plan is to attract and retain qualified employees, consultants and other service providers by providing them with additional incentives and opportunities to participate in the Company's ownership, and to create interest in the success and increased value of the Company. The 2006 Plan is administered by the compensation committee of the board of directors. The compensation committee has the authority to determine and to establish guidelines and to delegate to management the determination of the persons to whom awards are to be granted, the time at which awards will be granted, the number of shares to be represented by each award, and the consideration to be received, if any. The compensation committee also has the power to interpret the 2006 Plan and to create or amend its rules. Option awards are generally granted with an exercise price equal to the market price of the Company's stock at the date of grant, those option awards generally vest gradually based on three years of continuous service and have ten year contractual terms. 750,000 shares of common stock have been authorized to be issued pursuant to awards under the 2006 Plan. As of March 31, 2007, 255,200 shares were available under the 2006 Plan for future award. The adoption of the 2006 Plan has no impact on the 2001 and 2003 ISO programs.

        The fair value of each option award granted subsequent to June 30, 2006, is estimated on the date of grant using a Black-Scholes-Merton option valuation model, which includes assumptions regarding the expected volatility, expected term and interest rate. The Company has determined that it is not practicable to estimate the expected volatility of its share price as it is a non-public company with limited historical stock price data. Expected volatilities are estimated by the Company based on historical realized volatilities of comparable publicly traded company stock prices over a period of time commensurate with the expected term of the option award. The Company utilized a range of volatilities of 14%-18% to calculate the fair value of option awards granted during the nine months ended March 31, 2007. The Company utilizes the "shortcut approach" as described in Staff Accounting Bulletin No. 107, an interpretation of SFAS No. 123R, to determine the expected term of option awards. The "shortcut approach" is calculated based on the mid-point between the vesting date and the end of the contractual term of the option award. Interest rates are based on the risk free interest rate, determined as the implied yield on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term of the option award. The Company utilized a range of interest rates of 4.5%-4.7% to calculate the fair value of option awards granted during the nine months ended March 31, 2007. The Company estimates no dividends when valuing option awards as the Company has never issued dividends and currently does not expect to issue dividends in the future. The Company uses historical data to estimate option award forfeiture rates and such forfeiture rates are further determined based on separately identified employee groups whom are expected to have similar behavior patterns. Compensation expense for option awards subject to graded vesting is recognized based on the accelerated attribution method as specified in SFAS No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans."

        During the nine months ended March 31, 2007, the Company granted 508,000 of stock option awards to employees under the 2006 Plan. The total 508,000 of stock option awards vest gradually over a three-year period and have a weighted average contractual life of ten years. The Company expects to record approximately $5.6 million of compensation expense as a result of these stock option awards, of which $0.9 million ($0.5 million net of tax) and $1.3 million ($0.8 million net of tax) was recorded in general and administrative expenses in the condensed consolidated statement of operations during the three and nine months ended March 31, 2007, respectively. The Company expects to record approximately $0.9 million, $2.2 million, $1.0 million and $0.2 million, during the remainder of fiscal year 2007, fiscal year 2008, fiscal year 2009 and fiscal year 2010, respectively,, relating to the stock option awards granted during the nine months ended March 31, 2007.

        The Company received cash of $10,000 as a result of stock option awards exercised during the nine months ended March 31, 2007.

        The following is a summary of all award activity for the three and nine months ended March 31, 2007. There were no awards granted or exercised during the three months ended March 31, 2007. During the three months ended March 31, 2007, 15,900 options were forfeited.

	Number of Awards	Weighted- Average Exercise Price
Outstanding at June 30, 2006	2,538,106	$10.77
Granted	508,000	42.90
Exercised	10,000	1.00
Forfeited	34,000	27.34
Expired	—	—

Outstanding at March 31, 2007	3,002,106	$16.05

Weighted average fair value of grants during the year		$12.31
Total intrinsic value of awards outstanding at March 31, 2007	$126.9 million

        Total fair value of awards vested during the three and nine months ended March 31, 2007 was $0.2 million and $0.9 million, respectively.

		2007
Exercise Price	Number of Awards Outstanding	Number of Awards Exercisable	Weighted Average Contractual Life Remaining
$1.00	110,000	110,000	4.9 Years
2.16	132,450	132,450	0.5 Years
3.72-5.35	110,000	110,000	2.8 Years
6.99-9.12	1,217,663	1,217,663	2.2 Years
11.64-15.00	562,573	559,573	1.7 Years
21.50-25.00	235,820	162,547	7.1 Years
27.50-32.50	136,300	48,100	8.1 Years
42.57-46.83	497,300	5,000	9.6 Years

	3,002,106	2,345,333

        The weighted average remaining term for the awards outstanding and exercisable at March 31, 2007 was four and three years, respectively. The weighted average exercise price of awards exercisable at March 31, 2007 was $9.83.

        As of March 31, 2007, the 3,002,106 of awards outstanding were comprised of 494,800 stock option awards granted during fiscal year 2007 and accounted for under the provisions of SFAS No. 123R, 101,000 warrants granted prior to June 30, 2006 and accounted for using variable plan accounting (see Note 2) and 2,406,306 stock option awards and warrants granted prior to June 30, 2006 and accounted for under APB No. 25.

9. Segment Information

        The Company classifies its business interests into three reportable segments: residential and small commercial natural gas, mid-market commercial natural gas, and electricity. The Company added the mid-market commercial natural gas segment with the acquisition of customers from Castle during fiscal year 2006 (see Note 3).

        Information as to the operations of the Company in each of its business segments is set forth below based on the nature of the products and services provided. The Company evaluates performance based on several factors, of which the primary financial measure is gross profit adjusted to exclude the effect of any unrealized gains or losses from risk management activities.

        Sales for the three and nine months ended March 31 (in thousands):

	Three months		Nine months
	2007	2006	2007	2006
Residential and small commercial natural gas	$293,003	$134,703	$550,810	$260,535
Mid market commercial natural gas	12,745	17,319	28,056	31,800
Electricity	5,309	4,230	13,423	13,700

Total	$311,057	$156,252	$592,289	$306,035

        Cost of Goods Sold for the three and nine months ended March 31 (excluding effect of unrealized gains or losses from risk management activities) (in thousands):

	Three months		Nine months
	2007	2006	2007	2006
Residential and small commercial natural gas(a)	$230,977	$116,831	$453,272	$221,768
Mid market commercial natural gas(a)	9,959	14,382	23,598	28,700
Electricity(a)	4,877	2,576	10,803	10,700

Total	$245,813	$133,789	$487,673	$261,168

(a)
Cost of goods sold and gross profit include cost of natural gas sold and realized gains or losses from risk management activities during the period.

        Gross profit, excluding the effect of unrealized gains or losses from risk management activities, for the three and nine months ended March 31 (in thousands):

	Three months		Nine months
	2007	2006	2007	2006
Residential and small commercial natural gas(a)	$62,026	$17,872	$97,538	$38,767
Mid market commercial natural gas(a)	2,786	2,937	4,458	3,100
Electricity(a)	432	1,654	2,620	3,000

Total	$65,244	$22,463	$104,616	$44,867

(a)
Cost of goods sold and gross profit include cost of natural gas sold and realized gains or losses from risk management activities during the period.

        Total segment gross profit is reconciled to income (loss) before income tax (expense) benefit for the three and nine months ended March 31, 2007 and 2006 as follows (in thousands):

	Three months		Nine months
	2007	2006	2007	2006
Total segment gross profit	$65,244	$22,463	$104,616	$44,867
Unrealized gains (losses) from risk management activities	28,927	(89,306)	(12,989)	(57,571)
Operating expenses	(28,403)	(10,385)	(71,203)	(26,352)
Interest expense—net	(9,823)	(952)	(27,163)	(2,277)

Income (loss) before income tax (expense) benefit	$55,945	$(78,180)	$(6,739)	$(41,333)

        Total assets for the segments, representing only customer acquisition costs, are outlined as follows (in thousands):

	Residential and small commercial natural gas	Mid market commercial natural gas	Electricity	Total
March 31, 2007
Customer acquisition costs	$73,563	$3,864	$1,830	$79,257
Accumulated amortization	(31,468)	(2,359)	(1,026)	(34,853)

Net customer costs	$42,095	$1,505	$804	$44,404
March 31, 2006
Customer acquisition costs	$24,196	$3,664	$1,116	$28,976
Accumulated amortization	(16,311)	(500)	(624)	(17,435)

Net customer costs	$7,885	$3,164	$492	$11,541

10. Condensed Consolidating Financial Information

        The total purchase price for the Acquisition was approximately $126.0 million. The Acquisition was initially financed by utilizing the proceeds from the Bridge Loan which was repaid on August 4, 2006 with proceeds from the issuance of $190 million aggregate principal amount of Senior Notes (see Note 4). Each of the following wholly owned domestic subsidiaries of Holdings (the "Guarantors") jointly, severally and unconditionally guaranteed the Senior Notes on a senior unsecured basis:

  •
  MxEnergy Capital Holdings Corp.

  •
  MxEnergy Capital Corp.

  •
  Online Choice Inc.

  •
  MxEnergy Gas Capital Holdings Corp.

  •
  MxEnergy Gas Capital Corp.

  •
  MxEnergy Inc.

  •
  MxEnergy Electric Capital Holdings Corp.

  •
  MxEnergy Electric Capital Corp.

  •
  MxEnergy Electric Inc.

  •
  Total Gas & Electric, Inc. (effective in August 2006, Total Gas & Electric, Inc. was merged with and into MxEnergy Inc.)

  •
  Total Gas & Electricity (PA) Inc., d/b/a/ MxEnergy Electric (PA) (effective in May 2007, Total Gas & Electricity (PA) Inc. was merged with and into MxEnergy Electric Inc.)

  •
  MxEnergy Services Inc.

  •
  Infometer.com Inc.

Non-guarantor subsidiaries ("Non-guarantors") include MxEnergy (Canada) Ltd.

        The following information presents condensed consolidating balance sheets as of March 31, 2007, March 31, 2006 and June 30, 2006, the related condensed consolidating statements of operations for the three and nine months ended March 31, 2007 and 2006, the consolidated statements of cash flows for the nine months ended March 31, 2007 and 2006 for the combined Guarantors and each of the Non-guarantors, and elimination entries necessary to consolidate the entities comprising the condensed consolidated financial statements.

MxEnergy Holdings Inc.

Consolidating Balance Sheet

March 31, 2007

(Dollars in thousands)

	MxEnergy Holdings Inc.	MxEnergy (Canada) Ltd.	Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash	$—	$118	$82,212		$82,330
Due from intercompany	123,386	—	—	$(123,386)	—
Restricted cash and short term investments	—	—	325		325
Accounts receivable, net of allowances	—	107	130,749		130,856
Inventories	—	—	20,678		20,678
Current portion of unrealized gains from risk management activities	—	—	201		201
Deferred income taxes	7,066	—	7,066	(7,066)	7,066
Other current assets	—	114	4,442		4,556
Margin deposit on hedge facility	—	—	25,000		25,000

Total current assets	130,452	339	270,673	(130,452)	271,012
Long-term investments	138,454			(138,454)	—
Customer acquisition costs, net of accumulated amortization	—	6	44,398		44,404
Fixed assets, net	—	—	18,513		18,513
Unrealized gains from risk management activities	—	—	4		4
Deferred income taxes	11,383	—	11,383	(11,383)	11,383
Other assets, net	4,554	—	3,878		8,432

Total assets	$284,843	$345	$348,849	$(280,289)	353,748

Liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$31,236	$130	$20,573		$51,939
Accrued commodity purchases	—	112	33,515		33,627
Due to intercompany		1,303	79,127	(80,430)	—
Unrealized losses from risk management activities	810	—	9,695		10,505

Total current liabilities	32,046	1,545	142,910	(80,430)	96,071
Unrealized losses from risk management activities	1,955	—	5,711		7,666
Long-term debt, net	185,181	—	—		185,181

Total liabilities	219,182	1,545	148,621	(80,430)	288,918
Redeemable convertible preferred stock	29,357	—	—		29,357
Commitments
Stockholders' Equity (Deficit)
Common stock	34	1	—	(1)	34
Additional paid-in-capital	21,494	—	—		21,494
Contributed capital	819	—	167,917	(168,736)	—
Unearned stock compensation	(51)	—	—		(51)
Accumulated other comprehensive loss		(12)	—		(12)
Retained earnings (deficit)	14,008	(1,189)	32,311	(31,122)	14,008

Total stockholders' equity (deficit)	36,304	(1,200)	200,228	(199,859)	35,473

Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$284,843	$345	$348,849	$(280,289)	$353,748

MxEnergy Holdings Inc.

Consolidating Balance Sheet

March 31, 2006

(Dollars in thousands)

	MxEnergy Holdings Inc.	MxEnergy (Canada) Ltd.	Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash	$—	$34	$174		$208
Due from intercompany	—		145,016	$(145,016)	—
Restricted cash and short term investments	—	—	5,865		5,865
Accounts receivable, net of allowances	—	103	76,834		76,937
Inventories	—	—	6,083		6,083
Current portion of unrealized gains from risk management activities	—	—	19,216		19,216
Other current assets	—	78	3,287		3,365

Total current assets	—	215	256,475	(145,016)	111,674
Long-term investments	264,499			(264,499)	—
Customer acquisition costs, net of accumulated amortization	—	112	11,429		11,541
Fixed assets, net	—	—	7,435		7,435
Deferred income taxes	2,861	—	2,861	(2,861)	2,861
Unrealized gains from risk management activities	—	—	1,453		1,453
Other assets, net	—	—	2,012		2,012

Total assets	$267,360	$327	$281,665	$(412,376)	$136,976

Liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$—	$47	$15,153	$—	$15,200
Accrued commodity purchases	—	97	25,157		25,254
Due to intercompany	179,557	968	—	(180,525)	—
Loans payable	—	—	9,000		9,000
Current portion of unrealized losses from risk management activities	—		306		306
Deferred income taxes	6,530	—	6,530	(6,530)	6,530

Total current liabilities	186,087	1,112	56,146	(187,055)	56,290
Unrealized losses from risk management activities	—	—	249		249
Deferred income taxes	—	—	—		—

Total liabilities	186,087	1,112	56,395	(187,055)	56,539
Redeemable convertible preferred stock	29,357	—	—		29,357
Commitments	—	—	—		—
Stockholders' Equity (Deficit)
Common stock	34	1	—	(1)	34
Additional paid-in-capital	18,025	—	—		18,025
Contributed capital	819	—	167,098	(167,917)	—
Unearned stock compensation	(166)	—	—		(166)
Accumulated other comprehensive loss		(17)	—		(17)
Retained earnings (deficit)	33,204	(769)	58,172	(57,403)	33,204

Total stockholders' equity (deficit)	51,916	(785)	225,270	(225,321)	51,080

Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$267,360	$327	$281,665	$(412,376)	$136,976

MxEnergy Holdings Inc.

Consolidating Balance Sheet

June 30, 2006

(Dollars in thousands)

	MxEnergy Holdings Inc.	MxEnergy (Canada) Ltd.	Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash	$—	$146	$5,947		$6,093
Due from intercompany			135,489	(135,489)	—
Restricted cash and short term investments	—	—	427		427
Accounts receivable, net of allowances	—	54	31,521		31,575
Inventories	—	—	18,499		18,499
Current portion of unrealized gains from risk management activities	—	—	1,664		1,664
Income taxes receivable	5,535	—	—		5,535
Deferred income taxes	1,046	—	1,046	(1,046)	1,046
Other current assets	—	72	2,606		2,678

Total current assets	6,581	272	197,199	(136,535)	67,517
Long-term investments	183,954			(183,954)	—
Customer acquisition costs, net of accumulated amortization	—	89	10,733		10,822
Fixed assets, net	—	—	8,637		8,637
Unrealized gains from risk management activities	—	—	1,272		1,272
Deferred income taxes	3,395	—	3,395	(3,395)	3,395
Deposit on SESCo asset purchase agreement and other costs	3,348	—	—		3,348
Other assets, net	2,850	—	128		2,978

Total assets	$200,128	$361	$221,364	$(323,884)	$97,969

Liabilities, redeemable convertible preferred stock and stockholders' equity (defici)t
Current liabilities:
Accounts payable and accrued expenses	$—	$127	$14,771		$14,898
Accrued commodity purchases	—	—	14,544		14,544
Due to intercompany	134,387	1,102	—	(135,489)	—
Unrealized losses from risk management activities	132	—	320		452

Total current liabilities	134,519	1,229	29,635	(135,489)	29,894
Unrealized losses from risk management activities	—	—	3,325		3,325

Total liabilities	134,519	1,229	32,960	(135,489)	33,219
Redeemable convertible preferred stock	29,357	—	—		29,357
Commitments	—	—	—		—
Stockholders' Equity (Deficit)
Common stock	34	1	—	(1)	34
Additional paid-in-capital	17,355	—	—		17,355
Contributed capital	819	—	167,098	(167,917)	—
Unearned stock compensation	(115)	—	—		(115)
Accumulated other comprehensive loss		(40)	—		(40)
Retained earnings (deficit)	18,159	(829)	21,306	(20,477)	18,159

Total stockholders' equity (deficit)	36,252	(868)	188,404	(188,395)	35,393

Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$200,128	$361	$221,364	$(323,884)	$97,969

MxEnergy Holdings Inc.

Consolidating Statement of Operations

For The Three Months Ended March 31, 2007

(Dollars in thousands)

	MxEnergy Holdings Inc.	MxEnergy (Canada) Ltd.	Guarantor Subsidiaries	Eliminations	Consolidated
Sales of natural gas and electricity	$—	$306	$310,751		$311,057
Cost of goods sold (excluding depreciation and amortization)
Cost of natural gas and electricity sold	—	310	238,283		238,593
Realized losses from risk management activities	—	—	7,220		7,220
Unrealized gains from risk management activities	—	—	(28,927)		(28,927)

	—	310	216,576		216,886

Gross (loss) profit	—	(4)	94,175		94,171
Operating expenses:
General and administrative expenses	3,111	115	12,957		16,183
Advertising and marketing expenses	—	—	1,096		1,096
Reserves and discounts	—	—	2,402		2,402
Depreciation and amortization	—	26	8,696		8,722
Equity in operations of consolidated subsidiaries	(40,347)	—	—	$40,347	—

Total operating expenses	(37,236)	141	25,151	40,347	28,403

Operating profit (loss)	37,236	(145)	69,024	(40,347)	65,768
Interest expense, net	6,320	—	3,503	—	9,823

Income (loss) before income tax expense	30,916	(145)	65,521	(40,347)	55,945
Income tax expense	(21,357)	—	(25,029)	25,029	(21,357)

Net income (loss)	$9,559	$(145)	$40,492	$(15,318)	$34,588

MxEnergy Holdings Inc.

Consolidating Statement of Operations

For The Three Months Ended March 31, 2006

(Dollars in thousands)

	MxEnergy Holdings Inc.	MxEnergy (Canada) Ltd.	Guarantor Subsidiaries	Eliminations	Consolidated
Sales of natural gas and electricity	$—	$332	$155,920		$156,252
Cost of goods sold (excluding depreciation and amortization)
Cost of natural gas and electricity sold	—	420	153,833		154,253
Realized gains from risk management activities	—	—	(20,464)		(20,464)
Unrealized losses from risk management activities	—	—	89,306		89,306

	—	420	222,675		223,095

Gross loss	—	(88)	(66,755)		(66,843)
Operating expenses:
General and administrative expenses	800	72	6,033		6,905
Advertising and marketing expenses	—	—	516		516
Reserves and discounts	—	—	1,110		1,110
Depreciation and amortization	—	27	1,827		1,854
Equity in operations of consolidated subsidiaries	45,773	—	—	$(45,773)	—

Total operating expenses	46,573	99	9,486	(45,773)	10,385

Operating loss	(46,573)	(187)	(76,241)	45,773	(77,228)
Interest expense, net	189	—	763	—	952

Loss before income tax benefit	(46,762)	(187)	(77,004)	45,773	(78,180)
Income tax benefit	31,875	—	31,418	(31,418)	31,875

Net loss	$(14,887)	$(187)	$(45,586)	$14,355	$(46,305)

MxEnergy Holdings Inc.

Consolidating Statement of Operations

For The Nine Months Ended March 31, 2007

(Dollars in thousands)

	MxEnergy Holdings Inc.	MxEnergy (Canada) Ltd.	Guarantor Subsidiaries	Eliminations	Consolidated
Sales of natural gas and electricity	$—	$966	$591,323		$592,289
Cost of goods sold (excluding depreciation and amortization)
Cost of natural gas and electricity sold	—	951	460,469		461,420
Realized losses from risk management activities	—	—	26,253		26,253
Unrealized losses from risk management activities	—	—	12,989		12,989

	—	951	499,711		500,662

Gross profit	—	15	91,612		91,627
Operating expenses:
General and administrative expenses	4,376	293	37,311		41,980
Advertising and marketing expenses	—	—	3,942		3,942
Reserves and discounts	—	—	3,883		3,883
Depreciation and amortization	—	81	21,317		21,398
Equity in operations of consolidated subsidiaries	(10,646)	—	—	$10,646	—

Total operating expenses	(6,270)	374	66,453	10,646	71,203

Operating profit (loss)	6,270	(359)	25,159	(10,646)	20,424
Interest expense, net	19,870	—	7,293	—	27,163

(Loss) income before income tax benefit (expense)	(13,600)	(359)	17,866	(10,646)	(6,739)
Income tax benefit (expense)	2,588	—	(6,861)	6,861	2,588

Net (loss) income	$(11,012)	$(359)	$11,005	$(3,785)	$(4,151)

MxEnergy Holdings Inc.

Consolidating Statement of Operations

For The Nine Months Ended March 31, 2006

(Dollars in thousands)

	MxEnergy Holdings Inc.	MxEnergy (Canada) Ltd.	Guarantor Subsidiaries	Eliminations	Consolidated
Sales of natural gas and electricity	$—	$936	$305,099		$306,035
Cost of goods sold (excluding depreciation and amortization)
Cost of natural gas and electricity sold	—	1,378	345,978		347,356
Realized gains from risk management activities	—	—	(86,188)		(86,188)
Unrealized losses from risk management activities	—	—	57,571		57,571

	—	1,378	317,361		318,739

Gross loss	—	(442)	(12,262)		(12,704)
Operating expenses:
General and administrative expenses	1,353	59	15,234		16,646
Advertising and marketing expenses	—		1,510		1,510
Reserves and discounts	—	—	2,129		2,129
Depreciation and amortization	—	79	5,988		6,067
Equity in operations of consolidated subsidiaries	23,922			$(23,922)	—

Total operating expenses	25,275	138	24,861	(23,922)	26,352

Operating loss	(25,275)	(580)	(37,123)	23,922	(39,056)
Interest expense, net	431	—	1,846	—	2,277

Loss before income tax benefit	(25,706)	(580)	(38,969)	23,922	(41,333)
Income tax benefit	16,595	—	15,627	(15,627)	16,595

Net loss	$(9,111)	$(580)	$(23,342)	$8,295	$(24,738)

MxEnergy Holdings Inc.

Consolidating Statement of Cash Flows

For The Nine Months Ended March 31, 2007

(Dollars in thousands)

	MxEnergy Holdings Inc.	MxEnergy (Canada) Ltd.	Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities
Net (loss) income	$(11,012)	$(359)	$11,005	$(3,785)	$(4,151)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Unrealized losses from risk management activities			12,989		12,989
Stock compensation expense	4,376				4,376
Depreciation and amortization		81	21,317		21,398
Deferred tax benefit	(14,008)		(14,008)	14,008	(14,008)
Unrealized losses on interest rate swaps and amortization of deferred financing fees	4,106		3,189		7,295
Equity in operations of consolidated subsidiaries	(10,646)			10,646	—
Changes in assets and liabilities, net of effects of acquisition:
Net inflow in restricted cash and short term investments			102		102
Accounts receivable		(53)	(82,173)		(82,226)
Inventories			34,157		34,157
Income taxes receivable	5,535				5,535
Margin deposit on hedge facility			(25,000)		(25,000)
Option premiums			1,834		1,834
Other assets	(642)	(42)	15,589		14,905
Accounts payable and accrued expenses	(69,718)	345	97,860	24,631	53,118

Net cash (used in) provided by operating activities	(92,009)	(28)	76,861	45,500	30,324
Investing activities
Long-term investments	45,500			(45,500)	—
Purchase of assets of Shell Energy Services Company L.L.C. ("SESCo")	(126,044)		—		(126,044)
Deposit on SESCo asset purchase agreement and other capitalized costs	3,348		—		3,348
Customer acquisition costs			(4,913)		(4,913)
Purchases of fixed assets			(1,527)		(1,527)

Net cash used in investing activities	(77,196)	—	(6,440)	(45,500)	(129,136)
Financing activities
Proceeds from loans			6,000		6,000
Repayment of loans			(6,000)		(6,000)
Debt financing costs	(4,149)		(5,196)		(9,345)
Proceeds from Sowood credit facility			23,040		23,040
Repayment of Sowood credit facility			(12,000)		(12,000)
Proceeds from bridge loan	190,000				190,000
Repayment of bridge loan	(190,000)				(190,000)
Repurchase of senior notes	(11,723)				(11,723)
Proceeds from senior notes	185,250				185,250
Purchase of common stock for cancellation	(173)				(173)

Net cash provided by financing activities	169,205	—	5,844	—	175,049
Net (decrease) increase in cash	—	(28)	76,265		76,237
Cash at beginning of period	—	146	5,947		6,093

Cash at end of period	$—	$118	$82,212	$—	$82,330

MxEnergy Holdings Inc.

Consolidating Statement of Cash Flows

For The Nine Months Ended March 31, 2006

(Dollars in thousands)

	MxEnergy Holdings Inc.	MxEnergy (Canada) Ltd.	Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities
Net loss	$(9,111)	$(580)	$(23,342)	$8,295	$(24,738)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Unrealized losses from risk management activities			57,571		57,571
Stock compensation expense	1,353				1,353
Depreciation and amortization		79	5,988		6,067
Deferred tax expense	(25,536)		(25,536)	25,536	(25,536)
Amortization of deferred financing fees	255				255
Equity in operations of consolidated subsidiaries	23,922			(23,922)	—
Changes in assets and liabilities, net of effects of acquisition:
Net inflow in restricted cash and short term investments			1,515		1,515
Accounts receivable		39	(60,434)		(60,395)
Inventories			11,762		11,762
Other assets		(78)	1,031		953
Accounts payable and accrued expenses	19,786	293	3,241	(19,135)	4,185

Net cash provided by (used in) operating activities	10,669	(247)	(28,204)	(9,226)	(27,008)
Investing activities
Long-term investments	(9,226)			9,226	—
Purchase of customer portfolio from Castle Power LLC			(3,040)		(3,040)
Customer acquisition costs		(15)	(5,271)		(5,286)
Purchases of fixed assets			(4,266)		(4,266)

Net cash used in investing activities	(9,226)	(15)	(12,577)	9,226	(12,592)
Financing activities
Proceeds from loans			210,123		210,123
Repayments of loans			(217,502)		(217,502)
Repayments of long term debt			(5,000)		(5,000)
Issuance of common stock and exercise of warrants	62				62
Purchase of common stock for cancellation	(1,505)		—		(1,505)

Net cash used in financing activities	(1,443)	—	(12,379)		(13,822)
Net decrease in cash	—	(262)	(53,160)		(53,422)
Cash at beginning of period	—	296	53,334		53,630

Cash at end of period	$0	$34	$174	$—	$208

Report of Independent Registered Public Accounting Firm

To the Shareholder and Management Committee of
Shell Energy Services Company, L.L.C.

        In our opinion, the accompanying balance sheets and the related statements of operations and comprehensive income, changes in owner's equity and cash flows present fairly, in all material respects, the financial position of the Retail Energy Business of Shell Energy Services Company, L.L.C. (the "Company") at December 31, 2004 and 2005, and the results of its operations and cash flows for the years ended December 31, 2003, 2004 and 2005, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As described in Note 8 to the financial statements, the Company has significant transactions and relationships with affiliated entities.

July 5, 2006

Retail Energy Business of Shell Energy Services Company, L.L.C.

Balance Sheets

	December 31,		June 30,
	2004	2005	2005	2006
	(in thousands of dollars)
			(Unaudited)
Assets
Current assets
Cash and cash equivalents	$173	$343	$253	$331
Accounts receivable, less allowance for doubtful accounts of $960, $1,332, $823 (unaudited) and $771 (unaudited), respectively	95,802	145,886	27,543	28,686
Inventory	57,006	60,208	38,421	33,889
Prepaid expenses and other current assets	614	473	409	730
Due from related parties	—	—	—	20,679
Deferred tax assets	13,446	19,024	14,155	17,879

Total current assets	167,041	225,934	80,781	102,194
Deferred tax assets	54,490	39,132	44,722	31,922
Intangible assets, less accumulated amortization	4,614	3,100	3,857	2,639
Property, plant and equipment at cost, less accumulated depreciation	10,634	3,929	7,375	3,010

Total assets	$236,779	$272,095	$136,735	$139,765

Liabilities and Owner's Equity
Current liabilities
Accounts payable and accrued liabilities	$16,745	$22,330	$11,072	$9,091
Sales tax payable	1,592	3,312	187	208
Owing to related parties	104,418	111,833	67,420	52,074
Short-term debt due to related party	62,613	68,261	1,889	—
Liabilities from risk management activities	9,780	9,368	383	8,003

Total current liabilities	195,148	215,104	80,951	69,376

Provisions for postretirement liabilities	5,166	5,589	5,343	5,780

Total noncurrent liabilities	5,166	5,589	5,343	5,780

Commitments and contingencies (Note 11)
Accumulated other comprehensive gain (loss)	(7,421)	(7,278)	(1,375)	(6,121)
Owner's equity	43,886	58,680	51,816	70,730

Total owner's equity	36,465	51,402	50,441	64,609

Total liabilities and owner's equity	$236,779	$272,095	$136,735	$139,765

The accompanying notes are an integral part of the financial statements.

Retail Energy Business of Shell Energy Services Company, L.L.C.

Statements of Operations and Comprehensive Income

	Years Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(in thousands of dollars)
				(Unaudited)
Revenue
Natural gas revenue	$368,046	$482,490	$561,525	$296,587	$315,305
Passthrough revenue	70,501	71,315	70,230	38,256	34,453

Total revenue	438,547	553,805	631,755	334,843	349,758
Cost of sales (exclusive of depreciation and amortization shown below)
Cost of natural gas sold	339,277	426,528	490,621	254,987	244,603
Realized (gains) losses from risk management activities	(26,387)	(12,990)	1,188	6,239	31,366
Passthrough costs	70,611	71,310	70,125	38,358	34,461
Operating expenses
General and administrative	29,391	30,216	27,774	14,448	14,085
Advertising and marketing	3,934	2,743	3,135	980	1,032
Bad debt expense	2,463	2,828	3,182	1,769	1,725
Depreciation and amortization	8,608	9,708	8,085	4,016	1,380
Allocated overhead	—	5,709	1,531	340	155

Total costs and operating expenses	427,897	536,052	605,641	321,137	328,807

Income before interest and taxes	10,650	17,753	26,114	13,706	20,951
Interest expense	2,383	2,875	1,714	623	1,080
Pro forma income tax provision	3,277	5,798	9,606	5,153	7,821

Net income	4,990	9,080	14,794	7,930	12,050

Other comprehensive income (loss)
Net unrealized gains (losses) on hedges, net of pro forma income taxes (benefit) of ($214), ($7,315), $162, $3,694 and $535	(326)	(11,456)	249	5,685	825
Pension liability adjustments net of pro forma income taxes (benefit) of ($739), ($66), ($69), $235 and $215	(1,126)	(104)	(106)	361	332

Total comprehensive income (loss)	$3,538	$(2,480)	$14,937	$13,976	$13,207

The accompanying notes are an integral part of the financial statements.

Retail Energy Business of Shell Energy Services Company, L.L.C.

Statements of Changes in Owner's Equity

	Owner's Equity (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
	(in thousands of dollars)
Balances at January 1, 2003	$(120,184)	$5,591	$(114,593)
Net income	4,990	—	4,990
Reclassification adjustment for settled risk management gains included in net income	—	15,937	15,937
Net unrealized loss on hedges	—	(16,263)	(16,263)
Pension liability adjustments	—	(1,126)	(1,126)

Balances at December 31, 2003	(115,194)	4,139	(111,055)
Net income	9,080	—	9,080
Cash contributions	150,000	—	150,000
Reclassification adjustment for settled risk management gains included in net income	—	7,936	7,936
Net unrealized loss on hedges	—	(19,392)	(19,392)
Pension liability adjustments	—	(104)	(104)

Balances at December 31, 2004	43,886	(7,421)	36,465
Net income	14,794	—	14,794
Reclassification adjustment for settled risk management losses included in net income	—	(721)	(721)
Net unrealized gain on hedges	—	970	970
Pension liability adjustments	—	(106)	(106)

Balances at December 31, 2005	58,680	(7,278)	51,402
Net income (unaudited)	12,050	—	12,050
Reclassification adjustment for settled risk management losses included in net income (unaudited)	—	(18,820)	(18,820)
Net unrealized gain on hedges (unaudited)	—	19,645	19,645
Pension liability adjustments (unaudited)	—	332	332

Balances at June 30, 2006 (unaudited)	$70,730	$(6,121)	$64,609

The accompanying notes are an integral part of the financial statements.

Retail Energy Business of Shell Energy Services Company, L.L.C.

Statements of Cash Flows

	Years Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(in thousands of dollars)
				(Unaudited)
Cash flows from operating activities
Net income	$4,990	$9,080	$14,794	$7,930	$12,050
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	8,608	9,708	8,085	4,016	1,380
Provision for doubtful accounts	2,463	2,828	3,182	1,769	1,725
Loss on retirement of assets	—	—	134	—	—
Deferred income taxes	3,277	5,524	9,619	5,347	7,815
Provisions for postretirement and other noncurrent items	(116)	1,151	316	539	523
Changes in working capital
Receivables	(15,745)	(16,198)	(53,266)	66,490	115,475
Prepaids and other current assets	(641)	(258)	141	205	(257)
Payables and accruals	(253)	(7,575)	5,585	(5,674)	(13,239)
Inventories	(26,859)	(4,340)	(3,202)	18,585	26,319
Owing to related parties	(6,581)	17,593	7,415	(36,998)	(80,438)
Sales tax payable	(77)	306	1,719	(1,405)	(3,104)

Net cash provided by (used in) operating activities	(30,934)	17,819	(5,478)	60,804	68,249

Cash flows from investing activities
Capital expenditures	(5,759)	(1,501)	—	—	—

Net cash used for investing activities	(5,759)	(1,501)	—	—	—

Cash flows from financing activities
Net increase (decrease) in short-term debt due to related party	36,925	(167,335)	5,648	(60,724)	(68,261)
Owner's capital contributions	—	150,000	—	—	—

Net cash provided by (used in) financing activities	36,925	(17,335)	5,648	(60,724)	(68,261)

Increase (decrease) in cash and cash equivalents	232	(1,017)	170	80	(12)
Cash and cash equivalents
Beginning of period	958	1,190	173	173	343

End of period	$1,190	$173	$343	253	331

Supplemental disclosures about cash flow information
Cash paid for interest	$2,383	$2,875	$1,714	$623	$1,080
Cash paid for income taxes	—	—	—	—	—

The accompanying notes are an integral part of the financial statements.

Retail Energy Business of Shell Energy Services Company, L.L.C.

Notes to Financial Statements

December 31, 2003, 2004 and 2005 and June 30, 2005 and 2006

1. Organization and Basis of Presentation

Organization

        The accompanying financial statements present, in conformity with accounting principles generally accepted in the United States of America, the assets, liabilities, owner's equity (deficit), revenues and expenses and other comprehensive income (loss) of the historical operations of the retail energy business of Shell Energy Services Company, L.L.C. (the "Retail Energy Business"). The Retail Energy Business is wholly owned by Shell Energy Services Company, L.L.C. (the "Company") which is a wholly owned subsidiary of Shell Oil Company ("Shell"). The Company has owned the Retail Energy Business since its inception. The Retail Energy Business is a retail marketer of natural gas to residential and small commercial customers in the States of Georgia and Ohio in the United States.

Basis of Presentation

        The accompanying financial statements are presented on a carved-out basis to include the historical operations of the Retail Energy Business.

Unaudited Interim Financial Statements

        The unaudited interim financial statements of the Company as of and for the six-month periods ending June 30, 2005 and 2006, have been prepared pursuant to the review standards of the public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. In management's opinion, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation.

2. Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates involve judgments with respect to numerous factors that are difficult to predict and are beyond management's control. As a result, actual results could differ from these estimates. Management believes that the estimates are reasonable.

Cash and Cash Equivalents

        The Retail Energy Business considers cash on deposit with financial institutions as cash. The recorded carrying amounts of the Retail Energy Business' cash and cash equivalents approximate their fair market value. Cash equivalents consist of highly liquid investments that are readily convertible into cash and have a maturity of three months or less at date of acquisition.

Collateral and Credit Requirements

        The Retail Energy Business is required by various state regulatory agencies, natural gas utilities with which it does business, transportation and distribution companies, and commodity supply counterparties to post surety bonds, third party letters of credit, parent guarantees and similar forms of assurance or collateral to ensure fulfillment of its obligations.

Accounts Receivable

        Accounts receivable include both billed and unbilled revenues and outstanding amounts due to the Retail Energy Business at the end of the period and represents net realizable value. Unbilled receivables were approximately $55,544,000, $58,948,000, $8,824,000 (unaudited) and $8,255,000 (unaudited) as of December 31, 2004, 2005, and June 30, 2005 and 2006, respectively. An allowance for bad debt is accrued and shown as a net adjustment on this line item.

Prepaid Expenses

        Certain advance payments for postage and marketing incentive programs are applicable to future periods and are recorded as prepaid expenses.

Inventory

        Inventories represent natural gas in storage, and are valued at their weighted average historical cost. In addition, the Retail Energy Business delivers natural gas to the local distribution companies for further delivery to the Retail Energy Business' customers. Actual usage by the Retail Energy Business' customers may differ from the amount of natural gas delivered to the local distribution companies. This difference is referred to as an "imbalance" and is generally stated at weighted average cost. The Retail Energy Business periodically compares the carrying value of natural gas in inventory and imbalances to its realizable market value. Any portion deemed to not be realizable is charged to earnings in the period. Natural gas that the Retail Energy Business purchases during a calendar month and immediately delivers to customers during the same month is recorded as a period cost as part of cost of natural gas sold and is not included in inventory.

Income Taxes

        Operations of the Retail Energy Business are included in the consolidated U.S. federal income tax return filed by the parent company of Shell. Income tax provision represents tax expense that would be incurred if the Retail Energy Business filed a separate, stand-alone tax return.

Intangible Assets and Property, Plant and Equipment

        Fixed assets are stated at historical or original cost. The Retail Energy Business provides for depreciation on fixed assets using the straight-line method over their estimated useful lives, as follows:

Computer software and licenses	5 years
Tangible fixed assets	5 years
Intangible assets	5 years

        Beginning in May 2006, the Company classified fixed assets as held for sale and stopped depreciating the assets.

Revenue Recognition

        Natural gas sales are recognized once the commodity has been delivered to a customer. Intra-month unbilled natural gas sales are estimated and recorded each period. Invoices to customers may also include charges relating to the transmission and distribution of the commodity, functions which are provided by the incumbent utility. Where applicable, these passthrough amounts are included in revenues and cost of sales as the Retail Energy Business bears the related credit risk. Revenues also include certain fees associated with customer service activities, late payment charges and excessive shut-off notices.

Accumulated Other Comprehensive Income (Loss)

        Accumulated other comprehensive income (loss) is reported as a component of owner's equity and relates to changes in the fair market value of the Retail Energy Business' risk management assets and liabilities, as well as changes in pension and other postretirement liabilities, net of any deferred tax impact.

        Accumulated other comprehensive gain (loss) consists of the following as of December 31 and June 30:

	December 31,		June 30,
	2004	2005	2005	2006
	(in thousands of dollars)
			(Unaudited)
Unrealized gain (loss) on cash flow hedges	$(6,191)	$(5,942)	$(507)	$(5,117)
Minimum pension liability and other	(1,230)	(1,336)	(868)	(1,004)

	$(7,421)	$(7,278)	$(1,375)	$(6,121)

Risks and Uncertainties

        The Retail Energy Business' future financial condition and results of operations are highly dependent on the demand and prices received for natural gas. Natural gas prices have historically been volatile, and the Retail Energy Business expects such volatility to continue in the future. Prices for natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for natural gas, market uncertainty and a variety of additional factors beyond the Retail Energy Business' control. These factors include the supply of natural gas, the level of consumer demand, weather conditions, government regulations and taxes, the price and availability of alternative fuels and overall economic conditions.

        Revenues are primarily derived from the sale of natural gas to residential and small commercial customers in Ohio and Georgia. The Retail Energy Business maintains a reserve for doubtful accounts for which the Retail Energy Business bears the collections risk. The allowance for doubtful accounts was approximately $960,000, $1,332,000, $823,000 (unaudited) and $771,000 (unaudited), respectively, at December 31, 2004 and 2005 and June 30, 2005 and 2006.

Derivative Financial Instruments

        The Retail Energy Business uses derivative instruments to manage its exposure to fluctuating natural gas prices through the use of swap and forward contracts. In accounting for these instruments, the Retail Energy Business follows the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities and SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. These standards require the Retail Energy Business to recognize all derivative instruments as either assets or liabilities at fair value. To the extent that a derivative is effective as a cash flow hedge of an exposure to future changes in value, the change in fair value of the derivative is deferred in other comprehensive income. Any portion considered to be ineffective is reported in earnings immediately.

New Accounting Standards

        Recent accounting pronouncements that became effective during 2005 or are scheduled to become effective in 2006 have been reviewed by the Company and are not expected to have a material effect on the Company's financial position, results of operations or cash flows.

3. Purchase of Assets

        In December 2003, the Retail Energy Business completed an acquisition of residential and small commercial customers in Ohio, along with natural gas storage inventory and certain risk management hedge positions from a competitor. The acquisition was accounted for as a purchase of assets. At closing, the Retail Energy Business paid a net cash amount of approximately $15,600,000.

4. Property, Plant and Equipment

        Property, plant and equipment consist of the following:

	December 31,		June 30,
	2004	2005	2005	2006
	(in thousands of dollars)
			(Unaudited)
Computer software and licenses	$49,771	$49,637	$49,771	$49,637
Equipment	4,433	4,433	4,433	4,433

	54,204	54,070	54,204	54,070
Less: Accumulated depreciation and amortization	(43,570)	(50,141)	(46,829)	(51,060)

	$10,634	$3,929	$7,375	$3,010

        Amortization expense recorded on the computer software and licenses was $6,553,000, $6,779,000, $6,310,000, $3,130,000 (unaudited) and $845,000 (unaudited) for the years ended December 31, 2003, 2004 and 2005, and the six months ended June 30, 2005 and 2006, respectively. Amortization expense on the computer software and licenses is expected to be approximately $1,730,000, $771,000, $637,000, $342,000 and $50,000 for each of the years ended December 31, 2006, 2007, 2008, 2009 and 2010, respectively.

5. Intangible Assets

        Intangible assets consist of the following:

	December 31,		June 30,
	2004	2005	2005	2006
	(in thousands of dollars)
			(Unaudited)
Customer lists	$13,500	$13,500	$13,500	$13,500
Less: Accumulated amortization	(8,886)	(10,400)	(9,643)	(10,861)

	$4,614	$3,100	$3,857	$2,639

        Amortization expense recorded on the intangible assets was $1,711,000, $2,698,000, $1,514,000, $757,000 (unaudited) and $461,000 (unaudited) for the years ended December 31, 2003, 2004 and 2005, and the six months ended June 30, 2005 and 2006, respectively.

        Amortization expense of intangible assets is projected to be $1,120,000, $990,000, $990,000, $0 and $0 for each of the years ended December 31, 2006, 2007, 2008, 2009 and 2010, respectively.

6. Accounts Payable and Accrued Liabilities

        Accounts payable and accrued liabilities consist of the following:

	December 31,		June 30,
	2004	2005	2005	2006
	(in thousands of dollars)
			(Unaudited)
Accounts payable trade and other	$14,675	$20,352	$9,600	$7,801
Accrued compensation	1,728	1,661	1,245	1,022
Customer deposits and other	211	275	227	268
Redundancy costs	131	42	—	—

	$16,745	$22,330	$11,072	$9,091

        Redundancy costs consist of severance payments owed to former employees as part of formal restructuring plans.

7. Capital Contribution

        In October 2004, Shell increased its investment in the Retail Energy Business by contributing $150,000,000 of cash. The cash received by the Retail Energy Business is reflected as cash contributions in the accompanying statement of changes in owner's equity (deficit). The Retail Energy Business used the proceeds to pay down amounts owed to Shell under its revolving line of credit.

8. Related Party Transactions

Commodity Supply Agreements

        The Retail Energy Business routinely transacts significant business directly or indirectly with Shell and its affiliates including Coral Energy Resources L.P. ("Coral"). Such transactions are in the ordinary course of business and at prices intended to be market and include most notably derivative transactions and the purchase and sale of natural gas.

Purchases

        The Retail Energy Business made purchases of natural gas and transportation charges from affiliated company Coral totaling $298,598,000, $370,850,000, $410,999,000, $206,390,000 (unaudited) and $193,688,000 (unaudited) during the years ended December 31, 2003, 2004 and 2005, and the six months ended June 30, 2005 and 2006, respectively. The natural gas purchases were priced at an index price adjusted to reflect the point of delivery of the commodity.

Revolving Credit and Cash Management Agreement

        The Retail Energy Business participates with the Company in a Revolving Credit and Cash Management Agreement with Shell ("the Revolver"). Under the Revolver, the Retail Energy Business advances excess cash (including net cash) to its parent, which is swept and invested on a daily basis. Amounts owed to Shell under the Revolver are reflected in short-term debt due to related party in the accompanying balance sheets. Interest expense is accrued on the outstanding balance at rates of LIBOR plus 1.00%. This resulted in an effective interest rate of 1.50%, 2.00% and 4.28% for the years ended December 31, 2003, 2004 and 2005.

Corporate Operating Expenses

        Charges for certain general, administrative, and other operational functions performed by Shell and its subsidiaries are billed to the Company pursuant to service agreements and allocated to the Retail Energy Business. Charges related to these services agreements amounted to approximately $6,642,000, $6,821,000, $4,552,000, $2,370,000 (unaudited) and $1,491,000 (unaudited) for the years ended December 31, 2003, 2004 and 2005, and June 30, 2005 and 2006, respectively, and are reflected as a component of general and administrative expenses in the accompanying statements of operations.

Nonoperating Allocated Overhead From Parent

        Allocated charges for certain general, administrative, and other nonoperational functions performed by Shell and its subsidiaries are billed to the Retail Energy Business. Charges related to these costs amounted to approximately $0, $5,709,000, $1,531,000, $340,000 (unaudited) and $155,000

(unaudited), respectively, for the years ended December 31, 2003, 2004 and 2005, and the six months ended June 30, 2005 and 2006.

Pension and Savings Plans

        Certain employees of the Retail Energy Business are eligible to participate in the Shell Pension Plan (a defined benefit plan) and Shell Savings Plan (a defined contribution plan). Also, certain of those personnel participate in Shell-sponsored benefit plans that provide pension and other postretirement benefits. Shell policy specifies that expenses and liabilities related to pension and other postretirement benefits be allocated to the various subsidiaries. A portion of these plans are unfunded, and the costs are shared by Shell and its employees. The Retail Energy Business' allocated expense related to these plans was approximately $1,010,000, $1,889,000, $1,498,000, $834,000 (unaudited) and $957,000 (unaudited) for the years ended December 31, 2003, 2004 and 2005, and the six months ended June 30, 2005 and 2006, respectively, and the allocated liability from Shell for postretirement obligations was $5,166,000, $5,589,000, $5,343,000 (unaudited) and $5,780,000 (unaudited) at December 31, 2004 and 2005, and June 30, 2005 and 2006, respectively.

9. Price Risk Management Activities

        The Retail Energy Business has financial swaps in place with Coral to hedge certain expected future cash flows into 2007. Of the existing net unrealized losses in other comprehensive income at December 31, 2005, an estimated loss of $10,131,000, net of tax, was expected to be reclassified into earnings during 2006.

	Natural Gas Price Swaps
Contract Period	Volume in Decatherms	Weighted Average Contract Price	Unrealized Gain (Loss)
		(per decatherm)	(in thousands of dollars)
First quarter 2006	5,700,000	$13.73	$(13,399)
Second quarter 2006	1,522,500	9.13	1,836
Third quarter 2006	677,500	9.31	747
Fourth quarter 2006	930,000	10.34	685
Thereafter	770,000	9.86	763
	9,600,000	$12.05	$(9,368)

        Net unrealized losses in other comprehensive income consisted of the following at June 30, 2006:

	Natural Gas Price Swaps
Contract Period	Volume in Decatherms	(Unaudited) Weighted Average Contract Price	Unrealized Gain (Loss)
		(per decatherm)	(in thousands of dollars)
Third quarter 2006	2,067,000	$7.99	$(3,997)
Fourth quarter 2006	1,300,000	9.42	(2,677)
First quarter 2007	(320,000)	8.51	(615)
Second quarter 2007	250,000	9.61	(324)
Thereafter	420,000	9.93	(390)
	3,717,000	$8.77	$(8,003)

        Pursuant to the terms of the Retail Energy Business service level agreement with Coral, neither party is required to post collateral for any shortfall in the mark-to-market value of the natural gas swaps.

10. Income Taxes

        As of June 30, 2006, the Retail Energy Business had a net operating loss ("NOL") carryforward of approximately $103,542,000 (unaudited) resulting in a deferred tax asset of $40,899,000 (unaudited). The NOL was generated in 2002 and will expire in 2023. Total income tax expense was $3,277,000, $5,798,000, $9,606,000, $5,153,000 (unaudited) and $7,821,000 (unaudited) resulting in an effective tax rate of 39.6%, 38.9%, 39.3%, 39.4% (unaudited) and 39.4% (unaudited) for the years ended December 31, 2003, 2004 and 2005, and for the six months ended June 30, 2005 and 2006, respectively. The effective tax rate is higher than the 35% statutory corporate federal income tax rate mainly due to the effect of state income taxes.

        Deferred tax assets and liabilities as of December 31 and June 30 and are comprised of the following:

	December 31,		June 30,
	2004	2005	2005	2006
	(in thousands of dollars)
			(Unaudited)
Deferred tax assets
Net operating loss carryforward	$62,401	$48,504	$56,075	40,899
Liabilities from risk management
Activities	3,863	3,700	151	3,161
Pension and other postretirement benefits	2,041	2,207	2,112	2,326
Tangible and intangible fixed assets	—	2,375	514	2,604
Allowance for doubtful accounts	379	526	325	305
Accrued liabilities and other	203	844	—	506

Total deferred tax assets	68,887	58,156	59,177	49,801

Deferred tax liabilities
Assets from risk management activities	(951)	—	—	—
Accrued liabilities and other	—	—	(300)	—

Total deferred tax liabilities	(951)	—	(300)	—

Net deferred tax assets	$67,936	$58,156	$58,877	$49,801

        The Retail Energy Business has assessed the need for establishing a valuation allowance against its deferred tax assets and has determined that it is more likely than not that the deferred tax assets will be realized.

11. Commitments and Contingencies

        The Retail Energy Business is engaged in routine disputes and litigation arising in the ordinary course of business. In the opinion of management, the ultimate liability thereunder, if any, will not have a material adverse effect on the financial position or results of the Retail Energy Business.

12. Subsequent Events (unaudited)

        On May 12, 2006, Shell Energy Services Company, L.L.C. entered into an Asset Purchase Agreement with MxEnergy Inc., a retail energy marketer that serves residential and commercial customers, pursuant to which MxEnergy is to purchase substantially all of the assets of the Company. The sale closed on August 1, 2006. In anticipation of closing, the Company liquidated all open derivative positions.

        No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information herein is correct as of any time after the date hereof or that there has not been a change in the affairs of the company since the date hereof.

PROSPECTUS
August 1, 2007

MxEnergy Holdings Inc.

Offer to Exchange
Floating Rate Senior Notes due 2011,
which have been registered under
the Securities Act of 1933,
for any and all outstanding
Floating Rate Senior Notes due 2011,
which have not been registered under
the Securities Act of 1933

        Until October 30, 2007 (90 days after the date of this prospectus), all dealers that effect transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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TABLE OF CONTENTS
MARKET AND INDUSTRY DATA
PROSPECTUS SUMMARY
The Company
Competitive Strategies
The Exchange Offer
Summary of Terms of New Notes
Terms of New Notes
Comparison with Original Notes
Ratio of Earnings to Fixed Charges
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended June 30, 2006
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Nine Months Ended March 31, 2007
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Nine Months Ended March 31, 2006
SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF MXENERGY
SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF SESCO
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY OVERVIEW
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF NEW NOTES
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE
Report of Independent Registered Public Accounting Firm
MxEnergy Holdings Inc. Consolidated Balance Sheets
MxEnergy Holdings Inc. Consolidated Statements of Operations
MxEnergy Holdings Inc. Consolidated Statements of Stockholders' Equity Years Ended June 30, 2006, 2005 and 2004
MxEnergy Holdings Inc. Consolidated Statements of Cash Flows
MxEnergy Holdings Inc. Notes to Consolidated Financial Statements
MxEnergy Holdings Inc. Consolidating Balance Sheet June 30, 2006
MxEnergy Holdings Inc. Consolidating Balance Sheet June 30, 2005
MxEnergy Holdings Inc. Consolidating Statement of Operations For The Year Ended June 30, 2006
MxEnergy Holdings Inc. Consolidating Statement of Operations For Year Ended June 30, 2005
MxEnergy Holdings Inc. Consolidating Statement of Operations For Year Ended June 30, 2004
MxEnergy Holdings Inc. Consolidating Statement of Cash Flows For The Year Ended June 30, 2006
MxEnergy Holdings Inc. Consolidating Statement of Cash Flows For The Year Ended June 30, 2005
MxEnergy Holdings Inc. Consolidating Statement of Cash Flows For The Year Ended June 30, 2004
Schedule II—Valuation and Qualifying Accounts
MxEnergy Holdings Inc. Condensed Consolidated Balance Sheets as of March 31, 2007 and 2006 and June 30, 2006 (Dollars in thousands) (Unaudited, see Note 1)
MxEnergy Holdings Inc. Condensed Consolidated Statements of Operations For The Three Months Ended March 31, 2007 and 2006 (Dollars in thousands) (Unaudited)
MxEnergy Holdings Inc. Condensed Consolidated Statements of Operations For The Nine Months Ended March 31, 2007 and 2006 (Dollars in thousands) (Unaudited)
MxEnergy Holdings Inc. Condensed Consolidated Statements of Stockholders' Equity For The Nine Months Ended March 31, 2007 and 2006 (Dollars in thousands) (Unaudited)
MxEnergy Holdings Inc. Condensed Consolidated Statements of Cash Flows For The Nine Months Ended March 31, 2007 and 2006 (Dollars in thousands) (Unaudited)
MxEnergy Holdings Inc. Notes to Condensed Consolidated Financial Statements (Unaudited, except for disclosures as of June 30, 2006, see Note 2)
MxEnergy Holdings Inc. Consolidating Balance Sheet March 31, 2007 (Dollars in thousands)
MxEnergy Holdings Inc. Consolidating Balance Sheet March 31, 2006 (Dollars in thousands)
MxEnergy Holdings Inc. Consolidating Balance Sheet June 30, 2006 (Dollars in thousands)
MxEnergy Holdings Inc. Consolidating Statement of Operations For The Three Months Ended March 31, 2007 (Dollars in thousands)
MxEnergy Holdings Inc. Consolidating Statement of Operations For The Three Months Ended March 31, 2006 (Dollars in thousands)
MxEnergy Holdings Inc. Consolidating Statement of Operations For The Nine Months Ended March 31, 2007 (Dollars in thousands)
MxEnergy Holdings Inc. Consolidating Statement of Operations For The Nine Months Ended March 31, 2006 (Dollars in thousands)
MxEnergy Holdings Inc. Consolidating Statement of Cash Flows For The Nine Months Ended March 31, 2007 (Dollars in thousands)
MxEnergy Holdings Inc. Consolidating Statement of Cash Flows For The Nine Months Ended March 31, 2006 (Dollars in thousands)
Report of Independent Registered Public Accounting Firm
Retail Energy Business of Shell Energy Services Company, L.L.C. Balance Sheets
Retail Energy Business of Shell Energy Services Company, L.L.C. Statements of Operations and Comprehensive Income
Retail Energy Business of Shell Energy Services Company, L.L.C. Statements of Changes in Owner's Equity
Retail Energy Business of Shell Energy Services Company, L.L.C. Statements of Cash Flows
Retail Energy Business of Shell Energy Services Company, L.L.C. Notes to Financial Statements December 31, 2003, 2004 and 2005 and June 30, 2005 and 2006